  As filed with the Securities and Exchange Commission on March June 25, 1996
                                                  Registration No. 333-2470

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 1
                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                             (INCLUDING EXHIBITS)

                             CHESTER BANCORP, INC.
             ----------------------------------------------------
              (Exact name of registrant as specified in charter)

          Delaware                          6035            [to be applied for]
- --------------------------------     ------------------     -------------------
(State or other jurisdiction of      (Primary SICC No.)     (I.R.S. Employer
incorporation or organization)                              Identification No.)

                               1112 STATE STREET
                         CHESTER, ILLINOIS 62233-1659
                                (618) 826-5038
       ----------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                         John F. Breyer, Jr., Esquire
                         Victor L. Cangelosi, Esquire
                               BREYER & AGUGGIA
                                Suite 470 East
                              1300 I Street, N.W.
                            Washington, D.C.  20005
                        ------------------------------
                    (Name and address of agent for service)

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following bow and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


=========================================================================================================================
                                                  Calculation of Registration Fee
=========================================================================================================================
 Title of Each Class of Securities       Proposed Maximum    Proposed Offering    Proposed Maximum      Amount of
 Being Registered                        Amount Being        Price(1)             Aggregate Offering    Registration Fee
                                         Registered(1)                            Price(1)
- -------------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.01 Par Value                2,314,375            $10.00               $23,143,750         $7,981(2)
=========================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee. As described in the Prospectus, the actual number of shares to be issued and sold are subject to adjustment based upon the estimated pro forma market value of the registrant and market and financial conditions.


(2)  Previously paid.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Cross Reference Sheet showing the location in the Prospectus of the Items of Form S-1

1.   Forepart of the Registration                 Forepart of the Registration Statement;
     Statement and Outside Front                  Outside Front Cover Page
     Cover of Prospectus

2.   Inside Front and Outside Back                Inside Front Cover Page; Outside Back
     Cover Pages of Prospectus                    Cover Page

3.   Summary Information, Risk Factors            Prospectus Summary; Risk Factors
     and Ratio of Earnings
     to Fixed Charges

4.   Use of Proceeds                              Use of Proceeds; Capitalization

5.   Determination of Offering Price              Market for Common Stock

6.   Dilution                                     *

7.   Selling Security Holders                     *

8.   Plan of Distribution                         The Conversion

9.   Description of Securities to be              Description of Capital Stock
     Registered

10.  Interests of Named Experts and               Legal and Tax Opinions; Experts
     Counsel

11.  Information with Respect to the
     Registrant

     (a) Description of Business                  Business of the Holding Company;
                                                  Business of the Bank

     (b) Description of Property                  Business of the Bank -- Properties

     (c) Legal Proceedings                        Business of the Bank -- Legal
                                                  Proceedings

     (d) Market Price of and Dividends            Outside Front Cover Page; Market for
     on the Registrant's Common Equity            Common Stock; Dividend Policy
     and Related Stockholder Matters

     (e) Financial Statements                     Financial Statements; Pro Forma Data

     (f) Selected Financial Data                  Selected Financial and Other Data

     (g) Supplementary Financial                  *
     Information

PROSPECTUS                  CHESTER BANCORP, INC.
         UP TO 1,782,500 SHARES OF COMMON STOCK (ANTICIPATED MAXIMUM)
       (PROPOSED HOLDING COMPANY FOR CHESTER SAVINGS BANK, FSB TO BECOME
         CHESTER NATIONAL BANK AND CHESTER NATIONAL BANK OF MISSOURI)



       Chester Bancorp, Inc. ("Holding Company"), a Delaware corporation, is offering between 1,317,500 and 1,782,500 shares of its common stock, $.01 par value per share ("Common Stock"), in connection with the conversion of Chester Savings Bank, FSB ("Savings Bank") from a federally chartered mutual savings bank to a federally chartered capital stock savings bank ("Converted Savings Bank") and the issuance of the Savings Bank's capital stock to the Holding Company. The conversion of the Savings Bank to the Converted Savings Bank and the acquisition of the Converted Savings Bank by the Holding Company are collectively referred to herein as the "Stock Conversion." Immediately following consummation of the Stock Conversion, the Converted Savings Bank intends to convert from a federal stock savings bank to a national bank ("Bank Conversion"), to be known as "Chester National Bank" ("Converted Bank"). In connection with the Bank Conversion, the Holding Company will form a de novo national bank subsidiary headquartered in Perryville, Missouri, to be known as "Chester National Bank of Missouri" ("De Novo Bank"), which, following a $3.0 million initial capitalization funded by a portion of the Stock Conversion proceeds, will purchase all of the installment loans and a portion of the mortgage loans of the Savings Bank's branch office located in Perryville, Missouri ("Bank Formation"). The Converted Bank and the De Novo Bank are collectively referred to herein as the "Banks." The Stock Conversion, the Bank Conversion and the Bank Formation are referred to herein collectively as the "Conversion" and are being undertaken pursuant to a plan of conversion adopted by the Board of Directors of the Savings Bank ("Plan" or "Plan of Conversion").



     Pursuant to the Plan, nontransferable rights to subscribe for the Common Stock ("Subscription Rights") have been granted, in order of priority, to (i) depositors with $50.00 or more on deposit at the Savings Bank as of January 15, 1995 ("Eligible Account Holders"), (ii) the Banks' employee stock ownership plan ("ESOP"), a tax-qualified employee benefit plan, (iii) depositors with $50.00 or more on deposit at the Savings Bank as of June 30, 1996 ("Supplemental Eligible Account Holders"), and (iv) depositors of the Savings Bank as of __________, 1996 ("Voting Record Date") and borrowers of the Savings Bank with loans outstanding as of _____ __, 199_ which continue to be outstanding as of the Voting Record Date ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan of Conversion ("Subscription Offering"). SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE. PERSONS SELLING OR OTHERWISE TRANSFERRING THEIR SUBSCRIPTION RIGHTS TO SUBSCRIBE FOR COMMON STOCK IN THE SUBSCRIPTION OFFERING OR SUBSCRIBING FOR COMMON STOCK ON BEHALF OF ANOTHER PERSON WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION ("OTS") OR ANOTHER AGENCY OF THE UNITED STATES GOVERNMENT. See "THE CONVERSION -- The Subscription, Direct Community and Public Offerings" and "-- Limitations on Purchases of Shares." After, but subject to the prior rights of holders of Subscription Rights, the Holding Company is offering the Common Stock for sale to members of the general public through a direct community offering ("Direct Community Offering") with preference given to natural persons who are permanent residents of Randolph, Perry or Jackson counties of Illinois or Perry County, Missouri ("Local Community"), subject to the right of the Holding Company to accept or reject orders in whole or in part in the Direct Community Offering. The Subscription Offering and the Direct Community Offering are at times referred to herein as the "Subscription and Direct Community Offering." Depending on market conditions, the shares of Common Stock may be offered for sale in the Direct Community Offering to eligible members of the general public on a best efforts basis by a selling group of broker-dealers managed by EVEREN Securities, Inc. ("EVEREN Securities"). In addition, depending on market conditions upon the completion of the Direct Community Offering, any shares not subscribed for in the Subscription and Direct Community Offering may be offered to the general public in an underwritten public offering ("Public Offering") to be managed by EVEREN Securities. The Subscription and Direct Community Offering and the Public Offering are referred to collectively as the "Offerings."

     FOR INFORMATION ON HOW TO SUBSCRIBE FOR SHARES OF COMMON STOCK, CALL THE CONVERSION CENTER AT (618) 826-3217 AND ASK FOR AN EVEREN SECURITIES, INC. REPRESENTATIVE.
                        _______________________________
     FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE 1.
                        ________________________________
  THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR ACCOUNTS AND WILL NOT
    BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") OR ANY OTHER GOVERNMENT AGENCY.
                        _________________________________
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION ("SEC"), THE OTS, THE FDIC OR ANY OTHER FEDERAL AGENCY
    OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC, THE OTS, THE FDIC
            OR ANY OTHER AGENCY OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          EVEREN SECURITIES, INC.   (continued on the next page)
                The date of this Prospectus is _______ __, 1996

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                       Estimated Underwriting
                                                   Purchase               and Other Fees and            Estimated Net
                                                   Price(1)                   Expenses(2)                Proceeds(3)
- ------------------------------------------------------------------------------------------------------------------------------------

Minimum Price Per Share .........................   $10.00                     $9.51                       $9.51
- ------------------------------------------------------------------------------------------------------------------------------------

Midpoint Price Per Share ........................   $10.00                     $0.42                       $9.58
- ------------------------------------------------------------------------------------------------------------------------------------

Maximum Price Per Share .........................   $10.00                     $0.36                       $9.64
- ------------------------------------------------------------------------------------------------------------------------------------

Maximum Price Per Share, as adjusted(4) .........   $10.00                     $0.32                       $9.68
- ------------------------------------------------------------------------------------------------------------------------------------

Minimum Total(5) ................................   $13,175,000                $650,000                    $12,525,000
- ------------------------------------------------------------------------------------------------------------------------------------

Midpoint Total(6) ...............................   $15,500,000                $650,000                    $14,850,000
- ------------------------------------------------------------------------------------------------------------------------------------

Maximum Total(7) ................................   $17,825,000                $650,000                    $17,175,000
- ------------------------------------------------------------------------------------------------------------------------------------

Maximum Total, as adjusted(4)(8) ................   $20,498,750                $650,000                    $19,848,750
- ------------------------------------------------------------------------------------------------------------------------------------



       (1) Determined in accordance with an independent appraisal prepared by RP Financial, LC. ("RP Financial") as of June 14, 1996, which states that the estimated aggregate pro forma market value of the Holding Company and the Savings Bank as converted ranged from $13,175,000 to $17,825,000, with a midpoint of $15,500,000 ("Estimated Valuation Range"). Based on the Estimated Valuation Range, the Board of Directors of the Savings Bank established the estimated aggregate price range of $13,175,000 to $17,825,000, or between 1,317,500 and
            1,782,500 shares of Common Stock at the $10.00 price per share ("Purchase Price"). The final aggregate Purchase Price, which will be determined at the time of the closing of the Subscription and Direct Community Offering, is subject to change due to material changes in the financial condition or performance of the Savings Bank or in market conditions or general financial or economic conditions. RP Financial's appraisal is based upon estimates and projections that are subject to change, and the valuation must not be construed as a recommendation as to the advisability of purchasing such shares or that a purchaser will thereafter be able to sell such shares at or above the Purchase Price. See "THE
            CONVERSION -- Stock Pricing and Number of Shares to be Issued."
       (2)  Includes estimated costs to the Holding Company and the Savings Bank arising from the Conversion, including fees to be paid to EVEREN
            Securities in connection with the Offerings. Such fees may be deemed to be underwriting fees and EVEREN Securities may be deemed to be an underwriter. Expenses of the Conversion are estimated to total approximately $650,000. Actual expenses, and thus net proceeds, may be more or less than estimated amounts. The Holding Company and the Savings Bank have agreed to indemnify EVEREN Securities against certain liabilities, including liabilities that may arise under the Securities Act of 1933, as amended ("Securities Act"). See "USE OF PROCEEDS" and "THE CONVERSION -- Plan of Distribution for the Subscription, Direct Community and Public Offerings."
       (3) Actual net proceeds may vary substantially from the estimated amounts depending upon the relative number of shares sold in the Offerings. See "USE OF PROCEEDS" and "PRO FORMA DATA."
       (4) Gives effect to an increase in the number of shares which could be sold in the Conversion, either in the Subscription Offering, Direct Community Offering or Public Offering, due to an increase in the pro forma market value of the Holding Company and the Savings Bank as converted up to 15% above the maximum of the Estimated Valuation Range, without the resolicitation of subscribers or any right of cancellation. The ESOP shall have a first priority right to subscribe for such additional shares up to an aggregate of 8% of the Common Stock issued in the Conversion. The issuance of such additional shares will be conditioned on a determination by RP Financial that such issuance is compatible with its determination of the estimated pro forma market value of the Holding Company and the Savings Bank as converted. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."

       (5)  Assumes the issuance of 1,317,500 shares at $10.00 per share.

       (6)  Assumes the issuance of 1,550,000 shares at $10.00 per share.

       (7)  Assumes the issuance of 1,782,500 shares at $10.00 per share.

       (8)  Assumes the issuance of 2,049,875 shares at $10.00 per share.

            With the exception of the ESOP, which is expected to purchase 8% of the Common Stock issued in the Stock Conversion, subject to the approval of the OTS, NO ELIGIBLE ACCOUNT HOLDER, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER OR OTHER MEMBER MAY SUBSCRIBE IN THEIR CAPACITY AS SUCH IN THE SUBSCRIPTION OFFERING SHARES OF

       COMMON STOCK HAVING AN AGGREGATE PURCHASE PRICE OF MORE THAN $400,000 (40,000 SHARES BASED ON THE PURCHASE PRICE); NO PERSON, TOGETHER WITH ASSOCIATES OF AND PERSONS ACTING IN CONCERT WITH SUCH PERSON, MAY PURCHASE IN THE DIRECT COMMUNITY OFFERING AND THE PUBLIC OFFERING MORE THAN 9.99% OF THE SHARES OF COMMON STOCK ISSUED IN THE CONVERSION; AND NO PERSON, TOGETHER WITH ASSOCIATES AND PERSONS ACTING IN CONCERT WITH SUCH PERSON, MAY PURCHASE MORE THAN 9.99% OF THE SHARES OF COMMON STOCK ISSUED IN THE OFFERINGS. Under certain circumstances, the maximum purchase limitation may be increased or decreased at the sole discretion of the Savings Bank and the Holding Company. See "THE CONVERSION -- The Subscription, Direct Community and Public Offerings" and "-- Procedure for Purchasing Shares in the Subscription and Direct Community Offering" for other purchase and sale limitations. The minimum subscription is 25 shares.

            THE SUBSCRIPTION OFFERING WILL EXPIRE AT NOON, CENTRAL TIME, ON ______, 1996 ("EXPIRATION DATE"), UNLESS EXTENDED BY THE SAVINGS BANK AND THE HOLDING COMPANY FOR UP TO __ DAYS TO ___________, 1996. SUCH EXTENSION MAY BE GRANTED WITHOUT ADDITIONAL NOTICE TO SUBSCRIBERS. THE DIRECT COMMUNITY OFFERING, IF ANY, IS ALSO EXPECTED TO TERMINATE AT ____, CENTRAL TIME, ON ______, 1996 OR AT A DATE THEREAFTER, HOWEVER, IN NO EVENT LATER THAN _________, 1996. The Holding Company must receive at the Savings Bank's main office the accompanying original Stock Order Form (facsimile copies and photocopies will not be accepted) and a fully executed separate Certification Form ("Certification Form") along with full payment (or appropriate instructions authorizing a withdrawal from a deposit account at the Savings Bank) of $10.00 per share for all shares subscribed for or ordered by the Expiration Date. Funds so received will be placed in segregated accounts created for this purpose at the Savings Bank, and interest will be paid at the passbook rate (___% per annum as of the date hereof) from the date payment is received until the Conversion is consummated or terminated. These funds will be otherwise unavailable to the depositor until such time. Payments authorized by withdrawals from deposit accounts will continue to earn interest at the contractual rate until the Conversion is consummated or terminated, although such funds will be unavailable for withdrawal until the Conversion is consummated or terminated. Payment for shares of Common Stock by wire transfer will not be accepted. ORDERS SUBMITTED ARE IRREVOCABLE UNTIL THE CONSUMMATION OF THE CONVERSION. If the Conversion is not consummated within 45 days after the last day of the Subscription and Direct Community Offering (which date will be no later than ________ __, 1996) and the OTS consents to an extension of time to consummate the Conversion, subscribers will be notified in writing of the time period within which the subscriber must notify the Savings Bank of his or her intention to increase, decrease or rescind his or her subscription. If an affirmative response to any such resolicitation is not received by the Holding Company or the Savings Bank from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. If such period is not extended or, in any event, if the Conversion is not consummated by ________, 1996, all subscription funds will be promptly returned, together with accrued interest, and all withdrawal authorizations terminated.

            The Savings Bank and the Holding Company have engaged EVEREN Securities as their financial advisor and to assist the Holding Company in the sale of the Common Stock in the Offerings. In addition, in the event the Common Stock is not fully subscribed for in the Subscription and Direct Community Offering, EVEREN Securities will manage the Public Offering. Neither EVEREN Securities nor any other registered broker-dealer is obligated to take or purchase any shares of Common Stock in the Offerings. The Holding Company and the Savings Bank reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Direct Community or Public Offerings either at the time of receipt of an order or as soon as practicable following the termination of the Offerings. See "THE CONVERSION -- Plan of Distribution for the Subscription, Direct Community and Public Offerings."

            Prior to the Offerings, the Holding Company has not issued any capital stock and accordingly there has been no market for the shares offered hereby. There can be no assurance that an active and liquid trading market for the Common Stock will develop or, if developed, will be maintained. See "RISK FACTORS -- Absence of Prior Market for the Common Stock." The Holding Company has received conditional approval to list the Common Stock on the Nasdaq National Market under the symbol "CNBI." EVEREN Securities has advised the Holding Company that it intends to act as a market maker for the Holding Company's Common Stock following the Conversion. See "MARKET FOR COMMON STOCK."

                             CHESTER BANCORP, INC.
                               CHESTER, ILLINOIS



                        [Map to be filed by amendment]



       THE CONVERSION IS CONTINGENT UPON APPROVAL OF THE PLAN OF CONVERSION BY AT LEAST A MAJORITY OF THE ELIGIBLE VOTING MEMBERS OF THE SAVINGS BANK, THE SALE OF AT LEAST 1,487,500 SHARES OF COMMON STOCK PURSUANT TO THE PLAN OF CONVERSION, AND RECEIPT OF ALL APPLICABLE REGULATORY APPROVALS.

- --------------------------------------------------------------------------------
       THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR ACCOUNTS AND WILL NOT
       BE INSURED OR GUARANTEED BY THE FDIC, THE SAIF OR ANY OTHER GOVERNMENT AGENCY.
- --------------------------------------------------------------------------------



                              PROSPECTUS SUMMARY


     The information set forth below should be read in conjunction with and is qualified in its entirety by the more detailed information and Financial Statements (including the Notes thereto) presented elsewhere in this Prospectus. The purchase of Common Stock is subject to certain risks. See "RISK FACTORS."

CHESTER BANCORP, INC.

     The Holding Company is a Delaware corporation organized in March 1996 at the direction of the Savings Bank for the purpose of serving as the holding company of the Converted Savings Bank upon consummation of the Stock Conversion, and of the Converted Bank and the De Novo Bank following consummation of the Bank Conversion and the Bank Formation, respectively. The Holding Company has engaged in organizational activities only to date. The Holding Company has received OTS approval to become a savings and loan holding company through the acquisition of the Converted Savings Bank. The Holding Company also has received approval from the Board of Governors of the Federal Reserve System ("Federal Reserve") to become a bank holding company under the Bank Holding Company Act, as amended ("BHCA") through the acquisition of the Converted Bank and the De Novo Bank. Immediately following the Stock Conversion, the only significant assets of the Holding Company will be all of the outstanding capital stock of the Converted Savings Bank (and, following the Bank Conversion and the Bank Formation, all of the outstanding capital stock of the Converted Bank and the De Novo Bank), that portion of the Conversion proceeds permitted by the OTS to be retained by the Holding Company and a note receivable from the ESOP. The Holding Company has received approval from the OTS to retain 50% of the net proceeds received in the Conversion, after deducting amounts necessary to fund the ESOP. See "USE OF PROCEEDS." Upon consummation of the Conversion, the Holding Company's principal business will be the business of the Converted Bank and the De Novo Bank. Management believes that the holding company structure and retention of proceeds could facilitate possible geographic expansion and diversification through future acquisitions of other financial institutions and national banks such as other mutual or stock savings institutions and also enable the Holding Company to diversify, should it decide to do so, into a variety of banking-related activities other than transactions described herein. There are no present plans, arrangements, agreements, or understandings, written or oral, regarding any such acquisitions or activities. The holding company structure will also facilitate the repurchase of shares in the open market, subject to regulatory restrictions and market conditions. The principal office of the Holding Company is located at 1112 State Street, Chester, Illinois 62233, and its telephone number is (618) 826-5038.

CHESTER SAVINGS BANK, FSB

     The Savings Bank is a federally chartered mutual savings bank located in Chester, Illinois, which is approximately 60 miles south of St. Louis, Missouri. Originally chartered in 1919 as an Illinois-chartered mutual savings and loan association under the name "Chester Building and Loan Association," the Savings Bank converted to a federal charter and adopted its current name in 1990. In 1989, the Savings Bank acquired Heritage Federal Savings and Loan Association ("Heritage Federal") which at the time of the acquisition had assets of approximately $50 million and offices in Sparta, Red Bud and Pinckneyville, Illinois. The Savings Bank is regulated by the OTS, its primary federal regulator, and the FDIC, the insurer of its deposits. The Savings Bank's deposits are federally insured by the FDIC under the SAIF. The Savings Bank is a member of the Federal Home Loan Bank ("FHLB")

                                      (i)

System. At March 31, 1996, the Savings Bank had total assets of $136.8 million, total deposits of $108.5 million and total equity of $11.9 million, or 8.7% of total assets.


     The Savings Bank is a community oriented financial institution which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on real estate mortgage loans. Lending activities have been focused primarily on the origination of loans secured by one- to four-family residential dwellings. To a lesser extent, lending activities also have included the origination of consumer loans and commercial real estate and multi-family loans. At March 31, 1996, the Savings Bank's gross loan portfolio totaled $56.7 million, of which 80.9% were one- to four-family residential mortgage loans, 11.3% were consumer loans and 5.8% were commercial real estate and multi-family loans. In addition, the Savings Bank has maintained a significant portion of its assets in marketable securities. The Savings Bank's investment portfolio has been weighted toward United States Treasury and agency securities. This portfolio also has included a significant amount of tax exempt state and municipal securities. In addition, the Savings Bank has invested in mortgage-backed securities to supplement its lending operations. Investments and mortgage-backed securities totaled $57.5 million and $16.9 million, respectively, at March 31, 1996.

     The Savings Bank's primary market area is comprised of Randolph, Perry, Jackson and Williamson counties of Illinois and Perry and Cape Girardeau counties in Missouri. The Savings Bank faces strong competition in its market area. See "RISK FACTORS -- Dependence on Local Economy and Competition Within Market Area." The Savings Bank's principal executive office is located at 1112 State Street, Chester, Illinois 62233, and its telephone number is (618) 826-5038.

CHESTER NATIONAL BANK AND CHESTER NATIONAL BANK OF MISSOURI

     Management of the Savings Bank believes that the Bank Conversion and Bank Formation are in the best interests of the Savings Bank, its members and the communities it serves. As national banks, the Banks will possess broader investment and lending authorities than the Savings Bank now possesses as a federally chartered savings bank, particularly in the areas of commercial real estate and commercial business lending. See "RISK FACTORS -- Certain Loan Underwriting Considerations and Risk of Future Lending Strategy" and " -- Bad Debt Recapture."

     Upon consummation of the Bank Conversion and the Bank Formation, the Savings Bank will operate as a national bank. The Banks will succeed to all of the assets and liabilities of the Converted Savings Bank (which, pursuant to the Stock Conversion will have succeeded to all of the assets and liabilities of the Savings Bank), and will initially continue to conduct business in substantially the same manner as the Savings Bank prior to the Conversion. Over time, however, management anticipates an increase in the percentage of commercial real estate and commercial business loans in the Bank's loan portfolio subject to market conditions. It is anticipated that the Banks will continue to diversify their loan and deposit mix and add other services in connection with the Bank Conversion and Bank Formation. Management anticipates considering the introduction of a number of new business products including, debit cards, trust powers, home equity loans and commercial deposits. Accordingly, management anticipates that the Banks will incur initial start-up and ongoing expenses as various programs and services are introduced or expanded and in connection with the staffing, development and marketing of these products. These expenses could negatively impact earnings for a period of time while the expected income from these new programs and services increases to a degree sufficient to cover the additional expenses. No final determination has been made by management in connection with these services and products; therefore, no costs associated with these services and products can be projected at this time. Diversification of the Banks' loan portfolio is expected to alter each institution's risk profile. Management believes, however, that the continued diversification of the Banks' asset and deposit bases and the addition of new banking services are essential for long-term earnings performance.

     Upon the consummation of the Bank Conversion and Bank Formation, the Banks' capital structure will resemble that of many recently converted mutual thrift institutions, with relatively high capital levels. Subject to market conditions, lending opportunities and other factors, however, the Banks expect to continue their business strategy and will seek to deploy the capital received in the Stock Conversion and Bank Formation into non-residential

                                     (ii)
lending so that their asset composition and capital structure will more closely resemble that of national banks. This redeployment of funds may take a period of time to accomplish and has certain risks associated with it. Non-residential lending is generally considered to involve a higher degree of risk than residential real estate lending. See "RISK FACTORS -- Return on Equity After Conversion," "-- Certain Loan Underwriting Considerations" and "--Risks of Lending Strategy."

     Upon consummation of the Conversion, the Holding Company will be a bank holding company regulated by the Federal Reserve. The deposits of the Converted Bank will continue to be insured by the SAIF of the FDIC. The existing deposits of the Savings Bank's Perryville Branch that will be acquired by the De Novo Bank will be insured by the SAIF, but new deposits will be insured by the Bank Insurance Fund ("BIF") of the FDIC. Accordingly, the Banks will continue to be subject to regulation and supervision by the FDIC. The Banks will not be regulated and supervised by the OTS, but rather by the Office of the Comptroller of the Currency ("OCC").

THE CONVERSION

     The Savings Bank is converting from a federally chartered mutual savings bank to a federally chartered capital stock savings bank as a wholly owned subsidiary of the Holding Company, and as soon as possible thereafter the Converted Savings Bank intends to convert to a national bank, the Converted Bank. The Converted Bank will be a national bank known as "Chester National Bank." In connection with the Bank Conversion, the Holding Company will form the De Novo Bank, to be known as "Chester National Bank of Missouri," which, following a $3.0 million initial capitalization funded by a portion of the Stock Conversion proceeds, will purchase all of the installment loans and a portion of the mortgage loans of the Savings Bank's Perryville branch office. Upon consummation of the Stock Conversion, the Converted Savings Bank will issue all of its outstanding capital stock to the Holding Company in exchange for a portion of the net proceeds from the sale of the Common Stock in the Stock Conversion. Subject to receipt of all regulatory approvals, the Bank Conversion and the Bank Formation would be consummated immediately thereafter and would result in no change of management, directors, employees or office locations.

     Consummation of the Conversion is subject to the approval of the Plan of Conversion by the Savings Bank's members and the following regulatory approvals:
(i) OTS approval of the Plan of Conversion and the Holding Company's acquisition of the Converted Savings Bank, (ii) OTS and OCC approvals of the Bank Conversion, (iii) OCC approval of the Bank Formation, including the chartering of the De Novo Bank, (iv) FDIC approval of insurance of accounts for the De Novo Bank, and (v) Federal Reserve approval of the Holding Company's acquisition of the Banks. While the Holding Company and the Savings Bank expect receipt of all such approvals in a timely manner, delays in receiving any such approvals may result in a significant delay in the consummation of the Conversion. See "RISK FACTORS -- Risk of Delayed Offering."


     The Plan of Conversion requires that the aggregate purchase price of the Common Stock to be issued in the Stock Conversion be based upon an independent appraisal of the estimated pro forma market value of the Holding Company and the Banks as converted. RP Financial has advised the Savings Bank that in its opinion, at June __, 1996, the aggregate estimated pro forma market value of the Holding Company and the Savings Bank as converted ranged from $13,175,000 to $17,825,000, or from 1,317,500 shares to 1,782,500 shares, assuming a $10.00 per share Purchase Price. The appraisal of the pro forma market value of the Holding Company and the Savings Bank as converted is based on a number of factors and should not be considered a recommendation to buy shares of the Common Stock or any assurance that after the Conversion shares of Common Stock will be able to be resold at or above the Purchase Price. The appraisal will be updated or confirmed prior to the consummation of the Stock Conversion.

     The Savings Bank's Board of Directors has formed the Holding Company to serve upon consummation of the Conversion as a holding company with the Converted Savings Bank as its subsidiary, and, following the Bank Conversion and the Bank Formation, the Banks as its subsidiaries. Management of the Savings Bank believes that the Conversion offers a number of advantages which will be important to the future growth and performance of the

                                     (iii)

Savings Bank. The Conversion is intended: (i) to provide substantially increased capital for investment in its business to expand the operations of the Banks;
(ii) to provide future access to capital markets; (iii) to enhance the ability to expand through mergers and acquisitions and to diversify its operations into new business activities (currently, there are no specific plans, arrangements or understandings, written or oral, regarding any such activities other than as described herein); and (iv) to afford depositors and others the opportunity to become stockholders of the Holding Company and thereby participate more directly in any future growth of the Banks.

THE SUBSCRIPTION, DIRECT COMMUNITY AND PUBLIC OFFERINGS


     The Holding Company is offering up to 1,782,500 shares of Common Stock at $10.00 per share to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders; (ii) the Savings Bank's ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Members. In the event the number of shares offered in the Conversion is increased above the maximum of the Estimated Valuation Range, the Savings Bank's ESOP shall have a first priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the Common Stock issued in the Conversion. After, and subject to the prior rights of holders of Subscription Rights, any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Direct Community Offering to the general public with preference being given to natural persons who are permanent residents of the Local Community. The Savings Bank has engaged EVEREN Securities to consult with and advise the Holding Company and the Savings Bank in the Offerings, and EVEREN Securities has agreed to use its best efforts to assist the Holding Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. EVEREN Securities is not obligated to take or purchase any shares of Common Stock in the Offerings. If all shares of Common Stock to be issued in the Conversion are not sold through the Subscription and Direct Community Offering, then the Holding Company may offer the remaining shares in a Public Offering managed by EVEREN Securities, which would occur as soon as practicable following the close of the Subscription and Direct Community Offering but may commence during the Subscription and Direct Community Offering, subject to the prior rights of subscribers in the Subscription Offering and to the right of the Holding Company to accept or reject orders in the Direct Community Offering and the Public Offering in whole or in part. All shares of Common Stock will be sold at the same price per share in the Public Offering as in the Subscription and Direct Community Offering. ORDERS SUBMITTED ARE IRREVOCABLE UNTIL THE CONSUMMATION OF THE CONVERSION. See "USE OF PROCEEDS," "PRO FORMA DATA" and "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued." The Subscription Offering will expire at Noon, Central Time, on ___________, 1996, unless extended by the Savings Bank and the Holding Company for up to __ days. The Direct Community Offering and Public Offering, if any, are also expected to terminate on ________ __, 1996, and may terminate on a date thereafter, however, in no event later than ________ __, 1996.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS

     Prior to the consummation of the Stock Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon the exercise of Subscription Rights. Each person exercising Subscription Rights will be required to certify that a purchase of Common Stock is solely for the purchasers' own account and there is no agreement or understanding regarding the sale or transfer of such shares. THE HOLDING COMPANY AND THE SAVINGS BANK MAY PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OR PURPORTED TRANSFER OF SUBSCRIPTION RIGHTS.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING COMMON STOCK

     To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), no Prospectus will be mailed later than five days or hand delivered any later than two days prior to the Expiration Date.

                                     (iv)

Execution of the Stock Order Form will confirm receipt or delivery of a Prospectus in accordance with Rule 15c2-8. Stock Order Forms will be distributed only with a Prospectus.

     To ensure that Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts, or in the case of Other Members who are only borrowers, loans held at the Savings Bank, on the Stock Order Form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date.

     Full payment by check, cash, money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original Stock Order Form (facsimile copies and photocopies will not be accepted) and a fully executed separate Certification Form. ORDERS CANNOT AND WILL NOT BE ACCEPTED WITHOUT A FULLY EXECUTED SEPARATE CERTIFICATION FORM. See "THE CONVERSION -- Procedure for Purchasing Shares in the Subscription and Direct Community Offering."

PURCHASE LIMITATIONS

     With the exception of the ESOP, which is expected to subscribe for 8% of the shares of Common Stock issued in the Stock Conversion, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering shares of Common Stock having an aggregate purchase price of more than $400,000 (40,000 shares based on the Purchase Price); no person, together with associates of and persons acting in concert with such person, may purchase more than 9.99% of the Common Stock issued in the Conversion in the Direct Community Offering and the Public Offering and no person, together with associates and persons acting in concert with such person, may purchase more than 9.99% of the shares of Common Stock issued in the Offerings . THIS MAXIMUM PURCHASE LIMITATION MAY BE DECREASED AS CONSISTENT WITH OTS REGULATIONS IN THE SOLE DISCRETION OF THE HOLDING COMPANY AND THE SAVINGS BANK, SUBJECT TO ANY REQUIRED REGULATORY APPROVAL. The minimum purchase is 25 shares. In addition, stock orders received either through the Direct Community Offering or the Public Offering may be accepted or rejected, in whole or in part, at the discretion of the Holding Company and the Savings Bank. See "THE CONVERSION -- Limitations on Purchases of Shares." In the event of an oversubscription, shares will be allocated in accordance with the Plan of Conversion. See "THE CONVERSION -- The Subscription, Direct Community and Public Offerings."

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION


     The Purchase Price in the Offerings is a uniform price for all subscribers, including members of the Savings Bank's Board of Directors, its management and tax-qualified employee plans, and was set by the Boards of Directors of the Holding Company and the Savings Bank. The number of shares to be offered at the Purchase Price is based upon an independent appraisal of the aggregate pro forma market value of the Holding Company and the Savings Bank, as converted. The aggregate pro forma market value was estimated by RP Financial to range from $13,175,000 to $17,825,000 as of June 14, 1996, or from 1,317,500 to 1,782,500 shares based on the Purchase Price. See "THE CONVERSION --Stock Pricing and Number of Shares to be Issued." The appraisal of the pro forma value of the Holding Company and the Banks as converted will be updated or confirmed at the completion of the Offerings. The maximum of the Estimated Valuation Range may be increased by up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 2,049,875 shares due to material changes in the financial condition or performance of the Savings Bank, changes in market conditions or general financial and economic conditions. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are more than 15% above the maximum of the current Estimated Valuation Range. THE APPRAISAL IS NOT INTENDED AND SHOULD NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH STOCK NOR CAN ASSURANCE BE GIVEN THAT PURCHASERS OF THE COMMON STOCK IN THE STOCK CONVERSION WILL BE ABLE TO SELL SUCH SHARES THEREAFTER AT A PRICE THAT IS EQUAL TO OR ABOVE THE PURCHASE PRICE. Further, the pro forma stockholders' equity is not intended to represent the fair market value

                                      (v)
of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

BENEFITS OF THE CONVERSION TO MANAGEMENT


     ESOP. In connection with the Conversion, the Savings Bank will adopt the ESOP, a tax-qualified employee benefit plan, for officers and employees of the Savings Bank. The ESOP intends to purchase 8% of the shares of Common Stock issued in the Offerings (142,600 shares of Common Stock, based on the issuance of the maximum of the Estimated Valuation Range). In the event that the ESOP's subscription is not filled in its entirety, the ESOP may purchase additional shares in the open market or may purchase additional authorized but unissued shares with cash contributed to it by the Savings Bank. For additional information concerning the ESOP, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Impact of New Accounting Pronouncements and Regulatory Policies -- Accounting for Employee Stock Ownership Plans" and "MANAGEMENT OF THE SAVINGS BANK -- Benefits --Employee Stock Ownership Plan."


     MRP. The Holding Company expects to seek approval of the Management Recognition Plan and Trust ("MRP") at a meeting of stockholders occurring no earlier than six months following consummation of the Conversion. The MRP, which will be funded with a number of shares equal to 4% of the number of shares issued in the Conversion, is a non-tax-qualified restricted stock plan intended for the benefit of key employees and directors of the Holding Company and the Savings Bank. If stockholder approval of the MRP is obtained, it is expected that shares of Common Stock of the Holding Company will be awarded pursuant to such plan to key employees and directors of the Holding Company and the Savings Bank (which shares will be awarded at no cost to such recipients). Subject to approval by stockholders and vesting provisions, key employees and directors are initially intended to be granted 71,300 restricted shares of Common Stock under the MRP (based on the issuance of the maximum of the Estimated Valuation Range), with an aggregate value of $713,000 based on the Purchase Price of $10.00 per share. It is presently intended that Michael W. Welge, Chairman of the Board, Chief Financial Officer and a Director of the Savings Bank, Howard A. Boxdorfer, President and Director of the Savings Bank, and Edward K. Collins, Executive Vice President, Chief Executive Officer and Director of the Savings Bank, will receive awards of restricted stock equal to 1.0%, 1.0% and 0.4%, respectively, of the number of shares of Common Stock issued in the Conversion, or 42,780 shares (based on the issuance of the maximum of the Estimated Valuation Range) with an aggregate value of $427,800 based on the Purchase Price. Other officers and employees (7 persons) will be awarded a number of shares equal to in the aggregate 0.76% of the shares of Common Stock issued in the Conversion, or 13,547 shares at the maximum of the Estimated Valuation Range. Each nonemployee director of the Savings Bank (4 persons) will receive an award equal to 0.16% of the number of shares issued in the Conversion, or 11,408 shares at the maximum of the Estimated Valuation Range. See "MANAGEMENT OF THE SAVINGS BANK -- Benefits --Management Recognition Plan."


     STOCK OPTION PLAN. The Holding Company expects to seek stockholder approval of the 1996 Stock Option Plan ("Stock Option Plan"), which will reserve a number of shares equal to 10% of the number of shares issued in the Conversion, at a meeting of stockholders occurring no earlier than six months following consummation of the Conversion. If stockholder approval of the Stock Option Plan is obtained, it is expected that options to acquire up to 178,250 shares of Common Stock of the Holding Company will be awarded to key employees and directors of the Holding Company and the Savings Bank (based on the issuance of the maximum of the Estimated Valuation Range). The exercise price of such options will be 100% (110% for incentive stock options granted to a 10% shareholder) of the fair market value of the Common Stock on the date the option is granted. It is presently intended that Messrs. Welge, Boxdorfer and Collins will be granted options to purchase a number of shares equal to 2.0%, 1.5% and 2.0%, respectively, of the number of shares of Common Stock sold in the Offerings, or 98,038 shares based upon the maximum of the Estimated Valuation Range. Other officers and employees (12 persons) will be granted options covering 2.0% of the number of shares of Common Stock issued in the Conversion, or 35,650 shares at the maximum of the Estimated Valuation Range. The current nonemployee directors of the Savings Bank (4 persons) will receive, in the aggregate, options for 2.0% of the shares of Common

                                     (vi)

Stock issued in the Conversion, or 35,650 shares at the maximum of the Estimated Valuation Range. Options granted to officers and directors are valuable only to the extent that such options are exercisable and the market price for the underlying share of capital stock is in excess of the exercise price. An option effectively eliminates the market risk of holding the underlying security since no consideration is paid for the option until it is exercised and, therefore, the recipient may, within the limits of the term of the option, wait to exercise the option until the market price exceeds the exercise price. For additional information concerning the Stock Option Plan, see "MANAGEMENT OF THE SAVINGS BANK --Benefits -- 1996 Stock Option Plan."

     EMPLOYMENT AND SEVERANCE AGREEMENTS. The Holding Company and the Savings Bank have agreed to enter into employment agreements with Messrs. M. Welge and Collins which provide certain benefits in the event of their termination following a change in control of the Holding Company and the Banks. In the event of a change in control of the Holding Company or the Banks, as defined in the agreements, Messrs. Welge and Collins will be entitled to a cash severance amount equal to the greater of $250,000 or 2.99 times his average annual compensation during the five-year period preceding the change in control. Assuming a change of control occurred as of December 31, 1995, the aggregate amounts payable to each of Messrs. M. Welge and Collins under these agreements would have been $250,000. See "MANAGEMENT OF THE SAVINGS BANK -- Executive Compensation -- Employment Agreements."

     For information concerning the possible voting control of officers, directors and employees following the Conversion, see "RISK FACTORS --Anti-takeover Considerations -- Voting Control by Insiders."

USE OF PROCEEDS


     The net proceeds from the sale of the Common Stock are estimated to range from $12.5 million to $17.2 million, or to $19.8 million if the Estimated Valuation Range is increased by 15%, depending upon the number of shares sold and the expenses of the Conversion. The Holding Company has received the approval of the OTS to purchase all of the capital stock of the Converted Savings Bank to be issued in the Conversion in exchange for 50% of the net proceeds. This will result in the Holding Company retaining approximately $6.3 million to $8.6 million of the net proceeds, or up to $9.9 million if the Estimated Valuation Range is increased by 15%, and the Converted Savings Bank receiving an equal amount.

     Receipt of 50% of the net proceeds of the sale of the Common Stock will increase the Converted Savings Bank's capital and will support the expansion of the Converted Savings Bank's existing business activities. The Converted Savings Bank will use the funds contributed to it for general corporate purposes, to fund certain tax payments associated with a portion of the recapture of the Savings Bank's bad debt reserve associated with the Bank Conversion as discussed under "RISK FACTORS --Bad Debt Recapture" and investment in United States Treasury and agency securities with laddered maturities up to five years. The Converted Savings Bank plans to use a portion of the proceeds, initially up to $10 million, to reduce or repay its outstanding reverse repurchase agreements. The $3.0 million initial capital cash infusion into the De Novo Bank by the Holding Company will be invested by the De Novo Bank in United States Treasury or agency securities with laddered maturities up to five years. Shares of Common Stock may be purchased with funds on deposit at the Savings Bank, which will reduce deposits by the amounts of such purchases. The net amount of funds available to the Savings Bank for additional investment following receipt of the Conversion proceeds will be reduced to the extent shares are purchased with funds on deposit.


     A portion of the net proceeds retained by the Holding Company will be used for a loan by the Holding Company to the ESOP to enable it to purchase 8% of the shares of Common Stock issued in the Conversion. Such loan would fund the entire purchase price of the ESOP shares ($1,426,000 at the maximum of the Estimated Valuation Range) and would be repaid principally from the Converted Savings Bank's contributions to the ESOP and from dividends payable on the Common Stock held by the ESOP. The remaining proceeds retained by the Holding Company initially will be used to capitalize the De Novo Bank and invested primarily in certificates of deposit and securities of the type currently held by the Savings Bank. Such proceeds will be available for additional contributions to the Converted Savings Bank in the form of debt or equity, to support future growth and diversification activities, as a source of dividends to the stockholders of the Holding Company to the extent permitted under Delaware law and OTS regulations (following the Bank Conversion and the Bank Formation, such dividend


                                     (vii)
payments will be regulated by Delaware law and regulations and policies of the Federal Reserve and the OCC) and for future repurchases of Common Stock (including possible repurchases to fund the MRP). Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any of the foregoing activities.

MARKET FOR COMMON STOCK

     The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. The Holding Company has applied to have the Common Stock listed on the Nasdaq National Market under the symbol "CNBI." EVEREN Securities has indicated its intention to act as a market maker in the Common Stock following the consummation of the Conversion, depending on trading volume and subject to compliance with applicable laws and regulatory requirements. Furthermore, EVEREN Securities has agreed to use its best efforts to assist the Holding Company in obtaining additional market makers for the Common Stock. No assurance can be given that the Common Stock will be listed on the Nasdaq National Market or that an active and liquid trading market for the Common Stock will develop. Further, no assurance can be given that purchasers will be able to sell their shares at or above the Purchase Price after the Conversion. See "RISK FACTORS -- Absence of Prior Market for Common Stock" and "MARKET FOR COMMON STOCK."

DIVIDENDS

     The Board of Directors of the Holding Company anticipates paying quarterly cash dividends on the Common Stock, subsequent to the Conversion, at an annual rate equal to $0.20 per share ($0.05 per share quarterly) commencing in the first full quarter following the Conversion, subject to the following factors that the Board of Directors of the Holding Company will consider at the intended time of declaration and payment: the Banks' current and projected earnings, financial condition, regulatory capital requirements, including applicable statutory and regulatory restrictions on the payment of dividends, and other relevant factors. Accordingly, no assurances can be given that any dividends will be declared or, if declared, what the amount of dividends will be or whether such dividends, once declared, will continue. The Holding Company may pay stock dividends in lieu of or in addition to cash dividends, or may combine periodic special dividends with regular dividends. See "DIVIDEND POLICY" and "REGULATION -- Regulation of the Banks."

OFFICERS' AND DIRECTORS' COMMON STOCK PURCHASES AND BENEFICIAL OWNERSHIP


     Officers and directors of the Savings Bank (11 persons) and their associates are expected to subscribe for an aggregate of approximately $3.8 million of Common Stock, or 21.62% of the shares based on the maximum of the Estimated Valuation Range. See "THE CONVERSION -- Shares to be Purchased by Management Pursuant to Subscription Rights." In addition, purchases by the ESOP and subsequent purchases by the MRP, and the exercise of stock options issued under the Stock Option Plan, will increase the number of shares beneficially owned by officers, directors and employees. See "RISK FACTORS -- Anti-takeover Considerations --Voting Control by Insiders." The MRP and Stock Option Plan are subject to approval by the stockholders of the Holding Company at a meeting to be held no earlier than six months following consummation of the Conversion.

RISK FACTORS

     See "RISK FACTORS" for a discussion of certain risks related to the Offerings that should be considered by all prospective investors.

                                    (viii)

                        SELECTED FINANCIAL INFORMATION

     The following tables set forth certain information concerning the financial position, results of operations and other data of the Savings Bank at the dates and for the periods indicated. This information is qualified in its entirety by reference to the detailed information and Financial Statements and notes thereto appearing elsewhere in this Prospectus.


                                       At March 31,                  At December 31,
                                                      ---------------------------------------------
                                          1996        1995      1994       1993      1992      1991
                                       ------------   ----      ----       ----      ----      ----
                                                             (In Thousands)
SELECTED FINANCIAL
 CONDITION DATA:

Total assets.........................   $136,806     $134,781  $141,755  $141,396   $138,869   $136,431
Loans receivable, net................     55,754       57,021    58,157    61,193     65,643     70,997
Mortgage-backed securities, net(1)...     16,906       15,413    13,136     7,402     10,559     14,661
Investments, net (2).................     57,543       57,605    64,410    67,390     57,994     47,064
Savings deposits (3).................    108,515      106,718   129,712   130,231    128,731    127,257
Securities sold under agreements
  to repurchase......................     15,000       15,000        --        --         --         --
Retained earnings --
  substantially restricted...........     11,870       11,712    10,675     9,682      8,778      7,603



                                            Three
                                            Months
                                            Ended
                                            March 31,                     Year Ended December 31,
                                       -----------------       ----------------------------------------------
                                       1996         1995       1995      1994      1993       1992       1991
                                       ----         ----       ----      ----      ----       ----       ----
                                                         (In Thousands)
SELECTED OPERATING DATA:

Interest income......................  $2,280   $  2,244   $  9,035  $  8,696  $  9,132   $ 10,392   $ 11,843
Interest expense.....................   1,335      1,329      5,474     5,089     5,526      6,826      8,648
                                       ------   --------   --------  --------  --------   --------   --------
 Net interest income.................     945        915      3,561     3,607     3,606      3,566      3,195
 Provision for loan losses...........       7         (2)       161        69        30         70         56
                                       ------   --------   --------  --------  --------   --------   --------
 Net interest income after...........
  provision for loan losses..........     938        917      3,400     3,538     3,576      3,496      3,139
Loss on sale of certificates
 of deposit, net.....................     (54)        --         --        --        --         --         --
Gain (loss) on sale of investment
  securities and mortgage-backed
  securities, net....................       7         47         98        --        --       (228)        --
Other noninterest income.............      43         31        140       114       129        131        130
Noninterest expense..................     613        572      2,338     2,374     2,277      2,216      1,967
                                       ------   --------   --------  --------  --------   --------   --------
 Income before income tax expense
   and cumulative effect of change
   in accounting principle...........     321        423      1,300     1,278     1,428      1,183      1,302
 Income taxes........................      77        109        299       285       307        257        210
                                       ------   --------   --------  --------  --------   --------   --------
 Income before cumulative effect
  of change in accounting principle..     244        314      1,001       993     1,121        926      1,092
Cumulative effect of change in
  accounting principle(4)............      --         --         --        --      (227)        --         --
                                       ------   --------   --------  --------  --------   --------   --------
 Net income..........................  $  244   $    314   $  1,001  $    993  $    894   $    926   $  1,092
                                       ======   ========   ========  ========  ========   ========   ========


                      (footnotes on second following page)

                                     (ix)

                                              At or for the
                                               Three Months
                                              Ended March 31,              At or for the Year Ended December 31,
                                                                     --------------------------------------------------
                                             1996         1995        1995      1994         1993        1992      1991
                                             ----         ----        ----      ----         ----        ----      ----
KEY OPERATING RATIOS:
Performance Ratios:
Return on average assets (net
 income divided by average assets)......    0.72%        0.91%       0.73%       0.69%      0.79%(5)    0.68%     0.80%

Return on average equity (net
 income divided by average equity)......    8.28         11.60       8.94        9.76      12.15(5)    11.31     15.72

Interest rate spread (difference
 between average yield on interest
 -earning assets and average cost of
 interest-bearing liabilities)(6).......    2.63          2.49       2.43        2.45       2.45        2.49      2.19

Net interest margin (net interest
 income as a percentage of average
 interest-earning assets)(7)............    2.89          2.74       2.70        2.62       2.65        2.71      2.43

Non-interest expense to
 average assets.........................    1.80          1.65       1.70        1.66       1.61        1.62      1.45

Average interest-earning assets to
 average interest-bearing liabilities...  106.47        106.10     106.48      104.91     104.66      104.29    103.60

Asset Quality:
Allowance for loan losses to total
 loans at end of period.................    0.71          0.42       0.68        0.42       0.34        0.28      0.22

Ratio of allowance for loan
 losses to non-performing loans.........  178.38         65.85     244.79       64.65      59.53       38.78      0.16

Net charge-offs to average outstanding
 loans during the period................    --            --         0.03        0.05       0.01        0.06      0.04

Ratio of non-performing assets to
 total assets(8)........................    0.32          0.33       0.27        0.31       0.44        0.84      1.24

Capital Ratios:
Average equity to average assets........    8.65          7.81       8.15        7.12       6.53        6.01      5.10

Equity to assets at end of period.......    8.68          8.08       8.69        7.53       6.85        6.32      5.57



                                         At March 31,                     At December 31,
                                                         -----------------------------------------------
                                            1996         1995     1994       1993        1992       1991
                                            ----         ----     ----       ----        ----       ----
OTHER DATA:
Number of:
 Real estate loans outstanding..........   1,469        1,484    1,542      1,704      1,899      2,097
 Deposit accounts.......................  12,354       12,282   12,742     13,184     13,636     14,478
 Full-service offices...................       6            6        6          6          6          6
 Loan production offices................       1            1       --         --         --         --

                            (footnotes on next page)

                                      (x)

________________


(1) Includes mortgage backed securities available for sale of $2.1 million and $2.2 million at March 31, 1996 and December 31, 1995, respectively.


(2) Includes investment securities, interest-bearing deposits, federal funds sold, certificates of deposits, and FHLB stock. Includes U.S. government securities available for sale of $17.4 million and $6.5 million at March 31, 1996 and December 31, 1995, respectively.

(3) During the year ended December 31, 1995, $15.0 million of certificates of deposit were converted into reverse repurchase agreements and, therefore, are not reflected in deposit totals.


(4) Resulted from the adoption of SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993.
(5)  Excludes cumulative effect of change in accounting principle.


(6) Does not consider tax-equivalent basis of tax exempt state and municipal securities. Interest rate spread, after considering tax equivalent basis of such securities, is 2.60%, 2.61%, 2.62%, 2.57%, and 2.19% for 1995, 1994,
     1993, 1992 and 1991, respectively, and 2.79% and 2.65% for the three months ended March 31, 1996 and 1995, respectively.


(7) Does not consider tax-equivalent basis of tax exempt state and municipal securities. Net interest margin, after considering tax equivalent basis of such securities, is 2.87%, 2.79%, 2.82%, 2.79% and 2.43% for 1995, 1994,
     1993, 1992 and 1991, respectively, and 3.06% and 2.89% for the three months ended March 31, 1996 and 1995, respectively.


(8) Non-performing assets include loans which are contractually past due 90 days or more, loans accounted for on a nonaccrual basis and real estate acquired through foreclosure.


                                     (xi)

                                  RISK FACTORS

     Before investing in shares of the Common Stock offered hereby, prospective investors should carefully consider the matters presented below, in addition to matters discussed elsewhere in this Prospectus.

CERTAIN LOAN UNDERWRITING CONSIDERATIONS AND RISK OF LENDING STRATEGY


     Historically, the Savings Bank's primary lending activity has been the origination of conventional first mortgage loans secured by one- to four-family owner occupied residences, which amounted to $45.8 million (including those guaranteed by the Federal Housing Administration ("FHA")), or 80.9% of total loans, at March 31, 1996. However, at that same date, the Savings Bank also had $2.7 million, or 4.8% of total loans, in commercial real estate loans and $6.4 million, or 11.3% of total loans, in consumer loans outstanding. Although both commercial real estate and consumer lending generally provide higher yields and greater interest rate sensitivity than residential mortgage loans, they generally involve greater risk than residential mortgage loans. Commercial real estate lending risks include delays in leasing the collateral property and excessive collateral vacancy rates, among others. Consumer lending risks include rapid collateral depreciation rates, the susceptibility of the borrower's financial stability to adverse personal events such as job loss, divorce, illness or personal bankruptcy, among others. See "BUSINESS OF THE SAVINGS BANK
- -- Lending Activities -- Commercial Real Estate and Multi-family Lending" and "-- Consumer and Other Loans."

     The Banks will operate in substantially the same manner as the Savings Bank initially following the consummation of the Bank Conversion. However, it is anticipated that, subject to market conditions, competition and related factors, among other things, the Banks intend to pursue a business strategy that places greater emphasis on commercial business, commercial real estate and consumer lending as these types of lending, as well as residential mortgage lending, are emphasized by commercial banks, including national banks. Accordingly, the post-Bank Conversion risk profile of the Banks' loan portfolios can be expected to be greater than that of the Savings Bank. There can be no assurances that this change in risk profile will not have a material adverse effect on the Banks' financial condition and results of operations as a result of higher levels of loan delinquencies and loan losses. Furthermore, this strategy may take a period of time to fully implement and may require the expenditure of additional funds to provide the resources necessary to originate the anticipated volume of commercial loans. The success of this strategy will depend on the level of interest rates, market conditions and other factors that are beyond the control of the Banks, and could be adversely affected by the condition of the national economy and the economy of the Bank's primary market area in particular.

DEPENDENCE ON LOCAL ECONOMY AND COMPETITION WITHIN MARKET AREA


     The primary market served by the Savings Bank in southwestern Illinois has experienced population shrinkage (Randolph and Perry Counties in Illinois) or slow growth (in the other counties served) over the last several years, because of the rural agricultural nature, the local troubled coal mining sector and a number of plant/business closings, including a recent large printing plant closing in Sparta, Illinois where the Savings Bank has a branch. Market area conditions have limited local mortgage loan demand led to some deposit withdrawals. Local conditions led the Savings Bank to open a branch office and loan production office in southwestern Missouri where the economy is more attractive. Since local mortgage loan demand has been limited, in order to continue to meet local financing needs, it became necessary to invest in securities and become active in other forms of lending such as consumer lending. At March 31, 199, the Savings Bank's loan portfolio consisted of loans made to borrowers and collateralized by properties located principally in this market area. Principally all of the Savings Bank's depositors reside in this market area as well.

     A downturn in the economy of the Savings Bank's market area could have an adverse effect on the quality of the Savings Bank's loan portfolio. In addition, because the Savings Bank operates in a market area with a small population and limited growth prospects, the Savings Bank's ability to achieve loan and deposit growth is limited.

Future growth opportunities for the Savings Bank depend largely on market area growth and the Savings Bank's ability to compete effectively within and outside its market area.

     In the face of significant competition by financial and non-bank entities over the last few years, the Savings Bank has had limited success in increasing its retail deposit base, excluding the historical benefit of the large corporate relationship described under "-- Potential Reduction of Certain Funding Liabilities" and the Heritage Federal acquisition. The Savings Bank competes for deposits and loans with a number of financial institutions in a four contiguous county market area that has a population of approximately 135,000. In three of the counties served, Chester Savings' market share is low and its average branch size is below average. A number of the competing financial institutions are larger than the Savings Bank and are subsidiaries of large regional bank holding companies.

BAD DEBT RECAPTURE

     Under current applicable provisions of the Internal Revenue Code ("Code"), certain thrift institutions (like the Savings Bank) are allowed to maintain higher tax bad debt reserve levels than allowed for commercial banks. As a result, such thrift institutions are able to shelter a larger portion of their earnings from tax than can commercial banks. However, if such thrift institutions convert to commercial banks, they must restate their tax bad debt reserve as of the first year of conversion. As a result of the Bank Conversion, therefore, the excess of the Savings Bank's bad debt tax reserve as of the close of the tax year immediately preceding the year of Bank Conversion over the restated reserve level must be included in the Converted Bank's taxable income ratably over a six-year period. Accordingly, given that the Bank Conversion is expected to be consummated during the Converted Bank's tax year ending December 31, 1996, such recapture by the Converted Bank is expected to amount to approximately $2.5 million, which amount will be included ratably into taxable income and the associated taxes paid over the subsequent six-year period. Assuming an effective tax rate of 38.0% the amount of tax to be paid on such recapture would total approximately $951,000. See "TAXATION -- Federal Taxation
- -- Tax Bad Debt Reserves."

POTENTIAL REDUCTION OF CERTAIN FUNDING LIABILITIES


     Michael W. Welge, Chairman of the Board and Chief Financial Officer of the Savings Bank, is the Executive Vice President, Treasurer and Secretary of Gilster-Mary Lee Corporation ("Gilster-Mary Lee"), a food manufacturing and packaging company headquartered in Chester, Illinois. Over the last several years, the Savings Bank has maintained a relationship (primarily a deposit relationship) with Gilster-Mary Lee, which at times has had as much as $25 million or more in funds on deposit typically with relatively short terms. At March 31, 1996, the present balance of funds was approximately $21.2 million, $15.0 million of which was in short-term reverse repurchase agreements. Gilster-Mary Lee has notified the Savings Bank of its intent to draw down the balance of such funds by at least $10 million in the short-term and maintain much smaller balances in the future. The loss of funds will impair earnings as there is no intent to replace the reverse repurchase agreements with other wholesale funds. Ample liquidity is maintained by the Savings Bank to cover the withdrawal of such deposits, the reduction of such borrowings, or both.

POTENTIAL ADVERSE IMPACT OF CHANGES IN INTEREST RATES


     The financial condition and operations of the Savings Bank, and of savings institutions in general, are influenced significantly by general economic conditions, by the related monetary and fiscal policies of the federal government and by the regulations of the OTS and the FDIC. Deposit flows and the cost of funds are influenced by interest rates of competing investments and general market rates of interest. Lending activities are affected by the demand for mortgage financing and for consumer and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and by other factors affecting the supply of housing and the availability of funds. The Savings Bank's profitability, like that of most financial institutions, is dependent to a large extent on its net interest income, which is the difference between the interest income received from its interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities. At

March 31, 1996 the Savings Bank's total interest-bearing liabilities maturing or repricing within one-year exceeded total interest-earning assets maturing or repricing in the same period by $14.0 million, representing a cumulative negative gap of 10.21% of total assets. Accordingly, the Savings Bank, like other savings institutions, is vulnerable to an increase in interest rates to the extent that its interest-earning assets have longer effective maturities or periods to repricing than do its interest-bearing liabilities. Under such circumstances, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally would have a favorable effect on net interest income.

     Changes in the level of interest rates also affect the amount of loans originated by the Savings Bank and, thus, the amount of loan and commitment fees, as well as the value of the Savings Bank's investment securities and other interest-earning assets. Moreover, volatility in interest rates also can result in disintermediation, or the flow of funds away from savings institutions into direct investments, such as United States Government and corporate securities and other investment vehicles which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than insured savings deposits.


     To better control the impact of changes in interest rates, the Savings Bank has sought to improve the match between asset and liability maturities, repricings and rates by, among other things, maintaining liquidity significantly in excess of the regulatory requirements, originating adjustable-rate mortgage ("ARM") loans as market conditions permit, originating short-term consumer loans, and investing in adjustable-rate securities. At March 31, 1996, the Savings Bank had $18.7 million of adjustable-rate loans, net of undisbursed loans in process, in its loan portfolio, most of which reprice every year, and $37.5 million of fixed-rate loans in its loan portfolio. The Savings Bank originates ARM loans at initial "teaser" rates below the rate that would prevail were the market rate index used for repricing applied initially. Furthermore, the Savings Bank's ARM loans contain annual and lifetime interest rate adjustment limits which, in a rising interest rate environment, may prevent such loans from repricing to market interest rates. While management anticipates that the Savings Bank's ARM loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of ARM borrowers in a rising interest rate environment could potentially cause an increase in delinquencies and defaults. In order to address the foregoing risks, it is generally the practice of the Savings Bank to qualify its borrowers based on the maximum interest rate that could be charged at the first adjustment period. The Savings Bank has not historically had an increase in such delinquencies and defaults on ARM loans, but no assurance can be given that such delinquencies or defaults would not occur in the future. The marketability of the underlying property also may be adversely affected in a high interest rate environment. Moreover, the Savings Bank's ability to originate ARM loans may be affected by changes in the level of interest rates and by market acceptance of the terms of such loans.

RETURN ON EQUITY AFTER CONVERSION

     Return on equity (net income for a given period divided by average equity during that period) is a ratio used by many investors to compare the performance of a particular financial institution to its peers. The Holding Company's post-Conversion pro forma return on equity will be less than the Savings Bank's pre-Conversion return on equity because of the increase in consolidated equity of the Holding Company that will result from the net proceeds of the Offerings. See "SELECTED FINANCIAL INFORMATION" for numerical information regarding the Savings Bank's historical return on equity and "CAPITALIZATION" for a discussion of the Holding Company's estimated pro forma consolidated capitalization as a result of the Conversion.

     In order for the Holding Company to achieve a return on equity comparable to the historical levels achieved by the Savings Bank prior to the Conversion, the Holding Company would have to either increase net income or reduce stockholders' equity, or both, commensurate with the increase in equity as a result of the Conversion. Reductions in equity could be achieved by, among other things, the payment of regular cash dividends or periodic special dividends (although no assurances can be given as to whether any dividends will be paid or, if paid, their amount and frequency), the repurchase of shares of Common Stock subject to regulatory restrictions, or the acquisition of other financial institutions (neither the Holding Company nor the Savings Bank has any present plans, arrangements, or understandings, written or oral, regarding any repurchase or acquisitions). See "DIVIDEND POLICY" and "USE OF PROCEEDS." Achievement of increased net income levels will depend on several important factors outside the control of management, such as general economic conditions, including the level of market interest rates, competition and related factors, among others. See "-- Dependence on Local Economy and Competition Within Market Area" and "Potential Adverse Impact of Changes in Interest Rates." The expenses associated with the ESOP and the MRP (see "PRO FORMA DATA"), are expected to depress earnings levels. Other post-Conversion expenses could also be expected to contribute initially to reduced earnings levels. Although the Banks will operate initially in substantially the same manner as the Savings Bank following the consummation of the Bank Conversion, the Banks anticipate to continue to diversify their loan and deposit mix and add other banking services. Management of the Banks anticipates considering the introduction of various new business products including, but not limited to, debit cards, trust powers, home equity loans and commercial deposits. Accordingly, management anticipates that the Banks will incur start-up and on-going expenses as various programs and services are introduced and banking products are expanded and in connection with the staffing, development and marketing of these products. Since no determination has been made by management in connection with these services and products, the costs associated with these services and products cannot be projected at this time. Accordingly, it is uncertain whether these expenses would have a material adverse effect on earnings and, therefore, further depress post-Conversion return on equity. Furthermore, approximately 54.4% of the Savings Bank's assets at March 31, 1996 were invested in investments and mortgage-backed securities because of both reduced loan demand in the Savings Bank's market area and the need to maintain adequate liquidity should certain funding liabilities be withdrawn from the Savings Bank (see "-- Potential Reduction of Certain Funding Liabilities."). Investments and mortgage-backed securities generally earn lower yields than loans. To the extent that the Banks' post-Conversion asset composition continues to be weighted toward investment and mortgage-backed securities, return on equity could be expected to be adversely affected.

     The Savings Bank intends to deploy the net proceeds of the Offerings to increase earnings per share and book value per share without assuming undue risk, with the goal of achieving a return on equity comparable to the average for publicly traded financial institutions and their holding companies. This goal will likely take a number of years to achieve and no assurances can be given that this goal can be attained.

RECAPITALIZATION OF SAIF AND ITS IMPACT ON SAIF PREMIUMS

    In August 1995, the FDIC substantially reduced deposit insurance premiums for well-capitalized, well-managed financial institutions that are members of the Bank Insurance Fund ("BIF"). The initial reduction in BIF premiums went into effect in September 1995. In November 1995 the FDIC further revised the premium schedule for BIF-insured banks to provide a range of 0% to 0.27%, with a minimum annual premium effective January 1996. Under the new assessment schedule, approximately 92% of BIF members pay only the statutory minimum annual assessment of $2,000. With respect to SAIF member institutions, the FDIC has retained the existing rate schedule of 23 to 31 basis points. Chester National Bank will be a member of SAIF and the deposits of Chester National Bank of Missouri that are received from the Perryville Branch will be SAIF rather than BIF insured. SAIF premiums may not be reduced for several years because SAIF has lower reserves than BIF and is responsible for more troubled financial institutions. Deposit insurance premiums are often a significant component of noninterest expense for insured depository institutions. The reduction in BIF premiums may place the Savings Bank at a competitive disadvantage because BIF-insured institutions (such as most commercial banks) may be able to offer more attractive loan rates, deposit rates, or both. The magnitude of the competitive advantage of BIF-insured institutions due to a disparity in deposit insurance premiums and its impact on the Savings Bank's results of operations cannot be determined at this time.

     Several alternatives to mitigate the effect of the BIF/SAIF premium disparity have been suggested by the federal banking regulators, by members of Congress, by industry groups and by the Clinton Administration, including a merger of the funds and/or a payment by all SAIF-member institutions, including the Savings Bank, of a one-time assessment to increase SAIF's reserves to $1.25 per $100 of deposits. Such assessment is estimated to be approximately 85 basis points on the amount of deposits held by a SAIF-member institution at March 31, 1995. The payment of a one-time fee would have the effect of immediately reducing the capital and earnings of SAIF-member institutions by the amount of the fee. Based on the Savings Bank's assessable deposits of $123.6 million at March 31, 1995 (the date specified in the proposed legislation), a one-time assessment of 85 basis points would equal approximately $1.1 million, or $651,000 after taxes assuming a 38.0% combined federal and state tax rate. This assessment, if it occurred, would represent, on a pro forma basis at March 31, 1996, a decrease in book value per share of $0.49 and $0.37 based on the sale of shares at the minimum of the Estimated Valuation Range and at the maximum of the Estimated Valuation Range, respectively. Management cannot predict whether any legislation, including legislation imposing such a fee, will be enacted, or, if enacted, the amount of any one-time fee or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums. See "REGULATION."

ANTI-TAKEOVER CONSIDERATIONS

     PROVISIONS IN THE HOLDING COMPANY'S GOVERNING INSTRUMENTS AND DELAWARE LAW. Certain provisions included in the Holding Company's Certificate of Incorporation and in the Delaware General Corporation Law ("DGCL") might discourage potential takeover attempts, particularly those which have not been negotiated with the Board of Directors. As a result, these provisions might preclude takeover attempts which certain stockholders may deem to be in their interest and might tend to perpetuate existing management. These provisions include, among other things, a provision for approval of certain business combinations. In addition, the Certificate of Incorporation provides for the election of directors to staggered terms of three years and for their removal without cause only upon the vote of holders of 80% of the outstanding voting shares. Certain provisions of the Certificate of Incorporation of the Holding Company cannot be amended by stockholders unless an 80% stockholder vote is obtained. The Bylaws of the Holding Company also contain provisions regarding the timing and content of stockholder proposals and nominations. The existence of these anti-takeover provisions could result in the Holding Company being less attractive to a potential acquiror and in stockholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."


     VOTING CONTROL BY INSIDERS. Directors and officers of the Savings Bank and the Holding Company and their associates expect to purchase 383,967 shares of Common Stock, or 21.62% of the shares issued in the Offerings at the maximum of the Estimated Valuation Range. Directors and officers are also expected to control indirectly the voting of approximately 8% of the shares of Common Stock issued in the Conversion through the ESOP (assuming shares have been allocated under the ESOP). Under the terms of the ESOP, the unallocated shares will be voted by the ESOP trustees in the same proportion as the votes cast by participants with respect to the allocated shares.


     At a meeting of stockholders to be held no earlier than six months following the consummation of the Conversion, the Holding Company expects to seek approval of the Holding Company's MRP, which is a non-tax-qualified restricted stock plan for the benefit of key employees and directors of the Holding Company and the Savings Bank. Assuming the receipt of stockholder approval, the Holding Company expects to reserve for issuance common stock of the Holding Company on behalf of the MRP in an amount equal to 4% of the Common Stock issued in the Conversion, or 71,300 shares at the maximum of the Estimated Valuation Range. Under the terms of the MRP, the MRP committee or the MRP trustees will have the power to vote unallocated and unvested shares. In addition, the Holding Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to 10% of the Common Stock issued in the Conversion (178,250 shares at the maximum of the Estimated Valuation Range). The Holding Company also intends to seek approval of the Stock Option Plan at a meeting of stockholders to be held no earlier than six months following the consummation of the Conversion.

     Assuming (i) the receipt of stockholder approval for the MRP and the Stock Option Plan, (ii) the open market purchase of shares on behalf of the MRP, (iii) the purchase by the ESOP of 8% of the Common Stock sold in the Offerings, and
(iv) the exercise of stock options equal to 10% of the number of shares of Common Stock issued in the Conversion, directors, officers and employees of the Holding Company and the Savings Bank would have voting control, on a fully diluted basis, of 39.58% of the Common Stock, based on the issuance of the maximum of the Estimated Valuation Range. Notwithstanding additional stockholder support, 's potential voting control may effectively preclude or impede takeover attempts that certain stockholders deem to be in their best interest, and may tend to perpetuate existing management, particularly since the Holding Company's Certificate of Incorporation requires an 80% stockholder vote to approve certain business combinations and other corporate actions.

     PROVISIONS OF EMPLOYMENT AND SEVERANCE AGREEMENTS. The employment agreements with Messrs. M. Welge and Collins provide for cash severance payments in the event of a change in control of the Holding Company or the Savings Bank in an amount equal to the greater of $250,000 or 2.99 times the executive's average annual compensation during the five-year period preceding the change in control. Such agreements also provide for the continuation of certain insurance benefits for a three-year period following the change in control. These provisions may have the effect of increasing the cost of acquiring the Holding Company, thereby discouraging future attempts to take over the Holding Company or the Savings Bank.

     See "MANAGEMENT OF THE SAVINGS BANK -- Benefits," "DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

     REGULATORY AND STATUTORY PROVISIONS. Federal regulations prohibit for a period of three years after completion of the Conversion, the ownership of more than 10% of the Savings Bank or the Holding Company without prior OTS approval. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution.

ABSENCE OF PRIOR MARKET FOR THE COMMON STOCK

     The Holding Company has never issued capital stock and, consequently, there is no existing market for the Common Stock. Although the Holding Company has applied to list the Common Stock on the Nasdaq National Market under the symbol "CNBI," there can be no assurance that the Holding Company will meet Nasdaq National Market listing requirements upon the consummation of the Conversion, which include a minimum market capitalization, at least two market makers and a minimum number of record holders. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Holding Company, the Savings Bank or any market maker. It is not expected that an active and liquid trading market for the Common Stock will develop due to the relatively small size of the Offerings and the small number of shareholders expected following the Conversion. Accordingly, purchasers should consider the illiquid nature of any investment in the Common Stock. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "MARKET FOR COMMON STOCK."

DILUTIVE EFFECT OF BENEFIT PROGRAMS

     At a meeting held no earlier than six months following consummation of the Conversion, the Holding Company expects to seek stockholder approval of the MRP. If approved, the Holding Company intends to reserve for issuance under the MRP an amount of Common Stock of the Holding Company equal to 4% of the shares issued in the Conversion. Such shares of Common Stock of the Holding Company may be acquired by the Holding Company in the open market or from authorized but unissued shares of Common Stock of the Holding Company. In the event that the MRP utilizes authorized but unissued shares of Common Stock from the Holding Company, the voting interests of existing stockholders will be diluted and net income per share and stockholders' equity per share will be decreased. See "PRO FORMA DATA" and "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Management Recognition Plan."

     At a meeting held no earlier than six months following consummation of the Conversion, the Holding Company expects to seek stockholder approval of the Stock Option Plan. If approved, the Stock Option Plan will provide for options for up to a number of shares of Common Stock of the Holding Company equal to 10% of the shares issued in the Conversion. Such shares may be authorized but unissued shares of Common Stock of the Holding Company and, upon exercise of the options, will result in the dilution of the voting interests of existing stockholders and will decrease net income per share and stockholders' equity per share. See "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- 1996 Stock Option Plan."

     If the ESOP is not able to purchase 8% of the shares of Common Stock issued in the Offerings, the ESOP may purchase newly issued shares from the Holding Company. In such event, the voting interests of existing stockholders will be diluted and net income per share and stockholders' equity per share will be decreased. See "MANAGEMENT OF THE SAVINGS BANK-- Benefits -- Employee Stock Ownership Plan."

POSSIBLE INCREASE IN THE NUMBER OF SHARES ISSUED IN THE CONVERSION


     The number of shares to be issued in the Conversion may be increased as a result of an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and in the financial condition of the Savings Bank prior to the consummation of the Conversion. In the event that the Estimated Valuation Range is so increased, the Holding Company expects to issue up to 1,782,500 shares of Common Stock at the Purchase Price for an aggregate price of up to $17,825,000. An increase in the number of shares issued will decrease the Holding Company's net income per share and stockholders' equity and will increase stockholders' equity and net income on a pro forma basis, and will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net income per share.

     The ESOP intends to purchase 8% of the Common Stock issued in the Conversion. In the event the number of shares issued in the Conversion is increased as a result of an increase in the Estimated Valuation Range, the ESOP shall have a first priority right to subscribe for such 301,875 additional shares, up to an aggregate of 8% of the Common Stock issued in the Conversion. See "PRO FORMA DATA" and "THE CONVERSION -- Stock Pricing and the Number of Shares to be Issued."

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

     If the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Savings Bank are deemed to have an ascertainable value, receipt of such rights may be a taxable event (either as capital gain or ordinary income), which may be recognizable by all or only by those Eligible Account Holders, Supplemental Eligible Account Holders or Other Members who exercise the Subscription Rights (either as capital gain or ordinary income) in an amount equal to such value. Additionally, the Savings Bank could be required to recognize a gain for tax purposes on such distribution. Whether Subscription Rights are considered to have ascertainable value is an inherently factual determination. The Savings Bank has been advised by RP Financial that such rights have no value; however, RP Financial's conclusion is not binding on the Internal Revenue Service ("IRS"). See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank -- Tax Effects."

RISK OF DELAYED OFFERING

     The Holding Company and the Savings Bank expect to consummate the Conversion within the time periods indicated in this Prospectus. Nevertheless, it is possible, although not anticipated, that there could be a significant delay in the consummation of the Conversion as a result of delays in receiving OTS and OCC approvals of the Bank Conversion or in receiving the approval of the Federal Reserve of the Holding Company's acquisition of the Banks. If the Conversion is not completed by ___________, 1996 (45 days after the last day of the fully extended Subscription Offering) and the OTS consents to an extension of time to consummate the Conversion, subscribers will be given the right to modify or rescind their subscriptions. In such event, unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, their funds will be returned promptly, together with interest at the Savings Bank's passbook rate, or their withdrawal authorizations will be terminated.

                             CHESTER BANCORP, INC.

     The Holding Company was organized as a Delaware corporation at the direction of the Savings Bank in March 1996 for the purpose of serving as the holding company of the Converted Savings Bank upon its conversion from mutual to stock form, and of the Banks following the Bank Conversion and the Bank Formation. The Holding Company has received the approval of the OTS to become a savings and loan holding company and to acquire 100% of the capital of the Savings Bank. The Holding Company also has received the approval of the Federal Reserve to become a bank holding company and to acquire 100% of the capital stock of the Banks. Prior to the Conversion, the Holding Company will not engage in any material operations. Upon consummation of the Conversion, the Holding Company's principal business will be the business of the Banks, and the Holding Company will register with the Federal Reserve as a bank holding company under the BHCA. See "BUSINESS OF THE HOLDING COMPANY."

     The management of the Holding Company is set forth under "MANAGEMENT OF THE HOLDING COMPANY." Initially, the Holding Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Savings Bank in accordance with applicable law and regulations. Presently, the Holding Company does not intend to employ any persons other than officers who are also officers of the Savings Bank, but will utilize the support staff of the Savings Bank from time to time in accordance with applicable laws and regulations. Additional employees will be hired as appropriate to the extent the Holding Company expands or changes its business in the future.

     The holding company structure will permit the Holding Company to expand the financial services currently offered through the Savings Bank. Management believes that the holding company structure and retention of a portion of the proceeds of the Offerings will, should it decide to do so, facilitate the expansion and diversification of its operations. The holding company structure will also enable the Holding Company to repurchase its stock without adverse tax consequences. There are no present plans, arrangements, agreements, or understandings, written or oral, regarding any such activities or repurchases. See "REGULATION -- Regulation of the Holding Company."

     The Holding Company's principal executive office is located at 1112 State Street, Chester, Illinois, and its telephone number is (618) 826-5038.


                           CHESTER SAVINGS BANK, FSB


     The Savings Bank is a federally chartered mutual savings bank located in Chester, Illinois, which is approximately 60 miles South of St. Louis, Missouri. Originally chartered in 1919 as an Illinois-chartered mutual savings and loan association under the name "Chester Building and Loan Association," the Savings Bank converted to a federal charter and adopted its current name in 1990. In 1989, the Savings Bank acquired Heritage Federal which at the time of the acquisition had assets of approximately $50 million and offices in Sparta, Red Bud and Pinckneyville, Illinois. The Savings Bank is regulated by the OTS, its primary federal regulator, and the FDIC, the insurer of its deposits. The Savings Bank's deposits are federally insured by the FDIC under the SAIF. The Savings Bank is a member of the FHLB System. At March 31, 1996, the Savings Bank had total assets of $136.8 million, total deposits of $108.5 million and total equity of $11.9 million, or 8.7% of total assets.

     The Savings Bank is a community oriented financial institution which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on real estate mortgage loans. Lending activities have been focused primarily on the origination of loans secured by one- to four-family residential dwellings. To a lesser extent, lending activities also have included the origination of consumer loans and commercial real estate and multi-family loans. At March 31, 1996, the Savings Bank's gross loan portfolio totaled $56.7 million, of which 80.9% were one- to four-family residential mortgage loans, 11.3% were consumer loans and 5.8% were commercial real estate and multi-family loans. In addition, the Savings Bank has maintained a significant portion of its assets in marketable securities. The Savings Bank's investment portfolio has been weighted toward United States Treasury and agency securities. This portfolio also has included a significant amount of tax exempt state and municipal securities. In addition, the Savings Bank has invested in mortgage-backed securities to supplement its lending operations. Investments and mortgage-backed securities totaled $57.5 million and $16.9 million, respectively, at March 31, 1996.

     The Savings Bank's primary market area is comprised of Randolph, Perry, Jackson and Williamson counties of Illinois and Perry and Cape Girardeau counties in Missouri. See "BUSINESS OF THE SAVINGS BANK -- Market Area." The Savings Bank faces strong competition in its market area. See "RISK FACTORS -- Dependence on Local Economy and Competition Within Market Area." The Savings Bank's principal executive office is located at 1112 State Street, Chester, Illinois 62233, and its telephone number is (618) 826-5038.


          CHESTER NATIONAL BANK AND CHESTER NATIONAL BANK OF MISSOURI

     Upon consummation of the Conversion, the Banks will succeed to all of the assets and liabilities of the Converted Savings Bank and will initially continue to conduct business in substantially the same manner as the Savings Bank prior to the Conversion. It is anticipated that the Banks will continue to diversify their loan and deposit mix and add other services in connection with the Conversion. Management anticipates considering the introduction of a number of new business products including, but not limited to, debit cards, trust powers, home equity loans and commercial deposits. Accordingly, management anticipates that the Banks will incur initial start-up and ongoing expenses as various programs and services are introduced and in connection with the staffing, development and marketing of these products. Such expenses could negatively impact earnings for a period of time while the expected income from these new programs and services increases to a degree sufficient to cover the additional expenses. No final determination has been made by management in connection with these services and products; therefore, no costs associated with these services and products can be projected at this time. Diversification of the Banks' loan portfolio is expected to alter the risk profiles of the Banks. Management believes, however, that the continued diversification of the Banks' asset and deposit bases and the addition of new banking services are essential for long-term earnings performance.

     The deposits of Chester National Bank will continue to be insured by the SAIF of the FDIC. The existing deposits of Chester National Bank of Missouri will continue to be insured by the SAIF, but new deposits will be insured by the BIF of the FDIC. Accordingly, the Banks will continue to be subject to regulation and supervision by the FDIC. The Banks will not be regulated and supervised by the OTS, but rather by the OCC.

                                USE OF PROCEEDS


     The net proceeds from the sale of the Common Stock offered hereby are estimated to range from $12.5 million to $17.2 million, or up to $19.8 million if the Estimated Valuation Range is increased by 15%. See "PRO FORMA DATA" for the assumptions used to arrive at such amounts. The Holding Company has received the approval of the OTS to purchase all of the capital stock of the Converted Savings Bank to be issued in the Conversion in exchange for 50% of the net proceeds of the Offerings, $3.0 million of which will be infused into the De Novo Bank as its initial capitalization. This will result in the Holding Company retaining approximately $3.3 million to $5.6 million of net proceeds, or up to $6.9 million if the Estimated Valuation Range is increased by 15%, and the Savings Bank receiving an equal amount.

     Receipt of 50% of the net proceeds of the sale of the Common Stock will increase the Banks' capital and will support the expansion of the Banks' existing business activities. The Banks will use the funds contributed to it for general corporate purposes, to fund certain tax payments associated with a portion of the recapture of the

Savings Bank's bad debt reserve, and investment in United States Treasury and agency securities with laddered maturities up to five years. The Converted Savings Bank may consider using a portion of the proceeds to reduce its outstanding reverse repurchase agreements. The $3.0 million initial capital cash infusion into the De Novo Bank by the Holding Company is expected to be invested initially by the De Novo Bank in United States Treasury or agency securities with laddered maturities up to five years. Shares of Common Stock may be purchased with funds on deposit at the Savings Bank, which will reduce deposits by the amounts of such purchases. The net amount of funds available to the Savings Bank for additional investment following receipt of the Conversion proceeds will be reduced to the extent shares are purchased with funds on deposit.


     In connection with the Conversion and the establishment of the ESOP, the Holding Company intends to loan the ESOP the amount necessary to purchase 8% of the shares of Common Stock sold in the Conversion. The Holding Company's loan to fund the ESOP may range from $1,054,000 to $1,426,000 based on the sale of 1,317,500 shares to the ESOP (at the minimum of the Estimated Valuation Range) and 1,782,500 shares (at the maximum of the Estimated Valuation Range), respectively, at $10.00 per share. If 15% above the maximum of the Estimated Valuation Range, or 2,049,875 shares, are sold in the Conversion, the Holding Company's loan to the ESOP would be $1,639,900. It is anticipated that the ESOP loan will have a 15-year term with interest payable at 8.00% per annum. The loan will be repaid principally from the Banks' contributions to the ESOP and from any dividends paid on the Common Stock.

     The remaining net proceeds retained by the Holding Company initially will be invested primarily in certificates of deposit and securities of the type currently held by the Savings Bank. Such proceeds will be available for additional contributions to the Banks in the form of debt or equity, to support future diversification or acquisition activities, as a source of dividends to the stockholders of the Holding Company and for future repurchases of Common Stock to the extent permitted under applicable law and federal regulations. Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any diversification or acquisition activities other than as described herein.

     Upon consummation of the Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Since the Holding Company has not yet issued stock, there is currently insufficient information upon which an intention to repurchase stock could be based. The facts and circumstances upon which the Board of Directors may determine to repurchase stock in the future may include but are not limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the ability to improve the Holding Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Holding Company and its stockholders. Any stock repurchases will be subject to a determination by the Board of Directors that both the Holding Company and the Savings Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Holding Company's and the Savings Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. See "THE CONVERSION -- Restrictions on Repurchase of Stock."


                                DIVIDEND POLICY

GENERAL

     The Board of Directors of the Holding Company currently anticipates paying quarterly cash dividends on the Common Stock subsequent to the Conversion at an annual rate equal to $0.20 per share ($0.05 per share quarterly) commencing in the first full quarter following the Conversion, subject to the factors discussed below at the intended time of declaration and payment. The payment of dividends on the Common Stock will be subject to the requirements of applicable law and the determination by the Board of Directors of the Holding Company that the net income, capital and financial condition of the Holding Company, industry trends and general economic conditions justify the payment of dividends. The rate of such dividends and the initial or continued payment thereon will depend upon various factors at the intended time of declaration and payment, including the Banks' profitability and liquidity, alternative investment opportunities, and regulatory restrictions on dividend payments and on capital levels applicable to the Banks. Accordingly, there can be no present assurance that any dividends will be paid. Periodically, the Board of Directors, if market, economic and regulatory conditions permit, may combine or substitute periodic special dividends with or for regular dividends. In addition, since the Holding Company initially will have no significant source of income other than dividends from the Banks and earnings from investment of the net proceeds of the Conversion retained by the Holding Company, the payment of dividends by the Holding Company will depend in part upon the amount of the net proceeds from the Conversion retained by the Holding Company and the Holding Company's earnings thereon and the receipt of dividends from the Banks, which is subject to various tax and regulatory restrictions on the payment of dividends. Dividend payments by the Holding Company are subject to regulatory restriction under Federal Reserve policy as well as to limitation under applicable provisions of Delaware corporate law. Under Delaware law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Assuming the issuance of 1,750,000 shares of the Common Stock at the midpoint of the Estimated Valuation Range, and based on the assumptions set forth under "USE OF PROCEEDS," the Holding Company estimated that it would retain approximately $5.4 million in net proceeds after funding the ESOP loan and initially capitalizing the De Novo Bank, which would be available for the payment of dividends and for other corporate purposes. For additional information, see "REGULATION -- Regulation of the Bank" and "-- Regulation of the Holding Company," "TAXATION -- Federal Taxation," and Notes 11 and 18 of Notes to Financial Statements included elsewhere herein.

CURRENT REGULATORY RESTRICTIONS


     Dividends from the Holding Company will depend, in part, upon receipt of dividends from the Converted Savings Bank because the Holding Company initially will have no source of income other than dividends from the Converted Savings Bank and earnings from the investment of the net proceeds from the Conversion retained by the Holding Company. At March 31, 1996, the Savings Bank met the criteria to be designated a Tier 1 association, as defined herein, and consequently could at its option (after prior notice to and no objection made by the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year. There can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

     Subsequent to the Bank Conversion and Bank Formation, dividends from the Holding Company will depend upon the receipt of dividends from the Banks and the payment of such dividends is subject to the restrictions contained in the OCC regulations. See "REGULATION -- Regulation of the Banks" for information regarding the payment of dividends by the Banks to the Holding Company.


                            MARKET FOR COMMON STOCK

     The Holding Company has never issued capital stock and, consequently, there is no existing market for the Common Stock. Although the Holding Company has applied to list the Common Stock on the Nasdaq National Market under the symbol "CNBI," there can be no assurance that the Holding Company will meet Nasdaq National Market listing requirements, which include a minimum market capitalization, at least two market makers and a minimum number of record holders. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. EVEREN Securities has indicated its intention to act as a market maker in the Common Stock following the consummation of the Conversion, depending on trading volume and subject to compliance with applicable laws and regulatory requirements. Furthermore, EVEREN Securities has agreed to use its best efforts to assist the Holding Company in obtaining additional market makers for the Common Stock. There can be no assurance there will be two or more market makers for the Common Stock. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Savings Bank, the Holding Company or any market maker. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price.

                                CAPITALIZATION


     The following table presents the historical capitalization of the Savings Bank at March 31, 1996, and the pro forma consolidated capitalization of the Holding Company after giving effect to the assumptions set forth under "PRO FORMA DATA," based on the sale of the number of shares of Common Stock set forth below in the Conversion at the minimum, midpoint and maximum of the Estimated Valuation Range, and based on the sale of 2,049,875 shares (representing the shares that would be issued in the Conversion after giving effect to an additional 15% increase in the maximum valuation in the Estimated Valuation Range, subject to receipt of an updated appraisal confirming such valuation and OTS approval). A CHANGE IN THE NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION MAY MATERIALLY AFFECT PRO FORMA CONSOLIDATED CAPITALIZATION.



                                Holding Company
                     Pro Forma Consolidated Capitalization
                            Based Upon the Sale of
                                                        ------------------------------------------------------
                                                         1,317,500      1,550,000      1,782,500      2,049,875
                                          Savings        Shares at      Shares at      Shares at      Shares at
                                           Bank          $10.00         $10.00         $10.00         $10.00
                                         Historical      Per Share(1)   Per Share(1)   Per Share(2)   Per Share(2)
                                        ----------      ------------   ------------   ------------   ------------
                                                                       (In Thousands)
Savings deposits(3).....................   $108,515     $  108,515     $  108,515     $  108,515     $  108,515
Reverse repurchase agreements(4)........     15,000         15,000         15,000         15,000         15,000
ESOP borrowings(5)......................         --             --             --             --             --
                                          ---------     ----------     ----------     ----------     ----------
Total savings deposits and
 borrowed funds.........................   $123,515     $  123,515     $  123,515     $  123,515     $  123,515
                                          =========     ==========     ==========     ==========     ==========

Stockholders' equity:

   Preferred stock:
     100,000 shares, par
     value $.01 per share,
     authorized; none to be issued
     or outstanding.....................

   Common Stock:
     3,000,000 shares, par
     value $.01 per share, authorized;
     specified number of shares
     assumed to be issued and
     outstanding as
     reflected(6).......................         --             13             16             18             20

   Additional paid-in capital...........         --         12,512         14,834         17,157         19,829

   Retained earnings(8).................     11,870         10,919         10,919         10,919         10,919
   Less:
     Common Stock acquired
       by ESOP(5).......................         --         (1,054)        (1,240)        (1,426)        (1,640)
     Common Stock acquired
       by MRP(7)........................         --           (527)          (620)          (713)          (820)
                                          ---------     ----------     ----------     ----------     ----------

Total stockholders' equity..............   $ 11,870     $   21,863     $   23,909     $   25,955     $   28,308
                                          =========     ==========     ==========     ==========     ==========

                         (footnotes on following page)

_________________
(1) Does not reflect the possible increase in the Estimated Valuation Range to reflect changes in market or financial conditions or the issuance of additional shares under the Stock Option Plan.
(2) This column represents the pro forma capitalization of the Holding Company in the event the aggregate number of shares of Common Stock issued in the Conversion is 15% above the maximum of the Estimated Valuation Range as a result of changes in market or financial conditions. See "PRO FORMA DATA" and Footnote 1 thereto.
(3) Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Such withdrawals will reduce pro forma deposits by the amounts thereof.
(4) See "RISK FACTORS -- Potential Reduction of Certain Funding Liabilities" for a discussion of such reverse repurchase agreements.
(5) Assumes that 8% of the Common Stock issued in the Conversion will be acquired by the ESOP in the Conversion with funds borrowed from the Holding Company. In accordance with generally accepted accounting principles ("GAAP"), the amount of Common Stock purchased by the ESOP represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to ESOP participant accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from the Holding Company, the borrowing will be eliminated in consolidation and no liability will be reflected in the consolidated financial statements of the Holding Company. See "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Employee Stock Ownership Plan."
(6) Each of the Banks' authorized capital will consist solely of 1,000 shares of common stock, par value $1.00 per share, 1,000 shares of which will be issued to the Holding Company, and 9,000 shares of preferred stock, no par value per share, none of which will be issued in connection with the Conversion.
(7) Assumes the purchase in the open market at the Purchase Price, pursuant to the proposed MRP, of a number of shares equal to 4% of the shares of Common Stock issued in the Conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The issuance of an additional 4% of the shares of Common Stock for the MRP from authorized but unissued shares of Holding Company Common Stock would dilute the ownership interest of stockholders by 3.85%. The shares are reflected as a reduction of stockholders' equity. See "RISK FACTORS -- Possible Dilutive Effect of Benefit Programs," "PRO FORMA DATA" and "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Management Recognition Plan." The MRP is subject to stockholder approval and is expected to be adopted by stockholders at a meeting to be held no earlier than six months following consummation of the Conversion.
(8) Retained earnings are substantially restricted by applicable regulatory capital requirements and includes unrealized gain on securities available-for-sale, net of taxes. Additionally, the Converted Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account, which will be established for the benefit of the Savings Bank's Eligible Account Holders and Supplemental Eligible Account Holders at the time of the Conversion and adjusted downward thereafter as such account holders cease to be depositors. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank -- Liquidation Account." The difference in amount between the pro forma retained earnings of the Holding Company and the historical retained earnings of the Savings Bank is attributable to the expected after-tax effect of the bad debt recapture discussed under "RISK FACTORS -- Bad Debt Recapture."

                  HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE


     The Savings Bank is currently subject to OTS regulatory capital requirements. After the Bank Conversion, however, the Banks will be required to satisfy FDIC regulatory capital requirements, which are similar but not identical to the OTS capital requirements. The following table sets forth the Savings Bank's historical capital position relative to the various minimum OTS regulatory capital requirements. The next table sets forth the Banks' historical capital position relative to the FDIC capital requirements to which the Banks will be subject, and thereafter presents pro forma data of the Holding Company relative to the Federal Reserve's regulatory capital requirements. Pro forma data assumes that the Common Stock has been sold as of March 31, 1996, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, as well as the effect of the bad debt recapture discussed under "RISK FACTORS--Bad Debt Recapture." For additional information regarding the financial condition of the Savings Bank and the assumptions underlying the pro forma capital calculations set forth below, see "USE OF PROCEEDS," CAPITALIZATION" and "PRO FORMA DATA" and the Financial Statements and related notes appearing elsewhere herein.


                                                                              PRO FORMA AT MARCH 31, 1996
                                                  ----------------------------------------------------------------------------------

                                                     Minimum of Estimated        Midpoint of Estimated         Maximum of Estimated
                                                        Valuation Range            Valuation Range              Valuation  Range
                                                  ---------------------------  --------------------------   ------------------------
                                                       1,317,500 Shares           1,550,000 Shares             3,782,500 Shares
                                March 31, 1996         at $10.00 Per Share        at $10.00 Per Share          at $10.00 Per Share
                             ---------------------  ----------------------  ---------------------------  -------------------------
                                          Percent of             Percent of                Percent of                 Percent of
                                          Adjusted                Adjusted                 Adjusted                    Adjusted
                                           Total                   Total                   Total                         Total
                             Amount       Assets (1)   Amount     Assets (1)   Amount      Assets(1)     Amount         Assets(1)
                             ------       ----------   ------     ----------   ------      ---------     ------         ---------
                                                                                  (Dollars in Thousands)
CHESTER SAVINGS BANK, FSB       $11,870      8.68%    $16,278    11.63%         $17,281      12.25%      $18,284         12.85%
GAAP capital(5)............     =======     =====     =======    =====          =======      =====       =======         =====



Tangible capital...........     $11,920      8.71%    $16,328    11.66%         $17,331      12.28%      $18,334         12.88%
Tangible capital
 requirement...............       2,053      1.50       2,100     1.50            2,118       1.50         2,135          1.50
                                -------     -----     -------    -----          -------      -----       -------         -----
Excess.....................     $ 9,867      7.21%    $14,228    10.16          $15,213      10.78%      $16,199         11.38%
                                =======     =====     =======    =====          =======      =====       =======         =====



Core capital...............     $11,920      8.71%    $16,328    11.66%         $17,331      12.28%      $18,334         12.88%

Core capital requirement(2)       4,106      3.00       4,200     3.00            4,235       3.00         4,270          3.00
                                -------     -----     -------    -----          -------      -----       -------         -----
Excess.....................     $ 7,814      5.71%    $12,128     8.66%         $13,096       9.28%      $14,064          9.88%
                                =======     =====     =======    =====          =======      =====       =======         =====



Risk-based capital(3)(4)...     $12,308     25.95%    $16,716    34.78%         $17,719      36.69%      $18,722         38.58%
Risk-based                        3,795      8.00       3,845     8.00            3,864       8.00         3,883          8.00
 capital requirement.......     -------     -----     -------    -----          -------      -----       -------         -----
                                $ 8,513     17.95%    $12,871    26.78%         $13,855      28.69%      $14,839         30.58%
Excess.....................     =======     =====     =======    =====          =======      =====       =======         =====


                                   15% above
                              Maximum of Estimated
                                Valuation Range
                            ------------------------
                                2,049,875 Shares
                                at $10.00 Per Share
                            ------------------------
                                           Percent of
                                            Adjusted
                                             Total
                                Amount      Assets

CHESTER SAVINGS BANK, FSB
GAAP capital(5)............     $19,438      13.53%
                                =======      =====

Tangible capital...........     $19,488      13.56%
Tangible capital
 requirement...............       2,155       1.50
                                -------      -----
Excess.....................     $17,333      12.06%
                                =======      =====

Core capital...............     $19,488      13,56%
Core capital requirement(2)       4,310       3.00
                                -------      -----
Excess.....................     $15,178      10.56%
                                =======      =====
                                $19,876      40.73%
Risk-based capital(3)(4)...
Risk-based                        3,904       8.00
 capital requirement.......     -------      -----
                                $15,972      32.73%
Excess.....................     =======      =====

                                                                              PRO FORMA AT MARCH 31, 1996
                                                  ----------------------------------------------------------------------------------

                                                     Minimum of Estimated        Midpoint of Estimated         Maximum of Estimated
                                                        Valuation Range            Valuation Range              Valuation  Range
                                                  ---------------------------  --------------------------   ------------------------
                                                       1,317,500 Shares           1,550,000 Shares             3,782,500 Shares
                                March 31, 1996         at $10.00 Per Share        at $10.00 Per Share          at $10.00 Per Share
                           -----------------------  ----------------------  ---------------------------  -------------------------
                                          Percent of             Percent of                Percent of               Percent of
                                          Adjusted                Adjusted                 Adjusted                  Adjusted
                                            Total                   Total                   Total                       Total
                              Amount       Assets (1)   Amount     Assets (1)   Amount      Assets(1)     Amount       Assets(1)
                              ------       ----------   ------     ----------   ------      ---------     ------       ---------
                                                                                  (Dollars in Thousands)
CHESTER NATIONAL BANK
GAAP capital (5)...........      $11,870       8.68%     $16,278       11.63%  $17,281      12.25%        $18,284        12.85%
                                 =======       ====      =======       =====   =======      =====         =======        =====

Tier 1 capital (1).........      $11,920       8.71%     $16,328       11.66%  $17,331      12.28%        $18,334        12.88%
Minimum Tier 1 (leverage)
   requirement.............        4,106       3.00        4,200        3.00     4,235       3.00           4,270         3.00
                                   -----       ----      -------       -----   -------      -----         -------        -----

    Total..................      $ 7,814       5.71%     $12,128        8.66%  $13,096       9.28%        $14,064         9.88%
                                 =======       ====      =======       =====   =======      =====         =======        =====

CHESTER NATIONAL BANK
  OF MISSOURI
GAAP capital...............      $    --         --%     $ 3,000       47.91%  $ 3,000      47.71%        $ 3,000        47.51%
                                 -------       ----      -------       -----   -------      -----         -------        -----

Tier 1 capital (1).........           --         --      $ 3,000       47.91%  $ 3,000      47.71%        $ 3,000        47.51%
Minimum Tier 1 (leverage)
   requirement.............           --         --          188        3.00       189       3.00             189         3.00
                                 -------       ----      -------     -------   -------    -------         -------        -----

    Total..................      $    --         --%     $ 2,812       44.91%  $ 2,811      44.71%        $ 2,811        44.51%
                                 =======      =====      =======     =======   =======    =======         =======        =====


                                    15% above
                              Maximum of Estimated
                                 Valuation Range
                            ------------------------
                                 2,049,875 Shares
                            ------------------------
                                at $10.00 Per Share
                                           Percent of
                                            Adjusted
                                             Total
                                Amount      Assets
                               -------      -----

CHESTER NATIONAL BANK
GAAP capital (5)...........    $19,438      13.53%
                               =======      =====

Tier 1 capital (1).........    $19,488      13.56%
Minimum Tier 1 (leverage)
   requirement.............      4,310       3.00
                               -------      -----

    Total..................    $15,178      10.56%
                               =======      =====

CHESTER NATIONAL BANK
  OF MISSOURI
GAAP capital...............    $ 3,000      47.28%
                               -------      -----

Tier 1 capital (1).........    $ 3,000      47.28%
Minimum Tier 1 (leverage)
   requirement.............        190       3.00
                               -------      -----

    Total..................    $ 2,810      44.28%
                               =======      =====



                                    March 31, 1996                                 PRO FORMA AT MARCH 31, 1996
                                 ----------------------------    -----------------------------------------------------------------
                                               Percent of
                                            Adjusted Total or                  Percent of                  Percent of   Percent of
                                            Risk-weighted                     Risk-weighted             Risk-weighted  Risk-weighted

                                 Amount       Assets (1)         Amount         Assets (1)     Amount        Assets       Amount
                                 ------       ---------------    ------         ----------     -------      -------       ------
                                                                   (Dollars in Thousands)
CHESTER BANCORP, INC.

Tier 1 Capital.............        $    --            --%        $21,913       14.83%        $23,959       15.99%       $26,005    %

Tier 1 Leverage

 Requirement...............             --            --           4,434        3.00           4,495        3.00          4,557
                                 ---------     ---------         -------       -----         -------       -----        -------
Excess.....................        $    --            --%        $17,479       11.83%        $19,464       12.99%       $21,448    %
                                 =========     =========         =======       =====         =======       =====        =======



Risk-based capital(1)......        $    --            --         $22,301       44.94%        $24,347       48.66%       $26,393    %

Minimum risk-based capital

  requirement..............             --            --           3,970        8.00           4,003        8.00          4,036
                                 ---------     ---------         -------       -----         -------       -----        -------
Excess.....................        $    --            --%        $18,331       36.94%        $20,344       40.66%       $22,357    %
                                 =========     =========         =======       =====         =======       =====        =======


                                  Percent of                 Percent of
                                Risk-weighted               Risk-weighted
                                 Assets (1)      Amount        Assets (1)
                                 ----------      ------        ----------
CHESTER BANCORP, INC.

Tier 1 Capital.............        17.12%       $28,358          18.39%
Tier 1 Leverage
 Requirement...............         3.00          4,627           3.00
                                   -----        -------          -----
Excess.....................        14.12%       $23,731          15.39%
                                   =====        =======          =====

Risk-based capital(1)......        52.32%       $28,746          56.46%
Minimum risk-based capital
  requirement..............         8.00          4,073           8.00
                                   -----        -------          -----
Excess.....................        44.32%       $24,673          48.46%
                                   =====        =======          =====

_____________
(1) Based upon adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirement.
(2) The current OTS core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a core capital ratio of 4% to 5% for all other thrifts.
(3) Percentage represents total core and supplementary capital divided by total risk-weighted assets.
(4) Assumes reinvestment of net proceeds into assets with risk weights of 20%.


(5) The following table presents a reconciliation of pro forma GAAP capital for Chester Savings Bank, FSB (to become Chester National Bank) and Chester National Bank of Missouri at March 31, 1996:


                                                                                                                  15% Above
                                                   Minimum of           Midpoint of           Maximum of          Maximum of
                                                   Estimated            Estimated             Estimated           Estimated
                                                   Valuation Range      Valuation Range       Valuation Range     Valuation Range
                                                   ---------------      ---------------       ---------------     ---------------
                                                                                    (In thousands)
Capital Impact on Chester Savings Bank, FSB/
 Chester National Bank:
GAAP Capital at March 31, 1996.................      $11,870              $11,870               $11,870               $11,870
 Cash Infused into Chester Savings Bank, FSB/
  Chester National Bank........................        6,262                7,425                 8,587                 9,923
   Less: ESOP Adjustment.......................         (903)              (1,063)               (1,222)               (1,406)
   Less: Bad Debt Recapture....................         (951)                (951)                 (951)                 (951)
                                                     -------              -------               -------               -------

Pro Forma GAAP Capital.........................      $16,278              $17,281               $18,284               $19,438
                                                     =======              =======               =======               =======

Capital Impact on Chester National Bank
  of Missouri:
 GAAP Capital at March 31, 1996................      $    --              $    --               $    --               $    --
 Cash Infused into Chester National Bank
   of Missouri.................................        3,151                3,177                 3,204                 3,234
   Less: ESOP Adjustment.......................         (151)                (177)                 (204)                 (234)
                                                     -------              -------               -------               -------

Pro forma GAAP Capital.........................      $ 3,000              $ 3,000               $ 3,000               $ 3,000
                                                     =======              =======               =======               =======

                                PRO FORMA DATA


     Under the Plan of Conversion, the Common Stock must be sold at an aggregate price equal to the estimated pro forma market value of the Holding Company and the Savings Bank, as converted, based upon an independent valuation. The Estimated Valuation Range as of June 14, 1996 is from a minimum of $13.2 million to a maximum of $17.8 million with a midpoint of $15.5 million or, at a price per share of $10.00, a minimum number of shares of 1,317,500, a maximum number of shares of 1,782,500 and a midpoint number of shares of 1,550,000. The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is consummated. However, net proceeds set forth on the following table are based upon the following assumptions: (i) EVEREN Securities will receive a non-refundable retainer fee of $15,000 and a completion fee of $200,000 in the Offerings; (ii) none of the shares will be sold in the Public Offering for which EVEREN Securities would receive an underwriting fee of 7.0%;
(iii) Conversion expenses will total approximately $650,000. Actual expenses may vary from this estimate, and the fees paid will depend upon the percentages and total number of shares sold in the Subscription Offering, Direct Community Offering and the Public Offering and other factors.


     The pro forma consolidated net income of the Holding Company for the year ended December 31, 1995 and the three months ended March 31, 1996 has been calculated as if the Stock Conversion had been consummated at the beginning of such period and the estimated net proceeds received by the Holding Company and the Converted Savings Bank had been invested at 5.38% at the beginning of such period, which represents the one-year United States Treasury Bill yield as of March 31, 1996. While OTS regulations provide for the use of a yield representing the arithmetic average of the weighted average yield earned by the Savings Bank on its interest-earning assets and the rates paid on its deposits, the Holding Company believes the U.S. Treasury Bill yield represents a more realistic yield on the Savings Bank's investments. As discussed under "USE OF PROCEEDS," the Holding Company expects to retain 50% of the net proceeds of the Offerings from which it will fund the ESOP loan and the initial capitalization of the De Novo Bank. Pro forma after-tax return of 3.3% and are used for both the Holding Company and the Savings Bank for the year ended December 31, 1995, after giving effect to an incremental combined federal and state tax rate of 38.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the period or at the dates shown, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.


     The following table summarizes the historical net income and total equity of the Savings Bank and the pro forma consolidated net income and stockholders' equity of the Holding Company for the periods and at the dates indicated, based on the minimum, midpoint and maximum of the Estimated Valuation Range and based on a 15% increase in the maximum of the Estimated Valuation Range. No effect has been given to (i) the shares to be reserved for issuance under the Holding Company's Stock Option Plan, which is expected to be adopted by stockholders at a meeting to be held no earlier than six months following consummation of the Conversion; (ii) withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion; (iii) the issuance of shares from authorized but unissued shares to the MRP, which is expected to be adopted by stockholders at a meeting to be held no earlier than six months following consummation of the Conversion; or (iv) the establishment of a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- 1996 Stock Option Plan" and "THE CONVERSION -- Stock Pricing and Number of Shares Issued." Shares of Common Stock may be purchased with funds on deposit at the Savings Bank, which will reduce deposits by the amounts of such purchases. Accordingly, the net amount of funds available for investment will be reduced to the extent shares are purchased with funds on deposit.


     THE FOLLOWING PRO FORMA INFORMATION MAY NOT BE REPRESENTATIVE OF THE FINANCIAL EFFECTS OF THE CONVERSION AT THE DATE ON WHICH THE CONVERSION ACTUALLY OCCURS AND SHOULD NOT BE TAKEN AS INDICATIVE OF FUTURE RESULTS OF OPERATIONS. STOCKHOLDERS' EQUITY REPRESENTS THE DIFFERENCE BETWEEN THE STATED AMOUNTS OF CONSOLIDATED ASSETS AND LIABILITIES OF THE HOLDING COMPANY COMPUTED IN ACCORDANCE WITH GAAP. STOCKHOLDERS' EQUITY HAS NOT BEEN INCREASED OR DECREASED TO REFLECT THE DIFFERENCE BETWEEN THE CARRYING VALUE OF LOANS AND OTHER ASSETS AND MARKET VALUE. STOCKHOLDERS' EQUITY IS NOT INTENDED TO REPRESENT FAIR MARKET VALUE NOR DOES IT REPRESENT AMOUNTS THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS IN THE EVENT OF LIQUIDATION.

                                                                      At or For the Year Ended December 31, 1995
                                                      ---------------------------------------------------------------------------
                                                      Minimum of        Midpoint of           Maximum of        15% Above
                                                      Estimated         Estimated             Estimated         Maximum of
                                                      Valuation         Valuation             Valuation         Estimated
                                                      Range             Range                 Range             Valuation Range
                                                      ---------         ---------             ---------         ---------------
                                                      1,317,500         1,550,000             1,782,500         2,049,875(1)
                                                      Shares            Shares                Shares            Shares
                                                      at $10.00         at $10.00             at $10.00         at $10.00
                                                      Per Share         Per Share             Per Share         Per Share
                                                      ---------         ---------             ---------         ---------
                                                                        (In Thousands, Except Per Share Amounts)

Gross proceeds...............................          $13,175             $15,500                $17,825           $20,499
Less:
Estimated Offering expenses..................              650                 650                    650               650
                                                       -------             -------                -------           -------
Estimated net proceeds.......................          $12,525             $14,850                $17,175           $19,849
Less:
Common Stock acquired by ESOP................           (1,054)             (1,240)                (1,426)           (1,640)
Common Stock to be acquired by MRP...........             (527)               (620)                  (713)             (820)
                                                       -------             -------                -------           -------
 Estimated investable proceeds
   to the Holding Company....................          $10,944             $12,990                $15,036           $17,389
                                                       =======             =======                =======           =======

Consolidated net income:
 Historical..................................          $ 1,001             $ 1,001                $ 1,001           $ 1,001
 Pro forma income on net proceeds(2).........              365                 433                    502               580
 Pro forma ESOP adjustments(3)...............              (44)                (51)                   (59)              (68)
 Pro forma MRP adjustments(4)................              (65)                (77)                   (88)             (102)
                                                       -------             -------                -------           -------
   Pro forma(10).............................          $ 1,257             $ 1,306                $ 1,356           $ 1,411
                                                       =======             =======                =======           =======

Consolidated net income per share(5)(6):
 Historical..................................            $0.82               $0.70                  $0.61             $0.53
 Pro forma income on net proceeds............             0.30                0.30                   0.30              0.31
 Pro forma ESOP adjustments(3)...............            (0.04)              (0.04)                 (0.04)            (0.04)
 Pro forma MRP adjustments(4)................            (0.05)              (0.05)                 (0.05)            (0.05)
                                                         -----               -----                  -----             -----
   Pro forma(10).............................            $1.03               $0.91                  $0.82             $0.75
                                                         =====               =====                  =====             =====

Consolidated stockholders' equity (book
 value)(7):
 Historical..................................          $11,712             $11,712                $11,712           $11,712
 Estimated net proceeds......................           12,525              14,850                 17,175            19,849
 Less:
 Bad debt recapture..........................             (951)               (951)                  (951)             (951)
 Common Stock acquired by ESOP...............           (1,054)             (1,240)                (1,426)           (1,640)
 Common Stock to be acquired by MRP(4).......             (527)               (620)                  (713)             (820)
                                                       -------             -------                -------           -------
   Pro forma(7)..............................          $21,705             $23,751                $25,797           $28,150
                                                       =======             =======                =======           =======

Consolidated stockholders' equity per
 share(6)(8):
 Historical(6)...............................            $8.89               $7.56                  $6.57             $5.71
 Estimated net proceeds......................             9.51                9.58                   9.64              9.68
 Bad debt recapture..........................            (0.72)              (0.61)                 (0.53)            (0.46)
 Common Stock acquired by ESOP...............            (0.80)              (0.80)                 (0.80)            (0.80)
 Common Stock to be acquired by MRP(4).......            (0.40)              (0.40)                 (0.40)            (0.40)
                                                       -------             -------                -------           -------
   Pro forma(11).............................          $ 16.48             $ 15.33                $ 14.48           $ 13.73
                                                       =======             =======                =======           =======

Purchase Price as a percentage of pro forma
 stockholders' equity per share..............            60.68%              65.23%                 69.06%            72.83%
                                                         =====               =====                  =====             =====

Purchase Price as a multiple of pro forma
 net earnings per share......................             9.71x              10.99x                 12.20x            13.33x
                                                          =====              ======                 ======            ======


                         (footnotes on following page)

                                                                   At or For the Three Months Ended March 31, 1996
                                                       ---------------------------------------------------------------------------
                                                       Minimum of        Midpoint of        Maximum of         15% Above
                                                       Estimated         Estimated          Estimated          Maximum of
                                                       Valuation         Valuation          Valuation          Estimated
                                                       Range             Range              Range              Valuation Range
                                                       ---------         ---------          ---------          ---------------
                                                       1,317,500         1,550,000          1,782,500          2,049,875(1)
                                                       Shares            Shares             Shares             Shares
                                                       at $10.00         at $10.00          at $10.00          at $10.00
                                                       Per Share         Per Share          Per Share          Per Share
                                                       ---------         ---------          ---------          ---------
                                                                         (In Thousands, Except Per Share Amounts)

Gross proceeds......................................     $13,175             $15,500              $17,825          $20,499
Less:
Estimated Offering expenses.........................         650                 650                  650              650
                                                         -------             -------              -------          -------
Estimated net proceeds..............................     $12,525             $14,850              $17,175          $19,849
Less:
Common Stock acquired by ESOP.......................      (1,054)             (1,240)              (1,426)          (1,640)
Common Stock to be acquired by MRP..................        (527)               (620)                (713)            (820)
                                                         -------             -------              -------          -------
 Estimated investable proceeds
   to the Holding Company...........................     $10,944             $12,990              $15,036          $17,389
                                                         =======             =======              =======          =======

Consolidated net income:
 Historical.........................................     $   244             $   244              $   244          $   244
 Pro forma income on net proceeds(2)................          91                 108                  125              145
 Pro forma ESOP adjustments(3)......................         (11)                (13)                 (15)             (17)
 Pro forma MRP adjustments(4).......................         (16)                (19)                 (22)             (25)
                                                         -------             -------              -------          -------
   Pro forma(10)....................................     $   308             $   320              $   332          $   347
                                                         =======             =======              =======          =======

Consolidated net income per share(5)(6):
 Historical.........................................       $0.20               $0.17                $0.15            $0.13
 Pro forma income on net proceeds...................        0.07                0.08                 0.08             0.08
 Pro forma ESOP adjustments(3)......................       (0.01)              (0.01)               (0.01)           (0.01)
 Pro forma MRP adjustments(4).......................       (0.01)              (0.01)               (0.01)           (0.01)
                                                           -----               -----                -----            -----
   Pro forma(10)....................................       $0.25               $0.23                $0.21            $0.19
                                                           =====               =====                =====            =====

Consolidated stockholders' equity (book value)(7):
 Historical.........................................     $11,870             $11,870              $11,870          $11,870
 Estimated net proceeds.............................      12,525              14,850               17,175           19,849
 Less:
 Bad debt recapture.................................        (951)               (951)                (951)            (951)
 Common Stock
  acquired by ESOP..................................      (1,054)             (1,240)              (1,426)          (1,640)
 Common Stock to be acquired by MRP(4)..............        (527)               (620)                (713)            (820)
                                                         -------             -------              -------          -------
   Pro forma(7).....................................     $21,863             $23,909              $25,955          $28,308
                                                         =======             =======              =======          =======

Consolidated stockholders' equity per share(6)(8):
 Historical(6)......................................       $9.01               $7.66                $6.66            $5.79
 Estimated net proceeds.............................        9.51                9.58                 9.64             9.68
 Bad debt recapture.................................       (0.72)              (0.61)               (0.53)           (0.46)
 Common Stock acquired by ESOP......................       (0.80)              (0.80)               (0.80)           (0.80)
 Common Stock to be acquired by MRP(4)..............       (0.40)              (0.40)               (0.40)           (0.40)
                                                         -------             -------              -------          -------
   Pro forma(11)....................................     $ 16.60             $ 15.43              $ 14.57          $ 13.81
                                                         =======             =======              =======          =======

Purchase Price as a percentage of pro forma
 stockholders' equity per share.....................       60.24%              64.81%               68.63%           72.41%
Purchase Price as a multiple of pro forma
 net earnings per share.............................       10.00x              10.87x               11.90x           13.16x


                         (footnotes on following page)

________________

(1) Gives effect to the sale of an additional 267,375 shares in the Conversion, which may be issued as a result of an increase in the pro forma market value of the Holding Company and the Savings Bank as converted, without the resolicitation of subscribers or any right of cancellation. The issuance of such additional shares will be conditioned on a determination of the independent appraiser that such issuance is compatible with its determination of the estimated pro forma market value of the Holding Company and the Savings Bank as converted. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."
(2) No effect has been given to withdrawals from accounts for the purpose of purchasing Common Stock in the Conversion.
(3) It is assumed that 8% of the shares of Common Stock offered in the Stock Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP (at an interest rate equal to 8.00% per annum), from the net proceeds retained by the Holding Company. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. The Savings Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders' equity will be increased. The Converted Savings Bank's payment of the ESOP debt is based upon equal installments of principal over a 15-year period, assuming a combined federal and state tax rate of 38.0%. Interest income earned by the Holding Company on the ESOP debt offsets the interest paid by the Savings Bank on the ESOP loan. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense reflects adoption of Statement of Position ("SOP") 93-6, which will require recognition of expense based upon shares committed to be released and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share Purchase Price. See "MANAGEMENT OF THE SAVINGS BANK -- Benefits -- Employee Stock Ownership Plan."


(4 ) In calculating the pro forma effect of the MRP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the MRP at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Common Stock instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.85% and pro forma net income per share would be $1.01, $0.89, $0.81 and $0.74 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended December 31, 1995, respectively, and $0.25, $0.22, $0.20 and $0.18 at March 31, 1996,
     respectively, and pro forma stockholders' equity per share would be $16.24, $15.13, $14.31 and $13.59 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at December 31, 1995, respectively, and $16.35, $15.22, $14.39 and $13.67 for the three months ended March 31, 1996, respectively. Shares issued under the MRP vest 20% per year and, for purposes of this table, compensation expense is recognized on a straight-line basis over each vesting period. In the event the fair market value per share is greater than $10.00 per share on the date of stockholder approval of the MRP, total MRP expense would increase. The total estimated MRP expense was multiplied by 20% (the total percent of shares for which expense is recognized in the first year) resulting in pre-tax MRP expense of $105,400, $124,000, $142,600, and $163,990 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended December 31, 1995, respectively, and $26,350, $31,000, $35,650 and $40,998 for the three months ended March 31,
     1996, respectively. No effect has been given to the shares reserved for issuance under the proposed Stock Option Plan. If stockholders approve the Stock Option Plan following the Conversion, the Holding Company will have reserved for issuance under the Stock Option Plan authorized but unissued shares of Common Stock representing an amount of shares equal to 10% of the shares sold in the Conversion. If all of the options were to be exercised utilizing these authorized but unissued shares rather than treasury shares (which could be acquired), the voting interests of existing stockholders would be diluted by approximately 9.1%. See "MANAGEMENT OF THE SAVINGS
     BANK -- Benefits -- 1996 Stock Option Plan" and "-- Management Recognition Plan" and "RISK FACTORS -- Possible Dilutive Effect of Benefit
     Programs."

(5) Per share amounts are based upon shares outstanding of 1,217,370, 1,432,200, 1,647,030 and 1,894,085 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended December 31, 1995 and 1,213,418, 1,427,550, 1,641,683 and 1,887,935 for the
     three months ended March 31, 1996, respectively, which includes the shares of Common Stock sold in the Conversion less the number of shares assumed to be held by the ESOP not committed to be released on a weighted-average basis in the year following the Conversion.
(6) Historical per share amounts have been computed as if the shares of Common Stock expected to be issued in the Conversion had been outstanding at the beginning of the period or on the date shown, but without any adjustment of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion, the additional ESOP expense or the proposed MRP expense, as described above.
(7) "Book value" represents the difference between the stated amounts of the Savings Bank's assets and liabilities. The amounts shown do not reflect the liquidation account that will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Savings Bank's special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank" and "TAXATION." The amounts shown for book value do not represent fair market values or amounts distributable to stockholders in the unlikely event of liquidation.


(8) Per share amounts are based upon shares outstanding of 1,317,500, 1,550,000, 1,782,500 and 2,049,875 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.
(9) Neither represents, nor is intended to represent, possible future price appreciation or depreciation of the Common Stock.


(10) Pro forma consolidated net income per share would be ($0.28), ($0.21), ($0.15) and ($0.10) at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended December 31, 1995 and ($1.07), ($0.89), ($0.77) and ($0.66) for the three months ended
     March 31, 1996, respectively, assuming the implementation of the one-time SAIF assessment discussed under "RISK FACTORS -- Recapitalization of SAIF and its Impact on SAIF Premiums" and the bad debt recapture discussed under "RISK FACTORS -- Bad Debt Recapture."


(11) The proposed one-time SAIF assessment and the bad debt reserve recapture discussed in footnote (10) above would have an effect on pro forma consolidated stockholders' equity per share. Assuming implementation of the proposed SAIF assessment and the bad debt recapture, pro forma consolidated stockholders' equity per share would be $15.99, $14.91, $14.12 and $13.42 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at December 31, 1995, respectively, and $16.11, $15.01, $14.20 and $13.49 for three months ended March 31, 1996, respectively.

                           CHESTER SAVINGS BANK, FSB
                              STATEMENTS OF INCOME


     The Statement of Income of Chester Savings Bank, FSB for the fiscal year ended December 31, 1995 has been audited by KPMG Peat Marwick LLP, St. Louis, Missouri, independent auditors, whose report thereon appears elsewhere in this Prospectus. The Statements of Income of Chester Savings Bank, FSB for the fiscal years ended December 31, 1994 and 1993 have been audited by Kerber, Eck & Braeckel LLP, independent auditors, whose report thereon also appears elsewhere in this Prospectus. These statements should be read in conjunction with the Financial Statements and related Notes included elsewhere herein. The Statements of Income for the three months ended March 31, 1996 and 1995 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal recurring nature. The results for the three month period ended March 31, 1996 are not necessarily indicative of the results of the Savings Bank that may be expected for the entire year.


                                                                Three Months Ended
                                                                    March 31,                 Year Ended December 31,
                                                                -------------------      -------------------------------
                                                                1996          1995        1995        1994         1993
                                                                ----          ----       ------      ------       ------
Interest income:
 Loans receivable.........................................  $ 1,244,178   $ 1,231,202   $5,026,068  $4,831,691   $5,542,355
 Mortgage-backed securities...............................      263,074       229,763      955,249     770,264      750,997
 Investment securities....................................      520,886       568,892    2,139,821   1,821,823    1,418,384
 Interest-bearing deposits and federal funds sold.........      241,241       204,587      874,839   1,230,257    1,372,017
 Other....................................................       10,662         9,173       39,064      41,890       48,043
                                                             ----------    ----------   ----------  ----------   ----------
     Total interest income................................    2,280,041     2,243,617    9,035,041   8,695,925    9,131,796
                                                             ----------    ----------   ----------  ----------   ----------
Interest expense:
 Savings deposits.........................................    1,151,227     1,328,471    5,279,535   5,089,295    5,526,076
 Securities sold under agreements to repurchase...........      183,336            --      194,144          --           --
                                                             ----------    ----------   ----------  ----------   ----------
     Total interest expense...............................    1,334,563     1,328,471    5,473,679   5,089,295    5,526,076
                                                             ----------    ----------   ----------  ----------   ----------
     Net interest income..................................      945,478       915,146    3,561,362   3,606,630    3,605,720
Provision for loan losses.................................        7,500        (2,300)     161,319      69,309       29,627
                                                             ----------    ----------   ----------  ----------   ----------
     Net interest income after
       provision for loan losses..........................      937,978       917,446    3,400,043   3,537,321    3,576,093
                                                             ----------    ----------   ----------  ----------   ----------
Noninterest income:
 Late charges and other fees..............................       26,852        22,566      102,363      81,412       92,425
 Loss on sale of certificates of deposit..................      (53,714)           --           --          --           --
 Gain on sale of investment securities, net...............        6,837        47,447       52,497          --           --
 Gain on sale of mortgage-backed
   securities, net........................................           --            --       45,919          --           --
 Other....................................................       16,359         7,706       37,376      32,835       36,267
                                                             ----------    ----------   ----------  ----------   ----------
     Total noninterest income.............................       (3,666)       77,719      238,155     114,247      128,692
                                                             ----------    ----------   ----------  ----------   ----------
Noninterest expense:
 General and administrative:
  Compensation and employee benefits......................      327,266       280,773    1,095,268   1,172,522    1,137,737
  Occupancy...............................................       70,651        70,310      293,634     300,908      282,337
  Data processing.........................................       41,041        40,646      166,809     158,242      156,522
  Advertising.............................................       10,504        11,158       54,576      60,303       47,991
  Federal insurance premiums..............................       61,732        74,978      294,762     300,982      249,784
  Other...................................................      102,198        94,590      415,255     414,451      384,292
                                                             ----------    ----------   ----------  ----------   ----------
     Total general and administrative.....................      613,392       572,455    2,320,304   2,407,408    2,258,663
 (Gain) loss on real estate acquired by foreclosure, net..          228            68       17,994     (33,626)      10,834
 Provision for losses on real estate
  acquired by foreclosure.................................           --            --           --          --        7,500
                                                             ----------    ----------   ----------  ----------   ----------
     Total noninterest expense............................      613,620       572,523    2,338,298   2,373,782    2,276,997
                                                             ----------    ----------   ----------  ----------   ----------
     Income before income tax expense
       and cumulative effect of change
       in accounting principle............................      320,692       422,642    1,299,900   1,277,786    1,427,788
Income tax expense........................................       77,000       109,000      299,000     284,742      306,661
                                                             ----------    ----------   ----------  ----------   ----------
     Income before cumulative effect of
     change in accounting principle......................       243,692       313,642    1,000,900     993,044    1,121,127
Cumulative effect of change in accounting principle.......           --            --           --          --     (227,097)
                                                             ----------    ----------   ----------  ----------   ----------
     Net income...........................................   $  243,692    $  313,642   $1,000,900  $  993,044   $  894,030
                                                             ==========    ==========   ==========  ==========   ==========

                See accompanying Notes to Financial Statements.

FINANCIAL CONDITION AT MARCH 31, 1996 COMPARED TO DECEMBER 31, 1995


     ASSETS. The Savings Bank's total assets increased by $2.0 million, or 1.5%, to $136.8 million at March 31, 1996 from $134.8 million at December 31, 1995. The increase in the Savings Bank's asset size resulted primarily from a $1.8 million increase in savings deposits. The funds received from the additional deposits and the decline in certificates of deposit and loans receivable of $5.6 million and $1.3, respectively, were used to increase investment securities and mortgage-backed securities by $7.3 million and $1.5 million, respectively.


     Loans receivable decreased $1.3 million, or 2.2%, to $55.8 million at March 31, 1996 from $57.0 million at December 31, 1995. Loan originations for the three months ended March 31, 1996 totaled $3.4 million while principal repayments totaled $4.6 million. Although loan originations remained relatively consistent with the comparable period in 1995, principal repayments increased by $1.0 million to $4.6 million for the three months ended March 31, 1996 from $3.6 million for the three months ended March 31, 1995.


     Mortgage-backed securities at March 31, 1996 were $16.9 million compared to $15.4 million at December 31, 1995. The $1.5 million, or 9.7%, increase in 1996 resulted from $2.0 million of mortgage-backed security purchases exceeding $463,000 of principal repayments.


     Investment securities increased $7.3 million, or 18.9%, to $45.6 million at March 31, 1996 from $38.3 million at December 31, 1995. The increase in 1996 was attributable to the $28.8 million of investment security purchases exceeding the $21.4 million of maturities and sales of investment securities.


     Certificates of deposit, federal funds sold, interest-bearing deposits, and cash, on a combined basis, decreased $6.0 million, or 29.3%, to $14.4 million at March 31, 1996 from $20.4 million at December 31, 1995. The decrease in 1996 was due to the $5.6 million decline in certificates of deposit from December 31, 1995 to March 31, 1996. Management determined in 1995 to reinvest the proceeds from certificate of deposit maturities and sales into other types of investments.


     LIABILITIES. Savings deposits increased $1.8 million, or 1.7%, to $108.5 million at March 31, 1996 from $106.7 million at December 31, 1995. The increase in the deposit base was mainly due to the $1.9 million of additional deposits made during the three months ended March 31, 1996 by Gilster-Mary Lee. Glister-Mary Lee had savings deposits of $6.2 million and $4.3 million with the Savings Bank at March 31, 1996 and December 31, 1995, respectively. In addition, Gilster-Mary Lee had $15.0 million of reverse repurchase agreements at March 31, 1996. Gilster-Mary Lee has notified the Savings Bank of its intent to draw down the balance of such funds by at least $10.0 million in the short-term and maintain much smaller balances in the future. The loss of funds is expected to impair earnings as there is no intent to replace the savings deposits or reverse repurchase agreements with other wholesale funds. At March 31, 1996, the Savings Bank maintained an adequate liquidity level to cover the withdrawal of such deposits, the reduction of such borrowings, or both.

FINANCIAL CONDITION AT DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994

     ASSETS. The Savings Bank's total assets decreased by $7.0 million, or 4.9%, to $134.8 million at December 31, 1995 from $141.8 million at December 31, 1994. The decline in the Savings Bank's asset size primarily resulted from an $8.8 million reduction in the investment in certificates of deposit, the proceeds of which were used to fund savings withdrawals in excess of those converted to reverse repurchase agreements which reflected management's determination to compete less aggressively on rates, thereby permitting some deposit runoff.

     Loans receivable decreased $1.1 million, or 2.0%, to $57.0 million at December 31, 1995 from $58.2 million at December 31, 1994. Loan originations for 1995 totaled $15.3 million while principal repayments totaled $16.1 million. Although principal repayments remained relatively consistent with the 1994 amount, loan originations increased $2.2 million in 1995, compared to 1994 originations.

     Mortgage-backed securities at December 31, 1995 were $15.4 million compared to $13.1 million at December 31, 1994. The $2.3 million, or 17.3%, increase in 1995 resulted from $6.2 million of mortgage-backed security purchases exceeding $1.6 million of principal repayments and $2.4 million of sales.

     Investment securities decreased $2.8 million, or 6.7%, to $38.3 million at December 31, 1995 from $41.1 million at December 31, 1994. The decrease in 1995 was attributable to the $45.6 million of maturities and sales of investment securities exceeding the $42.7 million of investment security purchases.

     Certificates of deposit, federal funds sold, interest-bearing deposits, and cash, on a combined basis, decreased $5.4 million, or 20.9%, to $20.4 million at December 31, 1995 from $25.8 million at December 31, 1994. The decrease in 1995 was the result of an $8.8 million decline in certificates of deposit from 1994 to 1995. Management determined in 1995 to reinvest the proceeds from certificate of deposit maturities into other types of investments. Also, the Savings Bank needed to use its excess liquidity to fund the $8.0 million net outflow of savings deposits.

     LIABILITIES. Savings deposits decreased $23.0 million, or 17.7%, to $106.7 million at December 31, 1995 from $129.7 million at December 31, 1994. The declining deposit base in 1995 was partially due to the conversion of $15.0 million of deposit liabilities into reverse repurchase agreements and the remaining $8.0 million reduction reflected management's determination to compete less aggressively on rates, thereby permitting some deposit runoff.

RESULTS OF OPERATIONS

     The Savings Bank's operating results depend primarily on the level of net interest income, which is the difference between the interest income earned on its interest-earning assets (loans, mortgage-backed securities, investment securities, federal funds sold, Federal Home Loan Bank Stock, and interest-bearing deposits) and the interest expense paid on its interest-bearing liabilities (deposits and borrowings). Operating results are also significantly affected by provisions for losses on loans, noninterest income and noninterest expense. Each of these factors is significantly affected not only by the Savings Bank's policies, but, to varying degrees, by general economic and competitive conditions and by policies of federal regulatory authorities.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND
1995


     NET INCOME. The Savings Bank's net income for the three months ended March 31, 1996 was $244,000 compared to $314,000 for the three months ended March 31, 1995. The fluctuation in net income was positively affected by a $30,000 increase in net interest income and was negatively affected by an $81,000 decrease in noninterest income and a $41,000 increase in noninterest expense.



     NET INTEREST INCOME. Net interest income totaled $945,000 for the three months ended March 31, 1996 compared to $915,000 for the three months ended March 31, 1995. The $30,000, or 3.3%, increase in net interest income was primarily the result of an increase in the Savings Bank's interest rate spread from 2.49% in 1995 to 2.63% in 1996. The increase in 1996 resulted from a more significant increase in the average yield on loans as compared to the increase in the average cost of interest-bearing liabilities.


     INTEREST INCOME. Interest income totaled $2.3 million for the three months ended March 31, 1996 compared to $2.2 million for the three months ended March 31, 1995. The $36,000, or 1.6%, increase in interest income resulted primarily from an increase in the average yield on interest-earning assets to 6.98% in 1996 from 6.71% in 1995. This increase was partially offset by a $3.0 million, or 2.2%, decline in average interest-earning assets from $133.7 million in 1995 to $130.7 million in 1996. The increase in average yield on interest-earning assets was primarily the result of interest rates on adjustable-rate mortgages repricing upward and the impact of higher short-term interest rates during the first quarter of 1996.


     Interest income earned on loans receivable increased $13,000, or 1.1%, for the three months ended March 31, 1996. This fluctuation was mainly due to the increase in the average yield on loans receivable from 8.49% in

1995 to 8.87% in 1996. This improvement in yield was partially offset by a $1.9 million, or 3.2%, decline in the average balance of loans receivable. The higher yield in 1996 was primarily due to the impact of adjustable-rate mortgages that repriced upward and the continued investment in higher yielding consumer loans.



     Interest income on mortgage-backed securities increased $33,000, or 14.5%, to $263,000 for the three months ended March 31, 1996 from $230,000 for the three months ended March 31, 1995. This increase is a result of the average balance of mortgage-backed securities increasing from $12.8 million in 1995 to $15.8 million in 1996. The $3.0 million, or 23.7%, increase in the average balance was attributable to $2.0 million and $6.2 million of mortgage-backed security purchases made during the three months ended March 31, 1996 and the year ended December 31, 1995, respectively. These purchases were well in excess of repayment and sales activity. The increase in the average balance of mortgage-backed securities was partially offset by the decline in the average yield on mortgage-backed securities from 7.20% for the three months ended March 31, 1995 to 6.66% for the three months ended March 31, 1996. The average yield on mortgage-backed securities decreased due to the impact of repayments of higher yielding mortgage-backed securities that occurred in 1995 and 1994, and the purchase of mortgage-backed securities with lower yields.


     Interest earned on investment securities was $521,000 for the three months ended March 31, 1996 compared to $569,000 for the three months ended March 31, 1995. The $48,000, or 8.4%, decrease was the result of a $3.9 million, or 8.5%, decline in the average balance of investments. The reduction in the average balance resulted from the continued liquidation of the Savings Bank's certificate of deposit portfolio and reinvestment of the proceeds from maturities and sales into mortgage-backed securities and other investment securities. The certificates of deposit portfolio has declined $6.4 million, or 60.6%, since March 31, 1995. The average yield on investment securities remained relatively constant at 5.15% and 5.11% for the three months ended March 31, 1996 and 1995, respectively.


     Interest income on interest-bearing deposits increased $37,000, or 17.9%, to $241,000 for the three months ended March 31, 1996 compared to $205,000 for the three months ended March 31, 1995. This fluctuation was attributable to an increase in the average yield on interest-bearing deposits from 4.63% in 1995 to 5.54% in 1996. The increase in average yield on interest-bearing deposits was primarily the result of higher short-term interest rates during the first quarter of 1996. This increase was partially offset by a decrease in the average balance of interest-bearing deposits from $17.7 million for the three months ended March 31, 1995 to $17.4 million for the three months ended March 31, 1996.



     INTEREST EXPENSE. Interest expense on savings deposits decreased $177,000, or 13.3%, to $1.1 million for the three months ended March 31, 1996 from $1.3 million for the three months ended March 31, 1995. This decrease resulted from the $18.3 million, or 14.5%, reduction in the average balance of deposits from $126.0 million in 1995 to $107.8 million in 1996. The decline in average deposits was partially due to the conversion of $15.0 million of deposit liabilities into reverse repurchase agreements during October 1995. The reverse repurchase agreements were still outstanding during the three months ended March 31, 1996 and had interest expense of $183,000. The remaining decrease in average deposits was attributable to increased competition in the Savings Bank's marketplace and also reflected management's decision to compete less aggressively on deposit rates paid. The decrease in the average balance of deposits was partially offset by a slight increase in the average cost of deposits from 4.22% in 1995 to 4.28% in 1996.


     PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral, and other factors that warrant recognition in providing for an adequate loan loss allowance.


     During the three months ended March 31, 1996, the Savings Bank's provision for loan losses was $7,500 compared to a negative provision of $2,300 for the three months ended March 31, 1995. The negative provision in 1995 resulted from a decline in the level of credit card loans at March 31, 1995.

     The Savings Bank's allowance for loan losses was $396,000, or .71%, of loans outstanding at March 31, 1996, compared to $390,000, or .68%, of loans outstanding at December 31, 1995. The Savings Bank's level of net loans charged-off during the three months ended March 31, 1996 was negligible. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of chargeoffs in recent years, management believes the allowance was adequate at March 31, 1996.


     The breakdown of general loss allowances and specific loss allowances is made for regulatory accounting purposes only. General loan loss allowances are added back to capital to the extent permitted in computing risk-based capital. Both general and specific loss allowances are charged to expense. The financial statements of the Savings Bank are prepared in accordance with generally accepted accounting principles (GAAP) and, accordingly, provisions for loan losses are based on management's assessment of the factors set forth above. The Savings Bank regularly reviews its loan portfolio, including problem loans, to determine whether any loans are impaired, require classification and/or the establishment of appropriate reserves. Management believes it has established its existing allowance for loan losses in accordance with GAAP, however, future additions may be necessary if economic conditions or other circumstances differ substantially from the assumptions used in making the initial determination.



     NONINTEREST INCOME. The Savings Bank's noninterest income decreased $81,000, or 104.7%, from $78,000 for the three months ended March 31, 1995 to $(4,000) for the three months ended March 31, 1996. This decrease resulted from a $54,000 loss on the sale of certificates of deposit and a $41,000 decline in gains recognized from the sale of investment securities. Proceeds from the sale of investment securities in 1996 and 1995 totaled $3.0 million and $4.0 million, respectively. The sales of investment securities for both periods consisted of U.S. government obligations that were classified as available for sale. The $4.5 million of proceeds from the sale of certificates of deposit during the three months ended March 31, 1996 resulted from management's decision to liquidate the certificate of deposit portfolio with one of its brokers due to concerns related to the broker's management of the portfolio. The Savings Bank also made the decision in 1995 to not reinvest in certificates of deposit as they matured. The proceeds from the maturity and sale of certificates of deposit were invested in mortgage-backed securities and other investment securities.


     NONINTEREST EXPENSE. Noninterest expense was $614,000 for the three months ended March 31, 1996 and $573,000 for the three months ended March 31, 1995. The $41,000, or 7.2%, increase resulted from a $46,000 increase in compensation and employee benefits. The increase in compensation and employee benefits was mainly attributable to the adoption in January 1996 of a retirement plan for members of the Board of Directors who reach director emeritus status. During the three months ended March 31, 1996, $52,000 of expense related to the plan was recognized. During December 1995, the plan was funded through the purchase of life insurance contracts on the directors. The cash surrender value of the life insurance contracts totaled $182,000 as of March 31, 1996 and is included in other assets in the balance sheet. Compensation and benefits can be expected to increase following consummation of the Conversion as a result of the implementation of the ESOP, MRP and other benefit plans. See "PRO FORMA DATA" and "MANAGEMENT OF THE SAVINGS BANK." In addition, non-interest expense is also expected to increase as a result of the enactment of proposed legislation that would levy a one-time insurance assessment on all SAIF- member institutions. See "RISK FACTORS -- Recapitalization of SAIF and its Impact on SAIF Premiums."


     INCOME TAX EXPENSE. The Savings Bank's effective tax rate for the three months ended March 31, 1996 and 1995 was 24.0% and 25.8%, respectively. The effective tax rate for each period was below the statutory federal rate of 34% due to the Savings Bank's significant investment in tax exempt securities. Income tax expense is also expected to increase in future periods as a result of the recapture of the Savings Bank's bad debt reserve as a result of the Bank Conversion. See "RISK FACTORS -- Bad Debt Recapture."

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

     NET INTEREST INCOME. Net interest income totaled $3.56 million for 1995 compared to $3.61 million for 1994. The $45,000, or 1.3%, decrease in net interest income was primarily the result of a decline in the Savings Bank's interest rate spread from 2.45% in 1994 to 2.43% in 1995. Although the Savings Bank's interest rate spread declined, net interest income benefitted from an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 104.91% in 1994 to 106.48% in 1995.

     INTEREST INCOME. Interest income totaled $9.0 million for 1995 compared to $8.7 million for 1994. The $339,000, or 3.9%, increase in interest income resulted primarily from an increase in the average yield on interest-earning assets to 6.84% in 1995 from 6.33% in 1994. This increase was partially offset by a $5.4 million, or 3.9%, decline in average interest-earning assets from $137.5 million in 1994 to $132.1 million in 1995. The increase in average yield on interest-earning assets was primarily the result of market interest rates which began rising in 1994 and continued through the first part of 1995 thus resulting in upward adjustments in rates on the Savings Bank's ARMs and enabling the Savings Bank to originate loans and purchase investments at higher rates.

     Interest income earned on loans receivable increased $194,000, or 4.0%, to $5.0 million in 1995 from $4.8 million in 1994. This fluctuation was mainly due to the increase in the average yield on loans receivable from 8.23% in 1994 to 8.77% in 1995. This improvement in yield was partially offset by a $1.4 million, or 2.3%, decline in the average balance of loans receivable. The higher yield in 1995 was primarily due to the impact of rising interest rates on adjustable-rate mortgages that repriced during 1994 and 1995 and the continued increase in the level of higher yielding consumer loans.

     Interest income on mortgage-backed securities increased $185,000, or 24.0%, to $955,000 in 1995 from $770,000 in 1994. This increase is a result of the average balance of mortgage-backed securities increasing from $11.0 million in 1994 to $13.6 million in 1995. This $2.6 million, or 24.0%, increase in the average balance was attributable to $6.2 million and $8.1 million of mortgage-backed securities purchases made in 1995 and 1994, respectively, which exceeded repayment and sales activity. The average yield on mortgage-backed securities remained constant at 7.02% for both 1995 and 1994.

     Interest earned on investment securities was $2.1 million in 1995 compared to $1.8 million in 1994. The $318,000, or 17.5%, increase was the result of an increase in the average yield from 4.49% in 1994 to 5.08% in 1995, coupled with a 3.2% increase in the average balance of investments. The increased yield in 1995 was due to the replacement of lower yielding investments that matured during 1994 and 1995 with purchases of higher yielding investment securities.

     Interest income on interest-bearing deposits decreased $355,000, or 28.9%, to $875,000 in 1995 from $1.2 million in 1994. This decline was primarily attributable to the average balance of interest-bearing deposits decreasing $8.0 million, or 30.3%, to $18.3 million in 1995 from $26.3 million in 1994. The decline in the average balance was mainly due to the reinvestment of proceeds from certificate of deposit maturities into higher yielding investment securities and mortgage-backed securities. This decrease was partially offset by an increase in the average yield on interest-bearing deposits from 4.68% in 1994 to 4.78% in 1995.

     INTEREST EXPENSE. Interest expense increased $384,000 or, 7.6%, to $5.5 million in 1995 from $5.1 million in 1994. This increase resulted from the net impact of an increase in the average cost of deposits from 3.88% in 1994 to 4.39% in 1995, offset by an 8.2% decline in the average balance of deposits. The increase in the average cost of deposits reflected the impact of rising interest rates which began in 1994 and continued through the first part of 1995. The decline in average deposits was partially due to the conversion of $15.0 million of deposit liabilities into reverse repurchase agreements during October 1995. The reverse repurchase agreements were outstanding only in 1995 and had interest expense of $194,000. The remaining decrease in average deposits was attributable to increased competition in the Savings Bank's marketplace and also reflected management's decision to compete less aggressively on rates, thereby permitting some deposit runoff.

     PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in the loan portfolio and the general economy. Such evaluation considers numerous factors including general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral, and other factors that warrant recognition in providing for an adequate loan loss allowance.

     During 1995, the Savings Bank's provision for loan losses was $161,000 compared to $69,000 for 1994. Although loan quality is high and recent loss experience is minimal, management determined that an increase in the level of the allowance for loan losses was necessary based on its analysis of various relevant factors, including: the composition of the Savings Bank's consumer loan portfolio; historical loss experience and the level of the allowance for loan losses to outstanding loans of institutions in the Savings Bank's peer group; delinquency trends; and, the prevailing and projected economic conditions of the Savings Bank's market area.

     The Savings Bank's allowance for loan losses was $390,000, or 0.68% of loans outstanding at December 31, 1995, compared to $246,000, or 0.42% of loans outstanding at December 31, 1994. The Savings Bank's level of net loans charged off as a percentage of average loans receivable was 0.03% and 0.05% for 1995 and 1994, respectively. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of charge-offs in recent years, management believes the allowance is adequate at December 31, 1995.

     The breakdown of general loss allowances and specific loss allowances is made for regulatory accounting purposes only. General loan loss allowances are added back to capital to the extent permitted in computing risk-based capital. Both general and specific loss allowances are charged to expense. The financial statements of the Savings Bank are prepared in accordance with generally accepted accounting principles ("GAAP") and, accordingly, provisions for loan losses are based on management's assessment of the factors set forth above. The Savings Bank regularly reviews its loan portfolio, including problem loans, to determine whether any loans are impaired, require classification and/or the establishment of appropriate reserves. Management believes it has established its existing allowance for loan losses in accordance with GAAP, however, future reserves may be necessary if economic conditions or other circumstances differ substantially from the assumptions used in making the initial determination.

     NONINTEREST INCOME. The Savings Bank's noninterest income increased $124,000, or 108.5%, from $114,000 in 1994 to $238,000 in 1995. This increase resulted from a $21,000 increase in late charges and other fees and $52,000 and $46,000 of gains recognized from the sale of investment securities and mortgage-backed securities, respectively. Proceeds from the sale of investment securities and mortgage-backed securities totaled $29.4 million and $2.4 million, respectively. There were no sales of investment securities or mortgage-backed securities in 1994. In accordance with the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") in 1994, the Savings Bank classified all investment securities and mortgage-backed securities as held to maturity. On November 15, 1995, the Financial Accounting Standards Board ("FASB") issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" ("Special Report"), that allowed, from the date of issuance of the Special Report through December 31, 1995, all entities a one-time opportunity to reconsider their ability and intent to hold securities to maturity and transfer securities from held to maturity without "tainting" the remainder held to maturity securities. As a result of the Special Report, management reconsidered the classification of held to maturity securities and during December 1995 transferred $7.6 million and $2.2 million of investment securities and mortgage-backed securities, respectively, to available for sale. The investment securities transferred were comprised of U.S. agency securities and mortgage-backed bonds.


     The proceeds from sales of investment securities in 1995 consisted of $7.5 million of U.S. agency securities and mortgage-backed bonds transferred to available for sale in conjunction with the provisions of the Special Report, as discussed above, and $21.9 million of U.S. government obligations that were sold prior to the issuance of the Special Report. The U.S. government obligations sold consisted of $18.0 million of securities purchased during 1995 and classified as available for sale and $3.9 million of securities purchased in 1994 that were classified as held to maturity at the end of 1994. Management reclassified all U.S. Government obligations classified as held to maturity at December 31, 1994 to available for sale in 1995 due to the change in intent that was established with the initial purchase in 1995 of U.S. Government obligations that were classified as available for sale. The amount of U.S. government obligations transferred to available for sale in 1995 was $11.7 million.


     The proceeds from the sale of mortgage-backed securities in 1995 consisted of securities purchased prior to 1995 that were classified as held to maturity at December 31, 1994. The sales of these mortgage-backed securities were in effect maturities as the sales occurred only after a substantial portion of the original principal outstanding had been collected.

     Though the Savings Bank recorded gains from sales of investment and mortgage-backed securities in 1995, there can be no assurance that such gains, from the available for sale portfolio, will continue or that losses will not occur in future periods.

     NONINTEREST EXPENSE. Noninterest expense was $2.3 million for 1995 and $2.4 million for 1994. The $35,000, or 1.5%, decrease primarily represented the net result of a $77,000 decrease in compensation and employee benefits, offset by a $52,000 reduction in gains on real estate acquired by foreclosure. The decrease in compensation and employee benefits was mainly the result of a $100,000 decline in bonuses paid to employees in 1995 as compared to 1994. Compensation and benefits can be expected to increase following consummation of the Conversion as a result of the implementation of the ESOP, MRP, Directors Emeritus Plan, and other benefit plans. See "PRO FORMA DATA" and "MANAGEMENT OF THE SAVINGS BANK -- Benefits." The fluctuation in gain/loss on real estate acquired by foreclosure was due primarily to the 1994 balance including the impact of a $43,000 gain on sale of one foreclosed property that had been carried as real estate owned for a number of years.

     INCOME TAX EXPENSE. The Savings Bank's effective tax rate for 1995 and 1994 was 23.0% and 22.3%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Savings Bank's significant investment in tax exempt securities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

     NET INCOME. The Savings Bank's net income for 1994 was $993,000 compared to $894,000 for 1993. Net income in 1993 included a $227,000 reduction for the cumulative effect of a change in accounting principle which resulted from the adoption of SFAS 109, "Accounting for Income Taxes." The fluctuation in net income also reflected an increase in the provision for loan losses and noninterest expense of $40,000 and $97,000, respectively.

     NET INTEREST INCOME. Net interest income totaled $3.61 million for both 1994 and 1993. The consistency of net interest income is due to the interest rate spread being constant at approximately 2.45% for both years. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities remained relatively steady at 104.91% for 1994 and 104.66% for 1993. The offsetting volume and rate effects that combined to result in these stable ratios are set forth below.

     INTEREST INCOME. Interest income was $8.7 million for 1994 compared to $9.1 million for 1993. The $436,000, or 4.8%, decrease in interest income resulted primarily from a decrease in the average yield on interest-earning assets to 6.33% in 1994 from 6.70% in 1993. This decrease was partially offset by a $1.3 million, or 0.9%, increase in average interest-earning assets from $136.2 million in 1993 to $137.5 million in 1994. The decrease in average yield on interest-earning assets was primarily the result of the lagging impact of a declining interest rate environment that existed during 1993 and continued for the first quarter of 1994. Another factor was the reinvestment of relatively high levels of loan repayments that occurred due to refinancing in 1993 and the first quarter of 1994 into lower yielding investments.

     Interest income earned on loans receivable decreased $711,000, or 12.8%, to $4.8 million in 1994 from $5.5 million in 1993. This fluctuation was the result of a decrease in the average yield on loans receivable from 8.76% in 1993 to 8.23% in 1994, coupled with the $4.6 million, or 7.2%, decline in the average balance of loans receivable. The lower yield in 1994 was primarily the result of the impact of lower interest rates on adjustable-rate mortgages that repriced during 1993 and the first quarter of 1994 and the significant level of prepayments associated with higher yielding loans that occurred during 1993 and the first part of 1994.

     Interest income on the mortgage-backed securities increased $19,000, or 2.6%, to $770,000 in 1994 from $751,000 in 1993. This increase is the result of an increase in the average balance of mortgage-backed securities from $8.9 million in 1993 to $11.0 million in 1995, offset by a decline in the average yield on mortgage-backed securities from 8.41% in 1993 to 7.02% in 1994. The $2.0 million, or 22.8%, increase in the average balance was attributable to $8.1 million of mortgage-backed security purchases made in 1994. Proceeds from loan repayments were used to increase the investment in mortgage-backed securities. The average yield on mortgage-backed securities decreased due to the impact of repayments of higher yielding mortgage-backed securities that occurred in 1994 and 1993, and the purchase in 1994 of mortgage-backed securities with lower yields.

     Interest earned on investment securities was $1.8 million in 1994 compared to $1.4 million in 1993. The $403,000, or 28.4%, increase was the result of an increase in the average yield from 4.01% in 1993 to 4.49% in 1994, coupled with a 13.5% increase in the average balance of investments. The increased yield in 1994 was due to the replacement of lower yielding investments that matured during 1993 and 1994 with purchases of higher yielding investment securities. Proceeds from loan repayments were also used to increase the level of investment securities.

     Interest income on interest-bearing deposits decreased $142,000, or 10.3%, to $1.2 million in 1994 from $1.4 million in 1993. This decline was attributable to the average balance of interest-bearing deposits decreasing $1.1 million, or 4.2%, to $26.3 million in 1994 from $27.4 million in 1993, coupled with a decrease in the average yield on interest-bearing deposits from 5.00% in 1993 to 4.68% in 1994.

     INTEREST EXPENSE. Interest expense decreased $437,000 or, 7.9%, to $5.1 million in 1994 from $5.5 million in 1993. This decrease was due to the decline in the average cost of deposits from 4.25% in 1993 to 3.88% in 1994. The level of average deposits was relatively consistent from 1993 to 1994. The decrease in the average cost of deposits resulted from the continued effect of declining market rates of interest which permitted lowering of deposit rates that occurred throughout 1993 and continued through the first part of 1994.

     PROVISION FOR LOAN LOSSES. The Savings Bank's provision for loan losses was $69,000 in 1994 compared to $30,000 in 1993. The increased provision in 1994 was made by management to cover the loss exposure related to a larger credit card portfolio.

     NONINTEREST INCOME. The Savings Bank's noninterest income decreased $14,000, or 11.2%, from $129,000 in 1993 to $114,000 in 1994. This decrease resulted primarily from an $11,000 decline in late charges and other fees.

     NONINTEREST EXPENSE. Noninterest expense was $2.4 million in 1994 and $2.3 million in 1993. The $97,000, or 4.3%, increase primarily represented the net result of increased expenses for all general and administrative expense line items, offset by a decrease in losses on real estate acquired by foreclosure. The increases in compensation and employee benefits, occupancy expense, data processing, advertising and other noninterest expense were relatively minimal and not unusual. The increase in federal insurance premiums resulted from a reduced insurance assessment in 1993 by the FDIC for the effect of the final secondary reserve credit distribution. The fluctuation in the gain/loss on real estate acquired by foreclosure was due primarily to the 1994 balance including the impact of a $43,000 gain on sale of one foreclosed property that had been carried as real estate owned for a number of years.

     INCOME TAX EXPENSE. The Savings Bank's effective tax rate for 1994 and 1993 was 22.3% and 21.5%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Savings Bank's significant investment in tax exempt securities.

     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE. On January 1, 1993, the Savings Bank adopted SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109") which resulted in a decrease in net income of $227,000 for the cumulative effect of a change in accounting principle. The net deferred tax liability that was established as a result of the adoption of SFAS 109 represents future tax expenses derived from temporary differences between the book carrying value and tax basis of assets and liabilities which had not been previously recognized.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS/COST

     The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances instead of daily balances, which management believes has not caused any material difference in the information presented.


                                                                                    Three Months
                                                                                    Ended March 31,
                                                                            1996                        1995
                                                                 --------------------------  ---------------------------
                                                      At                            Average                      Average
                                                    March 31,    Average            Yield/   Average             Yield/
                                                     1996        Balance  Interest  Cost     Balance   Interest  Cost
                                                   -----------   -------  --------  -------  --------  --------  -------
                                                                 (Dollars in Thousands)
INTEREST-EARNING ASSETS:
 Loans receivable, net (1)........................       8.74%  $ 56,127    $1,244    8.87%  $ 57,986   $1,231      8.49%
 Investments, net (2)(6)..........................       5.20     41,357       532    5.15     45,211      578      5.11
 Mortgage-backed securities, net..................       6.46     15,807       263    6.66     12,783      230      7.20
 Interest-bearing deposits (3)....................       5.37     17,411       241    5.54     17,729      205      4.63
                                                                --------    ------           --------   ------
    Total interest-earning assets.................       6.89    130,702     2,280    6.98    133,709   2,244       6.71
                                                         ----               ------    ----              ------      ----
Non-interest-earning assets                                        5,561                        4,978
                                                                --------                     --------
    Total assets..................................              $136,263                     $138,687
                                                                ========                     ========

INTEREST-BEARING LIABILITIES:
 Deposits.........................................       4.28   $107,759     1,152    4.28   $126,024   1,329       4.22
 Reverse repurchase agreements....................       4.44     15,000       183    4.88         --      --         --
                                                                --------    ------           --------   -----
    Total interest-bearing liabilities............       4.30    122,759     1,335    4.35    126,024   1,329       4.22
                                                         ----               ------    ----              -----       ----
Non-interest-bearing liabilities..................                 1,713                        1,831
                                                                --------                     --------
    Total liabilities.............................               124,472                      127,855
Retained earnings.................................                11,791                       10,832
                                                                --------                     --------
    Total liabilities and retained earnings.......              $136,263                     $138,687
                                                                ========                     ========

 Net interest income..............................                           $ 945                      $ 915
                                                                             =====                      =====
 Interest rate spread                                    2.59%                        2.63%                         2.49%
  (4)(7)..........................................       ====                         ====                          ====
                                                          N/A                         2.89%                         2.74%
 Net interest margin (5)(8).......................       ====                         ====                          ====

 Ratio of average interest-earning assets
  to average interest-bearing liabilities.........                                  106.47%                       106.10%
                                                                                    ======                        ======

                                                                           Year Ended December 31,
                                                            --------------------------------------------------------
                                                                       1995                        1994
                                                            --------------------------  ----------------------------
                                                                               Average                      Average
                                                            Average            Yield/   Average             Yield/
                                                            Balance  Interest  Cost     Balance   Interest  Cost
                                                            -------- --------  -------  --------  --------  --------
INTEREST-EARNING ASSETS:
 Loans receivable, net (1)........................          $ 57,326    $5,026  8.77%   $ 58,698    $4,832      8.23%
 Investments, net (2)(6)..........................            42,852     2,179  5.08      41,537     1,864      4.49
 Mortgage-backed securities, net..................            13,609       955  7.02      10,972       770      7.02
 Interest-bearing deposits (3)....................            18,316       875  4.78      26,272     1,230      4.68
                                                            --------    ------          --------    ------
    Total interest-earning assets.................           132,103     9,035  6.84     137,479     8,696      6.33
                                                                        ------  ----                ------      ----
Non-interest-earning assets                                    5,165                       5,521
                                                            --------                    --------
    Total assets..................................          $137,268                    $143,000
                                                            ========                    ========

INTEREST-BEARING LIABILITIES:
 Deposits.........................................          $120,308     5,280  4.39    $131,046     5,089      3.88
 Reverse repurchase agreements....................             3,750       194  5.17          --        --        --
                                                            --------    ------          --------    ------
    Total interest-bearing liabilities............           124,058     5,474  4.41     131,046     5,089      3.88
                                                                        ------  ----                ------      ----
Non-interest-bearing liabilities..................             2,016                       1,775
                                                            --------                    --------
    Total liabilities.............................           126,074                     132,821
Retained earnings.................................            11,194                      10,179
                                                            --------                    --------
    Total liabilities and retained earnings.......          $137,268                    $143,000
                                                            ========                    ========

 Net interest income..............................                      $3,561                      $3,607
                                                                        ======                      ======
 Interest rate spread
  (4)(7)..........................................                              2.43%                           2.45%
                                                                                ====                            ====
 Net interest margin (5)(8).......................                              2.70%                           2.62%
                                                                                ====                            ====
 Ratio of average interest-earning assets
  to average interest-bearing liabilities.........                            106.48%                         104.91%
                                                                              ======                          ======

_______________________
(1)  Average balance includes non-accrual loans.
(2)  Includes FHLB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, and certificates of deposit.
(4) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Represents net interest income as a percentage of average interest-earning assets.

(6) Does not consider tax equivalent basis of tax exempt state and municipal securities. Average yield on investment securities, after considering tax equivalent basis of such securities, is 5.67%, 5.57%, 5.62% and 5.04% for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995 and 1994, respectively. The tax equivalent yield on such securities was 5.89%, 5.56%, 5.87% and 5.69% for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995 and 1994, respectively.

(7) Does not consider tax-equivalent basis of tax exempt state and municipal securities. Interest rate spread, after considering tax equivalent basis of such securities, is 2.79%, 2.65%, 2.60% and 2.61% for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995 and 1994, respectively.

(8) Does not consider tax-equivalent basis of tax exempt state and municipal securities. Net interest margin, after considering tax equivalent basis of such securities, is 2.89%, 2.74%, 2.87% and 2.79% for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995 and 1994, respectively.

RATE/VOLUME ANALYSIS

     The following table sets forth the effects of changing volumes and rates on net interest income of the Savings Bank. Information is provided with respect to
(i) effects on interest income and expense attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income and expense attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).


                                            Three Months Ended March 31,                          Year Ended December 31,
                                              1996 Compared to Three                               1995 Compared to Year
                                            Months Ended March 31, 1995                           Ended December 31, 1994
                                                Increase (Decrease)                                 Increase (Decrease)
                                                     Due to                                              Due to
                                      ----------------------------------------------      --------------------------------------
                                                                            Total                                       Total
                                                                Rate/      Increase                          Rate/     Increase
                                        Volume       Rate       Volume    (Decrease)       Volume    Rate    Volume   (Decrease)
                                      ----------  ----------  ----------  ----------      --------  -------  -------  ----------
Interest-earning assets:
 Loans receivable, net (1)                $ (39)       $ 58        $ (6)      $  13         $(113)    $317     $(10)      $ 194
 Investments, net (2)                       (50)          5          (2)        (47)           59      245       11         315
 Mortgage-backed securities, net             54         (17)         (4)         33           185       --       --         185
 Interest-bearing deposits (3)               (4)         40           1          37          (372)      26       (9)       (355)
                                          -----        ----        ----       -----         -----     ----     ----       -----
    Total net change in income
     on interest-earning assets             (39)         86         (11)         36          (241)     588       (8)        339
                                          -----        ----        ----       -----         -----     ----     ----       -----
Interest-bearing liabilities:
 Deposits                                  (193)         19          (3)       (177)         (417)     668      (61)        190
 Reverse repurchase agreements              183          --          --         183           194       --       --         194
                                          -----        ----        ----       -----         -----     ----     ----       -----
   Total net change in expense on
     interest-bearing liabilities           (10)         19          (3)          6          (223)     668      (61)        384
                                          -----        ----        ----       -----         -----     ----     ----       -----

   Net change in net interest income      $ (29)       $ 67        $ (8)      $  30         $ (18)    $(80)    $ 53       $ (45)
                                          =====        ====        ====       =====         =====     ====     ====       =====

                                                      Year Ended December 31,
                                                       1994 Compared to Year
                                                      Ended December 31, 1993
                                                        Increase (Decrease)
                                                              Due to
                                             -----------------------------------------
                                                                              Total
                                                                   Rate/     Increase
                                             Volume     Rate      Volume    (Decrease)
                                             -------  ---------  ---------  ----------
Interest-earning assets:
 Loans receivable, net (1)                    $(400)     $(335)        25       $(710)
 Investments, net (2)                           198        175         24         397
 Mortgage-backed securities, net                171       (124)       (28)         19
 Interest-bearing deposits (3)                  (57)       (88)         3        (142)
                                              -----      -----       ----       -----
    Total net change in income
     on interest-earning assets                 (88)      (372)        24        (436)
                                              -----      -----       ----       -----
Interest-bearing liabilities:
 Deposits                                        38       (482)         7        (437)
 Reverse repurchase agreements                   --         --         --          --
                                              -----      -----       ----       -----
   Total net change in expense on
     interest-bearing liabilities                38       (482)         7        (437)
                                              -----      -----       ----       -----

   Net change in net interest income          $(126)     $ 110       $ 17       $   1
                                              =====      =====       ====       =====

________________
(1)  Average balance includes nonaccrual loans.
(2)  Includes FHLB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, and certificates of deposit.

ASSET AND LIABILITY MANAGEMENT

     The principal operating objective of the Savings Bank is the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Savings Bank's principal interest-earning assets have substantially longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Savings Bank's cost of funds before the yield on its asset portfolio adjusts upward. The Savings Bank has generally sought to reduce its exposure to adverse changes in interest rates by attempting to achieve a closer match between the periods in which their interest-bearing liabilities and interest-earning assets can be expected to reprice through the origination of adjustable-rate mortgages and investment in loans and securities with shorter terms.

     The term "interest rate sensitivity" refers to those assets and liabilities which mature and reprice periodically in response to fluctuations in market rates and yields. Many savings banks have historically operated in a mismatched position with interest-sensitive liabilities greatly exceeding interest-sensitive assets in the short-term time periods. As noted above, one of the principal goals of the Savings Bank's asset/liability program is to more closely match the interest rate sensitivity characteristics of its asset and liability portfolios.

     In order to manage interest rate risk, the Savings Bank's Executive Committee monitors the difference between the Savings Bank's maturing and repricing assets and liabilities and to develop and implement strategies to decrease the "negative gap" between the two. The primary responsibilities of the committee are to assess the Savings Bank's asset/liability mix, recommend strategies to the Board of Directors that will enhance income while managing the Savings Bank's vulnerability to changes in interest rates and report to the Board of Directors the results of the strategies used.


     In order to increase the interest rate sensitivity of its assets, the Savings Bank has originated adjustable rate residential mortgage loans and maintained a consistent level of short- and intermediate-term investment securities and interest-bearing deposits. At March 31, 1996, the Savings Bank had $18.7 million of adjustable rate mortgages, $29.4 million of investment securities, mortgage-backed securities and interest-bearing deposits maturing within one year, and $33.3 million of investment securities, mortgage-backed securities and interest-bearing deposits maturing within one to five years. The Savings Bank had $1.9 million in adjustable rate mortgage-backed securities at March 31, 1996, which were purchased in the secondary market. In addition, at March 31, 1996 the Savings Bank had $6.4 million of consumer loans which typically have maturities of five years or less.

     In managing its future interest rate sensitivity, the Savings Bank intends to continue to stress the origination of adjustable rate mortgages and loans with shorter maturities, the maintenance of a consistent level of short and intermediate-term securities, and pricing strategies that extend the term of deposit liabilities.

INTEREST RATE SENSITIVITY ANALYSIS

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would negatively affect net interest income.

     At March 31, 1996, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $14.0 million, representing a cumulative negative one-year gap of 10.21% of total assets. Like many savings banks, the Savings Bank has historically had a cumulative negative gap position. Although the Savings Bank has made efforts to reduce its exposure as a result of this one-year position, it is expected that the Savings Bank will maintain a negative gap position in the immediate future, which to the extent interest rates rise, will adversely impact the Savings Bank's net interest income.

     The following table presents the Savings Bank's interest sensitivity gap between interest-earning assets and interest-bearing liabilities at March 31, 1996 based on the assumptions set forth on the following page.


                                                Within                   Over         Over         Over      Over
                                                Six        6 Months      1-3          3-5          5-10      10
                                                Months     to One Year   Years        Years        Years     Years     Total
                                                ------     -----------   -----        -----        -----     -----     -----
                                                                        (Dollars in Thousands)
Interest-earning assets:

Fixed-rate mortgage loans....................  $  5,416      $  4,385      $10,819      $ 5,093   $ 4,419   $ 1,103   $ 31,235
Adjustable-rate mortgage loans...............    10,436         7,502          769           --        --        --     18,707
Mortgage-backed securities...................     2,919         2,178        6,313        3,935     1,561        --     16,906
Consumer loans...............................     1,856           983        2,945          450        --        --      6,234
Investments, net.............................    20,515         4,807       26,881        4,480       860        --     57,543
                                               --------      --------      -------      -------   -------   -------   --------
   Total rate sensitive assets...............    41,142        19,855       47,727       13,958     6,840     1,103    130,625
                                               --------      --------      -------      -------   -------   -------   --------

Interest-bearing liabilities:

Deposits:
 Regular savings and NOW accounts............     3,658         2,994        7,444        3,342     2,354       368     20,160
 Money market deposit accounts...............     9,652         4,826        4,524          283        19        --     19,304
 Certificates of deposit.....................    29,194         9,641       29,184        1,032        --        --     69,051
Borrowings:
 Repurchase agreements.......................    15,000            --           --           --        --        --     15,000
                                               --------      --------      -------      -------   -------   -------   --------
    Total rate sensitive liabilities.........    57,504        17,461       41,152        4,657     2,373       368    123,515
                                               --------      --------      -------      -------   -------   -------   --------

Excess (deficiency) of interest
  sensitivity assets over interest
   sensitivity liabilities...................  $(16,362)     $  2,394      $ 6,575      $ 9,301   $ 4,467   $   735   $  7,110
                                               ========      ========      =======      =======   =======   =======   ========
Cumulative excess (deficiency) of
  interest sensitivity assets................  $(16,362)     $(13,968)     $(7,393)     $ 1,908   $ 6,375   $ 7,110
                                               ========      ========      =======      =======   =======   =======
Cumulative ratio of interest-earning assets
  to interest-bearing liabilities............     71.55%        81.37%       93.63%      101.58%   105.18%   150.76%
Interest sensitivity gap to total assets.....    (11.96)         1.75         4.81         6.80      3.26       .54
Ratio of interest-earning assets to
  interest-bearing liabilities...............     71.55        113.71       115.98       299.72    288.24    299.73
Ratio of cumulative gap to total assets......    (11.96)       (10.21)       (5.40)        1.40      4.66      5.20

     In preparing the table above, it has been assumed that: (i) adjustable-rate first mortgage loans with a current index will prepay at a rate of 15% per year; (ii) fixed-rate mortgage loans on one- to four-family residences with terms to maturity of 15 years will prepay at a rate of 36% per year; (iii) fixed rate mortgage loans on one- to four-family residences with terms to maturity of other than 15 years will prepay at a rate of 10%; (iv) fixed-rate mortgage loans on non-residential properties will prepay at a rate of 8%; (v) adjustable-rate mortgage loans on non-residential properties will prepay at a rate of 9%; (vi) consumer loans will prepay at rates ranging from 6% to 7%; (vii) fixed maturity deposits will not be withdrawn prior to maturity; and, (viii) interest-bearing checking, savings accounts and money market demand accounts will decay, based on industry experience, at the following rates:


                                        6 Months    Over 1    Over 3    Over 5
                             6 Months    Through   Through   Through   Through    Over 10
                              or Less    1 Year    3 Years   5 Years   10 Years    Years
                             ---------  --------   -------   -------   --------   -------

Interest-bearing checking..      18.1%      14.9%    36.9%     16.6%      11.7%      1.8%
Savings accounts...........      18.1       14.9     36.9      16.6       11.7       1.8
Money market demand........      50.0       25.0     23.4       1.5        0.1        --

     NET PORTFOLIO VALUE. The interest rate risk component ("IRR") of the risk-based capital rule is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its regulatory capital 50% of that excess change.


     The following table is provided by the OTS and sets forth as of March 31, 1996 the estimated changes in NPV based on the indicated interest rate environments. No effect has been given to any steps that management of the Savings Bank may take to counter the effects of interest rate movements presented in the table.


        Change in
      Interest Rates
      in Basis Points             Net Portfolio Value
                        ---------------------------------------
      (Rate Shock)      Amount         $ Change        % Change
    -----------------   -------        --------        --------
                                (Dollars in Thousands)
          200           $10,968        $(1,259)         (10.30)
          100            11,846           (381)          (3.12)
          Static         12,227             --              --
          (100)          12,624            397            3.25
          (200)          13,009            782            6.40


NPV IS NOT AN INDICATION OF THE MARKET VALUE OR LIQUIDATION VALUE OF THE SAVINGS BANK.

     The Savings Bank's asset and liability structure results in a decrease in NPV in a rising interest rate scenario and an increase in NPV in a declining interest rate scenario. During periods of rising rates, the value of monetary assets declines. Conversely, during periods of falling rates, the value of monetary assets increases. However, the amount of change in value of specific assets and liabilities due to changes in rates is not the same in a rising rate environment as in a falling rate environment (i.e., the amount of value increase under a specific rate decline may not equal the amount of value decrease under an identical upward rate movement).

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as substantially all of the Savings Bank's ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the tables. Therefore, the data presented in the tables should not be relied upon as indicative of actual results.

LIQUIDITY AND CAPITAL RESOURCES


     The Savings Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Savings Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Savings Bank's liquidity ratio at March 31, 1996 was 34.7%.

     The Savings Bank's primary sources of funds consist of deposits, reverse repurchase agreements, repayments and prepayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Savings Bank manages the pricing of its deposits to maintain a steady deposit base. The Savings Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest in other interest-bearing assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet and exceed the Savings Bank's liquidity needs for 1996.


     A major portion of the Savings Bank's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Savings Bank's operating, investing, lending and financing activities during any given period. At March 31, 1996, cash and cash equivalents totaled $10.3 million.

     The primary investing activities of the Savings Bank include origination of loans and purchase of mortgage-backed securities and investment securities. During 1995, purchases of investment securities and mortgage-backed securities totaled $42.7 million and $6.2 million, respectively, while loan originations totaled $15.3 million. These investments were funded primarily from loan and mortgage-backed security repayments of $17.7 million, investment security sales and maturities of $45.6 million, sales of mortgage-backed securities of $2.4 million, and $10.8 million of certificate of deposit maturities. In addition, during 1995, $15.0 million of savings deposits were converted into reverse repurchase agreements and the $8.0 million deposit runoff was funded with excess liquidity.


     Liquidity management is both a daily and long-term function of business management. If the Savings Bank requires funds beyond its ability to generate them internally, the Savings Bank believes that it could borrow additional funds from the FHLB. At March 31, 1996, the Savings Bank had no outstanding advances from the FHLB.


     At March 31, 1996, the Savings Bank had $377,000 in outstanding commitments to originate loans, all of which were at fixed rates. In addition, the Savings Bank had no commitments to fund outstanding credit lines at March 31, 1996. The Savings Bank anticipates that it will have sufficient funds available to meet its current commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $42.5 million at March 31, 1996. Except as discussed under "RISK FACTORS -- Potential Reduction of Certain Funding Liabilities, " based on historical experience, management believes that a significant portion of such deposits will remain with the Savings Bank. If a significant portion of these deposits did not review, the loss of such funds could have an adverse effect on earnings to the extent that replacement funds, either in the form of borrowings or new deposits, are at higher interest rates.


     At March 31, 1996, the Savings Bank exceeded all of its regulatory capital requirements. For further information regarding the Savings Bank's regulatory capital at March 31, 1996, and on a pro forma basis, see "HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE."

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Savings Bank are monetary in nature. As a result, interest rates have a more significant impact on the Savings Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the current interest rate environment, liquidity and maturity structure of the Savings Bank's assets and liabilities are critical to the maintenance of performance levels.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), which became effective for the Savings Bank beginning January 1, 1995. SFAS 114 requires a lender to consider a loan to be impaired if the lender believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the lender will be required to record a loan valuation allowance equal to the difference between the present value of the estimated future cash flows discounted at the loan's effective rate and the current book value of the loan. This accounting change will significantly change the accounting by lenders previously allowed under SFAS 15. Based upon the status of the loan portfolio, the adoption of SFAS 114 did not have a material effect on the Savings Bank's financial position.

     ACCOUNTING FOR INVESTMENTS IN DEBT AND EQUITY SECURITIES. In May 1993, the FASB issued SFAS 115. SFAS 115 expands the required use of fair value accounting for investments in debt and equity securities, and allows debt securities to be classified as "held to maturity" and reported in the financial statements at amortized cost only if the reporting entity has the present intent and ability to hold those securities to maturity. Furthermore, the statement clarifies that securities which might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors must be classified as "available for sale" and carried at fair value in the financial statements. Unrealized gains and losses are recorded, net of related income tax effect, as a separate component of stockholders' equity until realized. The Savings Bank adopted SFAS 115 on January 1, 1994 and classified all investment securities and mortgage-backed securities as "held to maturity." On November 15, 1995, the FASB issued the Special Report. Due to uncertainties surrounding the regulatory capital treatment for unrealized gains and losses on available for sale securities at the time SFAS 115 was required to be implemented, the Special Report was issued to allow all entities a one-time opportunity to reconsider their ability and intent to hold securities to maturity and transfer securities from held to maturity without "tainting" the remainder held to maturity securities. Those securities transferred would be accounted for prospectively under SFAS 115. These transfers were only allowed during the period from the date of issuance of the Special Report through December 31, 1995.

          As a result of the Special Report, management reconsidered the classification of held to maturity securities and transferred $7,589,274 and $2,169,407 of investment securities and mortgage-backed securities, respectively, to available for sale during December 1995. As a result of the transfers, a net decrease of $33,465 was recorded as a separate component of retained earnings.

     ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN-INCOME RECOGNITION AND DISCLOSURES. During October 1994, the FASB issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS 118") which amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. Prior to the issuance of SFAS 118, SFAS 114 provided for two alternative income recognition methods to be used to account for changes in the net carrying amount of an impaired loan subsequent to the initial measurement of impairment. Under the first income recognition method, a creditor would accrue interest on the net carrying amount of the loan as an adjustment to the provision for losses. Under the second income recognition method, a creditor would recognize all changes in the net carrying amount of the loan as an adjustment to the provision for losses on loans. While those income recognition methods are no longer required, SFAS 118 does not preclude a creditor from using either of these methods.

     The initial impact of applying SFAS 114 and SFAS 118 will not be reported as an accounting change, but rather as a component of the provision for losses on loans charged to operations. SFAS 114 and SFAS 118 are required to be accounted for on a prospective basis and are effective for fiscal years beginning after December 15, 1994 (January 1, 1995 for the Savings Bank).

     ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. In May 1995, the FASB issued Statement of Financial Accounting Standards 122, "Accounting for Mortgage Servicing Rights", an amendment of FASB Statement No. 65 ("SFAS 122"). SFAS 122 amends SFAS 65, "Accounting for Certain Mortgage Banking Activities", to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values, if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans, and no cost should be allocated to mortgage servicing rights. SFAS 122 also requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 must be applied prospectively for fiscal years beginning after December 15, 1995, with earlier adoption encouraged, to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of SFAS 122. Retroactive capitalization of mortgage servicing rights retained in transactions in which a mortgage banking enterprise originates mortgage loans and sells or securitizes those loans before the adoption of SFAS 122 is prohibited. The Savings Bank plans to adopt the provisions of SFAS 122 effective January 1, 1996. Management does not believe the adoption of SFAS 122 will have a material effect on the Savings Bank's financial position.

     ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS. In March 1995, the FASB issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 is effective for fiscal years beginning after December 15, 1995. Earlier application is permitted. SFAS 121 will require, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management will adopt the provisions of SFAS 121 on January 1, 1996, but believes that the adoption of SFAS 121 will not have a material impact on the Savings Bank's financial statements.

     ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS. In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued SOP 93-6, which requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 may increase compensation expense relating to the ESOP to be established in connection with the Stock Conversion as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. The effect of SOP 93-6 on net income and book value per share in fiscal 1996 and future periods cannot be predicted due to the uncertainty of the fair value of the shares of Common Stock subsequent to their issuance.

     DISCLOSURES OF CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES. In December 1994, the AICPA issued SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 is effective for fiscal years ending after December 15, 1995. Earlier application is permitted. SOP 94-6 will require, among other things, that entities include in their financial statements disclosures about the nature of their operations and the use of estimates in the preparation of financial statements. In addition, SOP 94-6 requires disclosures about current vulnerability due to certain concentrations. Management believes that the adoption of SOP 94-6 did not have a material impact on the Savings Bank's financial statements.


                        BUSINESS OF THE HOLDING COMPANY

GENERAL

     The Holding Company was organized as a Delaware business corporation at the direction of the Board of Directors of the Savings Bank in March 1996 for the purpose of becoming a savings and loan holding company to own all of the outstanding capital stock of the Converted Savings Bank in connection with the Stock Conversion and thereafter, becoming a bank holding company to own all the outstanding capital stock of the Banks in connection with the Bank Conversion and the Bank Formation. Upon consummation of the Bank Conversion and Bank Formation, the Banks will become wholly owned subsidiaries of the Holding Company.

BUSINESS

     Prior to the Conversion, the Holding Company will not engage in any significant operations. Upon consummation of the Conversion, the Holding Company's sole business activity will be the ownership of all of the capital stock of the Banks. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

     Initially, the Holding Company will neither own nor lease any property but will instead use the premises, equipment and furniture of Chester National Bank with the payment of appropriate rental fees, as required by applicable law.

     Since the Holding Company will only hold the capital stock of the Banks, the competitive conditions applicable to the Holding Company will be the same as those confronting the Banks. See "BUSINESS OF THE SAVINGS BANK --Competition."


                          BUSINESS OF THE SAVINGS BANK

GENERAL


     The Savings Bank's principal business consists of attracting deposits from the general public through a variety of deposit programs and using these funds to originate one- to four-family residential mortgage loans and consumer loans within the Savings Bank's lending market area and to invest in investment and mortgage-backed securities. To a lesser extent, the Savings Bank also originates commercial real estate loans, consumer loans, and other loans. Substantially all of the Savings Bank's first mortgage loans are secured by properties located within Illinois or Missouri. At March 31, 1996, the Savings Bank's gross loan portfolio totaled $56.7 million, of which 80.9% were one- to four-family residential mortgage loans, 4.8% were commercial real estate loans and 11.3% were consumer loans. At March 31, 1996, the Savings Bank's investments and mortgage-backed securities totaled $74.4 million, or 54.4% of total assets.

MARKET AREA

     The Savings Bank operates out of its headquarters in Chester, Illinois (Randolph County), four full-service branch offices in Illinois and one full-service branch office in Missouri. The Illinois branches are located in Randolph County (Sparta and Red Bud), Perry County (Pinckneyville) and Jackson County (Carbondale). The Missouri full-service branch is located just across the Mississippi River in Perry County (Perryville), approximately 15 miles from Chester. The Savings Bank also operates a loan production office in Cape Girardeau County, Missouri (Cape Girardeau) approximately 45 miles southeast of Chester.

     The local market area is primarily rural and covers a fairly large geographic area in southwestern Illinois and southeastern Missouri. The closest major metropolitan area is the St. Louis area, approximately 60 miles to the north. The largest town served is Carbondale, which has a population of approximately 27,000, while the smallest town served, Red Bud, has a population of approximately 3,000. Perryville, Missouri has a population of approximately 7,000.

      The economy in southwestern Illinois is historically based in coal mining and agriculture, although both industries have declined in recent decades. The decline of mining employment has had a significant adverse impact on the economy of the market area, particularly in Randolph and Perry counties, Illinois. Loan demand in these counties has been limited as unemployment is high and the population has been declining. Randolph County's already weak economy was adversely effected in early 1996 when Spartan Printing Company, one of the County's largest manufacturing employers with approximately 1,000 employees, closed. Somewhat offsetting the unfavorable operating environment in Randolph and Perry Counties has been the Jackson County market, whose largest city, Carbondale, is home to Southern Illinois University (the "University"). The University has enhanced the economic stability of Jackson County both through direct employment and by supporting a number of ancillary businesses. The Perryville market is rural and small, and economic stability is supported by its largest employer, Gilster-Mary Lee. The operating environment in Perryville has generally been more favorable than Randolph and Perry counties.

     The Savings Bank faces significant competition from many financial institutions for deposits and loan originations. See "-- Competition" and "RISK FACTORS -- Dependence on Local Economy and Competition Within Market Area."

LENDING ACTIVITIES


     GENERAL. The principal lending activity of the Savings Bank is the origination of conventional mortgage loans for the purpose of purchasing, constructing or refinancing owner-occupied, one- to four-family residential property. To a significantly lesser extent, the Savings Bank also originates multi-family, commercial real estate, land and consumer loans. The Savings Bank's net loans receivable totalled $55.8 million at March 31, 1996, representing 40.8% of total assets.

     LOAN PORTFOLIO ANALYSIS. The following table sets forth the composition of the Savings Bank's loan portfolio by type of loan and type of security as of the dates indicated. The Savings Bank had no concentration of loans exceeding 10% of total loans other than as set forth below.



                                      At March 31,                     At December 31,
                                                       --------------------------------------
                                          1996                1995                1994
                                    -----------------  ------------------  ------------------
                                    Amount   Percent    Amount   Percent    Amount   Percent
                                    -------  -------   --------  --------  --------  --------
                                                     (Dollars in Thousands)
Type of Loan:
- ------------
Mortgage loans:
Conventional..................      $46,147    81.42%  $ 47,213    81.45%  $ 48,275    81.68%
 FHA..........................          322     0.57        344     0.59        405     0.69
 Commercial...................        2,700     4.76      2,870     4.95      3,588     6.07
 Construction.................        1,096     1.93      1,172     2.02        485     0.82
                                    -------   ------   --------   ------   --------   ------
   Total mortgage loans.......       50,265    88.68     51,599    89.01     52,753    89.26
                                    -------   ------   --------   ------   --------   ------
Consumer loans:
 Automobile...................        1,824     3.22      1,713     2.95      1,339     2.26
 Home improvement.............        1,591     2.81      1,348     2.33      1,211     2.05
 Credit cards.................          851     1.50        939     1.62        828     1.40
 Savings account..............          419     0.74        440     0.76        506     0.86
 Other........................        1,729     3.05      1,928     3.33      2,463     4.17
                                    -------   ------   --------   ------   --------   ------
   Total consumer loans.......        6,414    11.32      6,368    10.99      6,347    10.74
                                    -------   ------   --------   ------   --------   ------
   Total loans................       56,679   100.00%    57,967   100.00%    59,100   100.00%
                                              ======              ======              ======

Less:
 Loans in process.............          503                 533                 676
 Deferred fees and discounts..           26                  23                  21
 Allowance for losses.........          396                 390                 246
                                    -------            --------            --------
  Loans receivable, net.......      $55,754            $ 57,021            $ 58,157
                                    =======            ========            ========

Type of Security:
- ----------------
Residential real estate:
 One- to four-family..........      $45,842    80.88%  $ 47,201    81.43%    47,579    80.51%
 Multi-family.................          583     1.03        600     1.03        764     1.29
Commercial real estate........        2,700     4.76      2,870     4.95      3,588     6.07
Agriculture and land..........        1,140     2.01        928     1.60        822     1.39
Consumer loans................        6,414    11.32      6,368    10.99      6,347    10.74
                                    -------   ------   --------   ------   --------   ------
  Total loans.................       56,679   100.00%    57,967   100.00%    59,100   100.00%
                                              ======              ======              ======

Less:
 Loans in process.............          503                 533                 676
 Deferred fees and discounts..           26                  23                  21
 Allowance for losses.........          396                 390                 246
                                    -------            --------            --------
  Total loans.................      $55,754            $ 57,021            $ 58,157
                                    =======            ========            ========



     RESIDENTIAL REAL ESTATE LENDING. The primary lending activity of the Savings Bank is the origination of mortgage loans to enable borrowers to purchase or refinance existing one- to four-family homes. Management believes that this policy of focusing on one- to four-family residential mortgage loans located in its market area has been successful in contributing to interest income while keeping credit losses low. At March 31, 1996, $45.8 million, or 80.9% of the Savings Bank's gross loan portfolio, consisted of loans secured by one- to four-family residential real estate. The average principal balance of the loans in the Savings Bank's one- to four-family portfolio was approximately $31,200 at March 31, 1996. The Savings Bank presently originates for retention in its portfolio both ARM loans with terms of up to 25 years and fixed-rate mortgage loans with terms of up to 20 years. Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment. At March 31, 1996, $18.7 million, or 33.0% of the Savings Bank's gross loans, were subject to periodic interest rate adjustments.


     The loan fees charged, interest rates and other provisions of the Savings Bank's ARM loans are determined by the Savings Bank based on its own pricing criteria and competitive market conditions. The Savings Bank originates one-year ARM loans secured by owner-occupied residences whose interest rates and payments generally are adjusted annually to a rate typically equal to 2.75% above the one-year or, occasionally the three-year, constant maturity United States Treasury ("CMT") index. At March 31, 1996, the Savings Bank had approximately $3.3 million of ARM loans, the interest rates for which are based on the Eleventh District Cost of Funds Index, a lagging index. Such loans were acquired in connection with the Heritage Federal acquisition. The Savings Bank occasionally offers ARM loans with initial rates below those which would prevail under the foregoing computations, determined by the Savings Bank based on market factors and competitive rates for loans having similar features offered by other lenders for such initial periods. At March 31, 1996, the initial interest rate on ARM loans offered by the Savings Bank ranged from 6.50% to 7.50% per annum. The periodic interest rate cap (the maximum amount by which the interest rate may be increased or decreased in a given period) on the Savings Bank's ARM loans is generally 2% per year and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.

     The Savings Bank does not originate negative amortization loans. The terms and conditions of the ARM loans offered by the Savings Bank, including the index for interest rates, may vary from time to time. The Savings Bank believes that the adjustment features of its ARM loans provide flexibility to meet competitive conditions as to initial rate concessions while preserving the Savings Bank's objectives by limiting the duration of the initial rate concession.

     The retention of ARM loans in the Savings Bank's loan portfolio helps reduce the Savings Bank's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased costs to the borrower. See "RISK FACTORS -- Potential Adverse Impact of Changes in Interest Rates." Furthermore, because the ARM loans originated by the Savings Bank generally provide, as a marketing incentive, for initial rates of interest below the rates which would apply were the adjustment index used for pricing initially (discounting), these loans are subject to increased risks of default or delinquency. Another consideration is that although ARM loans allow the Savings Bank to increase the sensitivity of its asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, the Savings Bank has no assurance that yields on ARM loans will be sufficient to offset increases in the Savings Bank's cost of funds.

     While fixed-rate single-family residential real estate loans are normally originated with five to seven year balloon payments or terms up to 20 years, such loans typically remain outstanding for substantially shorter periods. This is because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. In addition, substantially all mortgage loans in the Savings Bank's loan portfolio contain due-on-sale clauses providing that the Savings Bank may declare the unpaid amount due and payable upon the sale of the property securing the loan. Typically, the Savings Bank enforces these due-on-sale clauses to the extent permitted by law and as business judgment dictates. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

     The Savings Bank generally requires title insurance insuring the status of its lien on all of the real estate secured loans. The Savings Bank also requires earthquake, fire and extended coverage casualty insurance and, if appropriate, flood insurance in an amount at least equal to the outstanding loan balance.

     Appraisals are obtained on all properties and are conducted by independent fee appraisers approved by the Board of Directors. The Savings Bank's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 80% of the lesser of the appraised value or the purchase price, with the condition that the loan-to-value ratio may be increased to 95% provided that private mortgage insurance coverage is obtained for the amount in excess of 80%.


     COMMERCIAL REAL ESTATE AND MULTI-FAMILY LENDING. Historically, the Savings Bank has engaged in limited amounts of commercial real estate and multi-family lending. At March 31, 1996, commercial real estate loans aggregated $2.7 million, or 4.8% of the total loan portfolio and multi-family loans aggregated $583,000 or 1.0% of the total loan portfolio. The principal balance of such loans in the Savings Bank's loan portfolio ranged from approximately $100,000 to $600,000 at March 31, 1996. Substantially all of these loans are secured by properties located in the Savings Bank's market area. Such properties include churches, a library, golf courses and professional offices. Of this amount, approximately $499,000 or 15.2% were secured by churches. Commercial real estate and multi-family loans are generally made for balloon terms of 5 to 10 years with a maximum amortization of 20 years.

     Commercial real estate and multi-family loans generally involve greater risks than one- to four-family residential mortgage loans. Payments on loans secured by such properties often depend on successful operation and management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. The Savings Bank seeks to minimize these risks in a variety of ways, including limiting the size of such loans, limiting the maximum loan-to-value ratio to 75% and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. All of the properties securing the Savings Bank's income property loans are inspected by the Savings Bank's lending personnel before the loan is made. The Savings Bank also obtains appraisals on each property in accordance with applicable regulations.

     Following the Conversion, the Savings Bank plans on placing greater emphasis on commercial real estate lending and commercial business lending. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Business Strategy" and "RISK FACTORS --Certain Loan Underwriting Considerations and Risk of Lending Strategy."


     CONSTRUCTION LENDING. The Savings Bank originates residential construction loans to individuals to construct one- to four-family homes. The Savings Bank generally does not originate speculative construction loans (i.e., loans to builders to construct homes for which there are no contracts for sale in place). At March 31, 1996, construction loans totalled $1.1 million, or 1.9% of the gross loan portfolio.

     Substantially all construction loans made to individuals provide for the Savings Bank to originate a permanent loan upon the completion of construction, which is generally an ARM loan as described under "--Residential Real Estate Lending." The origination fee for construction loans is generally 1.0% of the principal amount. Construction loans are generally made for terms of up to six months.

     Construction lending is generally considered to involve a higher level of risk as compared to one- to four-family residential permanent lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of value proves to be inaccurate, the Savings Bank may be confronted at, or prior to, the maturity of the loan, with a project whose value is insufficient to assure full repayment.

     AGRICULTURE AND LAND LENDING. The Savings Bank originates loans secured by farm residences and combinations of farm residences and farm real estate. The Savings Bank also originates loans for the acquisition of land upon which the purchaser can then build. At March 31, 1996, the agriculture and land loan portfolio totalled $1.1 or 2.0% of total loans, substantially all of which were secured by properties located in the Savings Bank's market area. Agriculture and land loans are generally made for the same terms and at the same interest rates as those offered on commercial real estate and multi-family loans, with a loan-to-value ratio which is generally limited to 75% .

     Loans secured by farm real estate generally involve greater risks than one- to four-family residential mortgage loans. Payments on loans secured by such properties may, in some instances, be dependent on farm income from the properties. To address this risk, the Savings Bank historically has not considered farm income when qualifying borrowers. In addition, such loans are more difficult to evaluate. If the estimate of value proves to be inaccurate, the Savings Bank may be confronted with a property the value of which is insufficient to assure full repayment in the event of default and foreclosure.


     CONSUMER AND OTHER LOANS. The Savings Bank offers a variety of secured or guaranteed consumer loans, including automobile loans, home improvement loans, unsecured loans and loans secured by savings deposits. Consumer loans are made at fixed interest rates and for varying terms. At March 31, 1996 the Savings Bank's consumer loans totalled approximately $6.4 million, or 11.3% of total loans. The Savings Bank views consumer lending as an important component of its business operations because consumer loans generally have shorter terms and higher yields than one-to four-family real estate loans, thus reducing exposure to changes in interest rates. In addition, the Savings Bank believes that offering consumer loans helps to expand and create stronger ties to its customer base.


     The largest category of consumer loans in the Savings Bank's portfolio consists principally of direct loans secured by automobiles. The Savings Bank generally does not originate loans secured by recreational vehicles. At March 31, 1996, consumer loans secured by automobiles totalled $1.8 million, or 3.2%, of the Savings Bank's total loan portfolio. Automobile loans are offered with maturities of up to 60 months for new automobiles and up to 48 months for used automobiles. Loans secured by used automobiles will have maximum terms which vary depending upon the age of the automobile and will be made based on amounts as set forth in the NADA "bluebook."


     The second largest category of consumer loans in the Savings Bank's portfolio consists of home improvement loans. At March 31, 1996, home improvement loans totalled $1.6 million, or 2.8%, of the Savings Bank's total loan portfolio. The Savings Bank's home improvement loans are secured by the borrower's principal residence. The maximum amount of a home improvement loan is generally 80% of the appraised value of a borrower's real estate collateral less the amount of any prior mortgages or related liabilities. With respect to substantially all home improvement loans, the Savings Bank holds the first mortgage on the borrower's residence. Home improvement loans are approved with fixed interest rates which are determined by the Savings Bank based upon market conditions. Such loans may be fully amortized over the life of the loan or have a balloon feature. The maximum term for a home improvement loan is five years.


     The Savings Bank began offering proprietary VISA credit cards during 1993 and, at March 31, 1996, there were approximately 800 credit card accounts with a total balance of $851,000. This program has been offered to residents of the Savings Bank's primary market area but card recipients need not otherwise be a customer of the Savings Bank. The VISA card program currently provides an individual borrowing limit of $3,500 or less, a fixed rate of interest of 9.9%, and a "rebate" feature. The Savings Bank may alter the general terms of this program as it seeks to expand its credit card program.


     The Savings Bank had $532,000, or 0.9% of total loans in unsecured consumer loans at March 31, 1996. These loans are made for a maximum of 30 months or less with fixed rates of interest and are offered primarily to existing customers of the Savings Bank.

     The Savings Bank employs strict underwriting standards for consumer loans. These procedures include an assessment of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. The Savings Bank underwrites and originates substantially all of its consumer loans internally which management believes limits exposure to audit risks relating to loans underwritten or purchased from brokers or other outside sources.

     Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by assets that depreciate rapidly, such as automobiles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by the borrower against the Savings Bank as the holder of the loan, and a borrower may be able to assert claims and defenses which it has against the seller of the underlying collateral.


     COMMERCIAL BUSINESS LENDING. The Savings Bank intends to attempt to originate small commercial business loans in order to diversify its credit risk and increase the average yield and repricing speed of its interest-earning assets. The Savings Bank is developing the capabilities for this type of lending, but as of March 31, 1996 has not originated any commercial business loans. There can be no assurances that the Savings Bank will be successfully in its efforts to originate commercial business loans.

     MATURITY OF LOAN PORTFOLIO. The following table sets forth at March 31, 1996 certain information regarding the dollar amount of loans maturing in the Savings Bank's portfolio based on contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans (loans having no stated repayment schedule and no stated maturity) and overdrafts are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, and allowance for loan losses.


                                                                  After       After       After
                                    During the Year             3 Years     5 Years     10 Years
                                    Ended March 31,              Through     Through     Through       Beyond
                              ----------------------------
                               1997        1998      1999        5 Years     10 Years    15 Years     15 Years      Total
                              ------      ------    ------       -------     --------    --------     --------     -------
                                                                (In Thousands)
Real estate mortgage......... $  165       $ 130    $  566        $1,300      $10,589     $17,989      $15,730     $46,469
Commercial real estate.......    238          17       295           174          969         525          482       2,700
Construction.................  1,096          --        --            --           --          --           --       1,096
Home improvement.............     97         188       479           476          351          --           --       1,591
Automobile...................    147         219       596           862           --          --           --       1,824
Credit cards.................    851          --        --            --           --          --           --         851
Other........................    937         389       224           418          180          --           --       2,148
                              ------       -----    ------        ------      -------    --------     --------     -------
  Total loans................ $3,531       $ 943    $2,160        $3,230      $12,089     $18,514      $16,212     $56,679
                              ======       =====    ======        ======      =======    ========     ========     =======



     The following table sets forth the dollar amount of all loans due after March 31, 1997, which have fixed interest rates and have floating or adjustable interest rates.


                                            Fixed        Floating- or
                                            Rates      Adjustable-Rates
                                           -------     ----------------
                                                (In Thousands)

Real estate mortgage.....................  $28,212           $18,092
Commercial real estate...................    1,851               611
Construction.............................       --                --
Home improvement.........................    1,494                --
Automobile...............................    1,677                --
Credit cards.............................       --                --
Other....................................    1,211                --
                                           -------           -------
 Total...................................  $34,445           $18,703
                                           =======           =======

     Scheduled contractual principal repayments of loans generally do not reflect the actual life of such assets. The average life of loans ordinarily is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Savings Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are higher than current mortgage loan market rates.

     LOAN SOLICITATION AND PROCESSING. Loan applicants come primarily from walk-in customers including previous and present customers of the Savings Bank and to a lesser extent referrals by real estate agents. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate offered as collateral generally is undertaken by a Board-approved independent fee appraiser who is certified by the State of Illinois.

     All mortgage loans must be approved by the Savings Bank's Executive Committee. Unsecured consumer loans up to $3,500 and secured consumer loans up to $20,000 may be approved by an individual loan officer. Amounts in excess of these limits must be approved by the Executive Committee. Management of the Savings Bank believes its local decision-making capabilities and the accessibility of its senior officers is an attractive quality to customers within its market area. The Savings Bank's loan approval process allows consumer loans to be approved in one to two days and mortgage loans to be approved and closed in approximately two weeks.


     LOAN ORIGINATIONS, SALES AND PURCHASES. During the years ended December 31, 1995 and 1994, the Savings Bank's total loan originations were $15.3 million and $13.0 million, respectively and $3.4 million and $3.3 million for the three months ended March 31, 1996 and 1995, respectively. While the Savings Bank originates both adjustable-rate and fixed-rate loans, its ability to generate each type of loan depends upon relative customer demand for loans in its market.


     Consistent with its asset/liability management strategy, the Savings Bank's policy has been to retain in its portfolio nearly all of the loans that it originates. Any loan sales are generally made without recourse to the Savings Bank. See "RISK FACTORS -- Certain Lending Considerations."


     The Savings Bank has originated loans for sale through its newly formed Cape Girardeau loan production office; however, such loans are funded by the purchaser of the loan at closing and closed in the name of such purchaser. During the year ended December 31, 1995, the Savings Bank originated $618,000 of such loans which were funded by two investors and $702,000 for the three months ended March 31, 1996.

     The following table shows total loans originated and repaid during the periods indicated. No loans were purchased or sold during the periods indicated.


                                 Three Months
                               Ended March 31,    Year Ended December 31,
                              ------------------  -----------------------
                                1996      1995       1995           1994
                                ----      ----       ----           ----
                                (In Thousands)
Total loans at beginning
  of period.................  $57,021   $58,157     $58,157      $61,193
                              -------   -------     -------      -------

Loans originated:
 Single-family residential..    1,417     1,040       6,349        3,833
 Commercial real estate.....       --        69          57        1,436
 Construction loans.........      235       799       2,262          699
 Agriculture and land.......      182        18         364          278
 Consumer...................    1,528     1,405       6,249        6,791
                              -------   -------     -------      -------
   Total loans originated...    3,362     3,331      15,281       13,037
                              -------   -------     -------      -------

Loan principal repayments...    4,624     3,589      16,063       16,157

Increase (decrease) in
  other items, net..........       (5)      (13)       (354)          84
                              -------   -------     -------      -------

Total loans at
  end of period.............  $55,754   $57,886     $57,021      $58,157
                              =======   =======     =======      =======



     LOAN COMMITMENTS. The Savings Bank issues, without fee, commitments for one-to four-family residential mortgage loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and at a specified interest rate and are honored for up to three months from the date of loan approval. The Savings Bank had outstanding net loan commitments of approximately $377,000 at March 31, 1996, all of which were for fixed rate loans. In addition, the Savings Bank had no commitments to fund outstanding credit lines at March 31, 1996. See Note 13 of Notes to the Financial Statements.


     LOAN ORIGINATION AND OTHER FEES. The Savings Bank, in some instances, receives loan origination fees. Loan fees are a percentage of the principal amount of the mortgage loan which are charged to the borrower for funding the loan. The amount of fees charged by the Savings Bank is generally up to 1.0% for mortgage loans and construction loans. Current accounting standards require that origination fees received (net of certain loan origination costs) for originating loans to be deferred and amortized into interest income over the contractual life of the loan. Net deferred fees or costs associated with loans that are prepaid are recognized as income at the time of prepayment. The Savings Bank had $14,000 of net deferred loan fees at March 31, 1996.


     NON-PERFORMING ASSETS AND DELINQUENCIES. When a mortgage loan borrower fails to make a required loan payment when due, the Savings Bank institutes collection procedures. The first written notice is mailed to a delinquent borrower 10-15 days after the due date, followed by a second written notice mailed and a telephone call approximately 15 days thereafter. On or about 60 days after the due date, a certified letter is sent to the delinquent borrower. Foreclosure procedures are instituted on or about 90 days after the due date if the delinquency continues to that date.

     Consumer loan collection procedures are substantially the same as those for mortgage loans. In most cases, delinquencies are cured promptly; however, if, by the 120th day of delinquency the delinquency has not been cured, the Savings Bank begins legal action to repossess the collateral. At the 120th day of delinquency, the Savings Bank charges off the full principal amount of the loan.

     The Savings Bank's Board of Directors is informed monthly as to the status of all mortgage and consumer loans that are delinquent more than 30 days, the status on all loans currently in foreclosure, and the status of all foreclosed and repossessed property owned by the Savings Bank.

     The following table sets forth information regarding the Savings Bank's delinquent loans, excluding loans 90 days or more delinquent and accounted for on a non-accrual basis.



                               At March 31,                        At December 31,
                         ----------------------    ----------------------------------------------
                                 1996                      1995                    1994
                         ----------------------    ---------------------  -----------------------
                                    Percentage                Percentage              Percentage
                         Principal   of Gross      Principal   of Gross    Principal   Of Gross
                          Balance      Loans        Balance      Loans      Balance      Loans
                         ---------  -----------    ---------  -----------  ---------  -----------
                                                   (Dollars in Thousands)

Loans delinquent for:
  30 - 59 days.........     $  970     1.71%        $ 443        0.76%       $ 379        0.64%
  60 - 89 days.........         85     0.15            65        0.12           56        0.10
                            ------     ----         -----        ----        -----        ----
                            $1,055     1.86%        $ 508        0.88%       $ 435        0.74%
                            ======     ====         =====        ====        =====        ====

     The following table sets forth information with respect to the Savings Bank's non-performing assets at the dates indicated. The Savings Bank had no restructured loans within the meaning of SFAS No. 15 at any of the dates indicated.


                                                               At March 31,                  At December 31,
                                                                                        --------------------------
                                                                  1996                  1995               1994
                                                               ------------             ----               ----
                                                                           (Dollars in Thousands)
Non-performing loans:
Loans accounted for on a non-accrual basis:
 Real estate:
  Residential........................................             $ 123                $   56              $  337
  Commercial.........................................                50                    49                  --
 Consumer............................................                34                    40                   6
                                                                  -----                ------              ------
   Total.............................................               207                   145                 343
                                                                  -----                ------              ------

Accruing loans which are contractually
 past due 90 days or more:
 Residential real estate.............................                --                    --                  37
 Consumer............................................                15                    14                  --
                                                                  -----                ------              ------
   Total.............................................                15                    14                  37
                                                                  -----                ------              ------

   Total non-performing loans........................               222                   159                 380

Real estate acquired by
  foreclosure, net...................................               210                   209                  64
                                                                  -----                ------              ------
   Total non-performing assets.......................             $ 432                $  368              $  444
                                                                  =====                ======              ======

Total non-performing loans to
   net loans.........................................              0.40%                 0.28%               0.65%
                                                                  =====                  ====                ====

Total allowance for loan losses
   to non-performing loans...........................            178.38%               244.79%              64.65%
                                                                 ======                ======               =====

Total non-performing assets to
  total assets.......................................              0.32%                 0.27%               0.31%
                                                                   ====                  ====                ====



     Interest income which would have been recorded for the year ended December 31, 1995 and the three months ended March 31, 1996 had non-accruing loans been current in accordance with their original terms amounted to approximately $25,000 and $4,000, respectively . The amount of interest included in the results of operations on such loans for the year ended December 31, 1995 and the three months ended March 31, 1996 amounted to approximately $18,000 and $512, respectively.


     At March 31, 1996, management of the Savings Bank was unaware of any material loans not disclosed in the above table but where known information about possible credit problems of the borrowers caused management to have serious doubts as to the ability of such borrowers to comply with their loan repayment terms at that date and which may result in future inclusion in the non-performing assets category.


     REAL ESTATE ACQUIRED BY FORECLOSURE. See Note 1 of Notes to the Financial Statements for a discussion of the Savings Bank's procedures for accounting for real estate acquired by foreclosure. The Savings Bank had $210,000 in real estate acquired by foreclosure at March 31, 1996, which consisted of three parcels of residential real estate, the largest of which was $183,000.

     ASSET CLASSIFICATION. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and monitored by the Savings Bank.

     The aggregate amounts of the Savings Bank's classified assets including assets designated special mention and general and specific loss allowances at the dates indicated, were as follows:


                                       At March 31,    At December 31,
                                                      ------------------
                                           1996       1995          1994
                                       ------------   ----          ----
                                                  (In Thousands)

Loss......................               $  8         $  8          $ --
Doubtful..................                 --           --            --
Substandard assets........                199          137           497
Special mention...........                 --           --            --
                                         ----         ----          ----
  Total...................               $207         $145          $497
                                         ====         ====          ====

General loss allowances...               $388         $382          $246
Specific loss allowances..                  8            8            --
                                         ----         ----          ----
  Total loss allowances...               $396         $390          $246
                                         ====         ====          ====


     ALLOWANCE FOR LOAN LOSSES. The Savings Bank has established a systematic methodology for determining provisions for loan losses. The methodology is set forth in a formal policy and considers the need for an overall general valuation allowance as well as specific allowances for individual loans.

     In originating loans, the Savings Bank recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The Savings Bank increases its allowance for loan losses by charging provisions for loan losses against the Savings Bank's income.

     The allowance for loan losses is maintained to cover losses inherent in the portfolio of performing loans. Management reviews the adequacy of the allowance at least quarterly based on management's assessment of numerous factors, including, but not necessarily limited to, general economic conditions, loan portfolio composition, prior loss experience, and independent appraisals. In addition to the allowance for estimated losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses. In estimating such losses, management considers various risk factors including geographic location, loan collateral, and payment history. Specific valuation allowances are established to absorb losses on loans for which full collectibility may not be reasonably assured. The amount of the allowance is based on the estimated value of the collateral securing the loan and other analyses pertinent to each situation.


     At March 31, 1996, the Savings Bank had an allowance for loan losses of $396,000. Management believes that the amount maintained in the allowance will be adequate to absorb losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations.

     While the Savings Bank believes it has established its existing allowance for loan losses in accordance with GAAP, there can be no assurance that regulators, in reviewing the Savings Bank's loan portfolio, will not request the Savings Bank to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Savings Bank's financial condition and results of operations.

     The following table sets forth an analysis of the Savings Bank's allowance for loan losses for the periods indicated.


                                                           Three Months
                                                          Ended March 31,           Year Ended December 31,
                                                       --------------------        ------------------------
                                                       1996            1995        1995                1994
                                                       ----            ----        ----                ----
                                                                     (Dollars in Thousands)

Allowance at beginning of  period....                  $390          $246          $ 246              $ 207
                                                       ----          ----          -----              -----

Provision for loan losses(1)                              7            (2)           161                 69
Recoveries...........................                    --            --             --                 --

Charge-offs:
 Residential real estate                                 --            --             --                 23
 Consumer............................                     1            --             17                  7
                                                      -----         -----          -----              -----
    Total charge-offs................                     1            --             17                 30
                                                      -----         -----          -----              -----
Allowance at end of period...........                  $396          $244          $ 390              $ 246
                                                      =====         =====          =====              =====

Ratio of allowance to total
  loans outstanding at
  the end of the period..............                  0.71%         0.42%          0.68%              0.42%
                                                       ====          ====           ====               ====

Ratio of net charge-offs to
  average loans outstanding
  during the period..................                    --%           --%          0.03%              0.05%
                                                       ====          ====           ====               ====


__________
(1) See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Comparison of Operating Results for the Years Ended December 31, 1995 and 1994 -- Provision for Loan Losses" for a discussion of the change between 1995 and 1994.

     The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. The portion of the allowance to each loan category does not necessarily represent the total available for losses within that category since the total allowance applies to the entire loan portfolio. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category .


                                               At March 31,                                 At December 31,
                                                                   ----------------------------------------------------------
                                                   1996                      1995                          1994
                                     ----------------------------  ----------------------------  ----------------------------
                                             As a %     % of               As a %     % of               As a %     % of
                                             of Out-    Loans in           of Out-    Loans in           of Out-    Loans in
                                             standing   Category           standing   Category           standing   Category
                                             Loans in   to Total           Loans in   to Total           Loans in   to Total
                                     Amount  Category   Loans      Amount  Category   Loans      Amount  Category   Loans
                                     ------  ---------  ---------  ------  ---------  ---------  ------  ---------  ---------
                                                                                     (Dollars in Thousands)

Real estate -- mortgage:
  Residential(1)...................    $248       .53%    81.9%    $244      0.51%      82.4%    $143      0.30%      81.8%
  Commercial.......................      69      2.56      4.8       69      2.40        5.0       42      1.17        6.1
  Agriculture and land.............       7       .61      2.0        5      0.54        1.6        3      0.36        1.4
Consumer(1)........................      72      1.12     11.3       72      1.13       11.0       58      0.91       10.7
                                       ----             ------     ----               ------     ----                -----
  Total allowance for loan losses..    $396             100.00%    $390               100.00%    $246                100.0%
                                       ====             ======     ====               ======     ====                =====



_________________
(1) See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS --Comparison of Operating Results for the Years Ended December 31, 1995 and 1994 -- Provision for Loan Losses" for a discussion of the changes between December 31, 1995 and 1994.

INVESTMENT ACTIVITIES

     GENERAL. Federal savings banks have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Chicago, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, such savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and ARM funds, the assets of which conform to the investments that federally chartered savings institutions are otherwise authorized to make directly. Savings institutions are also required to maintain minimum levels of liquid assets which vary from time to time. See "REGULATION -- Federal Home Loan Bank System." The Savings Bank maintains its liquidity above the required levels in part because of the large amount of funds held from Gilster-Mary Lee. See "RISK FACTORS -- Potential Reduction of Certain Funding Liabilities."

     The Savings Bank's policies generally limit investments to U.S. Government and agency securities, certificates of deposit in other financial institutions and municipal bonds, and mortgage-backed securities. All of the Savings Bank's investment securities are subject to market risk insofar as increases in market rates of interest may cause a decrease in their market value. Investment decisions are made by the Savings Bank's Chairman and Chief Financial Officer Michael W. Welge and reported at monthly Board of Directors' meetings.


     At March 31, 1996, the Savings Bank's investment portfolio totaled $74.4 million and consisted principally of United States Government and agency obligations, mortgage-backed securities, certificates of deposit in other financial institutions, municipal obligations, investment-bearing deposits and FHLB Stock. At December 31, 1995, the Savings Bank's investment portfolio did not contain any securities of a single issuer (other than the United States Government and agencies thereof) which had an aggregate book value in excess of 10% of the Savings Bank's equity at that date.


     The Savings Bank adopted SFAS 115 effective January 1, 1994. SFAS 115 requires that investments be categorized as held to maturity, trading or available for sale, based upon management's intent as to the ultimate disposition of each security acquired. As of March 31, 1996, the held to maturity investment portfolio of the Savings Bank contained securities with an amortized cost of $28.2 million and a fair value of $28.2 million and consisted of United States agency obligations, municipal and state obligations and mortgage-backed bonds. At March 31, 1996, the Savings Bank's investment securities available for sale portfolio consisted of U.S. Government obligations with an amortized cost of $17.5 million and a fair value of $17.4 million. At March 31, 1996, the Savings Bank held no securities that were classified as trading securities.

     Thrift Bulletin Number 52 ("TB-52"), the OTS Policy Statement on securities portfolio policies and unsuitable investment practices, requires that institutions classify mortgage derivative products acquired, including certain tranches of CMOs, as "high-risk mortgage securities" if such products exhibit greater price volatility than a benchmark fixed-rate 30-year mortgage-backed pass-through security. Institutions may only hold high-risk mortgage securities to reduce interest-rate risk in accordance with safe and sound practices and must also follow certain prudent safeguards in the purchase and retention of such securities. At December 31, 1995, the Savings Bank did not have any securities that would be identified under TB-52 as "high-risk mortgage securities." The Savings Bank does not invest in CMO residual interests or in CMO tranches that met the definition of a high-risk mortgage security at the time of investment.

     INVESTMENT STRATEGY. Historically, the Savings Bank has maintained a substantial proportion of its assets in investments and mortgage-related securities. The objectives of these investments are to: (i) provide sufficient liquidity to fund the operational needs of the Savings Bank, (ii) provide a stable base of income with minimal credit risk, (iii) invest those deposit funds in excess of the mortgage and consumer lending volumes available to the Savings Bank in its market area, (iv) invest the deposit and reverse repurchase agreement funds attributable to Gilster-Mary Lee, (v) assist the Savings Bank in meeting its qualified thrift lender ("QTL") test for regulatory and tax purposes, and (vi) generally assist in managing the interest rate risk of the Savings Bank. The Savings Bank invests in U.S. Government and U.S. Government agency securities, securities of U.S. Government-sponsored enterprises (e.g., FNMA and FHLMC), tax-exempt securities of states and municipalities, short-term interest-bearing deposits and federally insured certificates of deposits in other financial institutions, FHLB-Chicago stock, and mortgage-related securities (including mortgage-backed securities and collateralized mortgage obligations). The foregoing securities serve different functions within the context of the Savings Bank's investment practices.


     U.S. Government securities, all of which were available for sale at March 31, 1996, function as the Savings Bank's principal source of liquidity for its operations. Accordingly, the Savings Bank limits maturities to five years or less and typically purchases shorter maturities of two years or less. Though the primary function of the U.S. Government securities portfolio is liquidity, the Savings Bank seeks to improve the yield or expected total return of the portfolio by selectively readjusting the maturity structure of the portfolio as securities mature, or occasionally, through sale and reinvestment.

     U.S. Government agency, Government-sponsored enterprise, and tax-exempt state and municipal securities and short-term interest-bearing deposits and federally insured certificates of deposits in other financial institutions function as a income base and non-lending investment vehicle for the Savings Bank. Management views the foregoing investments generally as substitutes for each other, and the relative proportion of them in the portfolio depends on the relative yields of each as compared to their perceived credit risks and interest rate sensitivities. As these investments mature, the Savings Bank seeks to reinvest the proceeds in those investments that, at that time, provide an attractive trade-off among the foregoing factors. With respect to the tax-exempt state and municipal securities portfolio, the Savings Bank also seeks to invest so as to meet specific community needs in its primary market area and to take advantage of the federal and, on some securities, state tax exemption for the interest thereon.

As a general rule, the Savings Bank limits it tax-exempt investments to those having a rating by a nationally recognized statistical rating organization of "AA" or better or those unrated securities issued by entities within its market area. Generally, the Savings Bank also limits the maturities of all of the foregoing securities to five years or less. Currently, the Savings Bank plans to replace maturing certificates of deposit with other types of investments.

     Mortgage-related securities also contribute to the Savings Bank's income base and have the additional benefit of helping to satisfy the Savings Bank's QTL test. Following consummation of the Bank Conversion, the Savings Bank will likely reduce its mortgage-backed securities. The Savings Bank has no current plans to expand or reduce its holdings of collateralized mortgage obligations.

     MORTGAGE-BACKED SECURITIES. The Savings Bank purchases mortgage-backed securities primarily to supplement its lending activities and to assist it in satisfying the QTL Test (see "REGULATION -- Federal Regulations of Savings Banks--Qualified Thrift Lender Test") and, to a lesser extent, to: (i) generate positive interest rate spreads on large principal balances with minimal administrative expense; (ii) lower the credit risk of the Savings Bank as a result of the guarantees provided by FHLMC, FNMA, and GNMA; (iii) enable the Savings Bank to use mortgage-backed securities as collateral for financing; and
(iv) increase the Savings Bank's liquidity. National banks are not subject to the QTL Test. Accordingly, following the Conversion to the extent that there is low loan demand in the Banks' primary market area, the Banks expect to reduce the Savings Bank's current investment in mortgage-backed securities in favor of United States Government and agency securities and other investment securities.


    The Savings Bank has invested primarily in federal agency securities, principally FNMA, FHLMC and GNMA. The Savings Bank also invests in collateralized mortgage obligations ("CMOs") that have fixed interest rates. At March 31, 1996, net mortgage-backed and related securities totaled $16.9 million, or 12.4% of total assets. At March 31, 1996,11.1% of the mortgage-backed and mortgage related securities were adjustable-rate and 88.9% were fixed-rate. The mortgage-backed securities portfolio had coupon rates ranging from 5.45% to 9.00% and had a weighted average yield of 6.46% at March 31, 1996. The estimated fair value of the Savings Bank's mortgage-backed securities available for sale at March 31, 1996 was $2.1 million.

     Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally United States Government agencies and government sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as the Savings Bank. Such United States Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, FNMA and the GNMA. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of the Savings Bank. These types of securities also permit the Savings Bank to optimize its regulatory capital because they have a low risk weighting.


     CMOs are generally classified as derivative financial instruments because they are created by redirecting the cash flows from the pool of mortgages or mortgage-backed securities underlying these securities to create two or more classes (or tranches) with different maturity or risk characteristics designed to meet a variety of investor needs and preferences. Management believes these securities may represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. Current investment practices of the Savings Bank prohibit the purchase of high risk CMOs pursuant to TB 52. The Savings Bank held investment grade CMOs with a net carrying value of $8.2 million at March 31, 1996. CMOs may be sponsored by private issuers, such as mortgage bankers or money center banks, or by United States

Government agencies and government sponsored entities. At March 31, 1996, the Savings Bank did not own any privately issued CMOs.


     Derivatives also include "off balance sheet" financial products whose value is dependent on the value of an underlying financial asset, such as a stock, bond, foreign currency, or a reference rate or index. Such derivatives include "forwards," "futures," "options" or "swaps." The Savings Bank has not invested in, and currently does not intend to invest in, these "off balance sheet" derivative instruments, although the Savings Bank's investment policy does not prohibit such investments. The Savings Bank evaluates its mortgage-related securities portfolio quarterly for compliance with applicable regulatory requirements, including testing for identification of high risk investments pursuant to Federal Financial Institutions Examination Council standards. At March 31, 1996, the Savings Bank did not have any derivatives or high risk securities.


     Of the Savings Bank's $16.9 million mortgage-backed securities portfolio at March 31, 1996, $10.3 million with a weighted average yield of 6.47% had contractual maturities within ten years and $6.6 million with a weighted average yield of 6.49% had contractual maturities over ten years. However, the actual maturity of a mortgage-backed security may be less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Savings Bank may be subject to reinvestment risk because, to the extent that the Savings Bank's mortgage-backed securities amortize or prepay faster than anticipated, the Savings Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. In contrast to mortgage-backed securities in which cash flow is received (and hence, prepayment risk is shared) pro rata by all securities holders, the cash flow from the mortgages or mortgage-backed securities underlying CMOs are segmented and paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche of CMOs may therefore carry prepayment risk that differs from that of both the underlying collateral and other tranches. At March 31, 1996, adjustable-rate investments account for 11.1% of the Savings Bank's mortgage-backed securities portfolio.

     The following table sets forth the composition of the Savings Bank's mortgage-backed securities portfolio at the dates indicated.


                                                                               At December 31,
                                                               ------------------------------------------------
                                      At March 31, 1996                 1995                      1994
                                    ----------------------     -----------------------   ----------------------
                                    Carrying    Percent of     Carrying     Percent of   Carrying    Percent of
                                    Value       Portfolio       Value       Portfolio     Value      Portfolio
                                    --------    ----------     --------    -----------   --------   -----------
                                                                        (In Thousands)
Mortgage-backed securities:
 Available for sale (at
 market value):
 GNMA.............................   $   497        2.94%       $   517          3.35%       $  --          --%
 FNMA.............................     1,618        9.57          1,690         10.97           --          --
                                      ------       -----        -------        ------        -----       -----
    Total mortgage-backed
    securities available
    for sale......................     2,115       12.51          2,207         14.32           --          --
                                      ------       -----        -------        ------        -----       -----

 Held to maturity (at
   amortized cost):
 GNMA.............................     1,461        8.64          1,515          9.83        2,626       19.99
 FNMA.............................       146        0.86            153          0.99        3,117       23.73
 FHLMC............................     4,993       29.54          5,326         34.56        7,393       56.28
 Collateralized mortgage
  obligations.....................     8,191       48.45          6,212         40.30           --          --
                                     -------      ------        -------        ------        -----       -----
    Total mortgage-backed
     securities held to maturity      14,791       87.49         13,206         85.68       13,136      100.00
                                     -------      ------        -------        ------       ------      ------
    Total mortgage-backed
     securities...................   $16,906      100.00%       $15,413        100.00%     $13,136      100.00%
                                     =======      ======        =======        ======      =======      ======


     The following table shows purchases, sales and repayments of mortgage-backed securities during the periods indicated.


                                                      Three Months
                                                         Ended
                                                        March 31,            Year Ended December 31,
                                                   -----------------         -----------------------
                                                   1996         1995         1995             1994
                                                   ----         ----         ----             ----
                                                                   (In Thousands)

Mortgage-backed securities, net,
 at beginning of period..................         $15,413       $13,136     $13,136         $ 7,402

Purchases................................           1,973            --       6,200           8,060

Sales....................................              --            --      (2,409)             --

Repayments...............................            (463)         (447)     (1,637)         (2,341)

Increase (decrease) in other items, net               (17)            5         123              15
                                                  -------       -------     -------         -------

Mortgage-backed securities, net,
 at end of period........................         $16,906       $12,694     $15,413         $13,136
                                                  =======       =======     =======         =======

               The following table sets forth the composition of the Savings Bank's investment portfolio at the dates indicated.


                                                   At March 31,                            At December 31,
                                                                            -----------------------------------------------------
                                                      1996                            1995                        1994
                                             ------------------------       -------------------------    ------------------------
                                             Carrying      Percent of       Carrying       Percent of    Carrying      Percent of
                                              Value        Portfolio         Value         Portfolio      Value        Portfolio
                                             --------      ----------                      ----------    --------      ----------
                                                                                           (Dollars in Thousands)

Investment securities:
   Available for sale (at market value)-
    securities of U.S. government........... $17,412          30.3%          $ 6,524          11.3%      $    --              --%
                                             -------         ------          -------        -------      -------          -------
   Held to maturity (at cost):
    Securities of U.S. government...........      --            --                --            --        11,743            18.2
    Securities of U.S. agencies.............   6,947          12.1            10,017          17.4         7,392            11.5
    Mortgage-backed bonds...................   8,071          14.0             8,606          15.0         7,296            11.3
    Securities of states and municipalities.  13,171          22.9            13,199          22.9        14,679            22.8
                                             -------         -----           -------        ------       -------          ------
     Total investment securities held to
      maturity..............................  28,189          49.0            31,822          55.3        41,110            63.8
                                             -------         -----           -------        ------       -------          ------
     Total investment securities............  45,601          79.3           $38,346          66.6        41,110            63.8
                                             -------         -----           -------        ------       -------          ------

Interest-bearing deposits...................   1,678           2.9             3,493           6.1         1,623             2.5
Federal funds sold..........................   5,500           9.5             5,400           9.4         2,500             3.9
Certificates of deposit.....................   4,142           7.2             9,762          16.9        18,582            28.9
FHLB stock, at cost.........................     622           1.1               604           1.0           595             0.9
                                             -------        ------           -------        ------       -------          ------
     Total investments...................... $57,543        100.00%          $57,605        100.00%      $64,410          100.00%
                                             =======        =======          =======        ======       =======          ======



                                                                              At March 31, 1996
                                                 --------------------------------------------------------------------------------
                                                                         More than           More than
                                                  One Year or Less   One to Five Years   Five to Ten Years   More than Ten Years
                                                 ------------------ ------------------- ------------------- ---------------------
                                                           Weighted           Weighted            Weighted             Weighted
                                                 Carrying  Average  Carrying  Average   Carrying  Average   Carrying   Average
                                                  Value     Yield    Value     Yield     Value     Yield     Value      Yield
                                                 --------  -------  --------  -------   --------  -------   --------   -------
                                                                              (Dollars in Thousands)
Investment securities:
  Available for sale (at market value)-
   securities of U.S. government.............    $ 3,986    4.98%   $13,426     5.58%     $  --        --%    $ --          --%
Held to maturity (at amortized cost):
  Securities of U.S. agencies................      1,548    4.52      5,399     6.09         --        --       --          --
  Mortgage-backed bonds......................      7,571    5.58        500     4.88         --        --       --          --
  Securities of states and municipalities(1).      4,882    5.63      7,469     6.05        705      7.47      115        9.84
                                                 -------            -------               -----               ----
    Total investment securities..............    $17,987    5.37%   $26,794     5.80%     $ 705      7.47%    $115        9.84%
                                                 =======            =======               =====               ====


_________________

(1) Tax exempt state and municipal securities are presented on a tax equivalent basis.


               U.S. GOVERNMENT AND AGENCY OBLIGATIONS. The Savings Bank's portfolio of United States Government and agency obligations had a fair value of $24.3 million ($24.4 million at amortized cost) at March 31, 1996. The portfolio consisted of short to medium-term (up to five years) securities, of which $17.5 million (at amortized cost) of U.S. Government obligations were held in the Savings Bank's available for sale portfolio.

     MUNICIPAL BONDS. The Savings Bank's municipal bond portfolio, which at March 31, 1996, totaled $13.3 million at estimated fair value ($13.2 million at amortized cost), was comprised primarily of general obligation bonds (i.e.,
                                                                      ----
backed by the general credit of the issuer) and revenue bonds (i.e., backed only
                                                               ----
by revenues from the specific project being financed) issued by various housing authorities and public hospital, water and sanitation districts in various states. At March 31, 1996, general obligation bonds and revenue bonds totaled $9.4 million and $3.8 million, respectively. The bonds are purchased with laddered maturities of up to four years with an average principal amount of approximately $250,000. Most of the municipal bonds are rated by a nationally recognized statistical rating organization (e.g., Moody's or Standard and Poor's) and the unrated bonds have been purchased principally from local authorities. At March 31, 1996, the Savings Bank's municipal bond portfolio was comprised of 82 bonds, the average principal amount of which was $157,000. At such date the weighted average life of the portfolio was approximately 3.5 years and had an weighted average coupon rate of 6.00%. At that date, the largest security in the portfolio was a revenue bond issued by the local public hospital, with an amortized cost of $945,000 and a fair value of $1.0 million. Because interest earned on municipal bonds is exempt from federal, and, in certain cases, state and local income taxes, the municipal bond portfolio has contributed to an effective income tax rate for the Savings Bank below the federal tax rate and one that the Savings Bank believes is below its peers.
See Note 11 of the Notes to the Financial Statements.


     CERTIFICATES OF DEPOSIT. The Savings Bank has invested in certificates of deposit at other banks with maturities of six months to five years and at March 31, 1996 had $4.1 million of such deposits. In order to obtain FDIC insurance coverage, these deposits are placed at various financial institutions throughout the United States by a broker in amounts less than $100,000.


     GOVERNMENT SPONSORED ENTERPRISE SECURITIES. At March 31, 1996, the Savings Bank's held to maturity investment portfolio included securities issued by the FNMA and the FHLMC. At March 31, 1996, such bonds had an aggregate amortized cost of $8.1 million, an average life of approximately three years, and an average coupon rate of 5.54%.

DEPOSIT ACTIVITIES AND OTHER SOURCES OF FUNDS


     GENERAL. Deposits, repurchase agreements and loan repayments are the major sources of the Savings Bank's funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings through the FHLB-Chicago or reverse repurchase agreements may be used on a short-term basis to compensate for reductions in the availability of funds from other sources.
At March 31, 1996, the Savings Bank had no borrowings from the FHLB-Chicago. At March 31, 1996, the Savings Bank had $15.0 million outstanding in reverse repurchase agreements which resulted from a transfer of funds from a money market deposit account to a reverse repurchase agreement. See Note 9 and Note 10 of the Notes to the Financial Statements.

     DEPOSIT ACCOUNTS. Substantially all of the Savings Bank's depositors are residents of the States of Illinois and Missouri. Deposits are attracted from within the Savings Bank's market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market deposit accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, the Savings Bank considers current market interest rates, profitability to the Savings Bank, matching deposit and loan products and its customer preferences and concerns. The Savings Bank reviews its deposit mix and pricing weekly.

     In the unlikely event the Savings Bank is liquidated after the Conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to the Holding Company, as the sole stockholder of the Savings Bank.

     The following table sets forth certain information concerning the Savings Bank's time deposits and other interest-bearing deposits at March 31, 1996.


Weighted                                                                                                 Percentage
Average               Original                                             Minimum                       of Total
Interest Rate           Term          Category                             Amount         Balance        Deposits
- -------------         --------        --------                             -------        -------        ----------
                                                                                     (In Thousands)
- --  %                 None            Non-interest bearing checking       $   100       $     35           0.03%
2.00                  None            NOW accounts                            100          9,155           8.44
3.36                  None            Money market demand                   2,500         19,304          17.79
2.75                  None            Passbook                                 30         10,970          10.11

                                      Certificates of Deposit
                                      -----------------------

3.61                  91-day          Fixed-term, fixed-rate                  500            252           0.23
4.35                  4 months        Fixed-term, fixed-rate                5,000          2,377           2.19
4.21                  6 months        Fixed-term, fixed-rate                  500          9,657           8.90
4.44                  6 months        Fixed-term, fixed-rate               50,000            963           0.89
6.44                  11 months       Fixed-term, fixed-rate                5,000          3,452           3.18
4.93                  1 year          Fixed-term, fixed-rate                  500          8,865           8.17
5.08                  18 months       Fixed-term, fixed-rate                  500          3,008           2.77
5.47                  30 months       Fixed-term, fixed-rate                  100          8,773           8.08
5.23                  30 months       Fixed-term, fixed-rate                  500         29,227          26.93
5.13                  4 years         Fixed-term, fixed-rate                  500          1,281           1.18
7.75                  6 years         Fixed-term, fixed-rate                  500             62           0.06
8.00                  8 years         Fixed-term, fixed-rate                  500             31           0.03
5.03                  Various         Fixed-term, fixed rate              100,000          1,103           1.02
                                                                                        --------         ------
                                                                                        $108,515         100.00%
                                                                                        ========         ======



     The following table indicates the amount of the Savings Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 1996.


                                            Certificates
          Maturity Period                    of Deposit
          ---------------                   -------------
                                           (In Thousands)
Three months or less...........               $1,517
Over three through six months..                  970
Over six through 12 months.....                  689
Over 12 months.................                2,106
                                              ------
     Total.....................               $5,282
                                              ======

DEPOSIT FLOW

     The following table sets forth the balances of savings deposits in the various types of savings accounts offered by the Savings Bank at the dates indicated.


                                                 At March 31,                            At December 31,
                                       ------------------------------    -----------------------------------------------
                                                   1996                             1995                      1994
                                       ------------------------------    ---------------------------    ----------------
                                                  Percent                         Percent                        Percent
                                                    of      Increase                of      Increase               of
                                       Amount      Total   (Decrease)    Amount    Total   (Decrease)   Amount    Total
                                       ------      -----   ----------    ------   -------  ----------   ------   -------
                            (Dollars in Thousands)
Non-interest-bearing checking........  $     35     0.03%    $   (13)  $     48    0.04%     $  (15)  $     63     0.05%
NOW checking.........................     9,155     8.44         274      8,881    8.32         195      8,686     6.70
Passbook.............................    10,970    10.11         501     10,469    9.81        (970)    11,439     8.82
Money market demand(1)...............    19,304    17.79       2,648     16,656   15.61     (15,905)    32,561    25.10

Fixed-rate certificates which........
  mature in the year ending(2)(3):...
  Within 1 year......................    42,540    39.20      (3,888)    46,428   43.51      (5,031)    51,459    39.67
  After 1 year, but within 2 years...    15,941    14.69       2,751     13,190   12.36      (5,824)    19,014    14.66
  After 2 years, but within 5 years..    10,570     9.74        (476)    11,046   10.35       4,556      6,490     5.00
                                       --------   ------     -------   --------  ------    --------   --------   ------
        Total........................  $108,515   100.00%    $ 1,797   $106,718  100.00%   $(22,994)  $129,712   100.00%
                                       ========   ======     =======   ========  ======    ========   ========   ======


___________________
(1) The reduction in the balance of money market demand accounts was the result of a $15.0 million transfer to reverse repurchase agreements by Gilster-Mary Lee during the year ended December 31, 1995.

(2) At March 31, 1996 and at December 31, 1995, and 1994, jumbo certificates amounted to $5.3 million, $5.8 million and $7.5 million, respectively.

(3) IRA accounts included in certificate balances are $8.8 million, $8.6 million and, $9.0 million at March 31, 1996 and December 31, 1995 and 1994, respectively.


TIME DEPOSITS BY RATES

    The following table sets forth the time deposits in the Savings Bank classified by rates at the dates indicated.


                              At March 31,            At December 31,
                                                  ----------------------
                                  1996            1995              1994
                              ------------        ----              ----
                                          (In Thousands)

     2.00 - 3.99%...........     $   436        $   195          $11,110
     4.00 - 5.99%...........      66,126         66,132           64,973
     6.00 - 7.99%...........       2,458          4,306              789
     8.00 - 9.99%...........          31             31               92
                                 -------        -------          -------
       Total................     $69,051        $70,664          $76,964
                                 =======        =======          =======

  The following table sets forth the amount and maturities of time deposits at March 31, 1996.


                                                  Amount Due
                                     -----------------------------------------
                                                                                               Percent
                                                    Over        Over      Over                 of Total
                                     Less Than      1-2         2-3       3-4                  Certificate
                                     One Year       Years       Years     Years     Total      Accounts
                                     ---------      -----       -----     -----     -----      --------
                                                        (In Thousands)
  2.00 - 3.99%...............        $  436      $    --      $   --      $ --    $   436        0.63%
  4.00 - 5.99%...............        39,652       15,914       9,906       654     66,126       95.77
  6.00 - 7.99%...............         2,421           27          10        --      2,458        3.56
  8.00 - 9.99%...............            31           --          --        --         31        0.04
                                    -------      -------      ------      ----    -------      ------
    Total....................       $42,540      $15,941      $9,916      $654    $69,051      100.00%
                                    =======      =======      ======      ====    =======      ======



     The following table sets forth the average balances and interest rates based on monthly balances for transaction accounts and certificates of deposit for the periods indicated.


                                                    Three
                                                 Months Ended                                        Year Ended
                                                   March 31,                                         December 31,
                                ---------------------------------------------       ----------------------------------------------
                                        1996                    1995                        1995                     1994
                                --------------------     --------------------       ----------------------    --------------------
                                Interest-                Interest-                  Interest-                 Interest-
                                Bearing     Certifi-     Bearing     Certifi-       Bearing       Certifi-    Bearing    Certifi-
                                Demand      cates of     Demand      cates of       Demand        cates of    Demand     cates of
                                Deposits    Deposit      Deposits    Deposit        Deposits      Deposit     Deposits   Deposit
                                --------    --------     --------    --------       --------      --------    --------   --------
                                                         (Dollars in thousands)
Average Balance.............     $38,772     $68,987      $46,299     $79,725        $39,693       $79,365     $52,771    $78,275
Average Rate................        2.61%       5.21%        3.25%       4.78%          3.38%         4.96%       3.14%      4.39%


SAVINGS ACTIVITIES

     The following table sets forth the savings activities of the Savings Bank for the periods indicated.


                                                Three Months Ended
                                                     March 31,                   Year Ended December 31,
                                                -------------------            -------------------------
                                                1996           1995             1995              1994
                                                ----           ----             ----              ----
                                                                  (In Thousands)
Beginning balance.......................       $106,718       $129,712        $129,712          $130,231
                                               --------       --------        --------          --------

Net increase (decrease)
 before interest credited...............            984         (7,083)        (26,610)           (4,441)

Interest credited.......................            813            956           3,616             3,922
                                               --------       --------        --------          --------

Net increase (decrease) in
 savings deposits.......................          1,797         (6,127)        (22,994)             (519)
                                               --------       --------        --------          --------

Ending balance..........................       $108,515       $123,585        $106,718          $129,712
                                               ========       ========        ========          ========

BORROWINGS


     The Savings Bank has the ability to use advances from the FHLB-Chicago to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB-Chicago functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member of the FHLB-Chicago, the Savings Bank is required to own capital stock in the FHLB-Chicago and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. At March 31, 1996 and December 31, 1995 and during the years ended December 31, 1995 and 1994 and the three months ended March 31, 1996 and 1995, the Savings Bank had no borrowings from the FHLB-Chicago, although it may decide to make use of such instruments in the future.


     The Savings Bank also uses reverse repurchase agreements due generally within one year as a source of funds. At March 31, 1996, reverse repurchase agreements totalled $15.0 million with a weighted average interest rate of 4.44% secured by a pledge of certain investment and mortgage-backed securities with an amortized cost of $16.0 million and a market value of $15.9 million. See "RISK FACTORS -- Potential Reduction of Certain Funding Liabilities" and Note 10 of the Notes to the Financial Statements.

     The following tables set forth certain information regarding short-term borrowings by the Savings Bank at the dates and for the periods indicated.


                                                              At March 31,           At December 31,
                                                                              -------------------------
                                                                 1996         1995                 1994
                                                              ------------    ----                 ----
Weighted average rate paid on:
 Securities sold under agreements to repurchase...........       4.44%        5.10%                  --



                                                               At or For the
                                                               Three Months
                                                                  Ended              At or For the Year
                                                                 March 31,           Ended December 31,
                                                             -----------------      ---------------------
                                                             1996         1995      1995             1994
                                                             ----         ----      ----             ----
                                                                       (Dollars in Thousands)
Maximum amount of borrowings outstanding
 at any month end:
 Securities sold under agreements to repurchase...          $15,000         --     $15,000            --

Approximate average short-term borrowings
 outstanding with respect to:
  Securities sold under agreements to repurchase..          $15,000         --        N/M(2)          --

Approximate weighted average rate paid on:(1)
 Securities sold under agreements to repurchase...             4.88         --        5.17%           --


___________________
(1)  Computed using the weighted rates of each individual transaction.
(2)  Not meaningful.

COMPETITION

     In the face of significant competition by financial and non-bank entities over the last few years, the Savings Bank has had limited success in increasing its retail deposit base, excluding the historical benefit of the large corporate relationship with Gilster-Mary Lee and the Heritage Federal acquisition. The Savings Bank competes for deposits and loans with a number of financial institutions in a four contiguous county market area that has approximately 135,000 people. In three of the counties served, the Savings Bank's market share is low and average branch size is below average. A number of the competing financial institutions are larger than the Savings Bank and are subsidiaries of larger regional bank holding companies. The Savings Bank also faces competition, to an unquantifiable extent, from money market mutual funds and local and regional securities firms.

PROPERTIES


     The following table sets forth the Savings Bank offices, as well as certain additional information relating to the offices, as of March 31, 1996.


                                                         Year         Building         Land           Building
Location                               County           Opened        Owned/Leased     Owned/Leased   Square Footage     Deposits
- --------                               ------           ------        ------------     ------------   --------------     --------
37f                                                                                                                  (In Thousands)
Main Office
- -----------

1112 State Street                      Randolph          1919          Owned            Owned           10,345           $57,662
Chester, Illinois 62233

Branch Offices
- --------------

2467 West Main                         Jackson           1988          Leased(2)        Leased           3,400             5,008
Carbondale, Illinois 62903

101 South Main                         Perry             1989(1)       Owned            Owned            1,950             9,819
Pinckneyville, Illinois 62274

165 West Broadway                      Randolph          1989(1)       Owned            Owned           11,142            26,712
Sparta, Illinois 62286

1414 South Main                        Randolph          1989(1)       Owned            Owned            1,032             5,572
Red Bud, Illinois 62278

1010 North Main                        Perry             1990          Owned            Owned            3,900             3,742
Perryville, Missouri 63775

Loan Production Office
- ----------------------

125 South Broadview Plaza, Suite #1    Cape Girardeau    1995          Leased(3)        Leased             720               N/A
Cape Girardeau, Missouri 63703


_____________
(1)  Acquired in connection with the acquisition of Heritage Federal in 1989.
(2)  Lease expires in 1997 with an option to renew.
(3)  Lease expires in 1996 with an option to renew.

PERSONNEL


     As of March 31, 1996, the Savings Bank had 37 full-time employees and six part time employees, none of whom were represented by a collective bargaining unit. The Savings Bank believes its relationship with its employees is good.

LEGAL PROCEEDINGS

     Periodically, there have been various claims and lawsuits involving the Savings Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Savings Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Savings Bank's business. The Savings Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Savings Bank.

                       MANAGEMENT OF THE HOLDING COMPANY

          The Board of Directors of the Holding Company is divided into three classes, each of which contains approximately one third of the Board. The Directors shall be elected by the stockholders of the Holding Company for staggered three-year terms, or until their successors are elected and qualified. One class of Directors, consisting of Messrs. Welsh, Beck and McDonald, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Collins, Verseman and C. Welge, has a term of office expiring at the second annual meeting of stockholders, and a third class, consisting of Messrs. M. Welge and Boxdorfer, has a term of office expiring at the third annual meeting of stockholders. The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

          The following individuals are executive officers of the Holding Company and hold the offices set forth opposite their names below.


     Name                    Position with Holding Company
     ----                    -----------------------------
     Michael W. Welge        Chairman of the Board and President
     Edward K. Collins       Chief Executive Officer and Secretary

          Since the formation of the Holding Company, none of the executive officers, directors or other personnel has received remuneration from the Holding Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Holding Company during the past five years is set forth under "MANAGEMENT OF THE SAVINGS BANK -- Biographical Information."


                                 MANAGEMENT OF THE SAVINGS BANK

DIRECTORS AND EXECUTIVE OFFICERS

          The Board of Directors of the Savings Bank is presently composed of eight members who are elected for terms of three years, approximately one third of whom are elected annually in accordance with the Bylaws of the Savings Bank. The executive officers of the Savings Bank are elected annually by the Board of Directors and serve at the Board's discretion. The following table sets forth information with respect to the Directors and executive officers of the Savings Bank.

                                   DIRECTORS

                                              Current                                Director         Term
Name                          Age (1)         Position with the Savings Bank         Since            Expires
- ----                          -------         ------------------------------         --------         -------
Michael W. Welge                55            Chairman of the Board,
                                               Chief Financial Officer
                                               and Director                          1980             1999
Howard A. Boxdorfer             80            President and Director                 1970             1999
Edward K. Collins               51            Executive Vice President, Chief
                                               Executive Officer and Director        1996             1998
Thomas E. Welch, Jr.            56            Senior Vice President and Director     1990             1997
John R. Beck, M.D.              61            Director                               1989             1997
Allen R. Verseman               61            Director                               1992             1998
James C. McDonald               66            Director                               1990             1997
Carl H. Welge                   52            Director                               1980             1998

                   EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name                         Age (1)        Position with the Savings Bank
- ----                         -------        ----------------------------------
Mary Jo Homan                  32           Treasurer

Robert H. Gross                39           Vice President and Secretary

William P. Wingerter, Sr.      62           Vice President and Branch Manager

_____________________
(1)  As of December 31, 1995.


BIOGRAPHICAL INFORMATION

          Set forth below is certain information regarding the Directors and executive officers of the Savings Bank. Unless otherwise stated, each Director and executive officer has held his or her current occupation for the last five years. All Directors and executive officers reside in Chester, Illinois, except as otherwise noted. There are no family relationships among or between the directors or executive officers except for Michael W. Welge and Carl H. Welge who are second cousins.

          Michael W. Welge is Chairman of the Board of Directors and Chief Financial Officer. He has responsibility for various management functions, including financial management and investment portfolio management, determination of all employee compensation and employment decisions. Mr. Welge has been employed for the past 34 years at Gilster-Mary Lee where he currently serves as its Executive Vice President, Secretary and Treasurer. He has been active in civic affairs and is a past President of both the Chester Chamber of Commerce and the Chester School Board. He is a Board member and past Chairman of the Board of Directors of Millers Mutual Insurance Company of Alton, Illinois. For the past 16 years Mr. Welge has served as an Alderman of the City Council of Chester. Mr. Welge has also been the President and a director of several local corporations and clubs.

          Howard A. Boxdorfer has been employed as an officer of the Savings Bank since 1969 and has been President since 1980. He is a member of the Lions Club and the Chester Chamber of Commerce.

          Edward K. Collins has been an officer of the Savings Bank since January 1995 and is responsible for the Savings Bank's supervisions and performance of operations and lending. Prior to his employment at the Savings Bank, Mr. Collins was Executive Vice President and Senior Loan Officer of Union Bank of Illinois from August 1991 to December 1994 and was President, Chief Executive Officer and a Director of First National Bank & Trust, Syracuse, Nebraska, from August 1988 to August 1991. Mr. Collins resides in Ellis Grove, Illinois. Mr. Collins is a member of the Board of Directors of the Chester Chamber of Commerce.

          Thomas E. Welch, Jr. has been employed as an officer of the Savings Bank since 1990 when Heritage Federal was acquired by the Savings Bank. Mr. Welch is the Senior Vice President and Compliance Officer for the Savings Bank and manages the Sparta branch. He resides in Sparta, Illinois.

          John R. Beck, M.D. is a self-employed physician. He is a member of the Hospital staff of Memorial Hospital, Chester, Illinois, and a director of Home Health Care.

          Allen R. Verseman has been employed for 27 years at Gilster-Mary Lee and currently serves as Plant Superintendent.

          James C. McDonald has been employed for 43 years at the U.S. Postal Service. He is a Trustee of the Presbyterian Church, Sparta, Illinois, and is a member of the Sparta Building Commission and the Sparta Senior Citizen Board. Mr. McDonald resides in Sparta, Illinois.

          Carl H. Welge has been employed for six years at Gilster-Mary Lee and currently serves as Accounts Receivable Supervisor. He is a member of the Memorial Hospital Board of Directors and a member of the Friends of Chester Public Library.

          Mary Jo Homan has been employed by the Savings Bank since 1983 and is responsible for accounting and personnel and has served as Treasurer since January 1, 1996. She is a member of the Finance Committee of St. Mary's Church, Ellis Grove, Illinois.

          Robert H. Gross has been employed by the Savings Bank since 1983. He serves as the Senior Lending Officer and is Secretary for the Board of Directors. Mr. Gross resides in Ellis Grove, Illinois.

          William P. Wingerter, Sr. has been employed by the Savings Bank since 1988. He is the branch manager in Perryville, Missouri and is responsible for Missouri operations. He is a member of the Chamber of Commerce and is the elected Chairman of the Board of the Perry County Memorial Hospital. He resides in Perryville, Missouri.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The business of the Savings Bank is conducted through meetings and activities of the Board of Directors and its committees. During the fiscal year ended December 31, 1995, the Board of Directors held 16 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and of committees on which such director served.

          Each year an Audit Committee is appointed, and consists of the entire Board of Directors with the exception of those Directors that are employees of the Savings Bank. The purpose of this Committee is to review financial data of the Savings Bank and retain the Savings Bank's independent auditor. During the fiscal year ended December 31, 1995, the Audit Committee met two times.

          The Savings Bank's Executive Committee consists of Directors M. Welge, Boxdorfer and Collins, the Secretary and two rotating Directors. The Executive Committee meets weekly, and the committee has full authority of the Board of Directors in order to conduct business in a timely matter. The Executive Committee also functions as the Savings Bank's Loan Committee, Compensation Committee, and Asset Liability Committee. All actions of the Executive Committee are subsequently ratified by the full Board of Directors. The Executive Committee met 52 times during the fiscal year ended December 31, 1995.

DIRECTORS' COMPENSATION

          BOARD AND COMMITTEE FEES. Directors received a fee of $700 per month during the year ended December 31, 1995, with no additional fees paid for committee meetings, except for the rotating Directors who serve on the Executive Committee who receive $50 per meeting attended. Director's fees totalled $58,000 for the year ended December 31, 1995. It is currently anticipated that after consummation of the Conversion directors' fees will be paid by the Holding Company and no separate fees will be paid for service on the Board of Directors of the Savings Bank.

          DIRECTOR EMERITUS PLAN. Effective January 18, 1996, the Board of Directors of the Savings Bank adopted the Director Emeritus Plan to compensate and reward directors of the Savings Bank for service to the Savings Bank. Under the Director Emeritus Plan, a director is designated a Director Emeritus upon
(i) attaining age 81 or (ii) upon resignation from the Board in the event of retirement, a change in control of the Savings Bank (as defined in the plan), or failure to be reelected. Upon designation, a Director Emeritus will receive an annual fee equal to the product of $500 and the Director Emeritus' years of service as a regular Board member. The fee is payable for a 10-year period beginning on the later to occur of (i) the first anniversary of the Director Emeritus' designation or (ii) the date the Director Emeritus attains age 65. In the event of a Director Emeritus' death prior to his receipt of all Director Emeritus fees, the Savings Bank will make a lump sum payment equal to the lesser of the remaining payments due or three times the Director Emeritus fee to the Director Emeritus' designated beneficiary. The Director Emeritus Plan will be funded with life insurance policies. The estimated expense of the Director Emeritus Plan is expected to be $170,000 for fiscal 1996.

EXECUTIVE COMPENSATION

          SUMMARY COMPENSATION TABLE. The following information is furnished for the Chief Executive Officer of the Savings Bank for the year ended December 31, 1995. No executive officer of the Savings Bank received salary and bonus in excess of $100,000 during the year ended December 31, 1995.

================================================================================

                         SUMMARY COMPENSATION TABLE(1)
- --------------------------------------------------------------------------------
                                     Annual Compensation
- --------------------------------------------------------------------------------
                                                                 Other
                                                                Annual
      Name and Position            Year  Salary   Bonus      Compensation
- --------------------------------------------------------------------------------
Edward K. Collins                  1995  $70,000  $7,000        $8,370
Executive Vice President, Chief
Executive Officer and Director

================================================================================

_________________________
(1) Compensation information for fiscal years ended December 31, 1994 and 1993 has been omitted because the Savings Bank was not a public company at such times. Excludes certain additional benefits, the aggregate amounts of which do not exceed 10% of total salary and bonus.

          EMPLOYMENT AGREEMENT. In connection with the Conversion, the Holding Company and the Savings Bank (collectively, the "Employers") will enter into a three-year employment agreement with Mr. Collins. Under the agreement, the initial salary level for Mr. Collins will be $80,000, which amount will be paid by the Savings Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board. On each anniversary of the commencement date of the agreement, the term of the agreement may be extended for an additional year. The agreement is terminable by the Employers at any time or upon the occurrence of certain events specified by federal regulations.

          The employment agreement provides for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Employers. Severance payments also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, Mr. Collins is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the agreement as having occurred when, among other things, (a) a person other than the Holding Company purchases shares of Common Stock pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company's then outstanding securities,
(c) the membership of the Board of Directors changes as the result of a contested election, or (d) shareholders of the Holding Company approve a merger, consolidation, sale or disposition of all or substantially all of the Holding Company's assets, or a plan of partial or complete liquidation.

          The severance payments from the Employers will equal the greater of $250,000 or 2.99 times Mr. Collins' average annual compensation during the five-year period preceding the change in control. Such amount will be paid in a lump sum within 10 business days following the termination of employment. Assuming that a change in control had occurred at December 31, 1995, Mr. Collins would be entitled to severance payments of $250,000. Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), states that severance payments that equal or exceed three times the base compensation of the individual are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments, and the Employers would not be entitled to deduct the amount of such excess payments.

          The agreement restricts Mr. Collins' right to compete against the Employers for a period of one year from the date of termination of the agreement if he voluntarily terminates his employment, except in the event of a change in control. The Board of Directors of the Holding Company or the Savings Bank may, from time to time, also extend employment agreements to other senior executive officers.

          The Employers also will enter into an employment agreement with Mr. M. Welge on substantially the same terms as those contained in Mr. Collins' agreement.

BENEFITS

          GENERAL. The Savings Bank currently provides health, dental, life and disability insurance benefits for full-time employees, subject to certain deductibles.

          RETIREMENT PLAN. The Savings Bank is a participant in the Financial Institution Retirement Fund ("FIRF"), a multi-employer, non-contributory defined benefit retirement plan. The FIRF plan covers all employees who have completed one year of service and have attained the age of 21 years and provides for monthly retirement benefits determined based on the employee's base salary and years of service. The normal retirement age is 65 and the early retirement age is before age 65, but generally after age 55. Normal retirement benefits are equal to 2.0% multiplied by the years of service to the Savings Bank and the employee's average salary for the five highest consecutive years preceding retirement. Benefits under the plan are not subject to offset for social security benefits. If an employee elects early retirement, but defers the receipt of benefits until age 65, the formula for computation of early retirement benefits is the same as if the employee had retired at the normal retirement age. However, if the employee elects early retirement and receives benefits prior to age 65, benefits are reduced by applying an early retirement factor based on the number of years the early retirement date precedes age 65. Benefits under the plan are fully vested upon the completion of five years of employment. Separate actuarial valuations are not made for individual members of the plan. Pension costs and funding include normal costs. According to FIRF, plan assets exceeded vested benefits as of December 31, 1995, the date of the most current actuarial valuation. Pension expense for the fiscal year ended December 31, 1995 was $84,000. See Note 12 of the Notes to the Financial Statements.

          The following table illustrates annual pension benefits payable upon retirement, based on various levels of compensation and years of service.


Highest Five-Year
Average Annual                                Years of Service
                             --------------------------------------------------
  Compensation                 5         10         15        25           35
- -----------------            -----     ------     ------    ------      -------
$ 10,000...............       1,000     2,000      3,000     5,000       7,000
  20,000...............       2,000     4,000      6,000    10,000      14,000
  30,000...............       3,000     6,000      9,000    15,000      21,000
  40,000...............       4,000     8,000     12,000    20,000      28,000
  60,000...............       6,000    12,000     18,000    30,000      42,000
  80,000...............       8,000    16,000     24,000    40,000      56,000
 100,000...............      10,000    20,000     30,000    50,000      70,000
 120,000...............      12,000    24,000     36,000    60,000      84,000

          EMPLOYEE STOCK OWNERSHIP PLAN. The Board of Directors has authorized the adoption by the Savings Bank of an ESOP for employees of the Savings Bank to become effective upon the consummation of the Conversion. The ESOP is intended to satisfy the requirements for an employee stock ownership plan under the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Full-time employees of the Holding Company and the Savings Bank who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP.

          In order to fund the purchase of up to 8% of the Common Stock to be issued in the Conversion, it is anticipated that the ESOP will borrow funds from the Holding Company. Such loan will equal 100% of the aggregate purchase price of the Common Stock. The loan to the ESOP will be repaid principally from the Savings Bank's contributions to the ESOP and any dividends paid on Common Stock held by the ESOP over the anticipated 15-year term of the loan. The interest rate for the ESOP loan is expected to be 8.00% per annum. See "PRO FORMA DATA." In any plan year, the Savings Bank may make additional discretionary contributions to the ESOP for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by the Holding Company. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

          Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

          Participants will vest in their accrued benefits under the ESOP upon the completion of five years of service. Benefits may be payable upon a participant's retirement, early retirement, death, disability, or termination of employment. The Savings Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

          Messrs. M. Welge, Boxdorfer and Collins have been appointed by the Board of Directors of the Savings Bank to serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of plan participants and allocated shares for which no instructions are received must be voted in the same ratio on any matter as those shares for which instructions are given.

          Pursuant to SOP 93-6, compensation expense for a leveraged employee stock ownership, such as the ESOP, is recorded at the fair market value of the ESOP shares committed to be released to participants' accounts. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS --Impact of New Accounting Pronouncements -- Accounting for Employee Stock Ownership Plans."

          If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease. However, on a per share basis, stockholders' equity and per share net earnings would decrease because of the increase in the number of outstanding shares.

          The ESOP will be subject to the requirements of ERISA and the regulations of the IRS and the Department of Labor issued thereunder. The Savings Bank intends to request a determination letter from the IRS regarding the tax-qualified status of the ESOP. Although no assurance can be given that a favorable determination letter will be issued, the Savings Bank expects that a favorable determination letter will be received by the ESOP.

          1996 STOCK OPTION PLAN. The Board of Directors of the Holding Company intends to adopt the Stock Option Plan and expects to submit the Stock Option Plan to the stockholders for approval at a meeting held no earlier than six months following consummation of the Conversion. The approval of a majority vote of the Holding Company's outstanding shares is required prior to the implementation of the Stock Option Plan. The Stock Option Plan will comply with all applicable regulatory requirements. However, the Stock Option Plan will not be approved or endorsed by the OTS.

          The Stock Option Plan will be designed to attract and retain qualified management personnel and nonemployee directors, to provide such officers, key employees and nonemployee directors with a proprietary interest in the Holding Company as an incentive to contribute to the success of the Holding Company and the Banks, and to reward officers and key employees for outstanding performance. The Stock Option Plan will provide for the grant of incentive stock options ("ISOs") intended to comply with the requirements of Section 422 of the Code and nonqualified stock options ("NQOs"). Upon receipt of stockholder approval of the Stock Option Plan, stock options may be granted to key employees of the Holding Company and its subsidiaries, including the Banks. Nonemployee directors will receive stock option awards in accordance with a formula set forth in the Stock Option Plan. The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee") which is "disinterested" pursuant to applicable regulations under the federal securities laws. Unless sooner terminated, the Stock Option Plan will continue in effect for a period of 10 years from the date the Stock Option Plan is adopted by the Board of Directors.

          A number of authorized shares of Common Stock equal to 10% of the number of shares of Common Stock issued in connection with the Conversion will be reserved for future issuance under the Stock Option Plan (201,250 shares based on the issuance of 2,012,500 shares at the maximum of the Estimated Valuation Range). Such shares will be authorized but unissued shares or treasury shares. In the event of a stock split, reverse stock split, stock dividend, or similar event, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any award relates and the exercise price per share under any option may be adjusted by the Committee to reflect the increase or decrease in the total number of shares of Common Stock outstanding.

          Under the Stock Option Plan, the Committee will determine which officers and key employees will be granted options, whether such options will be ISOs or NQOs, the number of shares subject to each option, and the exercisability of such options. The per share exercise price of an option will equal 100% (110% for ISOs granted to a 10% shareholder) of the fair market value of a share of Common Stock on the date the option is granted.

          The number of options granted to nonemployee directors and the terms thereof will be determined under a formula set forth in the Stock Option Plan. The formula will provide that no individual nonemployee director may be awarded an option covering in excess of 5% of the number of shares of Common Stock reserved under the Plan. All options granted to nonemployee directors will be NQOs and such options will be granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date the option is granted. Options granted upon the effective date of the Stock Option Plan will vest ratably over a five-year period following the date of grant. However, unvested options will be immediately exercisable in the event of the recipient's death or disability. Unvested options will also be immediately exercisable in the event of a change in control of the Holding Company or the Savings Bank (as defined in the Stock Option Plan), to the extent authorized or not prohibited by applicable law or regulations.

          Each stock option that is awarded to an officer or key employee will remain exercisable at any time on or after the date it vests through the earlier to occur of the tenth anniversary of the date of grant or two months after the date on which the optionee terminates employment (one year in the event of the optionee's termination by reason of death or disability), unless such period is extended by the Committee. Each stock option that is awarded to a nonemployee director will remain exercisable through the earlier to occur of the tenth anniversary of the date of grant or one year (two years in the event of a nonemployee director's death or disability) following the termination of a nonemployee director's service on the Board. Except in limited circumstances, all stock options are nontransferable except by will or the laws of descent or distribution.

          The Stock Option Plan also provides that upon the payment of an "extraordinary dividend" by the Holding Company, each optionee will receive a cash payment equivalent to the dividends that would have been payable to such optionee had the options been exercised on or before the record date of such dividend. For purposes of the Stock Option Plan, an "extraordinary dividend" is a dividend payable at a rate in excess of the Savings Bank's weighted average cost of funds on interest bearing liabilities for the 12-month period preceding the record date of the dividend.

          Under current provisions of the Code, the federal tax treatment of ISOs and NQOs is different. With respect to ISOs, an optionee who satisfies certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised. If the holding period requirements are satisfied, the optionee will generally recognize capital gain or loss upon a subsequent disposition of the shares of Common Stock received upon the exercise of a stock option. If the holding period requirements are not satisfied, the difference between the fair market value of the Common Stock on the date of grant and the option exercise price, if any, will be taxable to the optionee at ordinary income tax rates. A federal income tax deduction generally will not be available to the Holding Company as a result of the grant or exercise of an ISO, unless the optionee fails to satisfy the holding period requirements. With respect to NQOs, the grant of an NQO is generally not a taxable event for the optionee and no tax deduction will be available to the Holding Company. However, upon the exercise of an NQO, the difference between the fair market value of the Common Stock on the date of exercise and the option exercise price generally will be treated as compensation to the optionee upon exercise, and the Holding Company will be entitled to a compensation expense deduction in the amount of income realized by the optionee.

          Subject to stockholder approval of the Stock Option Plan, the Committee intends to grant awards under the Stock Option Plan equal to the following percentages of shares issued in the Offerings: Mr. M. Welge - 2.0%; Mr. Boxdorfer - 1.5%; Mr. Collins -- 2.0%; and other officers and employees (12 persons) -- 2.0%. In addition, the current nonemployee directors of the Savings Bank (four persons) are expected to receive an aggregate award equal to 2.0% of the number of shares issued in the Offerings. The balance of the shares reserved under the Stock Option Plan, or a number of shares equal to 0.5% of the number of shares issued in the Offerings, are expected to be allocated in the future to current and prospective officers and employees.

          MANAGEMENT RECOGNITION PLAN. Following the Conversion, the Board of Directors of the Holding Company intends to adopt the MRP for officers, employees, and nonemployee directors of the Holding Company and the Banks. The MRP will enable the Holding Company and the Bank, to provide participants with a proprietary interest in the Holding Company as an incentive to contribute to the success of the Holding Company and the Banks.

          The MRP is expected to be submitted to stockholders for approval at a meeting to be held no earlier than six months following consummation of the Conversion. The approval of a majority vote of the Holding Company's stockholders is required prior to implementation of the MRP. The MRP will comply with all applicable regulatory requirements. However, the OTS will not approve or endorse the MRP. The MRP expects to acquire a number of shares of Common Stock equal to 4.0% of the Common Stock issued in connection with the Conversion (80,500 shares based on the issuance of 2,012,500 shares in the Conversion at the maximum of the Estimated Valuation Range). Such shares will be acquired on the open market, if available, with funds contributed by the Holding Company to a trust which the Holding Company may establish in conjunction with the MRP ("MRP Trust") or from authorized but unissued or treasury shares of the Holding Company.

          A committee of the Board of Directors of the Holding Company will administer the MRP, the members of which will also serve as trustees of the MRP Trust, if formed. The trustees will be responsible for the investment of all funds contributed by the Holding Company to the MRP Trust. Shares of Common Stock granted pursuant to the MRP will be in the form of restricted stock vesting ratably over a five-year period following the date of grant. During the period of restriction, all shares will be held in escrow by the Holding Company or by the MRP Trust. If a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to allocated but unvested shares which are then subject to restriction. In the event of the recipient's death or disability, all restrictions will expire and all allocated shares will become fully vested. In addition, all allocated shares will vest upon a change of control of the Holding Company or the Savings Bank (as defined in the MRP), to the extent authorized or not prohibited by applicable law or regulation.

          The Board of Directors of the Holding Company may terminate the MRP at any time and, upon termination, all unallocated shares of Common Stock will revert to the Holding Company.

          A recipient of an MRP award in the form of restricted stock will generally not recognize income upon an award of shares of Common Stock, and the Holding Company will not be entitled to a federal income tax deduction, until the termination of the restrictions. Upon such termination, the recipient will recognize ordinary income in an amount equal to the fair market value of the Common Stock at the time and the Holding Company will be entitled to a deduction in the same amount after satisfying federal income tax withholding requirements. However, the recipient may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In that event, the Holding Company will be entitled to a deduction in such year and in the same amount. Any gain or loss recognized by the recipient upon subsequent disposition of the stock will be either a capital gain or capital loss.

          Subject to stockholder approval of the MRP, the Committee intends to grant awards under the MRP equal to the following percentages of shares issued in the Offerings: Mr. M. Welge - 1.0%; Mr. Boxdorfer - 1.0%; Mr. Collins -- 0.4%; other officers and employees (7 persons) -- 0.76%. In addition, the current nonemployee directors of the Savings Bank (four persons) will receive an aggregate award equal to 0.64% of the number of shares issued in the Offerings. A reserve of unallocated shares equal to 0.2% of the number of shares issued in the Offerings may be allocated in the future to current and prospective directors, officers and employees.

TRANSACTIONS WITH THE SAVINGS BANK

          Current law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features. The Savings Bank is prohibited from making any new loans or extensions of credit to the Savings Bank's executive officers and directors at different rates or terms than those offered to the general public, and has adopted a policy to this effect. The aggregate amount of loans by the Savings Bank to its executive officers and directors was $219,000 at December 31, 1995, or approximately 0.79% of pro forma stockholders' equity (based on the issuance of the maximum of the Estimated Valuation Range).

          See also "RISK FACTORS -- Potential Reduction of Certain Funding Liabilities" for information regarding the Savings Bank's relationship with Gilster-Mary Lee, of which the Savings Bank's Chairman of the Board and Chief Financial Officer, Michael W. Welge, is an executive officer.

                                  REGULATION

GENERAL

          The Savings Bank is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDIA") and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, the Savings Bank's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of the Savings Bank's mortgage documents. The Savings Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review the Savings Bank's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on the Holding Company, the Savings Bank and their operations. The Holding Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS.

FEDERAL REGULATION OF SAVINGS BANKS

          OFFICE OF THRIFT SUPERVISION. The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

          FEDERAL HOME LOAN BANK SYSTEM. The FHLB System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to: supervise the FHLBs; ensure that the FHLBs carry out their housing finance mission; ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital markets; and ensure that the FHLBs operate in a safe and sound manner.


          The Savings Bank, as a member of the FHLB-Chicago, is required to acquire and hold shares of capital stock in the FHLB-Chicago in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (borrowings) from the FHLB-Chicago. The Savings Bank is in compliance with this requirement with an investment in FHLB-Chicago stock of $622,000 at March 31, 1996.

          Among other benefits, the FHLB provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB-Chicago.

          FEDERAL DEPOSIT INSURANCE CORPORATION. The FDIC is an independent federal agency established originally to insure the deposits, up to prescribed statutory limits, of federally insured banks and to preserve the safety and soundness of the banking industry. In 1989 the FDIC also became the insurer, up to the prescribed limits, of the deposit accounts held at federally insured savings associations and established two separate insurance funds: the BIF and the SAIF. As insurer of deposits, the FDIC has examination, supervisory and enforcement authority over all savings associations.

          The Savings Bank's accounts are insured by the SAIF. The FDIC insures deposits at the Savings Bank to the maximum extent permitted by law. The Savings Bank currently pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all SAIF-member institutions. Under applicable regulations, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital --"well capitalized," "adequately capitalized," and "undercapitalized" -
- - which are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of the FDIA, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates currently ranging from .23% for well capitalized, financially sound institutions with only a few minor weaknesses to .31% for undercapitalized institutions that pose a substantial risk of loss to the SAIF unless effective corrective action is taken. Until the second half of 1995, the same rate matrix applied to BIF-member institutions. The FDIC is authorized to raise assessment rates in certain circumstances. The Savings Bank's assessments expensed for the year ended December 31, 1995, were $295,000.

          In August 1995 and again in November 1995, the FDIC substantially reduced deposit insurance premiums for well-capitalized, well-managed financial institutions that are members of the BIF. As a result of the revisions the rates were reduced to a range of 0% to 0.27% with approximately 92% of BIF members paying the statutory minimum annual assessment of $2,000. With respect to SAIF member institutions, the FDIC has retained the existing rate schedule of 23 to 31 basis points. The latest reduction in BIF premiums went into effect January 1, 1996. The Savings Bank is, and after the Conversion will remain, a member of the SAIF rather than the BIF. SAIF premiums may not be reduced for several years because the SAIF has lower reserves than the BIF and is responsible for more troubled financial institutions. See "RISK FACTORS --Recapitalization of SAIF and Its Impact on SAIF Premiums."

          The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which could result in termination of the deposit insurance of the Savings Bank.

          LIQUIDITY REQUIREMENTS. Under OTS regulations, each savings institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage (currently 5.0%) of its net withdrawable accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1.0%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

          PROMPT CORRECTIVE ACTION. Under Section 38 of the FDIA, as added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a leverage ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;"
(iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a leverage ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a leverage ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

          Section 38 of the FDIA and the implementing regulations also provide that a federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or has received in its most recent examination, and has not corrected, a less than satisfactory rating for asset quality, management, earnings or liquidity. (The OTS may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.)

          An institution generally must file a written capital restoration plan which meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of
Section 38 of the FDIA, which sets forth various mandatory and discretionary restrictions on its operations.


          At March 31, 1996, the Savings Bank was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

          STANDARDS FOR SAFETY AND SOUNDNESS. The FDIA requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The federal banking agencies recently adopted final regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement safety and soundness standards required by the FDIA. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The agencies also proposed asset quality and earnings standards which, if adopted in final, would be added to the Guidelines. Under the final regulations, if the OTS determines that the Savings Bank fails to meet any standard prescribed by the Guidelines, the agency may require the Savings Bank to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIA. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

          QUALIFIED THRIFT LENDER TEST. All savings associations are required to meet a qualified thrift lender ("QTL") test set forth in Section 10(m) of the HOLA and regulations of the OTS thereunder to avoid certain restrictions on their operations. A savings institution that fails to become or remain a QTL shall either become a national bank or be subject to the following restrictions on its operations: (1) the association may not make any new investment or engage in activities that would not be permissible for national banks; (2) the association may not establish any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office; (3) the association shall be ineligible to obtain new advances from any FHLB; and (4) the payment of dividends by the association shall be subject to the rules regarding the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings institution ceases to be a QTL, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any

FHLB. In addition, within one year of the date on which a savings association controlled by a company ceases to be a QTL, the company must register as a bank holding company and become subject to the rules applicable to such companies. A savings institution may requalify as a QTL if it thereafter complies with the QTL test.


          Currently, the QTL test requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); FHLB stock; and direct or indirect obligations of the FDIC. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer and educational loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At March 31, 1996, the qualified thrift investments of the Savings Bank were approximately 68.1% of its portfolio assets.

          CAPITAL REQUIREMENTS. Under OTS regulations a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements. The Holding Company is not subject to any minimum capital requirements.

          OTS capital regulations establish a 3% core capital or leverage ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (i) any intangible assets, except for certain qualifying intangible assets; (ii) certain mortgage servicing rights; and (iii) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to appropriately account for the investments in and assets of both includable and nonincludable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS' prompt corrective action regulation provides that a savings institution that has a leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Federal Regulation of Savings Banks -- Prompt Corrective Action."

          As required by federal law, the OTS has proposed a rule revising its minimum core capital requirement to be no less stringent than that imposed on national banks. The OTS has proposed that only those savings associations rated a composite one (the highest rating) under the CAMEL rating system for savings associations will be permitted to operate at or near the regulatory minimum leverage ratio of 3%. All other savings associations will be required to maintain a minimum leverage ratio of 4% to 5%. The OTS will assess each individual savings association through the supervisory process on a case-by-case basis to determine the applicable requirement. No assurance can be given as to the final form of any such regulation, the date of its effectiveness or the requirement applicable to the Savings Bank.

          Savings associations also must maintain "tangible capital" not less than 1.5% of the Savings Bank's adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights.

          Each savings institution must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (i) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt, and mandatory convertible subordinated debt, (ii) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, and (iii) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

          The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans) are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans which do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor (from 0% to 100%) assigned of that category. These products are then totalled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

          The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and
                               ----
outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. Under certain circumstances, a savings association may request an adjustment to its interest rate risk component if it believes that the OTS-calculated interest rate risk component overstates its interest rate risk exposure. In addition, certain "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to calculate their interest rate risk component in lieu of the OTS-calculated amount. The OTS has postponed the date that the component will first be deducted from an institution's total capital until savings associations become familiar with the process for requesting an adjustment to its interest rate risk component.


          See "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE" for a table that sets forth in terms of dollars and percentages the OTS tangible, core and risk-based capital requirements, the Savings Bank's historical amounts and percentages at March 31, 1996, and pro forma amounts and percentages based upon the assumptions stated therein.

          LIMITATIONS ON CAPITAL DISTRIBUTIONS. OTS regulations impose uniform limitations on the ability of all savings associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, OTS regulations require the Savings Bank to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

          A Tier 1 savings association has capital in excess of its fully phased-in capital requirement (both before and after the proposed capital distribution). A Tier 1 savings association may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio (i.e., the amount of capital in
                                              ----
excess of its fully phased-in requirement) at the beginning of the calendar year or the amount authorized for a Tier 2 association. Capital distributions in excess of such amount require advance notice to the OTS. A Tier 2 savings association has capital equal to or in excess of its minimum capital requirement but below its fully phased-in capital requirement (both before and after the proposed capital distribution). Such an association may make (without application) capital distributions up to an amount equal to 75% of its net income during the previous four quarters depending on how close the association is to meeting its fully phased-in capital requirement. Capital distributions exceeding this amount require prior OTS approval. Tier 3 associations are savings associations with capital below the minimum capital requirement (either before or after the proposed capital distribution). Tier 3 associations may not make any capital distributions without prior approval from the OTS.

          The Savings Bank is currently meeting the criteria to be designated a Tier 1 association and, consequently, could at its option (after prior notice to, and no objection made by, the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year.


          LOANS TO ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of the Savings Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units. At March 31, 1996, the Savings Bank's limit on loans to one borrower was $1.7 million. At March 31, 1996, the Savings Bank's largest aggregate amount of loans to one borrower was $605,000, all of which were performing according to their original terms.


          COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act ("CRA"), a federal statute, all federally-insured financial institutions have a continuing and affirmative obligation consistent with safe and sound operation to help meet all the credit needs of its delineated community. The CRA does not establish specific lending requirements or programs nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to meet the all the credit needs of its delineated community. The CRA requires the federal banking agencies, in connection with regulatory examinations, to assess an institution's record of meeting the credit needs of its delineated community and to take such record into account in evaluating certain regulatory applications filed by an institution. The CRA requires public disclosure of an institution's CRA rating. The OTS has informed the Savings Bank that it has received a "satisfactory" rating as a result of its latest evaluation.




          ACTIVITIES OF SAVINGS BANK AND THEIR SUBSIDIARIES. When a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

          The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

          TRANSACTIONS WITH AFFILIATES. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act ("Sections 23A and 23B") relative to transactions with affiliates in the same manner and to the same
extent as if the savings association were a Federal Reserve member bank.   A
savings and loan holding company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings association under the HOLA. Generally, Sections 23A and 23B: (i) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guaranty and similar types of transactions.

          Three additional rules apply to savings associations: (i) a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (ii) a savings association may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and (iii) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve Board, as is currently the case with respect to all FDIC-insured banks. The Savings Bank has not been significantly affected by the rules regarding transactions with affiliates.

          The Savings Bank's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Among other things, these regulations require that such loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans the Savings Bank may make to such persons based, in part, on the Savings Bank's capital position, and requires certain board approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

          REGULATORY AND CRIMINAL ENFORCEMENT PROVISIONS. Under the FDIA, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDIA, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

REGULATION OF THE BANKS

          The Banks will be national banks subject to regulation, supervision and examination by the OCC. In addition, the Banks' deposits will be insured by the FDIC up to the maximum amount permitted by law, and the Converted Bank is therefore subject to regulation, supervision and examination by the FDIC.

          The Holding Company and the Banks will be legal entities separate and distinct. Various legal limitations restrict the Banks from lending or otherwise supplying funds to the Holding Company (an "affiliate"), generally limiting such transactions with the affiliate to 10% of the bank's capital and surplus and limiting all such transactions to 20% of the bank's capital and surplus. Such transactions, including extensions of credit, sales of securities or assets and provision of services, also must be on terms and conditions consistent with safe and sound banking practices, including credit standards, that are substantially the same or at least as favorable to the bank as those prevailing at the time for transactions with unaffiliated companies.

          Federal banking laws and regulations govern all areas of the operation of the Banks, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. Federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks and bank holding companies if such payments should be deemed to constitute an unsafe and unsound practice. The respective primary federal regulators of the Holding Company and the Banks have authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent the banks from engaging in unsafe or unsound practices.

          Federally insured banks are subject, with certain exceptions, to certain restrictions on extensions of credit to their parent holding companies or other affiliates, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

          Banks are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution.

          Dividends from the Banks will constitute the major source of funds for dividends to be paid by the Holding Company. The amount of dividends payable by the Banks to the Holding Company will depend upon the Banks' earnings and capital position, and is limited by federal and state laws, regulations and policies.

          As national banks, the Banks may not pay dividends from their paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

          The OCC has the authority to prohibit any bank from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the bank, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve and the OCC have indicated their view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. Moreover, the Federal Reserve has indicated that bank holding companies should serve as a source of managerial and financial strength to their subsidiary banks. Accordingly, the Federal Reserve has stated that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of it bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company's ability to serve as a source of strength.

          The amount of dividends actually paid during any one period will be strongly affected by the Banks' management policy of maintaining a strong capital position. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements. Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments should be deemed to constitute an unsafe and unsound practice.

BANK HOLDING COMPANY REGULATION

          GENERAL. Upon consummation of the Bank Conversion and the Bank Formation, the Holding Company, as the sole shareholder of the Banks, will become a bank holding company and will register as such with the Federal Reserve. Bank holding companies are subject to comprehensive regulation by the Federal Reserve under BHCA and the regulations of the Federal Reserve. As a bank holding company, the Holding Company will be required to file with the Federal Reserve annual reports and such additional information as the Federal Reserve may require and will be subject to regular examinations by the Federal Reserve. The Federal Reserve also has extensive enforcement authority over bank holding companies, including, among other things, the ability to asses civil money penalties to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

          Under the BHCA, a bank holding company must obtain Federal Reserve approval before: (1) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company.

          Any direct or indirect acquisition by a bank holding company or its subsidiaries of more than 5% of the voting shares of, or substantially all of the assets of, any bank located outside of the state in which the operations of the bank holding company's banking subsidiaries are "principally conducted", may not be approved by the Federal Reserve unless the laws of the state in which the bank to be acquired is located specifically authorize such an acquisition. The term "principally conducted" generally means the state in which the total deposits of all banking subsidiaries is the largest. Accordingly, upon consummation of the Bank Conversion the Holding Company's business will be "principally conducted" in the State of Illinois because the total deposits of the Converted Bank will exceed those of the De Novo Bank. Most states have authorized interstate bank acquisitions by out-of-state bank holding companies on either a regional or a national basis, and most such statutes require the home state of the acquiring bank holding company to have enacted a reciprocal statute. Illinois law permits bank holding companies located outside Illinois to acquire banks or bank holding companies located in Illinois subject to the requirements that the laws of the state in which the acquiring bank holding company is located permit bank holding companies located in Illinois to acquire banks or bank holding companies in the acquiror's state and that the laws of the state in which the acquiror is located are not unduly restrictive when compared to those imposed by the laws of Illinois.

          The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve includes, among other things, operating a savings institutions, mortgage company, finance company, credit card company or factoring company, performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The Holding Company has no present plans to engage in any of these activities.


          DIVIDENDS. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve pursuant to FDICIA, the Federal Reserve may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized." See "-- Prompt Corrective Action."

          Bank holding companies are required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption of it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, or any condition imposed by, or written agreement with, the Federal Reserve.

          CAPITAL REQUIREMENTS. The Federal Reserve has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks under the OCC's regulations. The Federal Reserve regulations provide that capital standards will generally be applied on a bank only (rather than a consolidated) basis on the case of a bank holding company with less than $150 million in total consolidated assets. Assuming sales of Common Stock at the minimum of the Estimated Valuation Range, the Holding Company's total consolidation assets will exceed $150 million. See "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE" for a numerical presentation of the Holding Company's pro forma capital based on the assumptions stated therein.

FEDERAL SECURITIES LAWS

          The Holding Company has filed a Registration Statement with the SEC under the Securities Act for the registration of the Common Stock to be issued in the Conversion. Upon completion of the Conversion, the Common Stock will be registered with the SEC under the Exchange Act and, under OTS regulations, generally may not be deregistered for at least three years thereafter. The Holding Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

          The registration under the Securities Act of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Holding Company may be resold without registration. Shares purchased by an affiliate of the Holding Company may comply with the resale restrictions of Rule 144 under the Securities Act. If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Holding Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. There are currently no demand registration rights outstanding. However, in the event the Holding Company, at some future time, determines to insure additional shares from its authorized but unissued shares, the Holding Company might offer registration rights to certain of its affiliates who want to sell their shares.

                                   TAXATION

FEDERAL TAXATION

          GENERAL. The following discussion summarizes certain Federal income tax provisions applicable to the Savings Bank as a thrift institution and, following the Bank Conversion, the Banks as national banks, and discusses all material terms of the federal tax law as it applies to the Savings Bank. This summary is based on the Code, IRS regulations, rulings and decisions currently in effect, all of which are subject to change. For a discussion of the Federal income tax consequences of the Plan of Conversion to the Savings Bank and its the account holders and the holders of Common Stock, see "THE CONVERSION -- Effects of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank -- Tax Effects."

          TAX BAD DEBT RESERVES. Federal thrift institutions are subject to the provisions of the Code in the same general manner as other corporations. However, savings institutions, such as the Savings Bank, which meet QTL tests and other conditions prescribed by the Code, may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in real property, and nonqualifying real property loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans is based generally on actual loss experience over a period of years ("experience method"). The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon the experience method or a percentage of taxable income method determined without regard to such deduction ("percentage of taxable income method").


          The Savings Bank has elected to use the method which results in the greatest deduction for federal income tax purposes. Historically, the Savings Bank has elected to use the percentage of taxable income method. Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans is computed as a percentage, which Congress has reduced from as much as 40% in recent years to 8% of "specially computed" taxable income effective for taxable years beginning after 1986. The allowable deduction under the percentage of taxable income method ("percentage bad debt deduction") for taxable years beginning before 1987 was scaled downward if certain assets ("qualifying assets") of an association amounted to less than 60% of the dollar amount of the association's total assets. The percentage of taxable income method was not available for any taxable years beginning before 1987 in which the qualifying assets of an association amounted to less than 60% of its total assets. When the percentage of bad debt deduction was lowered to 8%, the 82% of qualifying assets requirement (72% for mutual savings banks) was lowered to 60%. For all taxable years beginning after 1986, there is no bad debt reserve deduction allowed under any method if less than 60% of the dollar amount of the association's total assets are qualifying assets. Moreover, in such a case, an association could be required to recapture, generally over a period of up to six years, its existing bad debt reserve. As of March 31, 1996, more than the required amount of the Savings Bank's total assets were qualifying assets.

          The bad debt deduction under the percentage of taxable income method is limited to the extent that (i) the amount of the deduction accumulated in reserves for qualifying real property loans may not exceed 6% of such loans outstanding at the end of the taxable year, and (ii) the amount of the deduction for the taxable year cannot be greater than the larger of (a) the amount of the deduction that would be allowable for the taxable year under the experience method, or (b) the amount which, when added to the bad debt reserve for losses on nonqualifying loans, equals the amount by which 12% of total deposits or withdrawable accounts of depositors at the close of the taxable year exceeds the sum of surplus, undivided profits and reserves at the beginning of such year. It is not expected that either limitation will restrict the Savings Bank from making the maximum addition to its bad debt reserve. The Savings Bank's annual percentage bad debt deduction is reduced by the amount of the deduction for losses on nonqualifying loans.

          Historically, the availability of the percentage of taxable income method has permitted qualifying thrifts to be taxed at a significantly lower maximum marginal federal income tax rate than that applicable to corporations generally. The reduction of the bad debt reserve deduction to 8% of specially computed taxable income, together with the current corporate income tax rate of 34%, should result in a negligible change after 1987 in the maximum effective rate of federal income tax payable by a qualifying thrift fully able to use the percentage of taxable income method.


          Earnings appropriated to the Savings Bank's excess tax basis bad debt reserve aggregated approximately $2.5 million at March 31, 1996. See Note 12 to the Notes to Financial Statements. Applicable regulations under the Code will require the Banks to restate their tax reserve for bad debts as of the first year of the Bank Conversion, using a formula set forth in the IRS regulations. In general, the excess of the Savings Bank's tax bad debt reserve as of the close of the taxable year immediately preceding the year of the Bank Conversion must be included ratably in the Converted Bank's taxable income over a six-year period. See "RISK FACTORS -- Bad Debt Recapture."

          Following the Bank Conversion, the Banks, as national banks each with less than $500 million in assets, will be eligible to maintain a tax bad debt reserve. However, the Banks will be required to use the experience method rather than the percentage of taxable income method, which is only available to thrift institutions. In the event that the Banks' assets exceed the $500 million threshold, the Banks would be required to recapture its then outstanding tax bad debt reserve in increasing increments over a four-year period. Thereafter, the Banks would be required to use the direct or specific charge-off method applicable to large banks in calculating their tax bad debt deduction. Under the direct or specific charge-off method, the Banks would be entitled to a bad debt deduction only in the taxable year in which a specific debt become worthless or is shown to be recoverable only in part.

          CORPORATE ALTERNATIVE MINIMUM TAX. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. In addition, only 90% of AMTI can be offset by net operating loss carryovers. AMTI is increased by an amount equal to 75% of the amount by which the Savings Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). For taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modification) over $2.0 million is imposed on corporations, including the Savings Bank, whether or not an Alternative Minimum Tax ("AMT") is paid.

          DIVIDENDS-RECEIVED DEDUCTION AND OTHER MATTERS. The Holding Company may exclude from its income 100% of dividends received from the Banks as members of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Holding Company and the Banks will not file a consolidated tax return, except that if the Holding Company owns or the Banks own more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

          OTHER. There have not been any IRS audits of the Savings Bank's federal income tax returns during the past five years.

ILLINOIS TAXATION

          The Savings Bank files Illinois income tax returns. For Illinois income tax purposes, savings institutions are presently taxed at a rate equal to 7.3% of income. For these purposes, "net income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on State and municipal obligations and the exclusion of interest income on United States Government obligations) and an allocation of income between Illinois and other states. The exclusion of income on United States Government obligations has the effect of reducing significantly the Illinois taxable income of savings institutions. The Savings Bank is not currently under audit with respect to its Illinois income tax returns. There have not been any audits of the Savings Bank's Illinois tax returns by Illinois tax authorities during the past five years.

MISSOURI TAXATION

          A Missouri-based financial institution, such as Chester National Bank of Missouri, is subject to an annual financial institution franchise tax of 7% on its net income, generally computed in the same manner as federal taxable income is computed. In addition, a Missouri-based financial institution is responsible for Missouri corporate income tax, sales and use taxes and certain property taxes. However, the payment of these taxes is available as a credit against the financial institution franchise tax.

                                THE CONVERSION

     THE OTS HAS GIVEN APPROVAL TO THE PLAN SUBJECT TO THE PLAN'S APPROVAL BY THE MEMBERS OF THE SAVINGS BANK ENTITLED TO VOTE ON THE MATTER AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

     On March 12, 1996, the Savings Bank's Board of Directors adopted the Plan of Conversion pursuant to which the Savings Bank will convert to stock form and subsequently convert to a national bank to be known as Chester National Bank, and a newly chartered bank subsidiary will be formed by the Holding Company to be known as Chester National Bank of Missouri, which will purchase all of the installment loans and a portion of the mortgage loans of the Savings Bank's Perryville branch. All of the outstanding capital stock of the Chester National Bank and Chester National Bank of Missouri will held by the Holding Company, a newly formed Delaware corporation. The Holding Company and the Savings Bank intend to pursue the business strategy described in this Prospectus with the goal of enhancing long-term shareholder value. Neither the Holding Company nor the Savings Bank has any existing plan to pursue any possible business combination, and neither has any agreement or understanding, written or oral, with respect to any possible business combination.

     THE FOLLOWING DISCUSSION OF THE PLAN OF CONVERSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF CONVERSION, WHICH IS ATTACHED AS EXHIBIT A TO THE SAVINGS BANK'S PROXY STATEMENT AND IS AVAILABLE FROM THE SAVINGS BANK UPON REQUEST. The OTS has approved the Plan of Conversion subject to the Plan's approval by the members of the Savings Bank entitled to vote on the matter at a Special Meeting called for that purpose to be held on ___________, 1996, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.

     If the Board of Directors of the Savings Bank decides for any reason, such as possible delays resulting from overlapping regulatory processing or policies or conditions which could adversely affect the Savings Bank's or the Holding Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Savings Bank's operating policies, at any time prior to the issuance of the Common Stock, not to use the holding company form of organization in implementing the Conversion, the Plan of Conversion will be amended to not use the holding company form of organization in the Conversion. In the event that such a decision is made, the Savings Bank will promptly refund all subscriptions or orders received together with accrued interest, withdraw the Holding Company's registration statement from the SEC and will take all steps necessary to consummate the Conversion and proceed with a new offering without the Holding Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Savings Bank determines not to consummate the Conversion, the Savings Bank will issue and sell the common stock of the Savings Bank. There can be no assurance that the OTS would approve the Conversion if the Savings Bank decided to proceed without
the Holding Company.   The following description of the Plan assumes that a
holding company form of organization will be utilized in the Conversion. In the event that a holding company form of organization is not utilized, all other pertinent terms of the Plan as described below will apply to the Conversion of the Savings Bank from mutual to stock form of organization and the sale of the Savings Bank's common stock.

     The Conversion will be accomplished through the adoption of a Federal Stock Charter and Bylaws to authorize the issuance of capital stock by the Converted Savings Bank, the issuance of all the Converted Savings Bank's capital stock to be outstanding upon consummation of the Stock Conversion to the Holding Company, the offer and sale of the Common Stock of the Holding Company and the conversion of the Converted Savings Bank to the Converted Bank. Upon issuance of the Converted Savings Bank's shares of capital stock to the Holding Company, the Converted Savings Bank will be a wholly owned subsidiary of the Holding Company. Following consummation of the Stock Conversion, the Bank Conversion whereby the Converted Savings Bank will convert to the Converted Bank, and the Bank Formation whereby the De Novo Bank will purchase all of the installment loans and a portion of the mortgage loans of the Savings Bank's Perryville branch office, will be promptly effectuated.

     The Holding Company has applied for approval from the OTS to become the holding company of the Converted Savings Bank subject to the satisfaction of certain conditions and to acquire all of the common stock of the Converted Savings Bank to be issued in the Stock Conversion. The Stock Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued by the Holding Company pursuant to the Plan of Conversion. The Savings Bank has applied for approval for the Bank Conversion from the OCC and the Holding Company has applied for approval from the Federal Reserve for continued ownership of 100% of the stock of the Converted Bank and the De Novo Bank following the Bank Conversion and the Bank Formation.


     The aggregate purchase price of the Common Stock to be issued in the Conversion will be within the Estimated Valuation Range of between $13,175,000 and $17,825,000 which may be increased to $20,498,750, based upon an independent appraisal of the estimated pro forma market value of the Common Stock prepared by RP Financial. All shares of the Common Stock to be issued and sold in the Stock Conversion will be sold at the same price. The independent appraisal will be updated, if necessary, and the final price of the shares of the Common Stock will be determined at the completion of the Subscription and Direct Community Offering. RP Financial is a consulting firm experienced in the valuation and appraisal of savings institutions. For additional information, see "-- Stock Pricing and Number of Shares to be Issued."

     The Plan of Conversion provides generally that (i) the Savings Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank; (ii) the issuance of all the Converted Savings Bank's capital stock to be outstanding upon consummation of the Stock Conversion to the Holding Company; (iii) the offer and sale of the Common Stock by the Holding Company in the Subscription Offering to persons having Subscription Rights and in a Direct Community Offering to certain members of the general public with preference given first to natural persons and trusts of natural persons residing in the Local Community; (iv) shares of Common Stock not subscribed for in the Subscription and Direct Community Offering will be offered to certain members of the general public in a Public Offering; (v) the Converted Savings Bank will convert to a national bank; and (vi) the Holding Company will form a de novo national bank subsidiary to be known as Chester National Bank of Missouri, which will purchase all of the installment loans and a portion of the mortgage loans of the Savings Bank's Perryville branch. See "USE OF PROCEEDS." The Conversion will be effected only upon completion of the sale of at least $14,875,000 of Common Stock to be issued pursuant to the Plan of Conversion.


     As part of the Conversion, the Holding Company is making a Subscription Offering of its Common Stock to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders (depositors with $50.00 or more on deposit as of January 15, 1995); (ii) the Savings Bank's ESOP; (iii) Supplemental Eligible Account Holders (depositors with $50.00 or more on deposit as of June 30, 1996); and (iv) Other Members (depositors of the Savings Bank as of __________, 1996 and borrowers of the Savings Bank with loans outstanding as of ____ __, 199_ which continue to be outstanding as of __________, 1996).
After the Subscription Offering and subject to the prior rights of holders of Subscription Rights, the Holding Company is offering the Common Stock for sale to certain members of the general public through a Direct Community
Offering.

     Shares of Common Stock not sold in the Subscription and Direct Community Offering may be offered in the Public Offering. Regulations require that the Public Offering be completed within 45 days after completion of the Subscription Offering unless extended by the Savings Bank or the Holding Company with the approval of the regulatory authorities. If the Public Offering is determined not to be feasible, the Board of Directors of the Savings Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of Common Stock. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the Savings Bank.

     No sales of Common Stock may be completed, either in the Subscription, Direct Community or Public Offerings, unless the Plan of Conversion is approved by the members of the Savings Bank.

     The completion of the Offerings, however, is subject to market conditions and other factors beyond the Savings Bank's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Public Offering or other sale of the Common Stock. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company and the Savings Bank as converted, together with corresponding changes in the net proceeds realized by the Holding Company from the sale of the Common Stock. In the event the Conversion is terminated, the Savings Bank would be required to charge all Conversion expenses against current income.

     Orders for shares of Common Stock will not be filled until at least 1,487,500 shares of Common Stock have been subscribed for or sold and the OTS approves the final valuation and the Conversion closes. If the Conversion is not consummated by ___________, 1996 (45 days after the last day of the fully extended Subscription Offering) and the OTS consents to an extension of time to consummate the Conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at the passbook rate from the date payment is received until the funds are returned to the subscriber. If such period is not extended, or, in any event, if the Conversion is not consummated by ______, 1996, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at the Savings Bank's passbook rate from the date payment is received until the Conversion is terminated.

PURPOSES OF CONVERSION

     Management of the Savings Bank believes that the Conversion offers a number of advantages which will be important to the future growth and performance of the Savings Bank in that it is intended: (i) to improve the competitive position of the Savings Bank in its market area and to support possible future expansion (currently there are no specific plans, arrangements or understandings, written or oral, regarding any such activities); (ii) to afford members of the Savings Bank and others the opportunity to become stockholders of the Holding Company and thereby participate more directly in, and contribute to, any future growth of the Savings Bank; and (iii) to provide future access to capital markets.

     The Savings Bank's Board of Directors has formed the Holding Company to serve upon consummation of the Conversion as a holding company with the Savings Bank as its subsidiary. The Savings Bank, as a mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, the Holding Company and the Savings Bank will be structured in the form used by holding companies of commercial banks and by a growing number of savings institutions.

EFFECTS OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF THE SAVINGS BANK

     VOTING RIGHTS. Savings members and borrowers will have no voting rights in the converted Savings Bank or the Holding Company and therefore will not be able to elect directors of the Savings Bank or the Holding Company or to control their affairs. Currently, these rights are accorded to savings members of the Savings Bank. Subsequent to the Conversion, voting rights will be vested exclusively in the Holding Company with respect to the Savings Bank and the holders of the Common Stock as to matters pertaining to the Holding Company. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Holding Company. A stockholder will be entitled to one vote for each share of Common Stock owned.

     SAVINGS ACCOUNTS AND LOANS. The Savings Bank's savings accounts, account balances and existing FDIC insurance coverage of savings accounts will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with the Savings Bank.

     TAX EFFECTS. The Savings Bank has received an opinion from Breyer & Aguggia, Washington, D.C., that the Conversion will constitute a nontaxable reorganization under Section 368(a)(1)(F) of the Code. Among other things, the opinion states that: (i) no gain or loss will be recognized to the Savings Bank in its mutual or stock form by reason of its Conversion; (ii) no gain or loss will be recognized to its account holders upon the issuance to them of accounts in the Savings Bank immediately after the Conversion, in the same dollar amounts and on the same terms and conditions as their accounts at the Savings Bank in its mutual form plus interest in the liquidation account; (iii) the tax basis of account holders' accounts in the Savings Bank immediately after the Conversion will be the same as the tax basis of their accounts immediately prior to Conversion; (iv) the tax basis of each account holder's interest in the liquidation account will be zero; (v) the tax basis of the Common Stock purchased in the Conversion will be the amount paid and the holding period for such stock will commence at the date of purchase; and (vi) no gain or loss will be recognized to account holders upon the receipt or exercise of Subscription Rights in the Conversion, except to the extent Subscription Rights are deemed to have value as discussed below. Unlike a private letter ruling issued by the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the IRS.

       Based upon past rulings issued by the IRS, the opinion provides that the receipt of Subscription Rights by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members under the Plan will be taxable to the extent, if any, that the Subscription Rights are deemed to have a fair market value. RP Financial, a financial consulting firm retained by the Savings Bank, whose findings are not binding on the IRS, has indicated that the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the Direct Community Offering for unsubscribed shares of Common Stock. If the Subscription Rights are deemed to have a fair market value, the receipt of such rights may only be taxable to those Eligible Account Holders, Supplemental Eligible Account Holders (if any) and Other Members who exercise their Subscription Rights. The Savings Bank could also recognize a gain on the distribution of such Subscription Rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the Subscription Rights are deemed to have a fair market value.

     The Savings Bank has also received an opinion from Bryan Cave LLP, St. Louis, Missouri, that, assuming the Conversion does not result in any federal income tax liability to the Savings Bank, its account holders, or the Holding Company, implementation of the Plan of Conversion will not result in any Illinois income tax liability to such entities or persons.

     The opinions of Breyer & Aguggia and Bryan Cave LLP and the letter from RP Financial are filed as exhibits to the Registration Statement. See "ADDITIONAL INFORMATION."

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION PARTICULAR TO THEM.

     LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Savings Bank in its present mutual form, each depositor in the Savings Bank would receive a pro rata share of any assets of the Savings Bank remaining after payment of claims of all creditors (including the claims of all depositors up to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in the Savings Bank at the time of liquidation.

     After the Conversion, holders of withdrawable deposit(s) in the Savings Bank including certificates of deposit ("Savings Account(s)") shall not be entitled to share in any residual assets in the event of liquidation of the Savings Bank. However, pursuant to OTS regulations, the Savings Bank shall, at the time of the Conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained herein.

     The liquidation account shall be maintained by the Savings Bank (and assumed by the Banks) subsequent to the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Savings Accounts in the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Savings Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount").

     The initial subaccount balance for a Savings Account held by an Eligible Account Holder or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of such holder's "qualifying deposit" in the Savings Account and the denominator is the total amount of the "qualifying deposits" of all such holders. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

     If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing day of the Savings Bank subsequent to January 15, 1995 is less than the lesser of (i) the deposit balance in such Savings Account at the close of business on any other annual closing date subsequent to January 15, 1995 or June 30, 1996 or (ii) the amount of the "qualifying deposit" in such Savings Account on January 15, 1995 or June 30, 1996, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, such subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related subaccount balance shall be reduced to zero.

     In the event of a complete liquidation of the Savings Bank or the Banks (and only in such event) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for Savings Account(s) then held by such holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Savings Accounts and other liabilities or similar transactions with another federally insured institution in which the Savings Bank (or the Banks) is not the surviving institution(s) shall be considered to be a complete liquidation. In any such transaction the liquidation account shall be assumed by the surviving institution.

THE SUBSCRIPTION, DIRECT COMMUNITY AND PUBLIC OFFERINGS

     THE OFFERINGS (INCLUDING THE PUBLIC OFFERING) ARE EXPECTED TO EXPIRE AT NOON, CENTRAL TIME, ON THE EXPIRATION DATE, UNLESS EXTENDED OR CONTINUED AS DESCRIBED ON THE COVER PAGE OF THIS PROSPECTUS.

     SUBSCRIPTION OFFERING. In accordance with the Plan, nontransferable Subscription Rights to purchase the Common Stock have been issued to all persons and entities entitled to purchase the Common Stock in the Subscription Offering. The amount of the Common Stock which these parties may purchase will be subject to the availability of the Common Stock for purchase under the categories set forth in the Plan. Subscription priorities have been established for the allocation of stock to the extent that the Common Stock is available. These priorities are as follows:

     Category 1: ELIGIBLE ACCOUNT HOLDERS. Each depositor with $50.00 or more on deposit at the Savings Bank as of January 15, 1995 will receive nontransferable Subscription Rights to subscribe for up to the greater of 40,000 shares of Common Stock, one-tenth of 1% of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, shares of Common Stock will be allocated among subscribing Eligible Account Holders so as to permit each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Eligible Account Holders. Subscription Rights received by officers and directors in this category based on their increased deposits in the Savings Bank in the one-year period preceding January 15, 1995 are subordinated to the Subscription Rights of other Eligible Account Holders.

     Category 2: ESOP. The Plan of Conversion provides that the ESOP shall receive nontransferable Subscription Rights to purchase up to 8% of the shares of Common Stock issued in the Conversion. The ESOP intends to purchase 8% of the shares of Common Stock issued in the Conversion. In the event the number of shares offered in the Conversion is increased above the maximum of the Estimated Valuation Range, the ESOP shall have a priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the Common Stock.

     Category 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each depositor with $50.00 or more on deposit at the Savings Bank as of June 30, 1996 will receive nontransferable Subscription Rights to subscribe for up to the greater of 40,000 shares of Common Stock, one-tenth of 1% of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Supplemental Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Supplemental Eligible Account Holders.

     Category 4: OTHER MEMBERS. Each depositor of the Savings Bank as of the Voting Record Date and each borrower with a loan outstanding on ________ __, 19__ which continues to be outstanding as of the Voting Record Date will receive nontransferable Subscription Rights to purchase up to 40,000 shares of Common Stock in the Conversion to the extent available following subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders. In the event of an oversubscription, the available shares will be allocated proportionately based on the amount of their respective subscriptions.

      SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE. PERSONS SELLING OR OTHERWISE TRANSFERRING THEIR SUBSCRIPTION RIGHTS TO SUBSCRIBE FOR COMMON STOCK IN THE SUBSCRIPTION OFFERING OR SUBSCRIBING FOR COMMON STOCK ON BEHALF OF ANOTHER PERSON WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHT AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS OR ANOTHER AGENCY OF THE U.S. GOVERNMENT. Each person exercising Subscriptions Rights will be required to certify that he or she is purchasing such shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares. Once tendered, subscription orders cannot be revoked without the consent of the Savings Bank and the Holding Company.

     The Subscription Offering and all Subscription Rights under the Plan will expire at Noon, Central Time, on ___________, 1996, whether or not the Savings Bank has been able to locate each person entitled to such Subscription Rights. OTS regulations require that the Holding Company complete the sale of Common Stock within 45 days after the close of the Subscription Offering. The Subscription Offering may be extended by the Holding Company and the Savings Bank up to ___________, 1996 without the OTS's approval. If the Direct Community Offering and the Public Offerings are not completed by __________, 1996 (or ___________, 1996, if the Subscription Offering is fully extended), all funds received will be promptly returned with interest at the passbook rate and all withdrawal authorizations will be canceled or, if regulatory approval of an extension of the time period has been granted, all subscribers and purchasers will be given the right to increase, decrease or rescind their orders. If an extension of time is obtained, all subscribers will be notified of such extension and of the duration of any extension that has been granted, and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled). No single extension can exceed 90 days.

     DIRECT COMMUNITY OFFERING. After the Subscription Offering, the Holding Company may offer shares of the Common Stock to certain members of the general public in a Direct Community Offering with preference given to natural persons residing in the Local Community. Purchasers in the Direct Community Offering, together with their associates and groups acting in concert, are each eligible to purchase up to 9.99% of the shares of Common Stock in the Conversion. In the event an insufficient number of shares are available to fill orders in the Direct Community Offering, the available shares will be allocated on a pro rata basis determined by the amount of the respective orders. Orders for the Common Stock in the Direct Community Offering will be filled to the extent such shares remain available after satisfaction of all orders received in the Subscription Offering. The Direct Community Offering may terminate as early as Noon, Central Time, on ___________, 1996 or any date thereafter, however, in no case later than ___________, 1996, unless extended. Any extensions beyond ___________, 1996 would require a resolicitation of orders, wherein subscribers would be given the opportunity to continue their orders, in which case they will need to reconfirm affirmatively their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the passbook rate, or be permitted to modify or cancel their subscriptions. THE RIGHT OF ANY PERSON TO PURCHASE SHARES IN THE DIRECT COMMUNITY OFFERING IS SUBJECT TO THE ABSOLUTE RIGHT OF THE HOLDING COMPANY AND THE SAVINGS BANK TO ACCEPT OR REJECT SUCH PURCHASES IN WHOLE OR IN PART. THE HOLDING COMPANY PRESENTLY INTENDS TO TERMINATE THE DIRECT COMMUNITY OFFERING AS SOON AS IT HAS RECEIVED ORDERS FOR ALL SHARES AVAILABLE FOR PURCHASE IN THE CONVERSION.

     If all of the Common Stock offered in the Subscription Offering is subscribed for, no Common Stock will be available for purchase in the Direct Community Offering and all funds submitted pursuant to the Direct Community Offering will be refunded promptly with interest.

     PUBLIC OFFERING. In the event that shares of Common Stock remain unsubscribed for after the completion of the Subscription and Direct Community Offering, these shares may be sold to underwriters for resale in the Public Offering. It is anticipated that EVEREN Securities will serve as the managing underwriter of such Public Offering. An underwriting agreement between the Holding Company and EVEREN Securities, with respect to the Public Offering, will not be executed until after the completion of the Subscription and Direct Community Offering. Whether the Public Offering occurs and an underwriting agreement with EVEREN Securities is executed will depend upon, among other things, the negotiation of a mutually acceptable underwriting agreement, the market conditions then prevailing, the aggregate market value of the Common Stock not subscribed for in the Subscription and Direct Community Offering and the then current financial condition of the Savings Bank. In the event that there is a Public offering, it is expected that EVEREN Securities will receive underwriting compensation in an amount to be determined by the Holding Company and EVEREN Securities, which is currently estimated to be 7.0% of the aggregate Actual Purchase Price of the Common Stock sold in the Public Offering.

     The number of shares of Common Stock to be sold in the Public Offering, if any, at the Purchase Price per share will be determined by EVEREN Securities and the Holding Company. No person may purchase in the Public Offering shares of Common Stock with an aggregate purchase price of more than $400,000. Shares of Common Stock purchased in the Direct Community Offering will be counted toward meeting the maximum purchase limitations of the Public Offering.

     The Public Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Holding Company with the approval of the OTS. Such extensions may not be beyond _______, 1998.

     In the event the Savings Bank is unable to find purchasers from the general public for all unsubscribed shares, other purchase arrangements will be made by the Board of Directors of the Savings Bank, if feasible. Such other arrangements will be subject to the approval of the OTS. The OTS may grant one or more extensions of the offering period, provided that (1) no single extension exceeds 90 days, (2) subscribers are given the right to increase, decrease or rescind their subscriptions during the extension period, and (3) the extensions do not go more than two years beyond the date on which the members approved the Plan. If the Conversion is not consummated by __________, 1996 (or, if the Subscription, Direct Community and Public Offerings are fully extended, by ___________, 1996), either all funds received will be returned with interest (and withdrawal authorizations canceled) or, if the OTS has granted an extension of such period, all subscribers will be given the right to increase, decrease or rescind their subscriptions at any time prior to 20 days before the end of the extension period. If an extension of time is obtained, all subscribers will be notified of such extension and of their rights to modify their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled). No single extension can exceed 90 days.

     PERSONS IN NON-QUALIFIED STATES. The Holding Company and the Savings Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Holding Company and the Savings Bank are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; or (ii) the Holding Company or the Savings Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that the Holding Company and the Savings Bank or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request or requirement to register or otherwise qualify the Subscription Rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Holding Company and the Savings Bank will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state (and of actually registering or qualifying the shares) or the need to register the Holding Company, its officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON PURCHASES OF SHARES

     The Plan of Conversion provides for certain additional limitations to be placed upon the purchase of Common Stock by eligible subscribers and others in the Conversion. Each subscriber must subscribe for a minimum of 25 shares. Additionally, no person by himself may purchase more than $400,000 of the Common Stock, and no person with any associate or group of persons acting in concert, shall purchase more than 9.99% of the shares of Common Stock issued in the Conversion. Officers, directors and their associates may not purchase, in the aggregate, more than 33% of the shares of Common Stock offered in the Conversion. For purposes of the Plan, the directors are not deemed to be acting in concert solely by reason of their Board membership. Pro rata reductions within each Subscription Rights category will be made in allocating shares to the extent that the maximum purchase limitations are exceeded.

     The term "acting in concert" is defined in the Plan to mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another person ("other party") shall also be deemed to be acting in concert with any person who is also acting in concert with that other party.

     The term "associate" of a person is defined in the Plan to mean (i) any corporation or organization (other than the Savings Bank or a majority-owned subsidiary of the Savings Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Savings Bank or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and, therefore, all shares purchased by such corporation would be included with the number of shares which such person could purchase individually under the above limitations.

     The term "officer" is defined in the Plan to mean an executive officer of the Savings Bank, including its Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents, Chief Executive Officer and Chief Financial Officer, and Vice Presidents in charge of principal business functions, Secretary and Treasurer.

     Common Stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by directors and officers of the Savings Bank and the Holding Company and for shares purchased by National Association of Securities Dealers, Inc. ("NASD") members. See "-- Restrictions on Transferability by Directors and Officers and NASD Members."

PLAN OF DISTRIBUTION FOR THE SUBSCRIPTION, DIRECT COMMUNITY AND PUBLIC OFFERINGS

     The Savings Bank has retained EVEREN Securities to consult with and to advise the Savings Bank and the Holding Company, and to assist the Holding Company, on a best efforts basis, in the distribution of the shares of Common Stock in the Subscription and Community Offering. The services that EVEREN Securities will provide include, but are not limited to (i) training the employees of the Savings Bank who will perform certain ministerial functions in the Subscription and Community Offering regarding the mechanics and regulatory requirements of the stock offering process, (ii) managing the Conversion Center by assisting interested stock subscribers and by keeping records of all stock orders, (iii) preparing marketing materials, and (iv) assisting in the solicitation of proxies from the Savings Bank's members for use at the Special Meeting. For its services, EVEREN Securities will receive a completion fee of $200,000 in addition to a $15,000 non-refundable retainer fee which the Savings Bank has already paid. In the event that selected dealers are used to assist in the sale of shares of Common Stock in the Community Offering, such dealers will be paid a fee of up to 5.0% (consisting of a 1.5% management fee to be paid to EVEREN Securities which will be credited against the completion fee) of the aggregate Purchase Price of the shares sold by such dealers. The Holding Company and the Savings Bank have agreed to reimburse EVEREN Securities for its out-of-pocket expenses and its legal fees (up to a total of $45,000) and to indemnify EVEREN Securities against certain claims or liabilities, including certain liabilities under the Securities Act, and will contribute to payments EVEREN Securities may be required to make in connection with any such claims or liabilities.

     Sales of shares of Common Stock will be made primarily by registered representatives affiliated with EVEREN Securities or by the broker-dealers managed by EVEREN Securities. A Conversion Center will be established at the office of the Savings Bank. The Holding Company will rely on Rule 3a4-1 of the Exchange Act and sales of Common Stock will be conducted within the requirements of such Rule, so as to permit officers, directors and employees to participate in the sale of the Common Stock in those states where the law so permits. No officer, director or employee of the Holding Company or the Savings Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of Common Stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND DIRECT COMMUNITY
OFFERING

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a Prospectus. The Savings Bank will accept for processing only orders submitted on Order Forms.

     To purchase shares in the Subscription and Direct Community Offering, the accompanying original Stock Order Form (facsimile copies and photocopies will not be accepted) and a fully executed separate Certification Form, along with the required full payment for each share subscribed, or with appropriate authorization for withdrawal from the subscriber's deposit account with the Savings Bank (which may be given by completing the appropriate blanks in the Order Form), must be received by the Savings Bank by Noon, Central Time, on the Expiration Date. Stock Order Forms and Certification Forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. The Holding Company and the Savings Bank have the right to waive or permit the correction of incomplete or improperly executed Stock Order Forms, but do not represent that they will do so. Pursuant to the Plan of Conversion, the interpretation by the Holding Company and the Savings Bank of the terms and conditions of the Plan of Conversion and of the Stock Order Form will be final. Once received, an executed Stock Order Form or Certification Form may not be modified, amended or rescinded without the consent of the Savings Bank unless the Conversion has not been consummated within 45 days after the end of the Subscription Offering, unless such period has been extended.


     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (January 15, 1995) and/or the Supplemental Eligibility Record Date (June 30, 1996) and/or the Voting Record Date (__________, 1996) must list all accounts on the Stock Order Form giving all names in each account, the account number and the approximate account balance as of such date.

     Full payment for subscriptions may be made (i) in cash if delivered in person at the Savings Bank, (ii) by check, bank draft, or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Savings Bank. Appropriate means by which such withdrawals may be authorized are provided on the Order Form. No wire transfers will be accepted and full payment is required. Interest will be paid on payments made by cash, check, bank draft or money order at the Savings Bank's passbook rate (___% as of the date hereof) from the date payment is received until the consummation or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until consummation or termination of the Conversion (unless the certificate matures after the date of receipt of the Order Form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until consummation of the Conversion), but a hold will be placed on such funds, thereby making them unavailable to the depositor until consummation or termination of the Conversion. At the consummation of the Conversion the funds received in the Offerings will be used to purchase the shares of Common Stock ordered. THE SHARES ISSUED IN THE CONVERSION CANNOT AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. In the event that the Conversion is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

     If a subscriber authorizes the Savings Bank to withdraw the amount of the purchase price from his or her deposit account, the Savings Bank will do so as of the effective date of Conversion. The Savings Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Savings Bank's passbook rate.

     If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Holding Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     IRAs maintained in the Savings Bank do not permit investment in the Common Stock. A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Savings Bank does not offer such accounts, it will allow such a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Holding Company's Common Stock in the Offerings. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Savings Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an Savings Bank IRA to purchase Common Stock should contact the Conversion Center at the Savings Bank no later than __________, 1996 so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date. In addition, the provisions of ERISA and IRS regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Direct Community Offering make such purchases for the exclusive benefit of the IRAs.

      Certificates representing shares of Common Stock purchased, and any refund due, will be mailed to purchasers at such address as may be specified in properly completed Stock Order Form to or the last address of such persons appearing on the records of the Savings Bank as soon as practicable following completion of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to subscribers and purchasers, subscribers and purchasers may not be able to sell the shares of Common Stock for which they subscribed or purchased.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     Federal regulations require that the aggregate purchase price of the securities sold in connection with the conversion of a thrift institution be based upon an estimated pro forma value of the Banks and the Holding Company (i.e., taking into account the expected receipt of proceeds from the sale of
- -----
securities in the Conversion), as determined by an independent appraisal. The Savings Bank and the Holding Company have retained RP Financial to prepare an appraisal of the pro forma market value of the Holding Company and the Banks, as well as a business plan. RP Financial will receive a fee expected to total approximately $27,500 for its appraisal services and preparation of a business plan, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. The Savings Bank has agreed to indemnify RP Financial under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

     RP Financial has prepared an appraisal of the estimated pro forma market value of the Holding Company and the Banks taking into account the formation of the Holding Company as the holding company for the Savings Bank. For its analysis, RP Financial undertook substantial investigations to learn about the Savings Bank's business and operations. Management supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed the Savings Bank's Form AC Application for Approval of Conversion and the Holding Company's Form SB-2 Registration Statement. Further, RP Financial visited the Savings Bank's facilities and had discussions with the Savings Bank's management and its special conversion legal counsel, Breyer & Aguggia. No detailed individual analysis of the separate components of the Holding Company's or the Savings Bank's assets and liabilities was performed in connection with the evaluation.

     In estimating the pro forma market value of the Holding Company and the Banks, as required by applicable regulatory guidelines, RP Financial's analysis utilized three selected valuation procedures, the Price/Book ("P/B") method, the Price/Earnings ("P/E") method, and Price/Assets ("P/A") method, all of which are described in its report. RP Financial placed the greatest emphasis on the P/E and P/B methods in estimating pro forma market value. In applying these procedures, RP Financial reviewed among other factors, the economic make-up of the Savings Bank's primary market area, the Savings Bank's financial performance and condition in relation to publicly-traded institutions that RP Financial deemed comparable to the Savings Bank, the specific terms of the offering of the Holding Company's Common Stock, the pro forma impact of the additional capital raised in the Conversion, conditions of securities markets in general, and the market for thrift institution common stock in particular. RP Financial's analysis provides an approximation of the pro forma market value of the Holding Company and the

Savings Bank based on the valuation methods applied and the assumptions outlined in its report. Included in its report were certain assumptions as to the pro forma earnings of the Holding Company after the Conversion that were utilized in determining the appraised value. These assumptions included expenses of $650,000 an assumed after-tax rate of return on the net conversion proceeds of 3.4% purchases by the ESOP of 8% of the stock sold in the Conversion and purchases in the open market by the MRP of a number of shares equal to 4% of the stock sold in the Conversion at the Purchase Price. See "PRO FORMA DATA" for additional information concerning these assumptions. The use of different assumptions may yield somewhat different results.


     On the basis of the foregoing, RP Financial has advised the Holding Company and the Savings Bank that, in its opinion, as of June 14, 1996, the aggregate estimated pro forma market value of the Holding Company and the Banks and, therefore, the Common Stock was within the valuation range of $13,175,000 to $17,825,000 with a midpoint of $15,500,000. After reviewing the methodology and the assumptions used by RP Financial in the preparation of the appraisal, the Board of Directors established the Estimated Valuation Range which is equal to the valuation range of $13,175,000 to $17,825,000 with a midpoint of $15,500,000. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares would be between 1,317,500 and 1,782,500 with a midpoint of 1,550,000. The Purchase Price of $10.00 was determined by discussion among the Boards of Directors of the Savings Bank and the Holding Company and EVEREN Securities, taking into account, among other factors (i) the requirement under OTS regulations that the Common Stock be offered in a manner that will achieve the widest distribution of the stock and
(ii) desired liquidity in the Common Stock subsequent to the Conversion. Since the outcome of the Offerings relate in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by the Holding Company at this time. The Estimated Valuation Range may be amended, with the approval of the OTS, if necessitated by developments following the date of such appraisal in, among other things, market conditions, the financial condition or operating results of the Savings Bank, regulatory guidelines or national or local economic conditions.

     RP Financial's appraisal report is filed as an exhibit to the Registration Statement. See "ADDITIONAL INFORMATION."

     If, upon completion of the Subscription and Direct Community Offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Banks and the Holding Company upon Conversion, as of the close of the Subscription and Direct Community Offering.

     No sale of the shares will take place unless prior thereto RP Financial confirms to the OTS that, to the best of RP Financial's knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the actual total purchase price on an aggregate basis was incompatible with its estimate of the total pro forma market value of the Holding Company and the Banks at the time of the sale. If, however, the facts do not justify such a statement, the Subscription, Direct Community and Public Offerings or other sale may be canceled, a new Estimated Valuation Range and price per share set and new Subscription, Direct Community and Public Offerings held. Under such circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.


     Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. In the event the total amount of shares issued is less than 1,317,500 or more than 2,049,875, 15% above the maximum of the Estimated Valuation Range), for aggregate gross proceeds of less than $13,175,000 or more than $20,498,750 subscription funds will be returned promptly with interest to each subscriber unless he indicates otherwise. In the event a new valuation range is established by RP Financial, such new range will be subject to approval by the OTS.

     If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of the Savings Bank and the Holding Company, if possible. Such other purchase arrangements will be subject to the approval of the OTS and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the Plan of Conversion and in excess of the proposed director purchases set forth herein, although no such purchases are currently intended. If such other purchase arrangements cannot be made, the Plan will terminate.

     In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents the Savings Bank furnished it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of such information and did not independently verify the financial statements and other data provided by the Savings Bank and the Holding Company or independently value the assets or liabilities of the Holding Company and the Savings Bank. THE APPRAISAL BY RP FINANCIAL IS NOT INTENDED TO BE, AND MUST NOT BE INTERPRETED AS, A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE CONVERSION OR OF PURCHASING SHARES OF COMMON STOCK. MOREOVER, BECAUSE THE APPRAISAL IS NECESSARILY BASED ON MANY FACTORS WHICH CHANGE FROM TIME TO TIME, THERE IS NO ASSURANCE THAT PERSONS WHO PURCHASE SUCH SHARES IN THE CONVERSION WILL LATER BE ABLE TO SELL SHARES THEREAFTER AT PRICES AT OR ABOVE THE PURCHASE PRICE.

RESTRICTIONS ON REPURCHASE OF STOCK

     Pursuant to OTS regulations, OTS-regulated savings associations (and their holding companies) may not for a period of three years from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except in the event of (i) an offer made to all of its stockholders to repurchase the common stock on a pro rata basis, approved by the OTS; (ii) the repurchase of qualifying shares of a director; or (iii) a purchase in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan. Furthermore, any repurchases of its common stock are prohibited if the effect thereof would cause the association's regulatory capital to be reduced below (a) the amount required for the liquidation account or (b) the regulatory capital requirements imposed by the OTS. Repurchases are generally prohibited during the first year following conversion. However, recent OTS policy has relaxed this restriction, particularly during the second six months after conversion. While an applicant needs to demonstrate the existence of "exceptional circumstances" during the first six months after conversion, the OTS has indicated that it would analyze repurchases during months six through 12 after conversion on a case-by-case basis. Upon 10 days' written notice to the OTS, and if the OTS does not object, an institution may make open market repurchases of its outstanding common stock during years two and three following the conversion, provided that (x) no more than 5% of the outstanding common stock is to be purchased during any 12-month period, (y) the repurchases do not cause the association to become undercapitalized as defined under the OTS prompt corrective action regulations and (z) the repurchase would not adversely affect the financial condition of the association. No assurances, however, can be given that the OTS will approve a repurchase program under current policy or that such policy will not change or become more restrictive.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

  The following table sets forth certain information as to the approximate purchases of Common Stock by each director and executive officer of the Savings Bank, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement with respect to such intended purchases. Directors and officers of the Savings Bank and their associates may not purchase in excess of 33% of the shares sold in the Conversion and, therefore, actual purchases could be more or less than indicated below. For purposes of the following table, it has been assumed that sufficient shares will be available to satisfy subscriptions in all categories. Directors, officers and staff members will pay the same price for the shares for which they subscribe as the price that will be paid by all other subscribers.

                                                                                  Percent of
                                                                                  Shares at
    Name and                                                                      Maximum of
  Position with                  Anticipated Number of   Anticipated Dollar       Estimated
the Savings Bank                  Shares Purchased(1)    Amount Purchased(1)  Valuation Range(1)
- ----------------                 ---------------------   -------------------  ------------------
Michael W. Welge                       176,467              $1,764,670           9.99%
 Chairman of the Board,
 Chief Financial Officer
 and Director

Howard A. Boxdorfer                     20,000                 200,000           1.12
 President and Director

Edward K. Collins                       30,000                 300,000           1.68
 Executive Vice President,
 Chief Executive Officer and
 Director

Thomas E. Welch, Jr.                    17,500                 175,000           0.98
 Senior Vice President
 and Director

John R. Beck, M.D.                      50,000                 500,000           2.81
 Director

Allen R. Verseman                       50,000                 500,000           2.81
 Director

James C. McDonald                       20,000                 200,000           1.12
 Director

Carl H. Welge                           12,500                 125,000           0.70
 Director

Mary Jo Homan                            1,500                  15,000           0.08
 Treasurer

Robert H. Gross                          2,000                  20,000           0.11
 Vice President and Secretary

William P. Wingerter, Sr.                4,000                  40,000           0.22
                                       -------              ----------          -----
 Vice President
 and Branch Manager

     Total                             383,967              $3,839,670          21.62%
                                       =======              ==========          =====


_________________
(1) Excludes any shares awarded pursuant to the ESOP and MRP and options to acquire shares pursuant to the Stock Option Plan. For a description of the number of shares to be purchased by the ESOP and expected awards under the MRP and Stock Option Plan, see "MANAGEMENT OF THE SAVINGS BANK --Benefits --Employee Stock Ownership Plan," "-- Benefits -- 1996 Stock Option Plan" and "--Benefits --Management Recognition Plan."

RESTRICTIONS ON TRANSFERABILITY BY DIRECTORS AND OFFICERS AND NASD MEMBERS

     Shares of Common Stock purchased by directors and officers of the Holding Company may not be sold for a period of one year following consummation of the Conversion, except in the event of the death of the stockholder or in any exchange of the Common Stock in connection with a merger or acquisition of the Holding Company. Shares of Common Stock received by directors or officers upon exercise of options issued pursuant to the Stock Option Plan are not subject to this restriction. Accordingly, shares of Common Stock issued by the Holding Company to directors and officers shall bear a legend giving appropriate notice of the restriction, and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted Common Stock shall be subject to the same restrictions.

     Purchases of outstanding shares of Common Stock of the Holding Company by directors, executive officers (or any person who was an executive officer or director of the Savings Bank after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Holding Company's outstanding Common Stock or to the purchase of stock pursuant to the Stock Option Plan.

     The Holding Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of Common Stock purchased by persons who are not affiliates of the Holding Company may be resold without registration. Shares purchased by an affiliate of the Holding Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Holding Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

     In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.


               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

     The following discussion is a summary of certain provisions of federal law and regulations and Delaware corporate law, as well as the Certificate of Incorporation and Bylaws of the Holding Company, relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Certificate of Incorporation and Bylaws of the Holding Company. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

CONVERSION REGULATIONS

     OTS regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution (or its holding company) from another person prior to completion of its conversion. Further, without the prior written approval of the OTS, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution (or its holding company) for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution (or its holding company). The OTS has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to an association (or its holding company) or an underwriter or member of a selling group acting on the converting institution's (or its holding company's) behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution (or its holding company) or who controls more than 10% of the outstanding shares or voting rights of a converting or converted institution (or its holding company).

CHANGE OF CONTROL REGULATIONS

     Under the Change in Bank Control Act, no person may acquire control of an insured federal savings association or its parent holding company unless the OTS has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, OTS regulations provide that no company may acquire control of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS.

      Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification form that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

     The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

ANTI-TAKEOVER PROVISIONS IN THE HOLDING COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW

     A number of provisions of the Holding Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Holding Company's Certificate of Incorporation and Bylaws and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Holding Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of incumbent Board of Directors or management of the Holding Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Holding Company is necessarily general, and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "ADDITIONAL INFORMATION" as to how to obtain a copy of these documents.

     BOARD OF DIRECTORS. The Board of Directors of the Holding Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The Holding Company's Certificate of Incorporation provides that the size of the Board shall be as set forth in the Bylaws. The Bylaws currently set the number of directors at eight. The Certificate of Incorporation provides that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Holding Company. The Certificate of Incorporation of the Holding Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause and only upon the vote of 80% of the outstanding shares of voting stock. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire Board, but only with cause, and replace it with persons of such holders' choice.

     CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, the Certificate of Incorporation provides that special meetings of stockholders of the Holding Company may be called only by the Board of Directors of the Holding Company and that stockholders may take action only at a meeting and not by written consent.

     AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 3,000,000 shares of Common Stock and 100,000 shares of preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued in the Conversion to provide the Holding Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Holding Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of the Holding Company, and thereby assist members of management to retain their positions.
The Holding Company's Board currently has no plans for the issuance of additional shares, other than the issuance of shares of Common Stock upon exercise of stock options.

     STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Holding Company's outstanding shares of voting stock to approve certain "Business Combinations" (as defined therein) involving a "Related Person" (as defined therein) except in cases where the proposed transaction has been approved in advance by a majority of those members of the Holding Company's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became an Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity (other than the Holding Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Holding Company or an affiliate of such person or entity. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Holding Company with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of the Holding Company or combined assets of the Holding Company and its subsidiaries to a Related Person; (iii) any merger or consolidation of a Related Person with or into the Holding Company or a subsidiary of the Holding Company; (iv) any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to the Holding Company or a subsidiary of the Holding Company; (v) the issuance of any securities of the Holding Company or a subsidiary of the Holding Company to a Related Person; (vi) the acquisition by the Holding Company or a subsidiary of the Holding Company of any securities of a Related Person; (vii) any reclassification of common stock of the Holding Company or any recapitalization involving the common stock of the Holding Company; or (viii) any agreement or other arrangement providing for any of the foregoing.

     Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of the Holding Company and any other affected class of stock. One exception under Delaware law to the majority approval requirement applies to stockholders owning 15% or more of the common stock of a corporation for a period of less than three years.
Such 15% stockholder, in order to obtain approval of a business combination, must obtain the approval of two-thirds of the outstanding stock, excluding the stock owned by such 15% stockholder, or satisfy other requirements under Delaware law relating to board of director approval of his or her acquisition of the shares of the Holding Company. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of stockholders.

     AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Holding Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Holding Company and amendment of the Holding Company's Bylaws and Certificate of Incorporation. The Holding Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     STOCKHOLDER NOMINATIONS AND PROPOSALS. The Certificate of Incorporation of the Holding Company requires a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give not less than 30 nor more than 60 days' advance notice to the Secretary of the Holding Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Holding Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Holding Company with certain information concerning the nominee and the proposing stockholder.

     PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF THE HOLDING COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS. The Board of Directors of the Savings Bank believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Savings Bank in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Savings Bank and the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of the Holding Company and which is in the best interest of all stockholders.

     Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than the 300 thereby allowing for Exchange Act deregistration.

     Despite the belief of the Savings Bank and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board of Directors of the Savings Bank and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

     Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted for a Delaware business corporation. The Holding Company and the Savings Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

     The cumulative effect of the restriction on acquisition of the Holding Company contained in the Certificate of Incorporation and Bylaws and Holding Company, federal law and Delaware law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of the Holding Company may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

              DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY

GENERAL

     The Holding Company is authorized to issue 3,000,000 shares of Common Stock, par value of $.01 per share, and 100,000 shares of preferred stock, par value of $.01 per share. The Holding Company currently expects to issue up to 2,012,500 shares of Common Stock and no shares of preferred stock in the Conversion. Each share of the Holding Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the common stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

     THE COMMON STOCK OF THE HOLDING COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

COMMON STOCK

     DIVIDENDS. The Holding Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Holding Company is subject to limitations which are imposed by law and applicable regulation. See "DIVIDEND POLICY" and "REGULATION." The holders of Common Stock of the Holding Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor. If the Holding Company issues preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     STOCK REPURCHASES. The Plan and OTS regulations place certain limitations on the repurchase of the Holding Company's capital stock. See "THE CONVERSION
- -- Restrictions on Repurchase of Stock" and "USE OF PROCEEDS."

     VOTING RIGHTS. Upon Conversion, the holders of Common Stock of the Holding Company will possess exclusive voting rights in the Holding Company. They will elect the Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Holding Company issues preferred stock, holders of the Holding Company preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

     As a federal mutual savings bank, corporate powers and control of the Savings Bank are vested in its Board of Directors, who elect the officers of the Savings Bank and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Savings Bank, all of which will be owned by the Holding Company, and voted at the direction of the Holding Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Savings Bank.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Savings Bank, the Holding Company, as holder of the Savings Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Savings Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "THE CONVERSION"), all assets of the Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. If Holding Company preferred stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS; REDEMPTION. Holders of the Common Stock of the Holding Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the authorized Holding Company preferred stock will be issued in the Conversion and there are no plans to issue the preferred stock. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

RESTRICTIONS ON ACQUISITION

     Acquisitions of the Holding Company are restricted by provisions in its Certificate of Incorporation and Bylaws and by the rules and regulations of various regulatory agencies. See "REGULATION" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."


                           REGISTRATION REQUIREMENTS

     The Holding Company will register the Common Stock with the SEC pursuant to
Section 12(g) of the Exchange Act upon the completion of the Conversion and will not deregister its Common Stock for a period of at least three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable.


                             LEGAL AND TAX OPINIONS

     The legality of the Common Stock has been passed upon for the Holding Company by Breyer & Aguggia, Washington, D.C. The federal tax consequences of the Conversion have been opined upon by Breyer & Aguggia and the Illinois income tax consequences of the Conversion have been opined upon by Bryan Cave LLP, St. Louis, Missouri. Breyer & Aguggia and Bryan Cave LLP, have consented to the references herein to their opinions. Certain legal matters will be passed upon for EVEREN Securities, Inc. by Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C.


                                    EXPERTS


     The financial statements at December 31, 1995 and for the year ended December 31, 1995 have been included in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements as of December 31, 1994 and for the two years in the period ended December 31, 1994 included in this Prospectus have been audited by Kerber, Eck & Braeckel LLP, independent certified public accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     RP Financial has consented to the publication herein of the summary of its letter to the Savings Bank setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Savings Bank and to the use of its name and statements with respect to it appearing herein.


                             CHANGE IN ACCOUNTANTS


     Prior to the fiscal year ended December 31, 1995, the Savings Bank's
financial statements were audited by Kerber, Eck & Braeckel LLP.   Kerber, Eck &
Braeckel LLP was dismissed on December 12, 1995 and KPMG Peat Marwick LLP was engaged on December 12, 1995 and continues as the independent auditors of the Savings Bank. The decision to dismiss was recommended by the Audit Committee and was approved by the Board of Directors. Accordingly, the Savings Bank's statement of financial condition as of December 31, 1994 and related consolidated statements of operations, equity and cash flows for the years ended December 31, 1994 and 1993, and included in this Prospectus, were audited by Kerber, Eck & Braeckel LLP and the financial statements for the year ended December 31, 1995, and included in this Prospectus, were audited by KPMG Peat Marwick LLP.


     For the fiscal years ended December 31, 1994 and 1993 and up to the date of the replacement of Kerber, Eck & Braeckel LLP, there were no disagreements with Kerber, Eck & Braeckel LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Kerber, Eck & Braeckel LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. The independent auditors' report on the financial statements for the fiscal years ended December 31, 1994 and 1993 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The Savings Bank did not consult with KPMG Peat Marwick LLP during its two most recent fiscal years nor during any subsequent interim period prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Savings Bank's financial statements.


                             ADDITIONAL INFORMATION

     The Holding Company has filed with the SEC a Registration Statement on Form S-1 (File No. 333-2470) under the Securities Act with respect to the Common Stock offered in the Conversion. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Room 1100, Chicago, Illinois 60661; and 75 Park Place, New York, New York 10007. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Savings Bank has filed with the OTS an Application for Approval of Conversion, which includes proxy solicitation materials for the Savings Bank's Special Meeting and certain other information. This Prospectus omits certain information contained in such Application. The Application, including the proxy solicitation materials, exhibits and certain other information that are a part thereof, may be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the office of the Regional Director of the OTS at the Central Regional Office of the OTS, 200 West Madison Street, Suite 1300, Chicago, Illinois, 60606.

                         Independent Auditors' Report
                         ----------------------------

The Board of Directors
Chester Savings Bank, FSB
Chester, Illinois:

We have audited the accompanying balance sheet of Chester Savings Bank, FSB (the Savings Bank) as of December 31, 1995, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of the Savings Bank as of December 31, 1994 and for each of the years in the two-year period ended December 31, 1994, were audited by other auditors whose report thereon dated January 18, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Chester Savings Bank, FSB as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                   KPMG Peat Marwick LLP

St. Louis, Missouri
February 13, 1996

[LETTERHEAD APPEARS HERE]



                         Independent Auditors' Report
                         ----------------------------



Board of Directors
Chester Savings Bank, FBB

We have audited the accompanying statements of financial condition of Chester Savings Bank, FSB as of December 31, 1994 and 1993, and the related statements of earnings, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Chester Savings Bank, FSB as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                             KERBER, ECK & BRAECKEL LLP



Cape Girardeau, Missouri
January 18, 1995

                           CHESTER SAVINGS BANK, FSB

                                Balance Sheets

                           March 31, 1996 (Unaudited)
                        and December 31, 1995 and 1994

                                                           March 31,              December 31,
                                                                               ------------------
                        Assets                               1996             1995            1994
                        ------                               ----             ----            ----
                                                         (Unaudited)
Cash                                                   $   3,113,237    $   1,773,061   $   3,119,987
Interest-bearing deposits                                  1,677,511        3,493,066       1,623,319
Federal funds sold                                         5,500,000        5,400,000       2,500,000
                                                        ------------     ------------     -----------
        Total cash and cash equivalents                   10,290,748       10,666,127       7,243,306
Certificates of deposit                                    4,141,673        9,761,774      18,582,302
Investment securities:
   Available for sale, at market value (cost
     of $17,503,111 and $6,507,205 at March 31,
     1996 and December 31, 1995, respectively)            17,412,500        6,524,190          -
   Held to maturity, at cost (market
     value of $28,157,311, $31,903,611,
     and $39,999,853 at March 31, 1996 and
     December 31, 1995 and 1994, respectively)            28,189,077       31,821,755      41,109,569
Mortgage-backed securities:
   Available for sale, at market value
     (cost of $2,105,408 and $2,169,407
     at March 31, 1996 and December 31,
     1995, respectively)                                   2,114,882        2,207,139          -
   Held to maturity, at cost (market value of
     $14,779,194, $13,331,707, and $12,622,832
     at March 31, 1996 and December 31, 1995
     and 1994, respectively)                              14,791,246       13,205,662      13,136,061
Loans receivable, net                                     55,753,534       57,021,009      58,156,573
Accrued interest receivable                                  927,895          636,592         785,112
Real estate acquired by foreclosure, net                     209,982          209,248          63,552
Stock in Federal Home Loan Bank, at cost                     622,000          604,300         595,200
Office property and equipment, net                         1,831,262        1,843,286       1,946,084
Income taxes receivable                                       -                -               62,074
Other assets                                                 521,501          279,910          75,628
                                                         -----------      -----------     -----------
                                                       $ 136,806,300    $ 134,780,992   $ 141,755,461
                                                         ===========      ===========     ===========

    Liabilities and Retained Earnings
    ---------------------------------

Savings deposits                                       $ 108,514,632    $ 106,717,849   $ 129,711,933
Securities sold under agreements to repurchase            15,000,000       15,000,000          -
Accrued interest on savings deposits                         270,787          314,060          40,186
Accrued interest on securities sold
   under agreements to repurchase                             67,893          141,938          -
Advance payments by borrowers for taxes
   and insurance                                             822,894          573,009         929,223
Income taxes payable                                          95,714           36,252          -
Deferred tax liability, net                                   39,781          103,886         120,260
Accrued expenses and other liabilities                       124,878          181,551         278,425
                                                        ------------      -----------     -----------
        Total liabilities                                124,936,579      123,068,545     131,080,027
                                                        ------------      -----------     -----------

Commitments and contingencies

Retained earnings - substantially restricted:
   Unappropriated                                         11,920,026       11,676,334      10,675,434
   Unrealized gain (loss) on securities
     available for sale, net of tax                          (50,305)          36,113          -
                                                        ------------      -----------    ------------
        Total retained earnings                           11,869,721       11,712,447      10,675,434
                                                         -----------      -----------    ------------
                                                       $ 136,806,300    $ 134,780,992   $ 141,755,461
                                                         ===========      ===========     ===========

See accompanying notes to financial statements.

                           CHESTER SAVINGS BANK, FSB

                        Statements of Retained Earnings

               Three months ended March 31, 1996 (Unaudited) and
                 years ended December 31, 1995, 1994, and 1993

                                                              Unrealized
                                                             gain (loss)
                                                            on securities
                                                              available            Total
                                                              for sale,           retained
                                        Unappropriated        net of tax          earnings
                                        --------------        -----------         --------
Balance, December 31, 1992                $ $8,788,360        $   (9,868)    $   8,778,492

Net income                                     894,030               -             894,030

Change  in unrealized loss on
   marketable equity securities                  -                 9,868             9,868
                                            ----------             -----       -----------

Balance, December 31, 1993                   9,682,390               -           9,682,390

Net income                                     993,044               -             993,044
                                            ----------             -----       -----------

Balance, December 31, 1994                  10,675,434               -          10,675,434

Net income                                   1,000,900               -           1,000,900

Cumulative effect of transfer of
   securities to available for sale,
   net of tax                                    -               (33,465)          (33,465)

Change in unrealized gain (loss) on
   securities available for sale,
   net of tax                                    -                69,578            69,578
                                            ----------            ------       -----------

Balance, December 31, 1995                  11,676,334            36,113        11,712,447

Net income                                     243,692               -             243,692

Change in unrealized gain (loss) on
   securities available for sale,
   net of tax                                    -               (86,418)          (86,418)
                                            ----------            ------       -----------

Balance, March 31, 1996                   $ 11,920,026        $  (50,305)    $  11,869,721
                                            ==========            ======        ==========

See accompanying notes to financial statements.

                           CHESTER SAVINGS BANK, FSB

                            Statements of Cash Flows

             Three months ended March 31, 1996 and 1995 (Unaudited)
               and years ended December 31, 1995, 1994, and 1993



                                                                      March 31,                           December 31,
                                                                  -----------------             --------------------------------
                                                                 1996           1995           1995           1994           1993
                                                                 ----           ----           ----           ----           ----
                                                                     (Unaudited)
Cash flows from operating activities:
 Net income                                                  $    243,692    $   313,642   $  1,000,900   $    993,044   $  894,030
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
   Cumulative effect of change in accounting principle             -              -              -              -           227,097
   Depreciation and amortization:
    Office properties and equipment                                25,770         29,675        118,168        128,605      113,897
    Deferred fees, discounts, and premiums                        (26,655)       (26,774)       (82,198)       (38,833)     (25,071)
   (Increase) decrease in accrued interest receivable            (291,303)       (36,217)       148,520       (153,928)     (18,286)
   Increase (decrease) in accrued interest payable               (117,318)        65,276        415,812          6,354      (15,091)
   Increase (decrease) in income taxes, net                        44,792        102,089         63,349        (12,475)      (6,715)
   Loss on sale of certificates of deposit                         53,714         -              -              -            -
   Gain on sale of investment securities, net                      (6,837)       (47,447)       (52,497)        -            -
   Gain on sale of mortgage-backed securities                      -              -             (45,919)        -            -
   Provision for loan losses                                        7,500         (2,300)       161,319         69,309       29,627
   FHLB stock dividend                                             -              (9,100)        (9,100)        -            -
   Net change in other assets and other liabilities              (298,362)      (414,205)      (301,156)        58,569       68,497
                                                              -----------     ----------    -----------    -----------   ----------
       Net cash provided by (used in) operating
         activities                                              (364,909)       (25,361)     1,417,198      1,050,645    1,267,985
                                                              -----------     ----------    -----------    -----------   ----------
Cash flows from investing activities:
 Principal repayments on:
  Loans receivable                                              4,623,553      3,588,653     16,062,634     16,156,976   20,748,467
  Mortgage-backed securities                                      462,698        447,388      1,637,310      2,340,955    3,164,335
 Proceeds from the maturity of certificates of deposit          1,081,000      8,076,000     10,784,000      8,417,000    5,307,000
 Proceeds from the sale of certificates of deposit              4,486,286         -              -              -            -
 Proceeds from the maturity of investment securities
  available for sale                                            1,500,000         -           2,825,000         -            -
 Proceeds from the sale of investment securities
  available for sale                                            3,010,078      3,993,047     29,417,029         -            -
 Proceeds from the maturity of investment securities
  held to maturity                                             16,898,567      1,855,000     13,375,000     13,930,790    9,373,462
 Proceeds from the sale of mortgage-backed securities
  held to maturity                                                 -              -           2,409,229         -            -
 Proceeds from redemption of Federal Home Loan Bank stock          -              -              -             280,200       -
 Cash invested in:
  Loans receivable                                             (3,361,562)    (3,330,722)   (15,280,965)   (13,036,846) (16,005,066)
  Mortgage-backed securities held to maturity                  (1,972,500)        -          (6,199,609)    (8,059,825)      -
  Investment securities held to maturity                      (13,250,000)      (100,225)   (20,951,499)   (20,381,146) (20,735,687)
  Investment securities available for sale                    (15,503,812)    (8,558,028)   (21,785,788)        -            -
  Certificates of deposit                                          -              -          (1,976,000)    (5,041,055) (12,880,892)
  FHLB stock                                                      (17,700)        -              -              -            -
 Proceeds from sales of real estate acquired through
  foreclosure                                                      -              -              54,950         68,200      154,017
 Purchase of office properties and equipment                      (13,746)        (7,830)       (15,370)      (912,978)    (204,721)
                                                              -----------     ----------    -----------    -----------   ----------
       Net cash provided by (used in)
         investing activities                                  (2,057,138)     5,963,283     10,355,921     (6,237,729) (11,079,085)
                                                              -----------     ----------    -----------    -----------   ----------
Cash flows from financing activities:
 Increase (decrease) in savings deposits                        1,796,783     (6,127,135)   (22,994,084)      (519,546)   1,500,603
 Increase in securities sold under agreements to
  repurchase                                                       -              -          15,000,000         -            -
 Increase (decrease) in advance payments by
  borrowers for taxes and insurance                               249,885        297,944       (356,214)      (124,114)     (79,713)
                                                              -----------     ----------    -----------    -----------   ----------
       Net cash provided by (used in) financing
         activities                                             2,046,668     (5,829,191)    (8,350,298)      (643,660)   1,420,890
                                                              -----------     ----------    -----------    -----------   ----------
       Net increase (decrease) in cash and cash
         equivalents                                             (375,379)       108,731      3,422,821     (5,830,744)  (8,390,210)
Cash and cash equivalents, beginning of period                 10,666,127      7,243,306      7,243,306     13,074,050   21,464,260
                                                              -----------     ----------    -----------    -----------   ----------
Cash and cash equivalents, end of period                     $ 10,290,748    $ 7,352,037   $ 10,666,127   $  7,243,306 $ 13,074,050
                                                              ===========     ==========    ===========    ===========   ==========

Supplemental information:
 Interest paid                                               $  1,454,605    $ 1,270,988   $  5,057,867   $  5,082,941 $  5,541,167
 Income taxes paid                                                 32,208          6,911        235,651        297,000      370,000
                                                              ===========     ==========    ===========    ===========   ==========

Noncash investing and financing activities:
 Loans transferred to real estate acquired by
  foreclosure                                                $     -         $    13,777   $    296,524   $    169,710 $    260,962
 Interest credited to savings deposits                            812,979        956,104      3,616,000      3,922,000    4,093,000
 Securities transferred to available for sale                      -          11,742,867     21,501,548         -            -
                                                              ===========     ==========    ===========    ===========   ==========

See accompanying notes to financial statements.

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

                 March 31, 1996 and December 31, 1995 and 1994
              (Information as of March 31, 1996 and for the three
               months ended March 31, 1996 and 1995 is audited)


(1)  Summary of Significant Accounting Policies
     ------------------------------------------
     Following are the significant accounting policies which Chester Savings
          Bank, FSB (the Savings Bank) follows in preparing and presenting its financial statements:

          Business
          --------
          The Savings Bank provides a full range of financial services to individual and corporate customers through its home office in Chester, Illinois and its four branch offices in neighboring cities in Southern Illinois and one branch office in Perryville, Missouri. The Savings Bank is subject to competition from other financial institutions in the area, is subject to the regulations of certain federal agencies, and undergoes periodic examinations by those regulatory authorities.

          Basis of Presentation
          ---------------------
          The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates.

          Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and real estate acquired by foreclosure, management obtains independent appraisals for significant properties.

          Management believes that the allowances for losses on loans and real estate acquired by foreclosure are adequate. While management uses available information to recognize such losses, future additions to the allowances may be necessary based upon changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowances for losses. Such agencies may require the Savings Bank to recognize additions to the allowances based upon their judgments about information available to them at the time of their examination.

          Statement of Financial Accounting Standards (SFAS) No.E107,
               Disclosures About Fair Value of Financial Instruments, requires that the estimated fair value of the Savings Bank's financial instruments be disclosed. Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Savings Bank's financial instruments, some fair value estimates are subjective in

                                                                     (Continued)
               nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant affect on fair value estimates and have not been considered in any of the estimates (see note 15).

          Statements of Cash Flows
          ------------------------
          For purposes of the statements of cash flows, the Savings Bank considers all interest-bearing deposits with original maturities of three months or less and federal funds sold to be cash equivalents.

          Unaudited Interim Financial Statements
          --------------------------------------
          The accompanying unaudited financial statements have been prepared in accordance with the requirements for a fair presentation of interim financial statements and are in accordance with generally accepted accounting principles. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of interim periods presented have been reflected.

          Investment Securities and Mortgage-Backed Securities
          ----------------------------------------------------
          Effective January 1, 1994, the Savings Bank adopted SFAS No.E115,
               Accounting for Certain Investments in Debt and Equity Securities. SFASENo.E115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. Under SFAS No. 115, the Savings Bank classified its investment securities and mortgage-backed securities into one of three categories:

                    . Held to maturity - includes investments in debt securities which the Savings Bank has the positive intent and ability to hold until maturity.

                    . Trading securities - includes investments in debt and
                      equity securities purchased and held principally for the purpose of selling them in the near term.

                    . Available for sale - includes investments in debt and
                      equity securities not classified as held to maturity or trading (i.e., investments which the Savings Bank has no present plans to sell in the near term but may be sold in the future under different circumstances).

          Accounting for investment securities and mortgage-backed securities under SFASENo.E115 is summarized as follows:

                    . Held to maturity - carried at amortized cost, adjusted for amortization of premiums and accretion of discounts using the interest method.

                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

                    . Trading securities - carried at fair value. Gains and
                      losses on these securities, both realized and unrealized, are included in income. The Savings Bank held no such securities at March 31, 1996, December31, 1995, or December 31, 1994.

                    . Available for sale - carried at fair value. Realized gains and losses, based on amortized cost determined in accordance with the specific identification method, are included in income. Unrealized gains and losses are recorded, net of related income tax effects, as a separate component of retained earnings until realized.

          Prior to January 1, 1994, investment securities and mortgage-backed securities were carried at cost, adjusted for amortization of premiums and discounts, using a method that approximated the interest method. These securities were carried at cost because management had determined that the Savings Bank had both the intent and the ability to hold them to maturity.

          In accordance with the adoption of SFAS No. 115 on January 1, 1994, the Savings Bank classified all investment securities and mortgage-backed securities as "held to maturity" and continued to carry them at amortized cost.

          On November 15, 1995, the Financial Accounting Standards Board (FASB) issued a special report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the Special Report). Due to uncertainties surrounding the regulatory capital treatment for unrealized gains and losses on available-for-sale securities at the time SFAS No. 115 was required to be implemented, the Special Report was issued to allow all entities a one-time opportunity to reconsider their ability and intent to hold securities to maturity and transfer securities from held to maturity without "tainting" the remainder held-to-maturity securities. Those securities transferred would be accounted for prospectively under SFAS No.E115. These transfers were only allowed during the period from the date of issuance of the Special Report through December 31, 1995.

          As a result of the Special Report, management reconsidered the classification of held-to-maturity securities and transferred $7,589,274 and $2,169,407 of investment securities and mortgage-backed securities, respectively, to available for sale during December 1995. As a result of the transfers: a market valuation account was established for the available-for-sale securities of $50,704 to decrease the recorded balance of such securities to their fair value; a deferred tax asset of $17,239 was recorded to reflect the tax effect of the market valuation account; and the net decrease resulting from the market valuation adjustment of $33,465 was recorded as a separate component of retained earnings.

          Loans Receivable and Related Fees
          ---------------------------------
          Loans receivable are carried at cost, as management has determined that the Savings Bank has the intent and the ability to hold them for the foreseeable future. Interest is credited to income as earned; however, interest receivable is accrued only if deemed collectible. Generally,

                                                                    (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

               the Savings Bank's policy is to place loans delinquent over 90 days on nonaccrual status and exclude interest on such loans from income. Interest ultimately collected is credited to income in the period received.

          Loan fees and the related incremental direct costs of originating loans are deferred and are amortized over the lives of the related loans using the interest method.

          The allowance for loan losses is maintained at an amount considered adequate to provide for potential losses. The provision for loan losses is based on periodic analysis of the loan portfolio by management. In this regard, management considers numerous factors, including, but not necessarily limited to, general economic conditions, loan portfolio composition, prior loss experience, and independent appraisals. In addition to the allowance for estimated losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses. In estimating such losses, management considers various risk factors including geographic location, loan collateral, and payment history.

          Effective January 1, 1995, the Savings Bank adopted SFAS No. 114,
               Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, which amends SFAS No. 114. SFAS No. 114, as amended by SFAS No. 118, defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS No. 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

          The Savings Bank applies the recognition criteria of SFAS No. 114 to multi-family residential loans, commercial real estate loans, agriculture loans, and restructured loans. Smaller balance, homogeneous loans, including one-to-four family residential loans and consumer loans, are collectively evaluated for impairment. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The Savings Bank has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. The adoption of SFAS No. 114 and SFAS No. 118 resulted in no prospective adjustment to the allowance for loan losses and did not affect the Savings Bank's policies regarding charge-offs or recoveries.

                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

          Real Estate Acquired by Foreclosure
          -----------------------------------
          Real estate acquired by foreclosure is initially recorded on an individual property basis at estimated fair value on the date of foreclosure, thus establishing a new cost basis. Subsequent to foreclosure, real estate is periodically evaluated by management and a valuation allowance is established if the estimated fair value, less cost to sell, of the property declines. Subsequent increases in fair value are recorded through a reversal of the valuation allowance, but not below zero. Costs incurred in maintaining the properties are charged to expense.

          Profit on sales of real estate owned is recognized when title has passed, minimum down payment requirements have been met, the terms of any notes received by the Savings Bank are such to satisfy continuing payment requirements, and the Savings Bank is relieved of any requirement for continued involvement in the real estate. Otherwise, recognition of profit is deferred until such criteria are met.

          Stock in Federal Home Loan Bank
          -------------------------------
          The Savings Bank, as a member of the reconstituted Federal Home Loan
               Bank System administered by the Federal Housing Finance Board, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Chicago (FHLB) in an amount equal to the greater of 1% of the aggregate outstanding balance of the Savings Bank's loans secured by dwelling units at the beginning of each year, or 5% of advances from the FHLB to the Savings Bank. The stock is recorded at cost which represents redemption value.

          Office Properties and Equipment
          -------------------------------
          Office properties and equipment are stated at cost less accumulated depreciation.

          Depreciation is charged to expense using the straight-line method based on the estimated useful lives of the related assets. Estimated lives are 10 to 35 years for buildings and improvements and three to 15 years for furniture and equipment.

          Securities Sold Under Agreements to Repurchase
          ----------------------------------------------
          The Savings Bank enters into sales of securities under repurchase agreements (the agreements). The agreements are treated as financings, and the obligation to repurchase securities sold is reflected as a liability in the balance sheet.

          Income Taxes
          ------------
          Deferred income taxes result from income and expense recognition in different accounting periods for income tax purposes than for financial reporting purposes (temporary differences).

          Effective January 1, 1993, the Savings Bank adopted SFAS No.E109,
               Accounting for Income Taxes. Under the asset and liability method of SFAS No.E109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their

                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

               respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No.E109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Savings Bank reported the cumulative effect of the change in the method of accounting for income taxes of $(227,097) in the statement of income for the year ended December 31, 1993.

          Reclassifications
          -----------------
          Certain reclassifications of 1995, 1994, and 1993 amounts have been made to conform with the 1996 financial statement presentation.

(2)  Regulatory Capital
     ------------------
     As a result of the Financial Institutions Reform, Recovery and Enforcement
          Act of 1989 (FIRREA), financial institutions are required to maintain minimum tangible capital equal to 1.5% of total adjusted assets, a minimum 3% core capital ratio, and an 8% risk-based capital ratio. The risk-based capital requirement is calculated based on the credit risk presented by both on-balance-sheet assets and off-balance-sheet commitments and obligations. Assets are assigned a credit risk weighting based upon their relative risk ranging from 0% for assets backed by the full faith and credit of the United States or that pose no credit risk to the institution to 100% for assets such as delinquent or repossessed assets. As of March 31, 1996, the Savings Bank was in compliance with all of these capital requirements.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) added a new section 38, "Prompt Corrective Action," which established a system of new capital standards for all insured depository institutions and requires regulatory action against depository institutions which are "undercapitalized," "significantly undercapitalized," or "critically under capitalized," as defined in the statute and related regulations. In order to be "well capitalized," savings associations generally must have minimum leverage ratios of 5% as well as meeting the total and Tier 1 risk-based capital requirements of 10% and 6%, respectively. At March 31, 1996, the Savings Bank's capital levels result in a determination of "well capitalized" under section 38 of FDICIA.

     The Savings Bank is required to maintain a minimum level of liquid assets as defined by Office of Thrift Supervision (OTS) regulations. This requirement, which may be varied at the direction of the OTS depending on economic conditions and deposit flows, is based on a percentage of deposits and short-term borrowings. The required minimum ratio is 5%. The Savings Bank's liquidity ratio at March 31, 1996 and December 31, 1995 was 34.7% and 33.7%, respectively.

                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

(3)  Investment Securities
     ---------------------
     The amortized cost and market value of investment securities classified as available for sale at March 31, 1996 and December 31, 1995 follows:

                                          March 31, 1996
                          -----------------------------------------------
                                          Gross      Gross
                                         unreal-    unreal-
                            Amortized      ized      ized        Market
                               cost       gains     losses       value
                               ----       -----     ------       -----
     Securities of
        U.S. government     $17,503,111  $1,863    $(92,474)  $17,412,500
                             ==========   =====      ======    ==========
                                          December 31, 1995
                           ------------------------------------------------
                                          Gross     Gross
                                         unreal-   unreal-
                            Amortized      ized      ized        Market
                               cost       gains     losses       value
                               ----       -----     ------       -----
     Securities of
        U.S. government    $ 6,507,205  $22,826    $(5,841)   $6,524,190
                             =========   ======      =====     =========

     Gross realized gains, gross realized losses, and gross proceeds on sales of investment securities classified as available for sale follow:

                                       March 31,          December 31,
                                   -----------------
                                  1996          1995          1995
                                  ----          ----          ----

     Gross realized gains       $     6,837    $    47,447   $    140,933
     Gross realized losses            -              -            (88,436)
                                  ---------      ---------     ----------
         Net realized gain      $     6,837    $    47,447   $     52,497
                                  =========      =========     ==========

     Gross proceeds             $ 3,010,078    $ 3,993,047   $ 29,417,031
                                  =========      =========     ==========

     The proceeds from sales of investment securities classified as available for sale during the year ended December 31, 1995 consisted of $7.5 million of U.S. agency securities and mortgage-backed bonds transferred to available for sale in conjunction with the provisions of the FASB Special Report and $21.9 million of U.S. government obligations that were sold prior to the issuance of the FASB Special Report. The U.S. government obligations sold consisted of $18.0 million of securities purchased during fiscal 1995 and classified upon purchase as available for sale and $3.9 million of securities purchased in fiscal 1994 that were classified as held to maturity at December 31, 1994. Management reclassified all U.S. government obligations classified as held to maturity at December 31, 1994 to available for sale in 1995 due to the change in intent that was established with the initial purchase in 1995 of U.S. government obligations that were classified as available for sale. The amount of U.S. government obligations transferred to available for sale in 1995 was approximately $11.7 million.

                                                                     (Continued)

                           CHESTER SAVING BANK, FSB

                         Notes to Financial Statements


     The proceeds from sales of investment securities classified as available for sale during the three months ended March 31, 1995 consisted of U.S. government obligations that were purchased in 1995 and originally classified as available for sale.

     There were no sales of investment securities during the years ended
          December 31, 1994 and 1993.

     The amortized cost and market value of investment securities classified as available for sale at March 31, 1996 and December 31, 1995, by contractual maturity, follows:

                                      March 31, 1996             December 31, 1995
                                  -----------------------     ------------------------
                                  Amortized        Market     Amortized         Market
                                    cost           value        cost            value
                                    ----           -----        ----            -----

         Within one year        $ 3,993,760   $ 3,986,094     $3,503,413    $3,502,170
         Between one and
            five years           13,509,351    13,426,406      3,003,792     3,022,020
                                 ----------    ----------      ---------     ---------
                                $17,503,111   $17,412,500     $6,507,205    $6,524,190
                                 ==========    ==========      =========     =========

     The amortized cost and market value of investment securities classified as held to maturity at March 31, 1996 and December 31, 1995 and 1994 follows:

                                                 March 31, 1996
                               -------------------------------------------------
                                               Gross      Gross
                                              unreal-    unreal-
                                Amortized      ized        ized        Market
                                   cost        gains      losses       value
                                   ----        -----      ------       -----

Securities of U.S. agencies     $ 6,946,854   $  7,302  $ (91,775)   $ 6,862,381
Mortgage-backed bonds             8,071,068      6,137    (44,429)     8,032,776
Securities of states and
   municipalities                13,171,155    113,377    (22,378)    13,262,154
                                 ----------    -------    -------     ----------
                                $28,189,077   $126,816  $(158,582)   $28,157,311
                                 ==========    =======   ========     ==========
                                               December 31, 1995
                               -------------------------------------------------
                                               Gross      Gross
                                              unreal-    unreal-
                                Amortized      ized       ized         Market
                                   cost        gains     losses        value
                                   ----        -----     ------        -----

Securities of U.S. agencies     $10,017,220   $ 10,758   $(15,838)   $10,012,140
Mortgage-backed bonds             8,606,035      9,822    (18,145)     8,597,712
Securities of states and
   municipalities                13,198,500    121,509    (26,250)    13,293,759
                                 ----------    -------     ------     ----------
                                $31,821,755   $142,089   $(60,233)   $31,903,611
                                 ==========    =======     ======     ==========

                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statemets

                                                            December 31, 1994
                                              -------------------------------------------------
                                                             Gross      Gross
                                                            unreal-    unreal-
                                               Amortized     ized        ized         Market
                                                  cost       gains      losses        value
                                                  ----       -----      ------        ------
Securities of U.S. government
   and agencies                              $  19,134,851  $ 4,664  $  (414,805)   $18,724,710
Mortgage-backed bonds                            7,296,140      232     (306,247)     6,990,125
Securities of states and
   municipalities                               14,678,578    2,818     (396,378)    14,285,018
                                               -----------   ------   ----------    -----------
                                             $  41,109,569  $ 7,714  $(1,117,430)   $39,999,853
                                               ===========    =====    =========    ===========

    The amortized cost and market value of investment securities classified as held to maturity at March 31, 1996 and December 31, 1995, by contractual maturity, follows:


                                March 31, 1996                  December 31, 1995
                             -----------------------           --------------------
                             Amortized          Market        Amortized       Market
                                cost             value          cost           value
                                ----             -----          ----           -----

   Within one year         $  14,000,872   $  13,967,826    $  15,592,370  $  15,577,829
   Between one and
     five years               13,368,205      13,315,948       15,389,385     15,433,305
   Between five and
     ten years                   705,000         744,874          725,000        764,059
   After ten years               115,000         128,663          115,000        128,418
                             -----------      ----------       ----------     ----------
                           $  28,189,077   $  28,157,311    $  31,821,755  $  31,903,611
                             ===========      ==========       ==========     ==========

(4)  Mortgage-Backed Securities
     --------------------------
     The amortized cost and market value of mortgage-backed securities classified as available for sale at March 31, 1996 and December 31, 1995 follows:


                                             March 31, 1996
                           -------------------------------------------------
                                          Gross        Gross
                            Amortized   unrealized  unrealized     Market
                              cost        gains       losses        value
                              ----        -----       ------        -----

GNMA                       $   482,530   $  14,314   $       -   $   496,844
FNMA                         1,622,878       8,233     (13,073)    1,618,038
                            ----------     -------      ------    ----------
                           $ 2,105,408   $  22,547   $ (13,073)  $ 2,114,882
                            ==========     =======      ======    ==========

                                           December 31, 1995
                           -------------------------------------------------
                                          Gross       Gross
                            Amortized   unrealized  unrealized     Market
                              cost        gains       losses        value
                              -----       -----       ------        -----

GNMA                       $   498,912    $ 17,830    $     -    $   516,742
FNMA                         1,670,495      20,190        (288)    1,690,397
                            ----------     -------         ---    ----------
                           $ 2,169,407    $ 38,020    $   (288)  $ 2,207,139
                            ==========     =======         ===    ==========

                                                                     (continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

The amortized cost and market value of mortgage-backed securities classified as available for sale at March 31, 1996 and December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects for scheduled repayments or the effects of possible prepayments:

                      March 31, 1996                  December 31, 1995
                   --------------------               -------------------
                   Amortized      Market             Amortized     Market
                     cost          value               cost         value
                     ----          -----               ----         -----
Between one and
   five years    $ 1,622,878   $ 1,618,038         $ 1,670,495  $ 1,690,397
After ten years      482,530       496,844             498,912      516,742
                   ---------     ---------           ---------    ---------
                 $ 2,105,408   $ 2,114,882         $ 2,169,407  $ 2,207,139
                   =========     =========           =========    =========

The amortized cost and market value of mortgage-backed securities classified as held to maturity at March 31, 1996 and December 31, 1995 and 1994 follows:

                                           March 31, 1996
                           --------------------------------------------
                                        Gross          Gross
                       Amortized      unrealized     unrealized       Market
                          cost           gains         losses          value
                          ----           -----         ------          -----
GNMA                 $  1,460,749     $  40,517    $      -       $  1,501,266
FNMA                      146,030         4,812          (403)         150,439
FHLMC                   4,993,687        26,515        (5,688)       5,014,514
Collateralized
   mortgage
   obligations          8,190,780         9,733       (87,538)       8,112,975
                      -----------      --------        ------       ----------
                     $ 14,791,246     $  81,577    $  (93,629)    $ 14,779,194
                      ===========      ========        ======       ==========

                                        December 31, 1995
                        -----------------------------------------------
                                         Gross        Gross
                        Amortized      unrealized   unrealized        Market
                          cost           gains        losses           value
                          ----           -----        ------           -----
GNMA                 $  1,514,450     $  49,175    $    -         $  1,563,625
FNMA                      153,343         5,300         -              158,643
FHLMC                   5,326,161        63,628         -            5,389,789
Collateralized
   mortgage
   obligations          6,211,708        29,309      (21,367)        6,219,650
                       ----------       -------       ------        ----------
                     $ 13,205,662     $ 147,412    $ (21,367)     $ 13,331,707
                       ==========       =======       ======        ==========

                                                                     (continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

                                    December 31, 1994
                     ------------------------------------------------
                                    Gross        Gross
                     Amortized    unrealized  unrealized      Market
                        cost        gains       losses         value
                        ----        -----       ------         -----
GNMA               $  2,625,626    $ 11,927  $  (56,424)  $  2,581,129
FNMA                  3,117,256      39,125    (128,620)     3,027,761
FHLMC                 7,393,179      25,387    (404,624)     7,013,942
                    -----------     -------     -------    -----------
                   $ 13,136,061    $ 76,439  $ (589,668)  $ 12,622,832
                    ===========     =======     =======    ===========

The amortized cost and market value of mortgage-backed securities held to maturity at March 31, 1996 and December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into considera tion the effects for scheduled repayments or the effects of possible prepayments:

                        March 31, 1996            December 31, 1995
                    --------------------         -------------------
                   Amortized        Market      Amortized        Market
                     cost           value          cost          value
                     ----           -----          ----          -----
Within one year  $    106,295  $    107,926  $    246,828   $    253,246
Between one and
   five years       4,887,393     4,906,588     5,079,332      5,136,543
Between five and
   ten years        3,723,219     3,686,325     1,750,282      1,758,200
After ten years     6,074,339     6,078,355     6,129,220      6,183,718
                   ----------    ----------    ----------     ----------
                 $ 14,791,246  $ 14,779,194  $ 13,205,662   $ 13,331,707
                   ==========    ==========    ==========     ==========

Gross realized gains, gross realized losses, and gross proceeds from sales of mortgage-backed securities classified as held to maturity for the year ended December 31, 1995 follows:


     Gross realized gains                                 $    57,364
     Gross realized losses                                    (11,445)
                                                            ---------
                    Net realized gain                     $    45,919
                                                            =========

     Gross proceeds                                       $ 2,409,229
                                                            =========

The sale of mortgage-backed securities classified as held to maturity during the year ended December 31, 1995 were in effect maturities as the sale of these mortgage-backed securities occurred only after a substantial portion of the original principal outstanding had been collected.

Collateralized mortgage obligations at March 31, 1996 and December 31, 1995 were collateralized by mortgage-backed securities issued by the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation.


                                                                     (continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

(5)  Loans Receivable, Net
     ---------------------
     A comparative summary of loans receivable follows:

                                   March 31,               December 31,
                                                     -----------------------
                                     1996            1995               1994
                                     ----            ----               ----
Loans secured by real estate:
 Residential:
  1-4 family                    $  45,842,564    $  47,200,677    $  47,578,387
  Multifamily                         583,102          600,141          763,934
                                  -----------      -----------      -----------
   Total residential               46,425,666       47,800,818       48,342,321
 Agriculture and land               1,139,535          928,001          822,024
 Commercial                         2,699,580        2,869,803        3,588,403
                                  -----------      -----------      -----------
   Total loans secured by
    real estate                    50,264,781       51,598,622       52,752,748
                                  -----------      -----------      -----------
Consumer loans:
 Automobile loans                   1,824,378        1,712,752        1,339,354
 Home improvement                   1,590,944        1,348,307        1,211,201
 Credit cards                         851,342          939,105          827,745
 Loans secured by deposits            418,770          440,367          505,965
 Other                              1,728,796        1,927,939        2,462,485
                                  -----------      -----------      -----------
   Total consumer loans             6,414,230        6,368,470        6,346,750
                                  -----------      -----------      -----------
                                   56,679,011       57,967,092       59,099,498
                                  -----------      -----------      -----------
Less:
 Loans in process                     503,233          532,810          676,091
 Unearned discount, net                11,819           12,944           20,938
 Deferred loan fees                    14,428           10,615              171
 Allowance for losses                 395,997          389,714          245,725
                                  -----------      -----------      -----------
                                      925,477          946,083          942,925
                                  -----------      -----------      -----------
                                $  55,753,534    $  57,021,009    $  58,156,573
                                  ===========      ===========      ===========

    The weighted average interest rate on loans was 8.74%, 8.76%, and 8.36% at March 31, 1996 and DecemberE31, 1995 and 1994, respectively.

    At March 31, 1996 and 1995 and December 31, 1995, 1994, and 1993, the
      Savings Bank was servicing loans for others with aggregate unpaid principal balances of approximately $887,000, $1,146,000, $979,000, $1,221,000, and $1,727,000, respectively.

    A summary of activity in the allowance for losses for the three months ended
      March 31, 1996 and 1995 and the years ended DecemberE31, 1995, 1994, and 1993 follows:

                                 March 31,                 December 31,
                              --------------        --------------------------
                             1996        1995       1995       1994     1993
                             ----        ----       ----       ----     ----
  Balance, beginning
     of period             $ 389,714  $ 245,725  $ 245,725 $ 207,005  $ 183,005
  Provision charged
     to expense                7,500     (2,300)   161,319    69,309     29,627
  Charge-offs                 (1,217)      -       (17,380)  (30,714     (5,627
  Recoveries                     -       -              50       125       -
                             -------    -------    -------   -------    -------
  Balance, end of period   $ 395,997  $ 243,425  $ 389,714 $ 245,725  $ 207,005
                             =======    =======    =======   =======    =======

                                      F-17                        (Continued)

                           CHESTER SAVINGS BANK FSB

                         Notes to Financial Statements


A summary of loans receivable contractually in arrears three months or more is as follows:


                                              March 31,       December 31,
                                                           ------------------
                                                1996       1995        1994
                                                ----       ----        ----
  Residential real estate loans            $  123,112   $  55,982  $  373,686
  Commercial real estate loans                 49,649      49,404           -
  Consumer loans                               49,229      53,818       6,400
                                              -------     -------     -------
                                           $  221,990   $ 159,204  $  380,086
                                              =======     =======     =======

  Percent of loans receivable                     .40%        .28%        .65%
                                                 ====         ===         ===

  Number of loans                                  25          20          21
                                                  ===         ===         ===


A summary of loans on which interest is not being accrued and impaired loans at March 31, 1996 and December 31, 1995 follows:


                                                      March 31,   December 31,
                                                        1996          1995
                                                     ---------   ------------
  Nonaccrual loans                                  $  41,945     $  41,945
  Impaired loans continuing to accrue interest           -             -
                                                      -------       -------
              Total impaired loans                  $  41,945     $  41,945
                                                      =======       =======

The allowance for losses on impaired loans was $8,389 at March 31, 1996 and December 31, 1995. The average balance of impaired loans during the three months ended March 31, 1996 and 1995 and the year ended December 31, 1995 was $41,945, $172,919, and $175,336, respectively.

A summary of interest income on nonaccrual and other impaired loans for the three months ended March 31, 1996 and 1995 and the year ended December 31, 1995 follows:

                                                March 31,         December 31,
                                             ---------------
                                             1996      1995           1995
                                             ----      ----           ----
Income recognized:
   Nonaccrual loans                          $  -    $   577      $  6,133
   Impaired loans continuing
     to accrue interest                         -        -             -
                                              ----     -----        ------
                                             $  -    $   577      $  6,133
                                              ====     =====        ======
Interest income if interest
   had accrued:
     Nonaccrual loans                        $ 781   $ 2,880      $ 15,847
     Impaired loans continuing
       to accrue interest                       -         -            -
                                             -----     -----        ------
                                             $ 781   $ 2,880      $ 15,847
                                             =====     =====        ======

                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements

(6)  Accrued Interest Receivable
     -----------------------------
     A comparative summary of accrued interest receivable follows:

                                                   March 31,             December 31,
                                                                  -------------------------
                                                     1996         1995                 1994
                                                     ----         ----                 ----

          Loans receivable                        $ 231,606       $ 213,157       $ 154,836
          Mortgage-backed securities                 80,985          74,919          84,345
          Investment securities                     567,446         286,800         446,543
          Interest-bearing deposits                  47,858          61,716          99,388
                                                    -------         -------         -------
                                                  $ 927,895       $ 636,592       $ 785,112
                                                    =======         =======         =======

(7)  Real Estate Acquired by Foreclosure
     -----------------------------------
     A comparative summary of real estate acquired by foreclosure is as follows:

                                                   March 31,             December 31,
                                                                  -------------------------
                                                     1996         1995                 1994
                                                     ----         ----                 ----

          Foreclosed real estate                  $ 209,982       $  26,434      $        -
          Real estate in judgment                      -            182,814          63,552
                                                    -------         -------          ------
                                                  $ 209,982       $ 209,248      $   63,552
                                                    =======         =======          ======

     A summary of activity in the allowance for losses follows:

                                                                         December 31,
                                                                  -------------------------
                                                                  1994                 1993
                                                                  ----                 ----
          Balance, beginning of year                              $  96,888      $   99,388
          Provision charged to expense                               -              7,500
          Charge-offs                                               (96,888)        (10,000)
          Recoveries                                                   -               -
                                                                    --------         ------
          Balance, end of year                                    $    -         $   96,888
                                                                    ========         ======

(8)  Office Properties and Equipment
     -------------------------------
     A comparative summary of office properties and equipment follows:

                                                    March 31,             December 31,
                                                                   -------------------------
                                                      1996            1995              1994
                                                      ----            ----              ----

          Land                                    $   190,434    $   190,434    $   190,434
          Office buildings and improvements         2,326,913      2,326,913      2,317,658
          Furniture, fixtures and equipment           982,664        968,918        962,803
                                                    ---------      ---------      ---------
                                                    3,500,011      3,486,265      3,470,895
          Less accumulated depreciation             1,668,749      1,642,979      1,524,811
                                                    ---------      ---------      ---------
                                                  $ 1,831,262    $ 1,843,286    $ 1,946,084
                                                    =========      =========      =========

  Depreciation expense for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994, and 1993 amounted to $25,770, $29,675, $118,168, $128,605, and $113,897, respectively.





                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements



(9)  Deposits
     ----------
     A comparative summary of deposits follows:

                                                                                 March 31, 1996
                                                                               -----------------
                                                                                          Percent
                                                           Stated                           to
                                                            rate               Amount      total
                                                            ----               ------      -----
Demand deposits:
   NOW accounts                                               0-2.00%    $   9,189,875       8.5%
   Money market demand                                     2.50-3.90        19,303,779      17.8
   Passbook                                                2.50-2.75        10,970,210      10.1
                                                                           -----------     -----
                                                                            39,463,864      36.4
                                                                           -----------     -----
Certificates of deposit:

                                                      Less than 3.00           183,331        .2
                                                           3.00-4.99        23,007,081      21.2
                                                           5.00-6.99        43,456,592      40.0
                                                           7.00-8.99         2,403,764       2.2
                                                           =========       -----------     -----
                                                                            69,050,768      63.6
                                                                           -----------     -----
                                                                         $ 108,514,632     100.0%
                                                                           ===========     =====

                                                                 December 31,
                                               ----------------------------------------------
                                                      1995                       1994
                                               --------------------       -------------------
                                                             Percent                   Percent
                                   Stated                      to                        to
                                    rate         Amount       total       Amount        total
                                    ----         ------       -----       ------        -----
Demand deposits:
   NOW accounts                      0-2.75%  $   8,928,957      8.4%  $   8,749,014      6.8%
   Money market demand            2.40-4.15      16,655,540     15.6      32,560,742     25.1
   Passbook                       2.50-2.75      10,469,368      9.8      11,438,658      8.8
                                               ------------    -----     -----------    -----
                                                 36,053,865     33.8      52,748,414     40.7
                                               ------------    -----     -----------    -----
Certificates of deposit:

                             Less than 3.00          -           -           619,470       .5
                                  3.00-4.99      28,005,074     26.2      46,589,632     35.9
                                  5.00-6.99      40,232,644     37.7      28,982,528     22.3
                                  7.00-8.99       2,426,266      2.3         771,889       .6
                                  =========    ------------    -----     -----------    -----
                                                 70,663,984     66.2      76,963,519     59.3
                                               ------------    -----     -----------    -----
                                              $ 106,717,849    100.0%  $ 129,711,933    100.0%
                                               ============    =====     ===========    =====

     The weighted average interest rate on deposits was 4.28%, 4.36%, and 4.19% at March 31, 1996 and DecemberE31, 1995 and 1994, respectively.




                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements



A summary of the maturities of certificates of deposit at March 31, 1996 and December 31, 1995 and 1994 follows:

                                            March 31,                                         December 31,
                                                                                --------------------------------------
                                              1996                              1995                             1994
                                --------------------------           --------------------------           -------------------
                                Amount             Percent           Amount             Percent           Amount     Percent
                                ------            --------           ------             -------           ------     -------

  Within one year                $  42,540,090         61.6%     $  46,427,751            65.7%       $  51,458,944     66.9%
  Second year                       15,940,665         23.1         13,190,439            18.7           19,014,581     24.7
  Third year                         9,915,776         14.4         10,389,828            14.7            5,815,256      7.6
  Fourth year                          654,237           .9            655,966              .9              254,134       .3
  Thereafter                             -              -               -                   -               420,604       .5
                                    ----------         ----         ----------           -----           ----------    -----
                                 $  69,050,768        100.0%     $  70,663,984           100.0%       $  76,963,519    100.0%
                                    ==========        =====         ==========           =====           ==========    =====

Interest expense on deposits, by type, for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994, and 1993 is summarized as follows:

                                     March 31,                     December 31,
                            ------------------------      -----------------------------------
                                1996         1995         1995           1994             1993
                                ----         ----         ----           ----             ----

  Passbook                   $   73,078   $   76,858   $  295,348    $   338,938    $    390,228
  NOW accounts                   40,745       48,478      226,206        227,073         206,832
  Money market
     demand                     139,485      251,050      819,795      1,088,818         848,641
  Certificates
     of deposit                 897,919      952,085    3,938,186      3,434,466       4,080,375
                             ----------   ----------   ----------    -----------       ---------
                             $1,151,227   $1,328,471   $5,279,535    $ 5,089,295    $  5,526,076
                             ==========   ==========   ==========    ===========       =========

Certificates of deposit of $100,000 or more totaled $5,282,404, $5,844,512, and $7,450,919 at March 31, 1996 and December 31, 1995 and 1994, respectively. Investment securities and mortgage-backed securities with a carrying value of approximately $8.8 million, $8.3 million, and $7.2 million at March 31, 1996 and December 31, 1995 and 1994, respectively, were pledged to secure certain certificates of deposit in excess of insurance of accounts limitations.

A corporation affiliated with one of the Savings Bank's directors had savings deposits of approximately $6.2 million, $4.3 million, and $15.8 million with the Savings Bank at March 31, 1996 and DecemberE31, 1995 and 1994, respectively.





                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements


(10) Securities Sold Under Agreements to Repurchase
     ----------------------------------------------
     A summary of securities sold under agreements to repurchase (the agreements) by contractual maturity, follows:

                                             March 31, 1996           December 31, 1995
                                             --------------           -----------------
                                                     Weighted                    Weighted
                                                      average                     average
                                                     interest                    interest
                                         Amount        rate           Amount       rate
                                         ------        ----           ------       ----

       Between 30 and 90 days        $ 14,500,000      4.40%      $      -          -  %
       After 90 days                      500,000      5.63          15,000,000    5.10
                                       ----------                    ----------
                                     $ 15,000,000      4.44%      $  15,000,000    5.10%
                                       ==========      =====         ==========    ====

     The agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability. All of the agreements were to repurchase identical securities. The investment securities and mortgage-backed securities underlying the agreements had a carrying value and a market value of $16,034,488 and $15,921,600, respectively, at MarchE31, 1996, and $16,567,655 and $16,612,086, respectively, at
       DecemberE31, 1995.

     The repurchase liability, stated rate, carrying value, and market value of the agreements at March 31, 1996, by type of security and contractual maturity, follows:

                                           Repurchase     Stated       Carrying      Market
                                           liability       rate         value        value
                                           ---------       ----         -----        -----

       Between 30 and 90 days:
          Securities of
            U.S. governments            $    500,000       4.40%    $    518,698  $    518,698
          Securities of
            U.S. agencies                  3,991,453       4.40        4,318,077     4,237,036
          Mortgage-backed bonds            4,537,205       4.40        4,971,056     4,971,056
          Mortgage-backed securities       5,471,342       4.40        5,470,974     5,442,787
                                         -----------                  ----------    ----------
                                          14,500,000                   15,278,805    15,169,577
       After 90 days - securities
          of U.S. agencies                   500,000       5.63          755,683       752,023
                                         -----------       ====       ----------    ----------
                                        $ 15,000,000                 $ 16,034,488  $ 15,921,600
                                         ===========                  ===========   ===========

     The agreements averaged approximately $15,000,000 during the three months ended March 31, 1996 and $3,750,000 during the year ended December 31, 1995. There were no such agreements during the three months ended MarchE31, 1995 or the years ended December 31, 1994 and 1993. The maximum amount outstanding at any month-end during the three months ended MarchE31, 1996 and the year ended December 31, 1995 was approximately $15,000,000.





                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements



     All of the agreements were with a corporation affiliated with one of the Savings Bank's directors. The excess of the carrying value of the securities sold over the amount of the repurchase liability, adjusted for accrued interest, approximated $967,000 at March 31, 1996. The weighted average maturity of the agreements was 38 days at March 31, 1996.

(11) Income Taxes
     ------------
     If certain conditions are met, the Savings Bank, in determining taxable income, is allowed a special bad debt deduction based on specified experience formulas or on a percentage of taxable income before such deduction. The Savings Bank used the percentage of taxable income method in 1995, 1994, and 1993 and anticipates using this method in 1996, since this method resulted in the maximum bad debt deduction. The bad debt deduction under the percentage method is limited to 8% of taxable income.

     The composition of income tax expense (benefit) for the three months ended
       March 31, 1996 and 1995 and the years ended December 31, 1995, 1994, and 1993 is as follows:

                                   March 31,                   December 31,
                             --------------------       ------------------------
                           1996         1995         1995        1994        1993
                           ----         ----         ----        ----        ----
          Current:
            Federal      $ 84,670       $ 97,051   $325,477    $272,989    $274,005
             State          7,000              -      8,500      19,249      42,256
            Deferred      (14,670)        11,949    (34,977)     (7,496)     (9,600)
                          -------       --------   --------    --------    --------
                         $ 77,000       $109,000   $299,000    $284,742    $306,661
                         ========       ========   ========    ========    ========

     The reasons for the difference between expected federal income tax expense computed at the federal statutory rate of 34% and the actual amount are as follows:

                                                  March 31,                   December 31,
                                               ---------------        --------------------------
                                             1996        1995        1995        1994        1993
                                             ----        ----        ----        ----        ----
          Computed "expected" income
             tax expense                   $109,035    $143,698   $ 441,966   $ 434,447   $ 485,448
          Items affecting federal
             income tax rate:
               State income taxes, net
                 of federal benefit           4,620           -       5,610      12,704      27,889
               Tax-exempt interest          (35,747)    (34,545)   (150,148)   (152,500)   (169,200)
               Other                           (908)       (153)      1,572      (9,909)    (37,476)
                                           --------    --------   ---------   ---------   ---------
                                           $ 77,000    $109,000   $ 299,000   $ 284,742   $ 306,661
                                           ========    ========   =========   =========   =========

          Effective tax rate                   24.0%       25.8%       23.0%       22.3%       21.5%
                                               ====        ====        ====        ====        ====






                                                                     (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements


     The components of deferred tax assets and deferred tax liabilities at March 31, 1996 and December 31, 1995 and 1994 are summarized as follows:

                                                   March 31,        December 31,
                                                                    ------------
                                                     1996         1995         1994
                                                     ----        -----         ----
       Deferred tax assets:
          General loan loss allowance            $ 150,159      $ 147,725   $  95,194
          Deferred compensation                     20,079           -           -
          Available-for-sale securities
            market valuation                        30,832           -           -
       Other, net                                    4,519          4,953       8,114
                                                   -------        -------     -------
             Total deferred tax assets             205,589        152,678     103,308
                                                   -------        -------     -------
       Deferred tax liabilities:
          Available-for-sale securities
            market valuation                          -           (18,603)       -
          Excess of tax bad debt reserves
            over base year                        (159,323)      (154,897)   (155,934)
          Tax depreciation in excess of that
            recorded for book purposes             (60,114)       (57,131)    (45,166)
          FHLB stock dividends                     (25,933)       (25,933)    (22,468)
                                                   -------        -------     -------
            Total deferred tax liabilities        (245,370)      (256,564)   (223,568)
                                                   -------        -------     -------
            Net deferred tax liability           $ (39,781)     $(103,886)  $(120,260)
                                                   =======        =======     =======

     Retained earnings at March 31, 1996 include approximately $2.5 million for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. If such retained earnings were subsequently used by the Savings Bank for purposes other than to absorb loan losses, they would be subject to federal income tax at the then prevailing corporate rate.

(12) Pension and Profit Sharing Plans
     --------------------------------
     Substantially all employees are included in a trusteed defined benefit pension plan. The benefits contemplated by the plan are funded through payments to the Financial Institutions Retirement Fund, which operates as an industry-wide plan and does not report relative plan assets and actuarial liabilities of the individual participating associations. The cost of funding is charged to current operations. There is no unfunded liability for past service. Expense for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994, and 1993 was $16,707, $22,675, $83,840, $71,000, and $85,168, respectively.

(13) Financial Instruments With Off-Balance-Sheet Risk
     -------------------------------------------------
     The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial guarantees.

     The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of these instruments. The Savings Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                     F-24                            (Continued)

                           CHESTER SAVINGS BANK, FSB

                         Notes to Financial Statements


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Savings Bank upon extension of credit is based on management's credit evaluation of the counterparty.

     At March 31, 1996 and December 31, 1995 and 1994, the Savings Bank had outstanding commitments to originate residential loans of approximately $377,000, $65,000, and $341,000, respectively, all of which were at fixed rates. In addition, the Savings Bank had commitments to fund outstanding credit lines of approximately $-0-, $25,000, and $-0- at March 31, 1996 and December 31, 1995 and 1994, respectively. Commitments to extend credit may involve elements of interest rate risk in excess of the amount recognized in the balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Savings Bank since the time the commitment was made.

(14) Commitments and Contingencies
     -----------------------------
     As discussed more fully in note 13, the Savings Bank has outstanding commitments to originate loans in the ordinary course of business.

     The Savings Bank is involved in various litigation arising in the ordinary course of business. In the opinion of management, at the present time, disposition of the suits and claims will not have a material effect on the financial position of the Savings Bank.

(15) Fair Values of Financial Instruments
     ------------------------------------
     The estimated fair values of the Savings Bank's interest-earning assets and interest-bearing liabilities at March 31, 1996 and December 31, 1995 are as follows:

                                                   March 31, 1996                December 31, 1995
                                              -----------------------         -----------------------
                                              Carrying       Estimated        Carrying      Estimted
                                               value        fair value         value       fair value
                                               -----        ----------         -----       ----------
     Interest-earning assets:
          Cash and cash equivalents          $  10,290,748  $  10,290,748  $  10,666,127  $  10,666,127
          Certificates of deposit                4,141,673      4,141,673      9,761,774      9,761,774
          Investment securities                 45,601,577     45,569,811     38,345,945     38,427,801
          Mortgage-backed securities            16,906,128     16,894,076     15,412,801     15,538,846
          Loans receivable                      55,753,534     56,317,000     57,021,009     57,982,083
          Stock in Federal Home
            Loan Bank                              622,000        622,000        604,300        604,300
                                               -----------    -----------    -----------    -----------
                                             $ 133,315,660  $ 133,835,308  $ 131,811,956  $ 132,980,931
                                               ===========    ===========    ===========    ===========

     Interest-bearing liabilities:
          Deposits:
            Checking, money market
              demand, and passbooks          $  39,463,864  $  39,463,864  $  36,053,865  $  36,053,865
            Certificates of deposit             69,050,768     68,966,000     70,663,984     70,525,081
          Securities sold under
            agreements to repurchase            15,000,000     15,000,000     15,000,000     15,000,000
                                               -----------    -----------    -----------    -----------
                                             $ 123,514,632  $ 123,429,864  $ 121,717,849  $ 121,578,946
                                               ===========    ===========    ===========    ===========

                                      F-25                           (Continued)

                         CHESTER SAVINGS BANK, FSB

                        Notes to Financial Statements


   The following methods and assumptions were used to estimate the fair value of each class of financial instrument listed above:

     Cash and Cash Equivalents
     -------------------------
     Cash and cash equivalents consist of cash, interest-bearing deposits with maturities of three months or less, and federal funds sold. The carrying value is considered a reasonable estimate of fair value of these financial instruments due to their short-term nature.

     Certificates of Deposit
     -----------------------
     The carrying value is considered a reasonable estimate of fair value of the financial instrument due to original maturities not exceeding one year.

     Investment and Mortgage-Backed Securities
     -----------------------------------------
     Fair values are based on quoted market prices or dealer quotes.

     Loans Receivable
     ----------------
     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as residential real estate, commercial real estate, and consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

     The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Savings Bank's historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions.

     Fair value for significant nonperforming loans is based on recent external appraisals. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

     Stock in Federal Home Loan Bank
     -------------------------------
     Stock in Federal Home Loan Bank is valued at cost, which represents redemption value and approximates fair value.

     Deposits
     --------
     The fair value of deposits with no stated maturity, such as checking, money market demand, and passbook, is equal to the amount payable on demand at March 31, 1996 and December 31, 1995.

     The fair value of certificates of deposit, all of which have stated maturities, is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     Securities Sold Under Agreements to Repurchase
     ----------------------------------------------
     The carrying value is considered a reasonable estimate of fair value of this financial instrument due to original maturities not exceeding one year.

                                                                     (Continued)

                          CHESTER SAVINGS BANK, FSB

                        Notes to Financial Statements


(16) Recent Regulatory Developments
     ------------------------------
     The deposits of the Savings Bank are presently insured by the Savings
       Association Insurance Fund (SAIF), which together with the Bank Insurance Fund (BIF), which insures the deposits of commercial banks, are the two deposit insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). In August 1995, the FDIC substantially reduced deposit insurance premiums for well-capitalized BIF-insured members and in November 1995, further revised the premium schedule to provide a range of 0% to .27% with a minimum annual premium of $2,000 effective January 1996. With respect to SAIF members, the FDIC retained the existing rate schedule of .23% to .31%. As a result, BIF members pay substantially lower premiums than the SAIF members. The FDIC has indicated that the SAIF will not be adequately recapitalized until 2002, absent a substantial increase in premium rates or the imposition of special assessments. As a result of the disparity, SAIF members are placed at a significant, competitive disadvantage to BIF members due to higher costs for deposit insurance. Proposed legislation under consideration by the United States Congress provides for a one-time assessment to be imposed on all SAIF-insured deposits in order to recapitalize the SAIF. The special assessment rate is anticipated to be .85% to .90% of insured deposits as of a certain specified date, after which it is expected that the insurance premiums would be equalized for BIF and SAIF members. The Savings Bank estimates the one-time assessment would approximate $1.1 million on a pretax basis.

(17) Director Emeritus Retirement Plan
     ---------------------------------
     On January 18, 1996, the Savings Bank adopted a retirement plan for directors who reach director emeritus status. Eligibility for director emeritus status is achieved when a director reaches age 81 or when a director resigns for any reason. A director emeritus, upon the later of the first anniversary of designation as a director emeritus, or the date on which the director emeritus attains age 65, will receive, on an annual basis for a period of 10 years following designation as a director emeritus, an amount equal to $500 multiplied by the number of full years of service as a director of the Savings Bank or any predecessor institution that was previously merged with the Savings Bank. Vesting for past service as a director will occur on December 31, 1996. Benefits to be paid for future service will be accrued over the remaining period of service as a director. During December 1995, the plan was funded through the purchase of life insurance contracts on the directors. The cash surrender value of the life insurance contracts totaled $182,478 and $181,481 as of March 31, 1996 and December 31, 1995, respectively, and is included in other assets in the balance sheet. Expense related to the plan was $51,831 for the three months ended March 31, 1996.

(18) Adoption of Plan of Conversion to Stock Charter
     -----------------------------------------------
     On March 12, 1996, the Board of Directors of the Savings Bank adopted a plan of conversion whereby the Savings Bank will be converted from a federal mutual savings bank to a federal capital stock savings bank and simultaneously form a Delaware corporation to act as the holding company (the Holding Company) of the converted savings bank. Pursuant to the plan, the Savings Bank will convert to a national bank to be known as Chester National Bank (the Converted Bank), and a newly chartered bank subsidiary

                                                                     (Continued)

                          CHESTER SAVINGS BANK, FSB

                        Notes to Financial Statements


       will be formed by the Holding Company to be known as Chester National Bank of Missouri. The stock of Chester National Bank and Chester National Bank of Missouri will be held by the Holding Company. The price will be determined by an independent appraisal of the Savings Bank and will reflect its estimated pro forma market value, as converted. The plan provides that nontransferrable subscription rights to purchase stock will be offered first to the Savings Bank's eligible savings account holders, second to the Savings Bank's tax-qualified employee stock ownership plan, and then, to the extent that stock is available, to other Savings Bank members. Concurrently with, during, or promptly after the subscription offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to certain members of the general public in a direct community offering.

     Under current applicable provisions of the Internal Revenue Code, the Savings Bank is allowed to maintain higher tax bad debt reserve levels than allowed for national banks. As a result of the Savings Bank's conversion to a national bank, the Converted Bank must restate its tax bad debt reserve as of the first year of conversion. Accordingly, the excess of the Savings Bank's bad debt reserve as of the close of the tax year immediately preceding the year of conversion to a national bank over the restated reserve level must be included in the Converted Bank's taxable income ratably over a six-year period. The recapture by the Converted Bank will total approximately $2.5 million.

     Subsequent to conversion, savings account holders and borrowers will not have voting rights in the Savings Bank. Voting rights will be vested exclusively with the stockholders of the Holding Company. Savings deposits will continue to be insured by the FDIC.

     All costs associated with the conversion will be deferred and deducted from the proceeds from the sale of stock. Conversion costs of $167,236 and $10,756 were deferred at March 31, 1996 and December 31, 1995, respectively.

     For the purpose of granting eligible members of the Savings Bank a priority in the event of future liquidation, the Savings Bank will, at the time of conversion, establish a liquidation account equal to its net worth as of the date of the latest balance sheet used in the final conversion prospectus. In the event (and only in such an event) of future liquidation of the Converted Bank, an eligible savings account holder who continues to maintain his/her savings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then current adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock.

     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Holding Company, the Savings Bank or EVEREN Securities. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Holding Company or the Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.

                        Table of Contents                              Page
                        -----------------                              ----
Prospectus Summary...............................................
Selected Financial Information...................................
Risk Factors.....................................................
Chester Bancorp, Inc. ...........................................
Chester Savings Bank, FSB........................................
Chester National Bank and Chester National Bank of Missouri......
Use of Proceeds..................................................
Dividend Policy..................................................
Market for Common Stock..........................................
Capitalization...................................................
Historical and Pro Forma Capital Compliance......................
Pro Forma Data...................................................
Chester Savings Bank, FSB Statements of Income...................
Management's Discussion and Analysis of Financial................
Condition and Results of Operations..............................
Business of the Holding Company..................................
Business of the Savings Bank.....................................
Management of the Holding Company................................
Management of the Savings Bank...................................
Regulation.......................................................
Taxation.........................................................
The Conversion...................................................
Restrictions on Acquisition of the Holding Company...............
Description of Capital Stock of the Holding Company..............
Registration Requirements........................................
Legal and Tax Opinions...........................................
Experts..........................................................
Change in Accountants............................................
Additional Information...........................................
Index to Financial Statements....................................

UNTIL THE LATER OF _________, 1996, OR 25 DAYS AFTER COMMENCEMENT OF THE PUBLIC OFFERING, IF ANY, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                             CHESTER BANCORP, INC.


                                    [LOGO]





                       1,317,500 TO 1,782,500 SHARES OF
                                 COMMON STOCK



                             ____________________

                                  PROSPECTUS

                             ____________________










                           EVEREN SECURITIES, INC.








                              _________ __, 1996

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution(1)

  Legal....................................       $135,000
  Securities marketing legal fees..........         45,000
  Printing, postage and mailing............         75,000
  Appraisal and business plan preparation..         27,500
  Accounting fees..........................         75,000
  Securities marketing fees(1).............        215,000
  Data processing fees.....................          7,450
  SEC registration fee.....................          7,981
  Blue Sky filing fees and expenses........         10,000
  OTS filing fees..........................          8,400
  Other expenses...........................         43,669
                                                  --------
     Total.................................       $650,000
                                                  ========


  _________________
     (1) A flat fee across the Estimated Valuation Range, consisting of a non-refundable retainer fee of $15,000 and a completion fee of $200,000.

Item 14.  Indemnification of Officers and Directors

     Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities:

     145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Article XVI of the Certificate of Incorporation of the Registrant requires indemnification of directors, officers and employees to the fullest extent permitted by Delaware law, as follows:

                                 "ARTICLE XVII

                                INDEMNIFICATION

     A.   Persons.  The Corporation shall indemnify, to the extent provided in
          -------
paragraphs B, D or F:

          1. any person who is or was a director, officer or employee of the Corporation; and

          2. any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

     B.   Extent -- Derivative Suits.  In case of a threatened, pending or
          --------------------------
completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

     C.   Standard -- Derivative Suits.  In case of a threatened, pending or
          ----------------------------
completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

          1.   such person is successful on the merits or otherwise; or

          2. such person acted in good faith in the transaction which is the subject of the suit or action, and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors. However, such person shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     D.   Extent -- Nonderivative Suits.  In case of a threatened, pending or
          -----------------------------
completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

     E.   Standard -- Nonderivative Suits.  In case of a nonderivative suit, a
          -------------------------------
person named in paragraph A shall be indemnified only if:

          1.   such person is successful on the merits or otherwise; or

          2. such person acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV of this Certificate) not approved by the board of directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or
                                                              ---------------
its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

     F.   Determination That Standard Has Been Met.  A determination that the
          ----------------------------------------
standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

          1. a majority vote of the directors of the Corporation who are not parties to the action, suit or proceeding, even though less than a quorum; or

          2. independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

          3.   the stockholders of the Corporation.

     G.   Proration.  Anyone making a determination under paragraph F may
          ---------
determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

     H.   Advance Payment.  The Corporation may pay in advance any expenses
          ---------------
(including attorneys' fees) which may become subject to indemnification under paragraphs A through G if (i) the board of directors authorizes the specific payment; and (ii) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that such person is not entitled to indemnification by the Corporation under paragraphs A through G.

     I.   Nonexclusive.  The indemnification and advance of expenses provided by
          ------------
paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     J.   Continuation.  The indemnification provided by this Article XVI shall
          ------------
be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to such person's heirs, executors and administrators.

     K.   Insurance.  The Corporation may purchase and maintain insurance on
          ---------
behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by such person in any such position, or arising out of such person's status as such, whether or not the Corporation would have power to indemnify such person against such liability under paragraphs A through H.

     L.   Savings Clause.  If this Article XVI or any portion hereof shall be
          --------------
invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law."


Item 15.  Recent Sales of Unregistered Securities.

          Not Applicable

Item 16.  Exhibits and Financial Statement Schedules:

          The financial statements and exhibits filed as part of this Registration Statement are as follows:

(a)     List of Exhibits



 1.1      --   Form of proposed Agency Agreement among Chester Bancorp, Inc., Chester Savings Bank, FSB and
               EVEREN Securities, Inc. (a)

 1.2      --   Engagement Letter by and between Chester Savings Bank, FSB and EVEREN Securities, Inc. (a)

 2        --   Plan of Conversion of Chester Savings Bank, FSB (attached as an exhibit to the Proxy Statement included herein as Exhibit 99.5)

 3.1      --   Certificate of Incorporation of Chester Bancorp, Inc. (a)

 3.2      --   Bylaws of Chester Bancorp, Inc. (a)

 4        --   Form of Certificate for Common Stock (a)

 5        --   Opinion of Breyer & Aguggia regarding legality of securities registered (a)

 8.1      --   Form of Federal Tax Opinion of Breyer & Aguggia

 8.2      --   Form of State Tax Opinion of Bryan Cave LLP

 8.3      --   Opinion of RP Financial, LC. as to the value of subscription rights (a)

10.1      --   Proposed Form of Employment Agreement with Michael W. Welge (a)

10.2      --   Proposed Form of Employment Agreement with Edward K. Collins (a)

10.3      --   Proposed Form of Stock Option Plan (a)

10.4      --   Proposed Form of Management Recognition and Development Plan (a)

10.5      --   Proposed Form of Employee Stock Ownership Plan and Trust Agreement (a)

21        --   Subsidiaries of Chester Bancorp, Inc. (reference is made to the section entitled "BUSINESS OF THE
               SAVINGS BANK --  Subsidiaries" in the Prospectus included in Part I of this registration statement)

23.1      --   Consent of KPMG Peat Marwick LLP

23.2      --   Consent of Kerber, Eck & Braeckel LLP

23.3      --   Consent of Breyer & Aguggia (contained in their opinion filed as Exhibit 5) (a)

23.4      --   Consent of RP Financial, LC. (a)

24        --   Power of Attorney (contained in the signature page to the Registration Statement)

99.1      --   Order and Acknowledgement Form (a)

99.2      --   Solicitation and Marketing Materials (a)

99.3      --   Appraisal Agreement with RP Financial, LC. (a)

99.4      --   Appraisal Report of RP Financial, LC.

99.5      --   Proxy Statement for Special Meeting of Members of Chester Savings Bank, FSB


_____________________

(a) Previously filed.


Financial Statements and Schedules


     CHESTER SAVINGS BANK, FSB                                                       Pages
Independent Auditors' Reports......................................................    F-1

Balance Sheets as of December 31, 1995 and 1994....................................    F-3

Statements of Income for the Three Years Ended
 December 31, 1995.................................................................     23

Statements of Retained Earnings for the Three Years
 Ended December 31, 1995...........................................................    F-4

Statements of Cash Flows for the Three Years Ended
 December 31, 1995.................................................................    F-5

Notes to Financial Statements......................................................    F-6


     All schedules are omitted as the required information either is not applicable or is included in the Financial Statements or related Notes.


                                 ____________


Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (and, where applicable, each filing of any employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chester, Illinois on the 25th day of June, 1996.

                                   CHESTER BANCORP, INC.


                                   By: /s/ Edward K. Collins
                                       ---------------------------------------

                                       Edward K. Collins
                                       Chief Executive Officer, Secretary and
                                       Director

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                                     Title                                 Date
- ----------                                     -----                                 ----


/s/ Michael W. Welge*                        Chairman of the Board,                  June 25, 1996
- -------------------------------------
Michael W. Welge                             President and Director
                                             (Principal Financial Officer)



/s/ Edward K. Collins                        Chief Executive Officer,                June 25, 1996
- -------------------------------------
Edward K. Collins                            Secretary and Director
                                             (Principal Executive Officer)



/s/Howard A. Boxdorfer*                      Director                                June 25, 1996
- -------------------------------------
Howard A. Boxdorfer




/s/Thomas E. Welch, Jr.*                     Director                                June 25, 1996
- -------------------------------------
Thomas E. Welch, Jr.



/s/John R. Beck, M.D.*                       Director                                June 25, 1996
- -------------------------------------
John R. Beck, M.D.

/s/Allen R. Verseman*                        Director                                June 25, 1996
- -------------------------------------
Allen R. Verseman



/s/James E. McDonald*                        Director                                June 25, 1996
- -------------------------------------
James E. McDonald



/s/Carl H. Welge*                            Director                                June 25, 1996
- -------------------------------------
Carl H. Welge

____________
* By power of attorney dated March 15, 1996.

As filed with the Securities and Exchange Commission on March June 25, 1996

                                                    Registration No. 333-2470

- --------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                   EXHIBITS
                                      TO
                                AMENDMENT NO. 1
                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933



                             CHESTER BANCORP, INC.
                -----------------------------------------------
             (Exact name of small business issuer in its charter)



           Delaware                        6035              [to be applied for]
- -------------------------------     ---------------------    -------------------
(State or other jurisdiction of      (Primary SICC No.)      (I.R.S. Employer
incorporation or organization)                               Identification No.)


                               1112 STATE STREET
                         CHESTER, ILLINOIS  62233-1659
                                (618) 826-5038
              ---------------------------------------------------
   (Address and telephone number of principal executive offices and place of business)



                         John F. Breyer, Jr., Esquire
                         Victor L. Cangelosi, Esquire
                               BREYER  & AGUGGIA
                              1300 I Street, N.W.
                                Suite 470 East
                            Washington, D.C. 20005
                                (202) 737-7900
           --------------------------------------------------------
           (Name, address and telephone number of agent for service)

                               INDEX TO EXHIBITS


1.1   --   Form of proposed Agency Agreement among Chester Bancorp, Inc.,
           Chester Savings Bank, FSB and EVEREN Securities, Inc.

1.2   --   Engagement Letter by and between Chester Savings Bank, FSB and EVEREN
           Securities, Inc. (a)

2     --   Plan of Conversion of Chester Savings Bank, FSB (attached as an exhibit to the Proxy Statement included herein as Exhibit 99.5)

3.1   --   Certificate of Incorporation of Chester Bancorp, Inc. (a)

3.2   --   Bylaws of Chester Bancorp, Inc. (a)

4     --   Form of Certificate for Common Stock (a)

5     --   Opinion of Breyer & Aguggia regarding legality of securities registered (a)

8.1   --   Tax Opinion of Breyer & Aguggia

8.2   --   Tax Opinion of Bryan Cave LLP

8.3   --   Opinion of RP Financial, LC. as to the value of subscription rights
           (a)

10.1  --   Proposed Form of Employment Agreement with Michael W. Welge (a)

10.2  --   Proposed Form of Employment Agreement with Edward K. Collins (a)

10.3  --   Proposed Form of Stock Option Plan (a)

10.4  --   Proposed Form of Management Recognition and Development Plan (a)

10.5  --   Proposed Form of Employee Stock Ownership Plan and Trust Agreement
           (a)

21    --   Subsidiaries of Chester Bancorp, Inc. (reference is made to the section entitled "BUSINESS OF THE SAVINGS BANK -- Subsidiaries" in the Prospectus included in Part I of this registration statement)

23.1  --   Consent of KPMG Peat Marwick LLP

23.2  --   Consent of Kerber, Eck & Braeckel LLP

23.3  --   Consent of Breyer & Aguggia (contained in their opinion filed as
           Exhibit 5)(a)

23.4  --   Consent of RP Financial, LC.(a)

24    --   Power of Attorney (contained in the signature page to the
           Registration Statement)

99.1  --   Order and Acknowledgement Form

99.2  --   Solicitation and Marketing Materials

99.3  --   Appraisal Agreement with RP Financial, LC. (a)

99.4  --   Appraisal Report of RP Financial, LC.

99.5  --   Proxy Statement for Special Meeting of Members of Chester Savings
           Bank, FSB


_____________________


(a) Previously filed.